    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                      KINDER MORGAN ENERGY PARTNERS, L.P.

             (Exact name of registrant as specified in its charter)

           DELAWARE                       4619, 1321               76-0380342
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                      KINDER MORGAN ENERGY PARTNERS, L.P.
                        1301 MCKINNEY STREET, SUITE 3450
                              HOUSTON, TEXAS 77010
                                 (713) 844-9500

         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                 THOMAS B. KING
                      KINDER MORGAN ENERGY PARTNERS, L.P.
                        1301 MCKINNEY STREET, SUITE 3450
                              HOUSTON, TEXAS 77010
                                 (713) 844-9500

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:


           GEORGE E. RIDER                          RICHARD S. MILLARD
        PATRICK J. RESPELIERS                        JAMES T. LIDBURY
       Morrison & Hecker L.L.P.                    Mayer, Brown & Platt
          2600 Grand Avenue                      190 South LaSalle Street
     Kansas City, Missouri 64108                 Chicago, Illinois 60603



                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND AFTER CONDITIONS IN THE PURCHASE AGREEMENT DATED OCTOBER 18, 1997 BETWEEN KINDER MORGAN ENERGY PARTNERS, L.P. ("KMEP"), KINDER MORGAN G.P., INC., SANTA FE PACIFIC PIPELINE PARTNERS, L.P. ("SANTA FE"), SANTA FE PACIFIC PIPELINES, INC. AND SFP PIPELINE HOLDINGS, INC. (THE "PURCHASE AGREEMENT") HAVE BEEN SATISFIED.

                         ------------------------------

    If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                PROPOSED MAXIMUM       AMOUNT OF
                 TITLE OF EACH CLASS OF                        AMOUNT TO         OFFERING PRICE       REGISTRATION
               SECURITIES TO BE REGISTERED                  BE REGISTERED(1)   PER UNIT/AGGREGATE        FEE(2)
Common Units.............................................      26,615,926        Not applicable      $275,903.87(3)


(1) The number of KMEP Common Units to be registered pursuant to this registration statement is based on the estimated maximum number of Santa Fe Common Units (19,148,148) that may be exchanged for the KMEP Common Units being registered, multiplied by 1.39 (the exchange ratio).

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f) thereunder on the basis of the market value of the Santa Fe Common Units to be exchanged in the transaction and other matters contemplated by the Purchase Agreement, computed in accordance with Rule 457(c) on the basis of the average high and low sale prices of Santa Fe's Common Units as reported on the New York Stock Exchange on January 15, 1998 ($48.84375), and the estimated maximum number of Santa Fe Common Units (19,148,148) that may be exchanged for the KMEP Common Units being registered.

(3) $178,230.96 of the registration fee has been previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                [LOGO]
                                        SANTA FE PACIFIC PIPELINE PARTNERS, L.P.

                                JANUARY   , 1998


                            ------------------------

Dear Common Unit holders of Kinder Morgan Energy Partners, L.P. ("KMEP") and Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"):


    Attached is a Notice of Special Meeting of Common Unit Holders for each of KMEP and Santa Fe and an accompanying Joint Proxy Statement/Prospectus which describes the matters to be acted upon at the Special Meetings. At the Special Meetings, holders of the Common Units of KMEP ("KMEP Common Units") and holders of the Common Units of Santa Fe ("Santa Fe Common Units") will be asked to consider and vote upon certain proposals related to KMEP's acquisition of substantially all of the assets of Santa Fe and the subsequent dissolution and liquidation of Santa Fe pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of October 18, 1997 between KMEP, Kinder Morgan G.P., Inc., the general partner of KMEP (the "KM General Partner"), Santa Fe, Santa Fe Pacific Pipelines, Inc., the general partner of Santa Fe (the "SF General Partner"), and SFP Pipeline Holdings, Inc., the parent company of the SF General Partner ("SF Holdings"). Under the Purchase Agreement, an affiliate of KMEP will acquire the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash. The SF General Partner's approximate 1% general partner interest in Santa Fe's operating partnership will be converted into a special limited partner (non-voting) interest and approximately one-half of such interest will be redeemed by Santa Fe's operating partnership for $5.8 million in cash. The transactions contemplated by the Purchase Agreement are referred to herein as the "Transaction." Upon completion of the Transaction, each former Santa Fe Common Unit will represent the right to receive 1.39 KMEP Common Units (which will result in the issuance to the public holders of Santa Fe Common Units of an aggregate of approximately 15.3 million KMEP Common Units and the issuance to the SF General Partner of an aggregate of approximately 11.3 million KMEP Common Units). In order to complete the Transaction, the partnership agreements of Santa Fe and its operating partnership must be amended as described in the accompanying Joint Proxy Statement/Prospectus. As a result of the Transaction, the holders of the approximately $218 million Variable Rate Exchangeable Debentures Due 2010 ("VREDs") issued by SF Holdings will have the right to exchange the VREDs for the KMEP Common Units to be received by the SF General Partner.



    Holders of KMEP Common Units and Santa Fe Common Units are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Transaction and related matters. Answers to some commonly asked questions are found on pages (v) through (ix) of the Joint Proxy Statement/Prospectus.



    The proposed Transaction is subject to, among other conditions, the approval of the matters described in the Joint Proxy Statement/Prospectus by the holders of a majority of the outstanding KMEP Common Units and 66 2/3% of the outstanding Santa Fe Common Units (other than Santa Fe Common Units held by the SF General Partner and its affiliates).



    FOR THE REASONS DETAILED IN THE JOINT PROXY STATEMENT/PROSPECTUS, THE BOARD OF DIRECTORS OF THE KM GENERAL PARTNER AND THE BOARD OF DIRECTORS OF THE SF GENERAL PARTNER HAVE EACH UNANIMOUSLY DETERMINED THAT THE PURCHASE AGREEMENT AND THE TRANSACTION ARE IN THE BEST INTERESTS OF KMEP AND SANTA FE, RESPECTIVELY, AND THEIR RESPECTIVE COMMON UNIT HOLDERS. THE BOARD OF DIRECTORS OF THE KM GENERAL PARTNER HAS UNANIMOUSLY APPROVED THE PURCHASE AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT HOLDERS OF KMEP COMMON UNITS VOTE FOR APPROVAL OF THE PROPOSALS TO BE CONSIDERED AT THE KMEP SPECIAL MEETING AS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. THE BOARD OF DIRECTORS OF THE SF GENERAL PARTNER HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMEND THAT HOLDERS OF SANTA FE COMMON UNITS VOTE FOR APPROVAL OF THE TRANSACTION AT THE SANTA FE SPECIAL MEETING AS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.



    Holders of KMEP Common Units and Santa Fe Common Units are strongly urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of, among other things, the Transaction and Risk Factors associated therewith.


    Because an abstention or broker non-vote or the failure to return a proxy will have the same effect as a vote cast AGAINST the proposals, your participation at the Special Meetings, in person or by proxy, is especially important. Even if you plan to attend the Special Meeting, we hope you will sign, date and return your proxy promptly in the enclosed envelope that has been provided for your convenience. This will not limit your right to vote in person or to attend the Special Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Joint Proxy Statement/Prospectus.


Sincerely yours,

      [/S/ RICHARD D. KINDER]
RICHARD D. KINDER                                            IRVIN TOOLE, JR.
CHAIRMAN OF THE BOARD OF KINDER MORGAN G.P., INC.            CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                             OFFICER OF SANTA FE PACIFIC PIPELINES, INC.

                                     [LOGO]

                        1301 MCKINNEY STREET, SUITE 3450
                              HOUSTON, TEXAS 77010
                            ------------------------


                NOTICE OF SPECIAL MEETING OF COMMON UNIT HOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998


To the Common Unit holders of Kinder Morgan Energy Partners, L.P.:


    NOTICE IS HEREBY GIVEN that a special meeting of holders of Common Units ("KMEP Common Units") of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership ("KMEP"), will be held on February 24, 1998 commencing at 10:30 a.m., local time, at Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, 711 Louisiana Street, Suite 2600, Houston TX 77002 to consider and act upon the following matters:



          1. To consider and vote upon a proposal to approve KMEP's issuance of KMEP Common Units pursuant to a Purchase Agreement dated as of October 18, 1997 (the "Purchase Agreement"), among KMEP, Kinder Morgan G.P., Inc., the general partner of KMEP (the "KM General Partner"), Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"), Santa Fe Pacific Pipelines, Inc., the general partner of Santa Fe (the "SF General Partner"), and SFP Pipeline Holdings, Inc., the parent company of the SF General Partner.


          2. To consider and act upon such other business as may be properly brought before the special meeting or any adjournment or postponement thereof.

    THE BOARD OF DIRECTORS OF THE KM GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT KMEP COMMON UNIT HOLDERS VOTE IN FAVOR OF THE ISSUANCE OF KMEP COMMON UNITS PURSUANT TO THE PURCHASE AGREEMENT.


    A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the special meeting (including the Purchase Agreement included as Annex A in the accompanying Annex Volume) accompany and form a part of this notice. All questions should be directed to Georgeson & Company, Inc. as the Information Agent and Proxy Solicitor at 1-800-223-2064.



    The close of business on January 11, 1998 has been fixed as the record date for the determination of holders of KMEP Common Units entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof, and only KMEP Common Unit holders of record at such time will be entitled to notice of, and to vote at, the special meeting. Holders of KMEP Common Units are not entitled to rights of appraisal or similar rights of dissenters under the Delaware Revised Uniform Limited Partnership Act or under the Second Amended and Restated Agreement of Limited Partnership of KMEP in connection with the Purchase Agreement and the transactions contemplated thereby.


    The proposal regarding issuance of KMEP Common Units pursuant to the Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding KMEP Common Units. As a result, an abstention or broker non-vote or the failure to return a proxy will have the same effect as a vote against such proposal.

    When the proxies are returned properly executed, the KMEP Common Units represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on the properly executed and returned proxy, the KMEP Common Units represented thereby will be voted FOR the approval of the issuance of KMEP Common Units pursuant to the Purchase Agreement. Any holder of a KMEP Common Unit giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the KM General Partner either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                          By Order of the Board of Directors of
                                          Kinder Morgan G.P., Inc., the General
                                          Partner of
                                          KINDER MORGAN ENERGY PARTNERS, L.P.


                                                [/S/ CLARE H. DOYLE]

                                          Clare H. Doyle, SECRETARY



January   , 1998


    YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE KM GENERAL PARTNER, SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR KMEP COMMON UNIT CERTIFICATE AND RETURN IMMEDIATELY.

                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.



                            1100 TOWN & COUNTRY ROAD
                                ORANGE, CA 92868


                            ------------------------

                NOTICE OF SPECIAL MEETING OF COMMON UNIT HOLDERS

                        TO BE HELD ON FEBRUARY 24, 1998



To the Common Unit holders of Santa Fe Pacific Pipeline Partners, L.P.:



    NOTICE IS HEREBY GIVEN that a special meeting of holders of Common Units ("Santa Fe Common Units") of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership ("Santa Fe"), will be held on February 24, 1998, commencing at 9:00 a.m., local time, at the Doubletree Hotel, 100 The City Drive, Orange, California 92868 to consider and act upon the following matters which are described in more detail in the accompanying Joint Proxy Statement/Prospectus:



         1. To consider and vote upon a single proposal (the "Transaction") consisting of: (a) the adoption and approval of the Purchase Agreement dated as of October 18, 1997 (the "Purchase Agreement") among Santa Fe, Santa Fe Pacific Pipelines, Inc., the general partner of Santa Fe (the "SF General Partner"), SFP Pipeline Holdings, Inc., the parent company of the SF General Partner, Kinder Morgan Energy Partners, L.P. ("KMEP") and Kinder Morgan G.P., Inc., the general partner of KMEP, (b) the approval of the sale of substantially all of the assets of Santa Fe to KMEP pursuant to the Purchase Agreement, (c) the approval of the sale by the SF General Partner of its general partner interest in Santa Fe to an affiliate of KMEP for $84.4 million in cash and the appointment of such KMEP affiliate as the new general partner of Santa Fe, (d) the approval of the dissolution of Santa Fe on the closing date of the transactions contemplated by the Purchase Agreement and (e) the adoption and approval of certain amendments to the partnership agreement of Santa Fe to implement the transactions contemplated by the Purchase Agreement.


         2. To consider and act upon such other business as may be properly brought before the special meeting or any adjournment or postponement thereof.


    THE BOARD OF DIRECTORS OF THE SF GENERAL PARTNER HAS UNANIMOUSLY RECOMMENDED THAT SANTA FE COMMON UNIT HOLDERS APPROVE THE TRANSACTION ON THE TERMS SET FORTH IN THE PURCHASE AGREEMENT.



    A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE SF GENERAL PARTNER, COMPRISED OF DIRECTORS DEEMED TO BE INDEPENDENT OF THE INTERESTS OF THE SF GENERAL PARTNER, HAS CONSIDERED THE BENEFITS OF THE TRANSACTION AS WELL AS THE RISKS ASSOCIATED THEREWITH, AND HAS UNANIMOUSLY APPROVED THE TRANSACTION AS BEING IN THE BEST INTERESTS OF THE HOLDERS OF SANTA FE COMMON UNITS. HOLDERS OF SANTA FE COMMON UNITS ARE URGED TO REVIEW CAREFULLY THE BACKGROUND AND REASONS FOR THE TRANSACTION AND THE RISK FACTORS ASSOCIATED WITH THE TRANSACTION DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.



    A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the special meeting (including the Purchase Agreement included as Annex A in the accompanying Annex Volume) accompany and form a part of this notice. All questions should be directed to Georgeson & Company, Inc. as the Information Agent and Proxy Solicitor at 1-800-223-2064.



    The close of business on January 11, 1998 has been fixed as the record date for the determination of holders of Santa Fe Common Units entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof, and only Santa Fe Common Unit holders of record at such time will be entitled to notice of, and to vote at, the special meeting. Holders of Santa Fe Common Units are not entitled to rights of appraisal or similar rights of dissenters under the Delaware Revised Uniform Limited Partnership Act or under the Santa Fe Partnership Agreement in connection with the Purchase Agreement and the transactions contemplated thereby.



    The approval of the proposal regarding the Purchase Agreement and the related matters requires the affirmative vote of the holders of at least 66 2/3% of the outstanding Santa Fe Common Units (other than those owned by the SF General Partner and its affiliates). As a result, an abstention or broker non-vote or the failure to return a proxy will have the same effect as a vote against such proposal.



    When the proxies are returned properly executed, the Santa Fe Common Units represented thereby will be voted in accordance with the indicated instructions. However, if no instructions have been specified on the returned proxy, the Santa Fe Common Units represented thereby will be voted FOR the approval and adoption of the Transaction. Any holder of a Santa Fe Common Unit giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the SF General Partner either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.



                                          By Order of the Board of Directors of
                                          Santa Fe Pacific Pipelines, Inc.,
                                          the General Partner of
                                          SANTA FE PACIFIC PIPELINE PARTNERS,
                                          L.P.



                                              Burnell H. DeVos III, SECRETARY



January   , 1998


    YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE SF GENERAL PARTNER, SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR SANTA FE COMMON UNIT CERTIFICATE AND RETURN IMMEDIATELY.

                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      KINDER MORGAN ENERGY PARTNERS, L.P.
                                      AND
                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.

                             JOINT PROXY STATEMENT
                             ---------------------

                 KINDER MORGAN ENERGY PARTNERS, L.P. PROSPECTUS


    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Units (the "KMEP Common Units") representing limited partner interests in Kinder Morgan Energy Partners, L.P., a Delaware limited partnership ("KMEP"), in connection with the solicitation of proxies by the Board of Directors of Kinder Morgan, G.P., Inc., the general partner of KMEP (the "KM General Partner"), for use at the special meeting of holders of KMEP Common Units (the "KMEP Special Meeting") to be held on February 24, 1998, commencing at 10:30 a.m. local time, at Bracewell & Patterson, L.L.P., located at South Tower Pennzoil Place, 711 Louisiana Street, Suite 2600, Houston TX 77002 and at any adjournment or postponement thereof.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Units (the "Santa Fe Common Units") representing limited partner interests in Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership ("Santa Fe"), in connection with the solicitation of proxies by the Board of Directors of Santa Fe Pacific Pipelines, Inc., the general partner of Santa Fe (the "SF General Partner"), for use at the special meeting of holders of Santa Fe Common Units (the "Santa Fe Special Meeting" and together with the KMEP Special Meeting, the "Special Meetings") to be held on February 24, 1998, commencing at 9:00 a.m., local time, at the Doubletree Hotel, located at 100 The City Drive, Orange, California 92868 and at any adjournment or postponement thereof.



    The Purchase Agreement (the "Purchase Agreement") dated as of October 18, 1997 between KMEP, the KM General Partner, Santa Fe, the SF General Partner and SFP Pipeline Holdings, Inc., the parent company of the SF General Partner ("SF Holdings"), provides, among other things, that (i) KMEP will acquire from Santa Fe substantially all of the limited partner interests in SFPP, L.P., the operating partnership of Santa Fe (the "SF Operating Partnership"), in exchange for a number of KMEP Common Units such that upon the liquidation of Santa Fe each holder of Santa Fe Common Units shall be distributed the right to receive
1.39 KMEP Common Units for each Santa Fe Common Unit (the "Exchange Ratio"), which will result in the issuance to the public holders of Santa Fe Common Units of an aggregate of approximately 15.3 million KMEP Common Units and the issuance to the SF General Partner of an aggregate of approximately 11.3 million KMEP Common Units, and (ii) an affiliate of KMEP will acquire the general partner interest in Santa Fe from the SF General Partner in exchange for $84.4 million in cash. Immediately following such purchases, an affiliate of KMEP will liquidate Santa Fe and, as a result of such liquidation, (a) each former Santa Fe Common Unit will represent the right to receive (subject to certain provisions with respect to fractional KMEP Common Units) 1.39 KMEP Common Units and (b) a designated affiliate of KMEP (as the successor general partner of Santa Fe) will receive the remaining limited partner interest in the SF Operating Partnership and any remaining assets of Santa Fe. The SF General Partner's general partner interest in the SF Operating Partnership will be converted into an approximate 1% special limited partner (non-voting) interest (the "Special LP Interest") and approximately one-half of such interest will be redeemed by the SF Operating Partnership for $5.8 million in cash (the "Special Distribution"). In order to complete the transactions contemplated by the Purchase Agreement, the partnership agreements of Santa Fe and the SF Operating Partnership will be amended. The transactions contemplated by the Purchase Agreement are referred to herein as the "Transaction." As a result of the Transaction, the holders of the approximate $218 million principal amount of Variable Rate Exchangeable Debentures Due 2010 ("VREDs") issued by SF Holdings will have the right to exchange the VREDs for the KMEP Common Units to be received by the SF General Partner.


    Holders of Santa Fe Common Units and KMEP Common Units do not have rights of appraisal or similar rights of dissenters in connection with the Transaction.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of KMEP with respect to KMEP Common Units to be issued to holders of Santa Fe Common Units upon the liquidation of Santa Fe following the closing of the Transaction.


    The New York Stock Exchange ("NYSE") has approved for listing on the NYSE the KMEP Common Units to be issued in connection with the Transaction, subject to Unit holders' approval of the matters to be voted on at the Special Meetings and official notice of issuance.



    FOR A DISCUSSION OF THE MATERIAL RISKS REGARDING THE TRANSACTION AND THE BUSINESSES AND OPERATIONS OF KMEP AND SANTA FE THAT SHOULD BE EVALUATED BEFORE VOTING ON THE PROPOSALS DESCRIBED HEREIN AT THE SPECIAL MEETINGS, SEE "RISK FACTORS" COMMENCING ON PAGE 21.

                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to holders of Santa Fe Common Units and to holders of KMEP
Common Units on or about January   , 1998.



     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JANUARY   , 1998.

                             AVAILABLE INFORMATION


    KMEP and Santa Fe are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information are available for inspection and copying at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Commission's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. KMEP Common Units and Santa Fe Common Units are each traded on the NYSE under the symbols "ENP" and "SFL," respectively, and such reports, proxy statements, information statements and other information may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10002. The Commission maintains a Web Site that contains such reports, proxy statements, information statements and other information regarding registrants that file electronically with the Commission. The address of such Web Site is http://www.sec.gov.


    KMEP has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Purchase Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and reference is made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to KMEP, Santa Fe and the securities to be issued pursuant to this Joint Proxy Statement/Prospectus. Statements contained in this Joint Proxy Statement/Prospectus and in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules filed as a part thereof, are available for inspection and copying at the Commission's offices as described above.

                       INCORPORATION OF CERTAIN DOCUMENTS

KMEP

    The following documents filed with the Commission by KMEP (File No. 1-11234) pursuant to the Exchange Act are hereby incorporated herein by reference:

    1. KMEP's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    2. KMEP's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    3. KMEP's Current Reports on Form 8-K dated February 14, 1997, April 2, 1997, April 17, 1997, August 7, 1997, September 2, 1997 and October 18, 1997.

    The description of the KMEP Common Units which is contained in KMEP's registration statement on Form S-1 (File No. 33-48142) under the Securities Act filed on June 1, 1992, including any amendment or reports filed for the purpose of updating such description, is incorporated herein by reference.

    All documents filed by KMEP pursuant to Section 13(c), 13(e), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the KMEP Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

SANTA FE

    The following documents filed with the Commission by Santa Fe (File No. 1-10066) pursuant to the Exchange Act are hereby incorporated herein by reference:

    1. Santa Fe's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    2. Santa Fe's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    3.  Santa Fe's Current Report on Form 8-K dated October 18, 1997.

    All documents filed by Santa Fe pursuant to Section 13(c), 13(e), 14 or 15(d) of the Exchange Act, after the date of this Joint Proxy Statement/Prospectus and prior to the Santa Fe Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

GENERAL


    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO GEORGESON & COMPANY, INC., THE INFORMATION AGENT AND PROXY SOLICITOR, AT (800) 223-2064. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE RESPECTIVE SPECIAL MEETINGS, ANY REQUESTS SHOULD BE MADE BY FEBRUARY 13, 1998.


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KMEP, SANTA FE OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT ITS DATE.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    Certain of the statements contained in this Joint Proxy Statement/Prospectus and in documents incorporated herein by reference may be considered forward looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Forward looking statements are made based upon either KMEP or Santa Fe management's current expectations and beliefs concerning future developments and their potential effects upon KMEP and Santa Fe, respectively. Although KMEP and Santa Fe believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Actual results may differ materially from those included in the forward looking statements. Important factors that could cause actual results to differ materially from KMEP's and Santa Fe's expectations are disclosed in conjunction with the forward looking statements included herein, including the statements set forth under "Risk Factors" herein ("Cautionary Disclosures"). Given these uncertainties, holders of KMEP Common Units and Santa Fe Common Units are cautioned not to rely on such forward looking statements. Subsequent written and oral forward looking statements attributable to KMEP, Santa Fe or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Disclosures. KMEP and Santa Fe disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward looking statements included or incorporated by reference herein to reflect future events or developments.

    The information referred to above should be considered by holders of KMEP Common Units and Santa Fe Common Units when reviewing any forward looking statements contained in this Joint Proxy Statement/Prospectus, in any documents incorporated herein by reference, in any of KMEP's or Santa Fe's public filings or press releases or in any oral statements made by either KMEP or Santa Fe or any of their respective officers or other persons acting on their behalf.

                             QUESTIONS AND ANSWERS
                             ABOUT THE TRANSACTION



    THE FOLLOWING ARE ANSWERS TO ANTICIPATED QUESTIONS ABOUT THE INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF KINDER MORGAN ENERGY PARTNERS, L.P. AND SANTA FE PACIFIC PIPELINE PARTNERS, L.P. THESE QUESTIONS AND ANSWERS DO NOT PURPORT TO BE COMPLETE AND REFERENCE IS MADE TO, AND THE INFORMATION SET FORTH IN THE FOLLOWING QUESTIONS AND ANSWERS IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF YOU HAVE ADDITIONAL QUESTIONS, PLEASE CALL THE INFORMATION AGENT AND PROXY SOLICITOR, GEORGESON & COMPANY, INC. AT (800) 223-2064.


1.  WHAT IS KINDER MORGAN ENERGY PARTNERS, L.P. ?


    Kinder Morgan Energy Partners, L.P. is a publicly traded Delaware limited partnership created in August 1992 to acquire and operate the natural gas liquids pipelines of Enron Corp. In this Joint Proxy Statement/Prospectus, we have referred to Kinder Morgan Energy Partners, L.P. as "KMEP." The sole general partner of KMEP is Kinder Morgan, G.P., Inc., a Delaware corporation. In this Joint Proxy Statement/Prospectus, we have referred to Kinder Morgan, G.P., Inc. as the "KM General Partner." KMEP manages a diversified portfolio of midstream energy assets and it is the sole owner and operator of three pipeline systems, which transport natural gas liquids, refined petroleum products and carbon dioxide, and two modern, high-speed coal terminaling facilities. KMEP operates through three operating partnerships of which the KM General Partner is the general partner and KMEP is the limited partner. The Second Amended and Restated Agreement of Limited Partnership of KMEP is described in detail on pages 106 through 121 of the Joint Proxy Statement/Prospectus and which is included as Annex D in the Annex Volume which accompanies and forms a part of this Joint Proxy Statement/Prospectus.


    In February 1997, the current management of KMEP acquired the stock of the KM General Partner from Enron Corp. The current management's business strategy is to operate KMEP as a growth-oriented publicly traded limited partnership by reducing operating costs, better utilizing and expanding its asset base, and making selective, strategic acquisitions with the goal of increasing KMEP common unit holder cash distributions.

    KMEP's headquarters and executive offices are located at 1301 McKinney Street, Suite 3450, Houston, Texas 77010 and its telephone number is (713) 844-9500.


    For further information regarding KMEP, see "The Parties--KMEP" in this Joint Proxy Statement/ Prospectus.


2.  WHAT IS SANTA FE PACIFIC PIPELINE PARTNERS, L.P.?


    Santa Fe Pacific Pipeline Partners, L.P. is a publicly traded Delaware limited partnership formed in 1988 to acquire and operate, through one operating partnership, the refined petroleum products business of Santa Fe Pacific Corporation, a Delaware corporation. In this Joint Proxy Statement/Prospectus, we have referred to Santa Fe Pacific Pipeline Partners, L.P. as "Santa Fe." Santa Fe transports refined petroleum products, including gasoline, diesel fuel and commercial and military jet fuel via pipeline, primarily for major petroleum companies, independent refiners, the United States military and marketers and distributors of such products. Santa Fe also operates 13 truck loading terminals and provides pipeline service to approximately 44 customer-owned terminals, three commercial airports and 12 military bases.



    The sole general partner of both Santa Fe and its only operating partnership is Santa Fe Pacific Pipelines, Inc., a Delaware corporation. In this Joint Proxy Statement/Prospectus, we have referred to Santa Fe Pacific Pipelines, Inc. as the "SF General Partner." The only operating partnership owned by Santa Fe is SFPP, L.P. In this Joint Proxy Statement/Prospectus, we have referred to SFPP, L.P. as the "SF Operating Partnership."


    Santa Fe's headquarters and executive offices are located at 1100 Town & Country Road, Orange, California 92868 and its telephone number is (714) 560-4400.

    For further information regarding Santa Fe, see "The Parties--Santa Fe" in this Joint Proxy Statement/Prospectus.


3.  WHAT IS KINDER MORGAN OPERATING L.P. "D"?


    Kinder Morgan Operating L.P. "D" is the name of the limited partnership to be formed by KMEP, as the sole limited partner, and the KM General Partner, as the sole general partner, to acquire the general partner interest of the SF General Partner in Santa Fe. In this Joint Proxy Statement/Prospectus, we have referred to Kinder Morgan Operating L.P. "D" as "OLP-D."



    For further information regarding OLP-D, see "The
Parties--KMEP--Organizational Structure" in this Joint Proxy
Statement/Prospectus.



4.  HOW WILL KMEP BE COMBINED WITH THE BUSINESS OF SANTA FE?



    In this Joint Proxy Statement/Prospectus, we have referred to the transactions involved in KMEP's acquisition of substantially all of the assets of Santa Fe as the "Transaction." Pursuant to the Purchase Agreement, dated October 18, 1997, among KMEP, the KM General Partner, Santa Fe, the SF General Partner, and SFP Pipeline Holdings, Inc., a Delaware corporation (the sole owner of the SF General Partner), KMEP will acquire from Santa Fe substantially all of the limited partner interests in the SF Operating Partnership in exchange for a number of common units of KMEP such that upon the liquidation of Santa Fe each holder of Santa Fe Common Units shall be distributed the right to receive 1.39 common units of KMEP for each common unit of Santa Fe (subject to certain provisions for fractional units). OLP-D will acquire the general partner interest in Santa Fe from the SF General Partner in exchange for $84.4 million in cash and will become the new general partner of Santa Fe. Subsequently, Santa Fe will be liquidated and each former Santa Fe common unit will represent the right to receive (subject to certain provisions for fractional units) 1.39 common units of KMEP. Upon liquidation of Santa Fe, OLP-D will receive the remaining limited partner interest in the SF Operating Partnership and any remaining assets of Santa Fe. The Purchase Agreement is described in detail on pages 81 through 88 and a copy of the entire Purchase Agreement is included as Annex A in the Annex Volume which accompanies and forms a part of this Joint Proxy Statement/Prospectus.


5.  HOW DOES OLP-D BECOME THE GENERAL PARTNER OF SF OPERATING PARTNERSHIP?


    KMEP will contribute all of its limited partner interest in the SF Operating Partnership to OLP-D. Subsequently, such interest is to be converted into a general partner interest, giving OLP-D a 99% general partner interest in the SF Operating Partnership.



6. WHAT WILL HAPPEN TO THE SF GENERAL PARTNER'S GENERAL PARTNER INTEREST IN THE SF OPERATING PARTNERSHIP?



    The SF General Partner's general partner interest in the SF Operating Partnership will be converted into a special limited partner (non-voting) interest and approximately one-half of that interest will be redeemed for $5.8 million, giving the SF General Partner a 0.5% special limited partner (non-voting) interest. As a result, OLP-D's general partner interest will increase from 99% to 99.5%.


7. WHY IS KMEP PROPOSING TO COMBINE WITH SANTA FE? HOW WILL KMEP COMMON UNIT HOLDERS BENEFIT?

    The Board of Directors of the KM General Partner believes that the Transaction is in the best interests of the holders of the KMEP common units for the following reasons:

    a. The Transaction is expected to result in an increase in both per common unit net income and per common unit declared distributions for KMEP common unit holders;

    b. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;

    c. Opportunities to solidify customer relationships and enhance revenue growth are expected to be improved as a result of the Transaction;

    d. The Transaction is expected to increase the number of acquisition opportunities available to KMEP in the future; and

    e. The financial condition of KMEP is expected to be enhanced as a result of the Transaction, thereby facilitating the funding of new growth initiatives.


    To review the background and reasons for the Transaction in greater detail, see pages 50 through 63 and for a description of Goldman, Sachs & Co.'s opinion as to the fairness from a financial point of view of the aggregate consideration to be paid by KMEP pursuant to the Purchase Agreement to KMEP, see pages 64 through 68.


8. WHY IS SANTA FE PROPOSING TO COMBINE WITH KMEP? HOW WILL SANTA FE COMMON UNIT HOLDERS BENEFIT?


    The Board of Directors of the SF General Partner believes that the Transaction is in the best interests of the holders of the Santa Fe common units for the following reasons:


    a. The number of KMEP common units to be received by each holder of Santa Fe common units provides the holders of Santa Fe common units with a significant premium over the market price of the Santa Fe common units prior to the announcement of the Transaction;


    b. The Transaction is expected to result in an increased quarterly distribution to holders of Santa Fe common units who become holders of KMEP common units;



    c. As holders of KMEP common units, the holders of Santa Fe common units will continue to hold an equity security that will entitle them to participate in the future of a combined business committed to growth;



    d. As holders of KMEP common units, the holders of Santa Fe common units will hold an investment in a larger and more broadly diversified business;



    e. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;



    f. The management of KMEP has demonstrated an intent to aggressively seek appropriate opportunities to grow and to increase the total return to holders of KMEP common units; and



    g. Given the reputation of KMEP and its management for aggressive growth, KMEP common units present a potential for trading at higher multiples of cash flow than Santa Fe common units, as well as a greater potential for appreciation in price.



    A special committee of directors of the SF General Partner, deemed to be independent of the interests of the SF General Partner, has considered the benefits presented by the proposed Transaction and weighed them against the risks associated with the Transaction and has unanimously concluded that the Transaction is in the best interests of the holders of Santa Fe common units. To review the background and reasons for the Transaction in greater detail, see pages 50 through 63. To review the risk factors associated with the Transaction, see pages 21 through 35. For a description of Smith Barney Inc.'s opinion that the Exchange Ratio is fair from a financial point of view to the holders of Santa Fe common units, see pages 68 through 72. For a description of the special committee's analysis of the Transaction, see pages 50 through 63.

9.  WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION?



    We are working toward completing the Transaction as quickly as possible. In addition to the approval of unit holders, we must also satisfy some other conditions. The special meetings of both the KMEP common unit holders and Santa Fe common unit holders are scheduled for February 24, 1998, and we intend to complete the Transaction shortly thereafter.


10.  WHAT ARE THE TAX CONSEQUENCES TO ME OF THE TRANSACTION?


    KMEP common unit holders and Santa Fe common unit holders generally will not have immediate taxable income or gain as a result of the Transaction. For a description of the material federal income tax consequences of the Transaction and of holding KMEP common units after the Transaction, see pages 121 through 153.


11.  WHAT HAPPENS TO MY FUTURE DISTRIBUTIONS?


    KMEP has announced that it has increased its distributions to $2.25 per KMEP common unit commencing with the distribution payable with respect to the fourth quarter of 1997. However, there can be no assurance of KMEP 's ability to generate sufficient cash flow to continue to pay such distributions. If KMEP pays a distribution after the closing of the Transaction but prior to the exchange of Santa Fe common units for KMEP common units, when a holder of Santa Fe common units properly completes and submits the letter of transmittal along with such holder's certificates representing common units of Santa Fe, the holder will be entitled to payment of the distribution along with receipt of the applicable number of KMEP common units.


12. WHAT VOTE OF KMEP COMMON UNIT HOLDERS IS REQUIRED IN ORDER TO APPROVE THE TRANSACTION?

    At the special meeting of KMEP common unit holders, we must receive votes from holders of a majority of the KMEP common units that are outstanding "FOR" the issuance of additional KMEP Common Units pursuant to the Purchase Agreement.

13. WHAT VOTE OF SANTA FE COMMON UNIT HOLDERS IS REQUIRED IN ORDER TO APPROVE THE TRANSACTION?


    At the special meeting of Santa Fe common unit holders, we must receive votes from holders of at least 66 2/3% of the Santa Fe common units that are outstanding (other than those owned by the SF General Partner and its affiliates) "FOR" a single proposal that includes (i) the adoption and approval of the Purchase Agreement, (ii) the approval of the sale of substantially all of the assets of Santa Fe, (iii) the approval of the sale by the SF General Partner of its general partner interest in Santa Fe to OLP-D and the appointment of OLP-D as the new general partner of Santa Fe, (iv) the approval of the dissolution of Santa Fe on the closing date of the Transaction, and (v) the adoption and approval of certain amendments to the limited partnership agreement of Santa Fe to implement the Transaction. The full text of the proposed amendments to the Santa Fe limited partnership agreement are included as Annex E in the Annex Volume which accompanies and forms a part of this Joint Proxy Statement/Prospectus.


14. IF MY UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY UNITS FOR ME?


    Your broker will vote your units only if you provide instructions on how to vote. You should instruct your broker how to vote your units upon receipt of your broker's request for voting instructions. Without instructions, your units will not be voted. Any units not voted have the effect of a vote against the proposal. Your action is therefore needed if the Transaction is to be approved.


15. SHOULD I SEND IN MY CERTIFICATES REPRESENTING KMEP COMMON UNITS OR SANTA FE COMMON UNITS?

    No. If you own KMEP common units, your certificates representing KMEP common units will not be affected by the Transaction. If you own Santa Fe common units, after the closing of the Transaction you will receive a letter explaining what to do with your certificates representing Santa Fe common units to receive the applicable number of KMEP common units.

16.  WHEN WILL THE SPECIAL MEETINGS OCCUR?


    The KMEP special meeting will take place on February 24, 1998, at the offices of Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2600, Houston, Texas 77002 at 10:30 a.m. local time. The Santa Fe special meeting will take place on February 24, 1998, at the Doubletree Hotel, 100 The City Drive, Orange, California 92868 at 9:00 a.m. local time. If you are a record holder, you may attend your partnership's special meeting and vote your units in person, rather than signing and mailing your proxy card. In addition, you may take back your proxy at any time prior to the conclusion of the vote at your partnership's special meeting by following the directions on pages 49 and 50 of this Joint Proxy Statement/Prospectus and change your vote by either signing and returning a new proxy or attending your partnership's special meeting and voting in person.


17.  WHAT DO I NEED TO DO NOW?


    Review this Joint Proxy Statement/Prospectus carefully and then indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your units may be represented at your partnership's special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Transaction. If you do not vote or you abstain, it will have the effect of a vote AGAINST the Transaction.



THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF KMEP UNANIMOUSLY RECOMMENDS THAT HOLDERS OF KMEP COMMON UNITS VOTE FOR THE PROPOSED TRANSACTION. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF SANTA FE AND THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMEND THAT HOLDERS OF SANTA FE COMMON UNITS VOTE FOR THE PROPOSED TRANSACTION.



UNIT HOLDERS OF KMEP AND SANTA FE ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A MORE DETAILED DESCRIPTION OF THE TRANSACTION.


                       WHO CAN HELP ANSWER MY QUESTIONS?


    If you would like additional copies of this Joint Proxy Statement/Prospectus or if you have questions about the Transaction or about how to vote your units, you should contact:


                            Georgeson & Company Inc.
                               Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                   Phone Number (U.S. & Canada): 800-223-2064
                    (Outside U.S. and Canada): 212-440-9800
                       web site: http://www.georgeson.com

                               TABLE OF CONTENTS


AVAILABLE INFORMATION............................         ii
INCORPORATION OF CERTAIN DOCUMENTS...............         ii
  KMEP...........................................         ii
  Santa Fe.......................................        iii
  General........................................        iii

DISCLOSURE REGARDING FORWARD LOOKING
  STATEMENTS.....................................         iv

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION......          v

SUMMARY..........................................          1
  The Parties....................................          1
  The Special Meetings...........................          3
  Recommendations and Reasons for the
    Transaction..................................          4
  Opinions of Financial Advisors.................          5
  The Transaction and the Purchase Agreement.....          6
  VREDs..........................................          9
  KMEP Loan Facility.............................         10
  Closing of the Transaction.....................         10
  Accounting Treatment...........................         10
  No Appraisal Rights............................         10
  Certain Federal Income Tax Considerations......         11
  Interests of Certain Persons in the
    Transaction..................................         15
  Market and Market Prices.......................         17
  Risk Factors...................................         18
  Summary Historical and Pro Forma Financial and
    Operating Data...............................         19

RISK FACTORS.....................................         21
  Certain Risks Associated with the
    Transaction..................................         21
  Risks Associated with Legal Proceedings Related
    to Santa Fe Operations.......................         24
  No Assurance that Tariff Rates can be
    Maintained or Increased......................         24
  Possible Insufficiency of Cash Flow to Pay
    Announced Distributions......................         24
  Cash Distributions will Fluctuate with
    Performance; No Minimum Distribution.........         25
  Risks Associated with Leverage.................         25
  Risks Associated with Pipeline Easements.......         27
  Risks Associated with Shell CO(2) Company......         27
  Costs of Environmental Regulation..............         28
  Competition....................................         28
  Tax Risks......................................         28
  Risks Associated with KMEP Partnership
    Agreement and State Partnership Law..........         32
  Potential Conflicts of Interest................         35

THE PARTIES......................................         36
  KMEP...........................................         36
  Santa Fe.......................................         38

COMPARATIVE MARKET PRICE DATA....................         45
  General........................................         45
  KMEP Common Units..............................         45
  Santa Fe Common Units..........................         46

HISTORICAL AND PRO FORMA PER COMMON UNIT DATA....         47

THE MEETINGS.....................................         48
  Matters to be considered at the Meetings.......         48
  General Partners' Recommendations..............         48
  Voting at Meeting; Record Dates; Quorum........         48
  KMEP Proxies...................................         49
  Santa Fe Proxies...............................         49
  Solicitation of Proxies........................         50

THE TRANSACTION..................................         50
  Background of the Transaction..................         50
  Reasons for the Transaction; Recommendations of
    the General Partners.........................         60
  Opinions of Financial Advisors.................         64
  Certain Pending Litigation.....................         72
  Interests of Certain Persons in the
    Transaction..................................         73
  VREDs..........................................         76
  Santa Fe First Mortgage Notes..................         77
  Credit Facilities..............................         78
  Accounting Treatment...........................         79
  Regulatory Approvals...........................         79
  Federal Securities Law Consequences............         80
  Listing on the New York Stock Exchange.........         80
  No Appraisal Rights............................         80
  Expenses and Fees..............................         80

THE PURCHASE AGREEMENT...........................         81
  Acquisition of Santa Fe; Issuance of KMEP
    Common Units.................................         81
  Liquidation of Santa Fe........................         81
  Amendment of the SF Operating Partnership
    Agreement....................................         83
  Special Distribution...........................         84
  Put Right......................................         84
  Call Right.....................................         84
  Registration Rights of the SF General
    Partner......................................         84
  Indemnification................................         85
  Severance Obligations..........................         85
  Certain Covenants..............................         86
  Closing Date...................................         87
  Conditions.....................................         87
  Survival.......................................         87
  Termination....................................         87
  Effect of Termination..........................         88
  Amendment; Waiver..............................         88

SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION....................................         89
  KMEP...........................................         89
  Santa Fe.......................................         91

UNAUDITED KMEP PRO FORMA COMBINED FINANCIAL
  STATEMENTS.....................................         92

COMPARISON OF COMMON UNIT HOLDERS' RIGHTS........         98
  Voting Rights and Amendments...................         98
  Anti-Takeover and Restricted Voting Right
    Provisions...................................         98
  Pre-emptive Rights.............................         99
  Distributions of Available Cash................         99
  Merger/Consolidation...........................        100

  Disposal of Assets.............................        101
  Financing......................................        101
  Modification of Tax Treatment..................        101
  Conversion to a Trust or Other Entity..........        101
  Transfer of General Partnership Interests......        102
  Withdrawal of General Partner..................        102
  Call Rights....................................        103
  Purchase/Sale of Units.........................        103
  Term of the Partnership Agreement..............        104
  Dissolution of the Partnership.................        104
  Liquidation....................................        104

DESCRIPTION OF KMEP PARTNERSHIP AGREEMENT........        106
  Organization and Duration......................        106
  Recent Amendments to the KMEP Partnership
    Agreement....................................        106
  Purpose........................................        107
  Power of Attorney..............................        107
  Restrictions on Authority of the KM General
    Partner......................................        107
  Withdrawal or Removal of the KM General
    Partner......................................        108
  Anti-takeover and Restricted Voting Right
    Provisions...................................        109
  Transfer Agent and Registrar...................        109
  Transfer of KMEP Common Units; Status as
    Limited Partner or Assignee..................        110
  Non-citizen Assignees; Redemption..............        111
  Issuance of Additional Securities..............        111
  Limited Call Right.............................        112
  Amendment of KMEP Partnership Agreement and
    Other Agreements.............................        112
  Management.....................................        113
  Meetings; Voting...............................        115
  Limited Liability..............................        116
  Books and Reports..............................        117
  Right to Inspect KMEP Partnership Books and
    Records......................................        117
  Termination and Dissolution....................        117
  Registration Rights............................        118
  Cash Distribution Policy.......................        118
  Liquidation and Distribution of Proceeds.......        120

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.......        121
  Legal Opinions and Advice......................        122
  Surviving Partnership for Tax Purposes.........        124
  Tax Consequences of the Exchange and
    Distribution.................................        125
  General Features of Partnership Taxation.......        133
  Tax Consequences of KMEP Common Unit
    Ownership....................................        137
  Allocation of KMEP Income, Gain, Loss and
    Deduction....................................        139
  Tax Treatment of Operations....................        142
  Disposition of KMEP Common Units...............        145
  Uniformity of KMEP Common Units................        148
  Tax-Exempt Organizations and Certain Other
    Investors....................................        149
  Administrative Matters.........................        150
  Other Taxes....................................        153

LEGAL MATTERS....................................        154

EXPERTS..........................................        154

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........        154

INDEX OF TERMS...................................        155

ANNEX A -- Purchase Agreement....................        A-1

ANNEX B -- Opinion of Goldman, Sachs & Co........        B-1

ANNEX C -- Opinion of Smith Barney Inc...........        C-1

ANNEX D -- KMEP Partnership Agreement............        D-1

ANNEX E -- Santa Fe Partnership Agreement
  Amendments.....................................        E-1

                                    SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE TERMS "KMEP" AND "SANTA FE" REFER TO KINDER MORGAN ENERGY PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, AND SANTA FE PACIFIC PIPELINE PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, RESPECTIVELY, AND, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, REFER TO SUCH LIMITED PARTNERSHIPS AND THEIR RESPECTIVE OPERATING PARTNERSHIPS AND SUBSIDIARIES. UNLESS SPECIFICALLY STATED OTHERWISE, ALL INFORMATION PROVIDED ON A PER KMEP COMMON UNIT BASIS HAS BEEN RESTATED TO GIVE EFFECT TO KMEP'S 2 FOR 1 COMMON UNIT SPLIT, WHICH WAS EFFECTIVE OCTOBER 1, 1997. ALL INFORMATION CONCERNING KMEP INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY KMEP. ALL INFORMATION CONCERNING SANTA FE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY SANTA FE. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE MEANINGS DESCRIBED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. AN INDEX OF TERMS IS INCLUDED AT THE END OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE HOLDERS OF BOTH KMEP COMMON UNITS AND SANTA FE COMMON UNITS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                                  THE PARTIES

KMEP

    KMEP, a Delaware limited partnership, was organized in August 1992 to acquire and operate the natural gas liquids pipelines of Enron Corp. Through its three operating limited partnerships, KMEP manages a diversified portfolio of midstream energy assets. It is the sole owner and operator of three pipeline systems (the "KMEP Pipeline System"), which transport Natural Gas Liquids ("NGLs"), refined petroleum products, and carbon dioxide ("CO(2)"), and two modern, high-speed coal terminaling facilities (the "Coal Terminals"). The KMEP Pipeline System consists of (i) the North System, which transports petroleum products from South Central Kansas to the Chicago area and various intermediate points, (ii) the Cypress Pipeline, which transports purity ethane from the NGL hub in Mont Belvieu, Texas to a major petrochemical producer in Lake Charles, Louisiana, and (iii) the Central Basin Pipeline, which transports CO(2) to enhanced oil recovery projects throughout the Permian Basin in West Texas. KMEP also owns an indirect 25% interest in a Y-grade fractionation facility.


    On February 14, 1997, the current management of KMEP acquired the stock of the KM General Partner from Enron Corp. The current management's business strategy is to operate KMEP as a growth-oriented publicly traded limited partnership by reducing operating costs, better utilizing and expanding its asset base, and making selective, strategic acquisitions that are accretive to KMEP Common Unit holders. See "The Parties--KMEP--Business Strategy."


    On October 27, 1997, KMEP entered into a letter of intent with Shell Western E&P Inc. ("Shell Western") to form Shell CO(2) Company, Ltd., as a Delaware limited partnership ("Shell CO(2) Company"), which will explore, produce, market and transport CO(2) for enhanced oil recovery throughout the continental United States. KMEP expects to receive a 20% interest in Shell CO(2) Company by contributing the Central Basin Pipeline and approximately $25 million in cash. The Shell CO(2) transaction is subject to certain conditions, including the execution of a definitive partnership agreement, receipt of consents from certain lenders and certain required regulatory approvals, and is anticipated to close in the first quarter of 1998. See "The Parties--KMEP--Central Basin Pipeline." Under the Purchase Agreement, the Shell CO(2) transaction is subject to the approval of the Board of Directors of the SF General Partner.

    Upon consummation of the Transaction, KMEP will be one of the largest common carrier pipeline systems in terms of volume of deliveries, barrel miles and pipeline mileage in the United States, with over 5,000 miles of trunk pipeline serving 15 states.

    The KM General Partner serves as the sole general partner of KMEP. In addition to its general partner interest in KMEP, the KM General Partner owns, as of January 15, 1998, approximately 6.1% of the KMEP Common Units, before giving effect to the Transaction. KMEP is the approximate 99% limited partner of each of its operating partnerships and the KM General Partner is the approximate 1% general partner. These operating partnerships consist of: (i) Kinder Morgan Operating L.P. "A", a Delaware limited partnership ("OLP-A"), which owns most of the assets relating to the transportation of NGLs, refined petroleum products and CO(2) and the interest in the NGL fractionation facility; (ii) Kinder Morgan Operating L.P. "B", a Delaware limited partnership ("OLP-B"), which owns the Illinois coal terminaling and storage facility; and (iii) Kinder Morgan Operating L.P. "C", a Delaware limited partnership ("OLP-C"), which owns the southwest Kentucky coal terminaling and storage facility. OLP-A, OLP-B and OLP-C are collectively referred to herein as the "KMEP Operating Partnerships." In connection with the Transaction, KMEP will form Kinder Morgan Operating L.P. "D", a Delaware limited partnership ("OLP-D"; together with the KMEP Operating Partnerships, the "KMEP Partnerships"), of which KMEP will be the approximate 99% limited partner and the KM General Partner will be the approximate 1% general partner. Following the consummation of the Transaction and the Special Distribution, KMEP will contribute to OLP-D all its interest in the SF Operating Partnership and OLP-D will be the sole general partner of, and will own a 99.5% general partner interest in, the SF Operating Partnership and the SF General Partner will own the .5% Special LP Interest (as defined below).


    As a result of its 1% general partner interest in KMEP and its approximate 1% general partner interest in each of the KMEP Partnerships, the KM General Partner will have a 2% economic interest in the assets of KMEP and Santa Fe. In addition, the KM General Partner is entitled to receive quarterly cash incentive distributions from KMEP, which increase based on the amount of quarterly cash distributions paid to holders of the KMEP Common Units. See "Risk Factors--Risks Associated With KMEP Partnership Agreement and State Partnership Law--Differences in Cash Distribution Policies" and "Description of KMEP Partnership Agreement--Cash Distribution Policy."

    KMEP's headquarters and executive offices are located at 1301 McKinney Street, Suite 3450, Houston, Texas 77010 and its telephone number is (713) 844-9500.

SANTA FE

    Santa Fe is a Delaware limited partnership formed in 1988 to acquire and operate, through the SF Operating Partnership, the refined petroleum products pipeline business of Santa Fe Pacific Corporation, a Delaware corporation ("SFC").


    Santa Fe transports via pipeline refined petroleum products, including gasoline, diesel fuel and commercial and military jet fuel, primarily for major petroleum companies, independent refiners, the United States military and marketers and distributors of such products. Santa Fe also operates 13 truck loading terminals and provides pipeline service to approximately 44 customer-owned terminals, three commercial airports and 12 military bases. Santa Fe's pipelines (collectively, the "SF Pipeline System") are: (1) the South Line, which is composed of two segments, the West Line, which transports products from Los Angeles to Phoenix and Tucson, Arizona and various intermediate points, and the East Line, which transports products from El Paso, Texas to Tucson, Phoenix and various intermediate points; (2) the North Line, which transports products primarily from the San Francisco Bay area to various cities in northern California and western Nevada; (3) the Oregon Line, which transports products between Portland and Eugene, Oregon; and (4) the San Diego Line, which transports products from Los Angeles to San Diego, California and various intermediate points. The SF Pipeline System and the KMEP Pipeline System are referred to as the "Liquids Pipelines." Santa Fe also owns certain other lines that can be used to connect refinery, terminal or storage facilities to pipeline or other facilities, some of which are dedicated to use for a specific customer and some of which have been leased to or are operated by other parties.

    The SF General Partner is the sole general partner of both Santa Fe and the SF Operating Partnership (collectively, the "Santa Fe Partnerships"). Prior to the consummation of the Transaction, the SF General Partner has a 2% economic interest in the assets of Santa Fe as a result of its 1% general partner interest in Santa Fe and its approximate 1% general partner interest in the SF Operating Partnership. In addition, prior to the consummation of the Transaction, the SF General Partner is entitled to receive quarterly cash incentive distributions from Santa Fe, which increase based on the amount of quarterly cash distributions paid to holders of Santa Fe Common Units. See "Risk Factors--Risks Associated With KMEP Partnership Agreement and State Partnership Law--Differences in Cash Distribution Policies." The SF General Partner also owns 8,148,148 Santa Fe Common Units, which is approximately the number of Santa Fe Common Units into which the VREDs are exchangeable under certain circumstances. See "--VREDs." The SF General Partner is a wholly-owned subsidiary of SF Holdings, which is an indirect subsidiary of Burlington Northern Santa Fe Corporation ("BNSF").



    Santa Fe's headquarters and executive offices are located at 1100 Town & Country Road, Orange, California 92868 and its telephone number is (714) 560-4400.


                              THE SPECIAL MEETINGS

DATE, TIME AND PLACE


    KMEP. The KMEP Special Meeting will be held on February 24, 1998, at Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, 711 Louisiana Street, Suite 2600, Houston TX 77002 at 10:30 a.m. local time.



    SANTA FE. The Santa Fe Special Meeting will be held on February 24, 1998, at 9:00 a.m. local time at the Doubletree Hotel, 100 The City Drive, Orange, California 92868.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    KMEP. At the KMEP Special Meeting, holders of KMEP Common Units will be asked to act upon a proposal (the "KMEP Proposal") to approve the issuance of additional KMEP Common Units in accordance with the terms of the Purchase Agreement.


    SANTA FE. At the Santa Fe Special Meeting, holders of Santa Fe Common Units will be asked to act upon a single proposal (the "Santa Fe Proposal") consisting of: (a) the adoption and approval of the Purchase Agreement, (b) the approval of the sale of substantially all of the assets of Santa Fe pursuant to the Purchase Agreement, (c) the approval of the sale by the SF General Partner of its general partner interest in Santa Fe to OLP-D for $84.4 million in cash and the appointment of OLP-D as the new general partner of Santa Fe, (d) the approval of the dissolution of Santa Fe on the Closing Date of the Transaction and (e) the adoption and approval of certain amendments to the Amended and Restated Agreement of Limited Partnership of Santa Fe dated as of December 19, 1988 (the "Santa Fe Partnership Agreement") to implement the Transaction, and which will provide for (i) the distribution to holders of Santa Fe Common Units, upon the liquidation of Santa Fe, of the right to receive 1.39 KMEP Common Units in respect of each such Santa Fe Common Unit, (ii) the distribution to OLP-D, upon the liquidation of Santa Fe, of the remaining limited partnership interest of Santa Fe in the SF Operating Partnership, and (iii) allocations to the capital account balances of the partners in Santa Fe reflecting the distributions to be made upon liquidation (the "Santa Fe Partnership Agreement Amendments"; the full text of such amendments is included as Annex E in the Annex Volume which accompanies and forms a part of this Joint Proxy Statement/Prospectus).


RECORD DATE; COMMON UNITS ENTITLED TO VOTE


    KMEP. Holders of record of KMEP Common Units at the close of business on January 11, 1998, are entitled to notice and to vote at the KMEP Special Meeting. On such date, there were 14,111,200 KMEP

Common Units outstanding, each of which will be entitled to vote on each matter to be acted upon or which may be properly brought before the KMEP Special Meeting.


    SANTA FE. Holders of record of Santa Fe Common Units (other than the SF General Partner and its affiliates) at the close of business on January 11, 1998, are entitled to notice of and to vote at the Santa Fe Special Meeting. On such date, there were 10,995,400 Santa Fe Common Units outstanding that were held by non-affiliates of the SF General Partner, each of which will be entitled to vote on each matter to be acted upon or which may be properly brought before the Santa Fe Special Meeting. In addition, there were 8,152,748 Santa Fe Common Units beneficially owned by the SF General Partner and its affiliates, which Santa Fe Common Units are not eligible to be voted on the Santa Fe Proposal and will have no effect on the outcome.


QUORUM AND VOTE REQUIRED

    KMEP. Holders of a majority of the outstanding KMEP Common Units represented in person or by proxy will constitute a quorum. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding KMEP Common Units will be required to approve the KMEP Proposal. Because the KMEP Proposal requires the approval of the holders of a majority of the outstanding KMEP Common Units, an abstention or broker non-vote or the failure to return your proxy will have the same effect as a vote cast AGAINST the KMEP Proposal.


    SANTA FE. Holders of 66 2/3% of the outstanding Santa Fe Common Units (other than those owned by the SF General Partner and its affiliates) represented in person or by proxy will constitute a quorum and the affirmative vote of the holders of at least 66 2/3% of the outstanding Santa Fe Common Units (excluding Santa Fe Common Units beneficially owned by the SF General Partner and its affiliates) will be required to approve the Santa Fe Proposal. Because the Santa Fe Proposal requires the approval of the holders of at least 66 2/3% of the outstanding Santa Fe Common Units (excluding Santa Fe Common Units beneficially owned by the SF General Partner and its affiliates), an abstention or broker non-vote or the failure to return your proxy will have the same effect as a vote cast AGAINST the Santa Fe Proposal.


    For additional information concerning the Special Meetings, see "The Meetings" and "Comparison of Common Unit Holders' Rights."

                RECOMMENDATIONS AND REASONS FOR THE TRANSACTION

KMEP

    The Board of Directors of the KM General Partner (i) believes that the terms of the Transaction are fair to, and in the best interest of, KMEP and the holders of the KMEP Common Units, (ii) has unanimously approved the Purchase Agreement, the Transaction, and the other matters anticipated thereby and (iii) recommends that holders of KMEP Common Units vote FOR approval of the KMEP Proposal. The Board of Directors of the KM General Partner believes that the Transaction is in the best interests of the holders of KMEP Common Units for the following reasons:

    1. The Transaction is expected to result in an increase in both per common unit net income and per common unit declared distributions for holders of KMEP Common Units;

    2. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;

    3. Opportunities to solidify customer relationships and enhance revenue growth are expected to be improved as a result of the Transaction;

    4. The Transaction is expected to increase the number of acquisition opportunities available to KMEP in the future; and

    5. The financial condition of KMEP is expected to be enhanced as a result of the Transaction, thereby facilitating the funding of new growth initiatives.

SANTA FE


    The Board of Directors of the SF General Partner (i) believes that the terms of the Transaction are in the best interests of the holders of Santa Fe Common Units and (ii) has unanimously approved the Purchase Agreement, the Transaction and the other matters contemplated thereby, and recommends that holders of Santa Fe Common Units vote FOR approval of the Santa Fe Proposal.


    The SF General Partner believes that the Transaction is in the best interests of holders of Santa Fe Common Units for the following principal reasons:

    1. The Exchange Ratio provides the holders of Santa Fe Common Units with a significant premium over the market price of their Santa Fe Common Units prior to the announcement of the Transaction;


    2. The Transaction is expected to result in an increased quarterly distribution to holders of Santa Fe Common Units who become holders of KMEP Common Units;



    3. As holders of KMEP Common Units, the holders of Santa Fe Common Units will continue to hold an equity security that will entitle them to participate in the future of a combined business committed to growth;



    4. As holders of KMEP Common Units, the holders of Santa Fe Common Units will hold an investment in a larger and more broadly diversified business;



    5. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;



    6. The management of KMEP has demonstrated an intent to aggressively seek appropriate opportunities to grow and to increase the total return to holders of KMEP Common Units; and



    7. Given the reputation of KMEP and its management for aggressive growth, KMEP Common Units present a potential for trading at higher multiples of cash flow than Santa Fe Common Units, as well as a greater potential for appreciation in price.



    A special commitee of directors deemed by the Board of Directors to be independent of the interests of the SF General Partner in the Transaction (the "Special Committee") has considered the benefits presented by the proposed Transaction and weighed them against the risks associated with the Transaction, and the Special Committee has unanimously concluded that the Transaction is in the best interests of the holders of Santa Fe Common Units. Holders of Santa Fe Common Units are urged to read in full the discussion of the factors considered by the Special Committee in reaching its determination set forth under "The Transaction--Reasons for the Transaction--Recommendations of the General Partners--Santa Fe Special Committee" and the discussion of the risks associated with the Transaction set forth under "Risk Factors."


                         OPINIONS OF FINANCIAL ADVISORS

KMEP


    Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the Board of Directors of the KM General Partner dated as of the date hereof to the effect that, as of the date hereof, the Aggregate Consideration (as defined under "The Purchase Agreement--Put Right") to be paid by KMEP pursuant to the Purchase Agreement is fair from a financial point of view to KMEP.

    The full text of the written opinion of Goldman Sachs, dated as of the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex B in the Annex Volume that accompanies and forms a part of this Joint Proxy Statement/Prospectus and is incorporated herein by reference. HOLDERS OF KMEP COMMON UNITS AND SANTA FE COMMON UNITS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Transaction--Opinions of Financial Advisors--KMEP."


SANTA FE


    Smith Barney Inc. ("Smith Barney") was selected and retained by the Special Committee and has delivered its oral opinion on October 17, 1997 (which was subsequently confirmed in a writing dated October 18, 1997), and which was reaffirmed in a writing dated the date hereof, to the Special Committee that as of such dates, based upon and subject to certain matters stated therein, the Exchange Ratio is fair from a financial point of view to the holders of Santa Fe Common Units.



    The full text of the written opinion of Smith Barney, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex C in the Annex Volume that accompanies and forms a part of this Joint Proxy Statement/Prospectus and is incorporated herein by reference. HOLDERS OF SANTA FE COMMON UNITS AND KMEP COMMON UNITS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Transaction--Opinions of Financial Advisors--Santa Fe."


                   THE TRANSACTION AND THE PURCHASE AGREEMENT

THE PURCHASE AGREEMENT


    GENERAL. Pursuant to the Purchase Agreement (i) KMEP will acquire from Santa Fe substantially all of the limited partner interests in the SF Operating Partnership in exchange for a number of KMEP Common Units such that, upon the liquidation of Santa Fe, the holders of Santa Fe Common Units shall be distributed a right to receive 1.39 KMEP Common Units for each outstanding Santa Fe Common Unit (which will result in the issuance to the public holders of Santa Fe Common Units of an aggregate of approximately 15.3 million KMEP Common Units and the issuance to the SF General Partner of an aggregate of approximately 11.3 million KMEP Common Units) and (ii) OLP-D (as the successor general partner of Santa Fe) will acquire the general partner interest in Santa Fe from the SF General Partner in exchange for $84.4 million in cash and will be admitted as the new general partner of Santa Fe. As a result of the Transaction, the holders of the VREDs will have the right to exchange the VREDs for the KMEP Common Units to be received by the SF General Partner. See "The Transaction--VREDs." Immediately following such purchases, OLP-D (as successor general partner of Santa Fe) will liquidate Santa Fe and, as a result of such liquidation, (a) each former Santa Fe Common Unit will represent the right to receive (subject to certain provisions with respect to fractional KMEP Common Units) 1.39 KMEP Common Units and (b) OLP-D will receive the remaining limited partner interest in the SF Operating Partnership and any remaining assets of Santa Fe.



    AMENDMENTS TO SANTA FE PARTNERSHIP AGREEMENT. In connection with the Transaction and the dissolution and liquidation of Santa Fe, Santa Fe will adopt the Santa Fe Partnership Agreement Amendments. See "The Purchase
Agreement--Liquidation of Santa Fe--Amendment of the Santa Fe Partnership Agreement" and Annex E in the accompanying Annex Volume which accompanies and forms a part of this Joint Proxy Statement/Prospectus.


    AMENDMENTS TO SF OPERATING PARTNERSHIP AGREEMENT. The partnership agreement of the SF Operating Partnership will be amended and restated to facilitate the Transaction and to reflect the conversion of the 99% limited partner interest in the SF Operating Partnership to a 99% general partner interest to be owned by OLP-D and the conversion of the SF General Partner's approximate 1% general partner interest in the SF Operating Partnership to the Special LP Interest. The partnership agreement of the SF

Operating Partnership will also be amended to provide that the rights of OLP-D, as general partner of the SF Operating Partnership, and the KM General Partner, as general partner of OLP-D, will be subrogated to the rights of any holder of Indemnified Debt (as defined herein) to the extent that either entity acting as a general partner of the SF Operating Partnership or OLP-D, as applicable, made any payment with respect to such Indemnified Debt. The SF General Partner will under certain circumstances be subrogated to the rights of OLP-D, as general partner of the SF Operating Partnership, and the KM General Partner, as general partner of OLP-D, against the SF Operating Partnership if the SF General Partner is required to make any payment in respect of the Debt Indemnity (as defined herein). See "The Purchase Agreement-- Liquidation of Santa Fe--Amendment of the SF Operating Partnership Agreement" and "The Purchase Agreement--Indemnification--Santa Fe."

    SPECIAL DISTRIBUTION; PUT/CALL RIGHTS. Immediately following the Closing, approximately one-half of the Special LP Interest will be redeemed for $5.8 million in cash (the "Special Distribution"). As a result of the Special Distribution, OLP-D's general partner interest in the SF Operating Partnership will be increased to 99.5% and the Special LP Interest will be reduced to .5%. At any time after January 1, 1999, the SF General Partner may require the SF Operating Partnership to purchase the SF General Partner's remaining .5% Special LP Interest on the terms and conditions described herein. OLP-D may at any time redeem the SF General Partner's remaining .5% Special LP Interest on the terms and conditions described herein. See "The Purchase Agreement--Put Right" and "The Purchase Agreement--Call Right."


    EXCHANGE OF SANTA FE COMMON UNITS FOR KMEP COMMON UNITS AND/OR FRACTIONAL UNIT PAYMENTS. As a result of the liquidation of Santa Fe, each former Santa Fe Common Unit will represent the right to receive 1.39 KMEP Common Units (with cash in lieu of fractional KMEP Common Units). The issuance of KMEP Common Units to holders of former Santa Fe Common Units will be made pursuant to the procedures described under "The Purchase Agreement--Acquisition of Santa Fe; Issuance of KMEP Common Units." No certificates representing fractional interests in KMEP Common Units will be issued in exchange for certificates of Santa Fe Common Units, but holders of such certificates will receive a cash payment equal to the holder's fractional interest in KMEP Common Units multiplied by the average high and low price of KMEP Common Units on the trading day prior to the Closing. See "The Purchase Agreement--Liquidation of Santa Fe" and "The Purchase Agreement--Liquidation of Santa Fe--Fractional Units." The NYSE has approved for listing on the NYSE the KMEP Common Units to be issued in connection with the Transaction subject to unitholders' approval of the matters to be voted on at the Special Meetings and official notice of issuance.


    CONDITIONS OF TRANSACTION. Consummation of the Transaction is subject to the satisfaction of a number of conditions, including without limitation, the approval of the Transaction by the California Public Utilities Commission ("CPUC"), which conditions are discussed more fully in this Joint Proxy Statement/ Prospectus under "The Purchase Agreement--Conditions."

    INDEMNIFICATION. From and after the Closing, KMEP will (and will cause the SF Operating Partnership to) indemnify the SF General Partner, SF Holdings and their affiliates from any loss relating to (i) Santa Fe or the SF Operating Partnership (whether prior to or after Closing), (ii) the VREDs (except for taxable gains), (iii) certain severance costs and (iv) certain reimbursable expenses under the Santa Fe Partnership Agreement.


    From and after the Closing, (i) the SF General Partner will indemnify the KM General Partner and OLP-D from any loss relating to payments made with respect to the Santa Fe First Mortgage Notes and any refinancing, refunding or replacement thereof up to $190 million (the "Debt Indemnity"), and (ii) the SF General Partner will indemnify the KM General Partner, KMEP, OLP-D and their affiliates from any losses relating to any claim for money damages by a limited partner of Santa Fe relating to the fairness of the Transaction to such limited partners and from any losses relating to (a) a material breach of its representation regarding title to the securities to be transferred, (b) any taxes assessed due to the liquidation of Santa Fe, (c) any claim by any holder of the VREDs or the Santa Fe First Mortgage Notes or by any lender under the Santa Fe Credit Agreement, to the extent relating to any act or omission of the SF General Partner and such claim is asserted prior to Closing, (d) certain expenses and fees of the SF General Partner, (e) certain employee benefits and (f) certain excluded reimbursement items. See "The Purchase Agreement--Indemnification."


    SEVERANCE OBLIGATIONS. Generally, KMEP is responsible for all severance costs above $4.5 million related to the SF General Partner's employees; provided that the SF General Partner will also be responsible for up to an additional $1 million relating to certain disputed severance obligations.


    CERTAIN COVENANTS. Among other covenants applicable to the parties, the SF General Partner and Santa Fe agreed that except as described below, they would
(i) terminate all discussions and negotiations with others for any transaction similar to the Transaction, (ii) not directly or indirectly solicit, initiate or encourage discussions or negotiations with any other person or entity that may reasonably be expected to lead to such a similar transaction, (iii) not enter into any agreement relating to or make any statement in support of such similar transaction and (iv) subject to the fiduciary duties of the SF General Partner and its Board of Directors and the Special Committee, not withdraw or qualify their recommendation of the Transaction.

    The SF General Partner and the SF Operating Partnership may take action otherwise prohibited by the above paragraph if (i) the initial contact is not made in violation of the above paragraph, (ii) the Special Committee determines, in its good faith judgment, that any otherwise prohibited action may lead to a transaction that may be more beneficial than the Transaction, taken as a whole, to the holders of the Santa Fe Common Units, other than the SF General Partner and its affiliates, and (iii) the Special Committee determines that the failure to take such action would be inconsistent with the SF General Partner's fiduciary duties to holders of Santa Fe Common Units.

    TERMINATION OF PURCHASE AGREEMENT. The Purchase Agreement is subject to termination by:

    (a) THE KM GENERAL PARTNER AND THE SF GENERAL PARTNER, upon their mutual written agreement;

    (b) THE SF GENERAL PARTNER, (i) if either KMEP or the KM General Partner fails to perform in any material respect its respective agreements contained in the Purchase Agreement or materially breaches any of its representations, warranties or covenants contained in the Purchase Agreement (which failure or breach would relieve Santa Fe, the SF General Partner and SF Holdings of their obligations to close the Transaction), if such breach cannot be cured prior to the Closing or is not cured within 45 days after the SF General Partner has given notice of such breach; (ii) upon the occurrence of any event that would reasonably be expected to have a material adverse effect on KMEP; (iii) acting through the Special Committee, if the Special Committee determines that a Possible Alternative (as defined herein) would constitute a Superior Transaction (as defined herein); or (iv) if the Board of Directors of the KM General Partner withdraws, modifies or changes in a manner adverse to Santa Fe, the SF Operating Partnership and SF Holdings its recommendation that the holders of KMEP Common Units approve the issuance of KMEP Common Units on the terms and conditions in the Purchase Agreement;

    (c) THE KM GENERAL PARTNER, (i) if any of Santa Fe, the SF General Partner or SF Holdings fails to perform in any material respect its respective agreements contained in the Purchase Agreement or materially breaches any of its representations, warranties or covenants contained in the Purchase Agreement (which failure or breach would relieve KMEP and the KM General Partner of their obligations to close the Transaction), if such breach cannot be cured prior to the Closing or is not cured within 45 days after the KM General Partner has given notice of such breach; (ii) upon the occurrence of any event that would reasonably be expected to have a material adverse effect on Santa Fe or the SF Operating Partnership; or
       (iii) if the Board of Directors of the SF General Partner or the Special Committee withdraws, modifies or changes in a manner adverse to KMEP its recommendation that the holders of Santa Fe Common Units approve the Transaction; or


    (d) EITHER THE KM GENERAL PARTNER OR THE SF GENERAL PARTNER, (i) if there is any order of any court or governmental or regulatory agency which prohibits or restrains Santa Fe, the SF Operating Partnership, SF Holdings, KMEP or the KM General Partner from consummating the Transaction; (ii) if the Closing has not occurred by March 16, 1998; subject to extension to June 30, 1998, if additional time is required to obtain the approval of the California Public Utilities Commission; (iii) if the matters submitted for approval at the Special Meetings are not approved; or (iv) if the average of the daily high and low trading prices of KMEP Common Units on the NYSE for any 20 consecutive trading days is less than $31.32 or greater than $46.98 (the Special Committee may also terminate the Purchase Agreement pursuant to this clause (iv)).


See "The Purchase Agreement--Termination." Upon termination of the Purchase Agreement as described in clause (b)(iii), (b)(iv) or (c)(iii) above, the SF General Partner shall pay KMEP's actual third party expenses arising out of the Transaction up to a maximum of $2.5 million.

    AMENDMENTS OF PURCHASE AGREEMENT AND WAIVER. The Purchase Agreement may not be altered, modified or amended except pursuant to a written instrument signed by the party to be bound. The failure of any party to exercise any right or remedy under the Purchase Agreement will not be deemed or constitute a waiver of such right or remedy in the future.

                                     VREDS


    Each $1,000 principal amount of VREDs is currently exchangeable into 37.2093 Santa Fe Common Units upon the occurrence of certain events (i.e., the VREDs may be exchanged in the aggregate for substantially all of the 8,148,148 Santa Fe Common Units owned by the SF General Partner). As a result of the Transaction, the VREDs are exchangeable for the KMEP Common Units for which Santa Fe Common Units will be exchanged pursuant to this Joint Proxy Statement/Prospectus. Accordingly, each $1,000 principal amount of VREDs will become exchangeable for
51.720927 KMEP Common Units (which would result in the issuance of an aggregate of approximately 11.3 million KMEP Common Units if the VREDs are fully exchanged). KMEP has agreed to cause OLP-D to perform all obligations regarding the VREDs for the account of SF Holdings from and after the Closing. Any taxable gains related to the satisfaction and discharge of the VREDs will be for the account of the SF General Partner or SF Holdings, as applicable. At Closing, certificates formerly representing Santa Fe Common Units held by the SF General Partner will be placed in escrow. OLP-D on behalf of SF Holdings will commence an exchange offer within 45 to 50 days after the Closing (the "VRED Exchange Offer") in accordance with the terms of the Indenture dated as of September 13, 1990 between SF Holdings and Security Pacific National Bank, as trustee (the "VRED Indenture"). Ninety days after Closing, any VREDs tendered in the VRED Exchange Offer will be exchanged for the applicable number of KMEP Common Units. Subject to market conditions, KMEP intends to commence an underwritten public offering of newly issued KMEP Common Units for its own account following the expiration of the VRED Exchange Offer. Any holder of VREDs who exchanges VREDs pursuant to the VRED Exchange Offer will be entitled to participate, as a selling unitholder, in this offering subject to such holder's execution of the appropriate documents required by the managing underwriter and sharing of the fees and expenses of the offering on a pro rata basis. To the extent that VREDs are not delivered for exchange, the Santa Fe Common Units into which the VREDs were exchangeable (and representing the right to receive 1.39 KMEP Common Units per Santa Fe Common Unit) will be canceled. Any VREDs not delivered for exchange become due and payable in full in cash at par, plus accrued and unpaid interest thereon, on the 90th day after Closing. Although it does not currently intend to do so, pursuant to the VRED Indenture, KMEP has the option to exchange the VREDs for cash equal to the value of the VREDs surrendered in lieu of KMEP Common Units. The value of the VREDs will be computed as described under "The Transaction--VREDs." See "Risk Factors--Certain Risks

Associated with the Transaction--Issuance of KMEP Common Units to Holders of VREDs Might Adversely Affect Market Price;" "The Transaction--VREDs" and "The Transaction--Credit Facilities".



                               KMEP LOAN FACILITY



    KMEP has obtained a commitment letter from Goldman Sachs Credit Partners L.P., as lead arranger, and First Union Capital Markets Corp., as co-arranger, for a $300 million revolving credit facility (the "KMEP Loan Facility"). KMEP intends to use the net proceeds from the KMEP Loan Facility to fund (i) the refinancing of approximately $133.8 million of existing indebtedness of OLP-A and OLP-B, including the payment of the make-whole premium on the KMEP First Mortgage Notes (the "Refinanced Indebtedness"), (ii) OLP-D's acquisition of the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash, (iii) the $25 million cash contribution to be made by KMEP to Shell CO(2) Company, (iv) the payment at par of any VREDs not tendered in the VRED Exchange Offer, (v) the fees, costs and expenses of the Transaction (estimated to be approximately $13 million) and (vi) general working capital and other general partnership purposes. Borrowings under the KMEP Loan Facility are limited to $175 million prior to the Closing. Interest on loans under the KMEP Loan Facility will accrue, at KMEP's option, at a floating rate equal to either First Union National Bank's base rate (but not less than the Federal Funds Rate plus .5% per annum) or LIBOR plus a margin that will vary from .75% to 1.5% per annum, depending upon the ratio of KMEP's Funded Indebtedness to Cash Flow (each as defined in the KMEP Loan Facility). Interest on advances will generally be payable quarterly.



    KMEP and OLP-B will be co-borrowers under the KMEP Loan Facility. The obligations of KMEP under the KMEP Loan Facility will be guaranteed by the KMEP Partnerships and each other Restricted Subsidiary (as defined in the KMEP Loan Facility) of KMEP (other than the SF Operating Partnership). KMEP will guarantee the obligations of OLP-B under the KMEP Loan Facility. The KMEP Loan Facility initially will be secured by, among other things, a first priority lien on (i) KMEP's limited partner interests in the KMEP Partnerships; (ii) all of the assets of OLP-D (including its general partner interest in the SF Operating Partnership), (iii) KMEP's ownership interests in the fractionator and Shell CO(2) Company and (iv) intercompany notes to be executed by the KMEP Partnerships in favor of KMEP for loan proceeds lent to them by KMEP. If KMEP fails to maintain certain financial ratios, then each of the KMEP Operating Partnerships will secure its intercompany note with its assets.


                           CLOSING OF THE TRANSACTION


    The closing (the "Closing") shall occur on or before the third business day following the satisfaction of the conditions set forth in the Purchase Agreement or such other place, date and time as mutually agreed upon by the parties to the Purchase Agreement (the "Closing Date").


                              ACCOUNTING TREATMENT

    The Transaction will be accounted for by KMEP under the purchase method of accounting. Under this method, the reported book value of the assets and liabilities acquired from Santa Fe will be increased or decreased to their fair market value on the Closing Date and goodwill will be recorded to the extent that the purchase price exceeds the fair market value of the net assets. This goodwill, if any, will be amortized by KMEP over a 40-year period or other acceptable period for accounting purposes, but will not be amortizable for tax purposes. See "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Common Units--Section 197 Intangibles."

                              NO APPRAISAL RIGHTS

    Holders of Santa Fe Common Units are not entitled to any rights of appraisal or similar rights of dissenters under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") or the Santa Fe Partnership Agreement in connection with the Transaction. Holders of KMEP Common Units are not entitled to any rights of appraisal or similar rights of dissenters under the Delaware Act or the KMEP Partnership Agreement in connection with the Transaction.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    THE TAX CONSIDERATIONS ASSOCIATED WITH THE TRANSACTION AND AN INVESTMENT IN KMEP TO A PARTICULAR HOLDER OF SANTA FE COMMON UNITS OR TO A PRE-TRANSACTION HOLDER OF KMEP COMMON UNITS WILL DEPEND IN PART ON SUCH HOLDER'S OWN TAX CIRCUMSTANCES. MANY OF THE TAX CONSIDERATIONS APPLICABLE TO A PRE-TRANSACTION KMEP COMMON UNIT HOLDER OR A FORMER SANTA FE COMMON UNIT HOLDER ARE SUBJECT TO UNCERTAINTY AND MAY DEPEND ON SUCH UNIT HOLDER'S INDIVIDUAL TAX STATUS AND CIRCUMSTANCES. ACCORDINGLY, EACH SUCH HOLDER IS STRONGLY URGED TO CONSULT A TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSIDERATIONS OF THE TRANSACTION AND AN INVESTMENT IN KMEP COMMON UNITS.


    The following is a summary of certain federal income tax considerations of the Transaction and of acquiring, owning and disposing of KMEP Common Units. The following discussion is based in part upon the opinions of Morrison & Hecker L.L.P., counsel to the KM General Partner and KMEP ("Morrison & Hecker"), and Mayer, Brown & Platt, counsel to Santa Fe and the SF General Partner ("Mayer, Brown & Platt"), described in "Material Federal Income Tax Considerations." This summary, and particularly the opinions of counsel with respect thereto, are qualified by the discussion in "Material Federal Income Tax Considerations."



OPINION OF MAYER, BROWN & PLATT REGARDING THE TRANSACTION



    Mayer, Brown & Platt has rendered its opinion to Santa Fe to the effect that: (i) subject to the uncertainty involving the treatment of the Fractional Unit Payments as described under "Material Federal Income Tax Considerations--Tax Consequences of the Exchange and Distributions--Disguised Sale Rules," Santa Fe will not recognize income, gain, loss or deduction as a result of the transfer of limited partner interests in SF Operating Partnership to KMEP in exchange for rights to receive KMEP Common Units or as a result of such KMEP Common Units being distributed to, and received by, Santa Fe Common Unit holders; (ii) subject to the uncertainty involving the treatment of the Fractional Unit Payments, Santa Fe Common Unit holders will not recognize income, gain, loss or deduction (A) on the transfer of limited partner interests in the SF Operating Partnership by Santa Fe to KMEP in exchange for rights to receive KMEP Common Units, (B) upon the receipt of the right to receive KMEP Common Units pursuant to the liquidation of Santa Fe or the receipt of such KMEP Common Units, (C) upon the receipt of a Fractional Unit Payment from KMEP, except to the extent that the Fractional Unit Payment received by any such holder exceeds such holder's tax basis in KMEP Common Units, or (D) otherwise as a result of the Transaction; (iii) the tax basis of the KMEP Common Units received by a Santa Fe Common Unit holder will be equal to the adjusted tax basis of such holder's Santa Fe Common Units, reduced, but not below zero, by the amount of the Fractional Unit Payment received, if any; and (iv) based upon a representation of the SF General Partner that there has not been a constructive termination of Santa Fe for federal income tax purposes since 1988, the holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders will be deemed to have commenced no later than January 1, 1989, except to the extent the value of the SF Operating Partnership is attributable to Section 751 assets other than depreciation recapture (e.g. unrealized receivables, inventory items and capital improvements not held by the SF Operating Partnership for more than 12 months), in which case the holding period of the KMEP Common Units received by a Santa Fe Common Unit holder attributable to such Section 751 assets will begin on the day following the date of the Transaction. The SF General Partner believes that an insignificant portion of the value of the SF Operating Partnership is attributable to such items. See "Material Federal Income Tax Considerations--Tax Consequences of the Exchange and Distributions-- Disguised Sales Rules."

OTHER TAX CONSEQUENCES OF THE TRANSACTION



    As a result of the liquidation of Santa Fe, Santa Fe will terminate and Santa Fe's taxable year will close on the Closing Date. Santa Fe Common Unit holders with a fiscal tax year may realize a bunching of income (I.E., more than 12 months of partnership income realized in a partner's single tax year) as a result of the liquidation of Santa Fe. The Transaction will result in a constructive termination of the SF Operating Partnership and is likely to result in a constructive termination of KMEP, with the result that the depreciation deductions with respect to each partnership's assets will be deferred. In addition, a constructive termination of KMEP would cause a KMEP Common Unit holder with a fiscal year to realize a bunching of income (i.e., more than twelve months of partnership income realized in a partner's single tax year). See "Material Federal Income Tax Considerations--Tax Consequences of the Transaction to Both KMEP and Santa Fe Common Unit Holders--Constructive Termination of Partnership."



    The federal income tax consequences described above are dependent upon both KMEP and Santa Fe being classified as partnerships for federal income tax purposes. While Morrison & Hecker has opined that KMEP is classified as a partnership for federal income tax purposes and Mayer, Brown & Platt has opined that Santa Fe is classified as a partnership for federal income tax purposes, no rulings have been requested from the Internal Revenue Service (the "IRS"), and no assurance can be given that the IRS will not successfully assert that either KMEP or Santa Fe is not properly classified as a partnership for federal income tax purposes. See "Risk Factors--Tax Risks--Tax Treatment of Transaction Dependent on Partnership Status" and "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Partnership Status."



    This summary and the opinions stated herein are based on and subject to certain representations and assumptions as described in "Material Federal Income Tax Considerations--Tax Consequences of the Exchange and Distributions."


PARTNERSHIP STATUS

    In the opinion of Morrison & Hecker, under current law, and based on certain representations of the KM General Partner and the SF General Partner and partially in reliance on the opinion of Mayer, Brown & Platt as to Santa Fe's and the SF Operating Partnership's status as partnerships, KMEP is and will continue to be classified for federal income tax purposes as a partnership, and the beneficial owners of KMEP Common Units will be considered limited partners in KMEP. Accordingly, KMEP will pay no federal income taxes, and KMEP Common Unit holders will be required to report on their respective federal income tax returns their respective shares of KMEP's income, gains, losses, deductions and credits, even if cash is not distributed by KMEP. In general, cash distributions to a holder of KMEP Common Units will not be taxable unless, and to the extent that, they exceed such holder's tax basis in KMEP Common Units. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Partnership Status."

    KMEP's assets will include its interest in OLP-A, which owns all of the capital stock of a corporation that owns an indirect interest in the Mont Belvieu Fractionator. As a corporation, it will be subject to entity-level taxation for federal and state income tax purposes. The KM General Partner estimates that such corporation will not generate a material amount of taxable income; however, cash distributions by KMEP to KMEP Common Unit holders attributable to such income will generally be treated as taxable dividends.

TREATMENT OF PARTNERSHIP DISTRIBUTIONS


    In general, except for certain gross income allocations to the KM General Partner necessary to support incentive distributions of Available Cash (see "Description of KMEP Partnership Agreement-- Cash Distribution Policy"), annual income and loss of KMEP will be allocated to the KM General Partner and the holders of KMEP Common Units for each taxable year in accordance with their respective percentage interests in KMEP, as determined annually and prorated on a monthly basis and subsequently apportioned among the holders of KMEP Common Units of record as of the opening of the first business day of the month to which they relate, even though holders of KMEP Common Units may dispose of their KMEP Common Units during the month in question. In addition, a holder of KMEP Common Units will be required to take into account, in determining federal income tax liability, such holder's share of income generated by KMEP for each taxable year whether or not cash distributions are made to such holder. As a consequence, the share of taxable income of such holder (and possibly the income tax payable by such holder with respect to such income) may exceed the cash, if any, actually distributed to such holder. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation."

INCREASE IN TAXABLE INCOME


    The amount of taxable income realized by a KMEP Common Unit holder will be dependent upon a number of factors including: (a) the taxable income realized by KMEP, which may vary significantly based on the operations of the KMEP Partnerships; (b) any gain realized by a sale of assets which represents unrealized gain in assets as of the time of the Transaction and the resulting allocation of such gain to either the pre-Transaction KMEP Common Unit holders or the former Santa Fe Common Unit holders, depending upon the asset being sold;
(c) the amount and timing of Curative Allocations (as defined herein) available to pre-Transaction KMEP Common Unit holders and former Santa Fe Common Unit holders attributable to the allocation of unrealized gain inherent in SF Operating Partnership assets and KMEP assets as of the date of the Transaction between and among asset classes, including intangibles, if any, which may not be amortizable; and (d) the amount of the basis adjustment available to a KMEP Common Unit holder based on the purchase price for such Unit holder's Santa Fe or KMEP Common Units. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership--Factors Affecting Taxable Income." The ratio of taxable income to cash distributions will be dependent on the previously mentioned factors as well as other factors such as: (i) the KM General Partner's policy for funding capital improvements; (ii) the cash flow generated by operations; and (iii) other needs for cash flow which may diminish the amount available for distribution. The amounts of depreciation deductions and net Curative Allocations available to a KMEP Common Unit holder may be major contributing factors in determining the differences in the ratio of taxable income to cash distributions which will be realized by any KMEP Common Unit holder following the Transaction. The constructive terminations of the SF Operating Partnership and KMEP as a result of the Transaction will restart the depreciable lives for the assets held which will defer the depreciation attributable to common inside tax basis of such assets and will establish the depreciable period for any net Curative Allocations attributable to such assets as well as defer depreciation attributable to the purchase price of a KMEP or Santa Fe Unit. In addition, most of the SF Operating Partnership and KMEP assets are in asset classes which utilize a mid-year convention for the year of the acquisition and disposition of such assets. Accordingly, in 1998, the KM General Partner estimates that the effect of such constructive terminations and depreciation conventions will be a reduction of 50% in the depreciation deductions and net Curative Allocations available to former Santa Fe Common Unit holders and pre-Transaction KMEP Common Unit holders. The KM General Partner estimates there will be no material adverse effect on depreciation deductions and Curative Allocations for the years 1999 and 2000. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership--Factors Affecting Taxable Income."


BASIS OF KMEP COMMON UNITS

    A KMEP Common Unit holder's tax basis for a KMEP Common Unit following the Transaction will generally be the amount originally paid for the KMEP Common Unit, or in the case of former Santa Fe Common Unit holders, the amount originally paid for the Santa Fe Common Units, increased by such holder's share of KMEP's (or Santa Fe's) income and nonrecourse liabilities, if any, and decreased by KMEP's (or Santa Fe's) losses and distributions.

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

    Under the passive loss limitations, losses generated by KMEP, if any, will only be available to offset future income generated by KMEP and cannot be used to offset income from other activities including passive activities or investments. There is uncertainty as to whether KMEP will be deemed to be a continuation of Santa Fe for purposes of the passive activity loss rules. Thus it is not clear whether a Santa Fe Common Unit holder with losses from Santa Fe taxable periods prior to the Transaction could use such losses (a) to offset such holder's allocable share of KMEP income; (b) to offset only KMEP income from the SF Operating Partnership activities; or (c) only as additional deductions upon sale of such KMEP Common Units. Unused losses may be deducted when a holder of KMEP Common Units disposes of such holder's KMEP Common Units in a fully taxable transaction with an unrelated party. Net passive income from KMEP may be offset by any unused losses related to KMEP that a holder of KMEP Common Units has carried over from prior years, but not by losses from other passive activities including losses from other publicly traded partnerships. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership--Limitations on Deductibility of KMEP Losses."

SECTION 754 ELECTION


    Each of KMEP, the KMEP Operating Partnerships and the SF Operating Partnership has made and will make, as necessary, and maintain the election provided for by Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"). This election generally permits a holder of KMEP Common Units to calculate cost recovery and depreciation deductions with respect to each asset of KMEP and the KMEP Operating Partnerships by reference to the portion of such KMEP Common Unit holder's purchase price attributable to each such asset of KMEP, rather than by reference to KMEP's tax basis in its assets. See "Material Federal Income Tax Considerations--Tax Treatment of Operations--Section 754."


DISPOSITION OF KMEP COMMON UNITS

    A KMEP Common Unit holder who sells KMEP Common Units will recognize gain or loss equal to the difference between the amount realized (including the reduction in such Common Unit holder's share of nonrecourse liabilities, if any, included in basis) and such holder's adjusted basis in such KMEP Common Units. A portion of the consideration realized (whether or not representing gain) may be ordinary income. See "Material Federal Income Tax Considerations--Disposition of KMEP Common Units."


OWNERSHIP OF KMEP COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
  INVESTORS


    An investment in KMEP Common Units by tax-exempt organizations (including individual retirement accounts ("IRAs") and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the income related to KMEP derived by a tax-exempt organization holding KMEP Common Units will be unrelated business taxable income, and thus will be taxable to such organization; no significant amount of KMEP's gross income will be qualifying income for purposes of determining whether a KMEP Common Unit holder will qualify as a regulated investment company; and a KMEP Common Unit holder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a KMEP Common Unit and thus will be required to file federal income tax returns and to pay tax on such KMEP Common Unit holder's share of KMEP taxable income. See "Material Federal Income Tax Considerations--Tax Exempt Organizations and Certain Other Investors."

TAX SHELTER REGISTRATION

    The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. The investment objectives of KMEP are to operate KMEP at a profit and to make cash distributions to holders of KMEP Common Units. Nevertheless, KMEP has registered as a tax shelter with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN KMEP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Material Federal Income Tax Considerations--Administrative Matters--Registration as a Tax Shelter."

STATE AND LOCAL TAX CONSIDERATIONS

    Each holder of KMEP Common Units may be subject to income, estate or inheritance taxes in states and localities in which KMEP owns property or does business, as well as in such holder's own state or locality. Following consummation of the Transaction, KMEP will conduct business in 15 states:
Arizona, California, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Missouri, Nebraska, Nevada, New Mexico, Oregon, Texas and Wyoming. See "Material Federal Income Tax Considerations--Other Taxes."


                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION



    Certain officers, directors and affiliates of the SF General Partner and the KM General Partner have a direct or indirect interest in the consummation of the Transaction and the other matters contemplated by the Purchase Agreement by virtue of common unit ownership, ownership of a general partner or expected compensation or severance benefits.



OFFICERS AND DIRECTORS OF THE SF GENERAL PARTNER



    Under employment agreements and certain employee and director benefit plans each of the following officers of the SF General Partner--Irvin Toole, Jr., Chairman, President and Chief Executive Officer, John M. Abboud, Senior Vice President-Operations and Technical Services, Robert L. Edwards, Director and Senior Vice President-Business Development, Barry R. Pearl, Senior Vice President, Treasurer and Chief Financial Officer, R. Gregory Cunningham, Vice President and General Counsel, and Lyle B. Boarts, Vice President-Human Resources (the "SF Executive Officers")--will be entitled to receive certain payments and benefits as a result of the Transaction, if, (i) the SF Executive Officer is not hired by the KM General Partner and his employment with the SF General Partner is terminated (including constructive termination) within 24 months from the Closing of the Transaction or (ii) the SF Executive Officer is hired by the KM General Partner and his employment is subsequently terminated (including constructive termination) within 24 months from the Closing of the Transaction. In each case, termination must be for a reason other than for misconduct and disability. Also, it is expected that Mr. Toole will enter into a consulting agreement with BNSF following the consummation of the Transaction. As a result of the Transaction, directors of Santa Fe who are not employees of Santa Fe or its affiliates will receive lump sum payments representing the present actuarial value of pension benefits. Santa Fe and BNSF have agreed to indemnify the Special Committee from certain liabilities related to their service on the Special Committee. The Executive Officers and Directors of the SF General Partner collectively own less than 1% of the outstanding Santa Fe Common Units. For additional detail and discussion regarding the interests of the SF Executive Officers in the Transaction, see "The Transaction--Interests of Certain Persons in the Transaction--Officers and Directors of the SF General Partner."



OFFICERS AND DIRECTORS OF THE KM GENERAL PARTNER



    Under KMEP's Executive Compensation Plan, certain officers of the KM General Partner--Thomas King, Director and President of the KM General Partner, David Dehaemers, Vice President and Chief Financial Officer of the KM General Partner, and Mike Morgan, Vice President of the KM General Partner--have been granted incentive compensation awards which become 50% vested on January 1, 2000 and 100% vested on January 1, 2002. It is anticipated that the value of such awards will significantly increase as a result of the Transaction. For additional detail and discussion regarding the interests of these officers in the Transaction, see "The Transaction--Interests of Certain Persons in the Transaction-- Officers and Directors of the KM General Partner."



KM GENERAL PARTNER



    Under the terms of the KMEP Partnership Agreement, the KM General Partner is entitled to receive a specified percentage of the quarterly cash distributions to the limited partners of KMEP. The percentage varies depending upon the amount of the quarterly distribution. See "Description of the KMEP Partnership Agreement--Cash Distribution Policy." The percentage of Available Cash distributed to the KM General Partner as an incentive distribution is generally higher than the corresponding percentage presently distributed to the SF General Partner. See "Risk Factors--Certain Risks Associated with the Transaction--Differences in Partnership Agreements May be Adverse to Holders of Santa Fe Common Units" and "Risk Factors--Risks Associated with KMEP Partnership Agreement and State Partnership Law--Differences in Cash Distribution Policies." For additional detail and discussion regarding the interests of the KM General Partner in the Transaction, see "The Transaction--Interests of Certain Persons in the Transaction--KM General Partner."

                            MARKET AND MARKET PRICES

GENERAL


    The following table sets forth (a) the closing prices for Santa Fe and KMEP Common Units as reported on the NYSE Composite Transaction Tape (i) on October 17, 1997, the last full trading day before the announcement of the Transaction,
and (ii) on January   , 1998, the last full trading day for which quotations
were available prior to the date of this Joint Proxy Statement/Prospectus, and
(b) for such dates, the equivalent pro forma price per Santa Fe Common Unit based on the KMEP Common Unit closing prices on such dates. HOLDERS OF KMEP COMMON UNITS AND SANTA FE COMMON UNITS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE KMEP COMMON UNITS AND SANTA FE COMMON UNITS.



                                                                                     SANTA FE
                                                         SANTA FE                 EQUIVALENT PER
                                                        COMMON UNIT  KMEP COMMON    COMMON UNIT
                                                           PRICE     UNIT PRICE      BASIS(1)
                                                        -----------  -----------  ---------------
October 17, 1997......................................   $  41.125    $   39.00      $   54.21
January   , 1998......................................


------------------------

 (1) Calculated based on the KMEP Common Unit price multiplied by the conversion ratio of 1.39 KMEP Common Units for each Santa Fe Common Unit.

KMEP COMMON UNITS


    The following table sets forth certain information as to the sale prices per KMEP Common Unit as quoted on the NYSE for each calendar year since the end of 1994, adjusted to give effect to the 2 for 1 split of KMEP Common Units effective October 1, 1997.



CALENDAR YEAR                                                              HIGH        LOW
----------------------------------------------------------------------  ----------  ----------
1998
  First Quarter Through January   , 1998..............................
1997
  First Quarter.......................................................  $  21.3750  $  13.6875
  Second Quarter......................................................     24.0625     19.2500
  Third Quarter.......................................................     36.8750     23.9375
  Fourth Quarter......................................................     39.8125     33.0000
1996
  First Quarter.......................................................  $  13.8750  $  12.1875
  Second Quarter......................................................     13.0000     12.4375
  Third Quarter.......................................................     14.0625     12.6875
  Fourth Quarter......................................................     14.5625     12.8125
1995
  First Quarter.......................................................  $  13.0000  $  12.1250
  Second Quarter......................................................     13.2500     12.0625
  Third Quarter.......................................................     13.3750     12.5625
  Fourth Quarter......................................................     13.4375     11.9375

SANTA FE COMMON UNITS


    The following table sets forth certain information as to the sale prices per Santa Fe Common Unit as quoted on the NYSE for each calendar year since the end of 1994.



CALENDAR YEAR                                                                  HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
1998
  First Quarter Through January   , 1998...................................
1997
  First Quarter............................................................  $   39.25  $   37.00
  Second Quarter...........................................................      38.88      34.38
  Third Quarter............................................................      40.75      37.88
  Fourth Quarter...........................................................      51.75      38.63
1996
  First Quarter............................................................  $   38.63  $   36.00
  Second Quarter...........................................................      38.13      34.00
  Third Quarter............................................................      36.63      34.50
  Fourth Quarter...........................................................      38.13      35.50
1995
  First Quarter............................................................  $   36.88  $   33.13
  Second Quarter...........................................................      37.88      30.50
  Third Quarter............................................................      37.00      34.38
  Fourth Quarter...........................................................      37.38      34.25


                                  RISK FACTORS

    For a discussion of the risk factors with respect to the Transaction and the business and operations of KMEP and Santa Fe that should be evaluated by a holder of either KMEP Common Units or Santa Fe Common Units before determining how to vote at the Special Meetings, see "Risk Factors."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

    The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for KMEP and Santa Fe and pro forma financial data for KMEP after giving effect to the Transaction. The data in the table is derived from and should be read in conjunction with the historical financial statements, including the notes thereto, of KMEP and Santa Fe incorporated by reference, and the selected historical financial and operating information included elsewhere, in this Joint Proxy Statement/Prospectus. The pro forma financial data give effect to the Transaction and the Shell CO(2) Company transaction as if they had taken place at September 30, 1997, for balance sheet purposes and as of January 1, 1996 for the nine month and twelve month income statement periods ended September 30, 1997 and December 31, 1996, respectively, and should be read in conjunction with the unaudited pro forma financial statements of KMEP included elsewhere in this Joint Proxy Statement/Prospectus.

           (IN THOUSANDS, EXCEPT PER COMMON UNIT AND OPERATING DATA)
                                      KMEP


                                                                    HISTORICAL
                                               -----------------------------------------------------           PRO FORMA
                                                                                 NINE MONTHS ENDED    ----------------------------
                                                                                                                      NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,       YEAR ENDED        ENDED
                                               -------------------------------  --------------------  DECEMBER 31,   SEPTEMBER 30,
                                                 1994       1995       1996       1996       1997         1996           1997
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
INCOME AND CASH FLOW DATA:
  Revenues...................................  $  54,904  $  64,304  $  71,250  $  47,521  $  52,553    $ 311,392     $   235,174
  Cost of product sold.......................        940      8,020      7,874      4,181      5,307       45,249           5,307
  Operating expense..........................     13,644     15,928     22,347     16,127     13,087       38,966          58,827
  Environmental and litigation costs.........                                                              23,000           6,000
  Fuel and Power.............................      5,481      3,934      4,916      3,134      3,756       25,978          19,145
  Depreciation...............................      8,539      9,548      9,908      7,344      7,797       46,073          34,921
  General and administrative.................      8,196      8,739      9,132      6,803      6,564       31,517          19,873
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Operating income...........................     18,104     18,135     17,073      9,932     16,042      100,609          91,101
  Equity in earnings of partnerships.........      5,867      5,755      5,675      3,784      4,184        5,675           4,184
  Interest expense...........................    (11,989)   (12,455)   (12,634)    (9,404)    (9,566)     (54,561)        (40,545)
  Other income and minority interest.........        509      1,311      3,129      3,044        297        4,832           1,765
  Income tax (provision) benefit.............     (1,389)    (1,432)    (1,343)      (847)      (909)      (1,343)           (909)
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Net income before extraordinary item.......  $  11,102  $  11,314  $  11,900  $   6,509  $  10,048    $  55,212     $    55,596
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Net income before extraordinary item per
    KMEP Common Unit(1)......................  $     .93  $     .86  $     .90  $     .49  $     .60    $    1.20     $      1.22
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                               ---------  ---------  ---------  ---------  ---------  -------------  -------------
  Per Common Unit data cash distributions
    paid.....................................       1.26       1.26       1.26        .95       1.13         1.45            1.88
  Additions to property, plant and
    equipment(2).............................  $   5,195  $   7,826  $   8,575  $   8,022  $   4,378
BALANCE SHEET DATA (AT PERIOD END):
  Net property, plant and equipment..........  $ 238,850  $ 236,854  $ 235,994  $ 237,950  $ 255,059                  $ 1,701,694
  Total assets...............................    299,271    303,664    303,603    298,818    315,256                    1,931,180
  Long-term debt.............................    150,219    156,938    160,211    155,642    130,896                      589,504
  Partners' capital..........................    128,474    123,116    118,344    117,121    150,948                    1,170,579
OPERATING DATA:
  Liquids pipelines transportation volumes
    (MBbls)..................................     46,078     41,613     46,601     31,132     32,132
  NGL fractionation volumes (MBbls)(3).......     57,703     59,546     59,912     44,764     53,357
  Gas processing volumes (MMcf/d)(4).........         34         34         14       18.3     --
  NGL revenue volumes (MBbls)(5).............     --            477      1,638      1,220        395
  CO(2) transportation volumes (Bcf).........         32         44         63       44.7       53.6
  Coal transport volumes (Mtons)(6)..........      4,539      6,486      6,090      4,437      6,177


------------------------------

(1) Represents net income per KMEP Common Unit adjusted for the 2-for-1 split of KMEP Common Units effective on October 1, 1997. Allocation of net income per KMEP Common Unit was computed by dividing the interest of the holders of KMEP Common Units in net income by the weighted average number of KMEP Common Units outstanding during the period.

(2) Additions to property, plant and equipment for 1994 and 1997 exclude the $12,825 and $22,184 of assets acquired in the June 1994 Painter Gas Processing Plant ("Painter Plant") and September 1997 Grand River Terminal
    (GRT) acquisitions, respectively.

(3) Represents total volumes for the Mont Belvieu Fractionator and the Painter Plant.

(4) Represents the volumes of the gas processing portion of the Painter Plant, which has been operationally idle since June 1996.

(5) Represents the volumes of the Bushton facility (beginning in October, 1995).

(6) Represents the volumes of the Cora Terminal, excluding ship or pay volumes of 252 Mtons for 1996.

                                    SANTA FE

                                                                               HISTORICAL
                                                       ----------------------------------------------------------
                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       ----------------------------------  ----------------------
                                                          1994        1995        1996        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------
INCOME DATA:
  Total revenues.....................................  $  228,066  $  233,677  $  240,142  $  179,714  $  182,621
  Operating expenses (excluding provisions and
    depreciation & amortization).....................      97,199     103,196     107,941      81,307      82,338
  Provisions for environmental and litigation
    costs............................................      --          34,000      23,000       8,000       6,000
  Depreciation & amortization........................      19,820      20,500      21,080      15,838      16,092
                                                       ----------  ----------  ----------  ----------  ----------
  Operating income...................................     111,047      75,981      88,121      74,569      78,191
  Other income (expense), net........................       3,408        1633         672        (335)        477
  Interest expense...................................      37,570      37,247      36,518      27,374      26,923
                                                       ----------  ----------  ----------  ----------  ----------
  Net income.........................................  $   76,885  $   40,367  $   52,275  $   46,860  $   51,745
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

PER SANTA FE COMMON UNIT DATA:
  Net income.........................................  $     3.93  $     2.04  $     2.64  $     2.37  $     2.61
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
  Cash distributions paid............................        2.80        2.95        3.00        2.25        2.25
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

CAPITAL EXPENDITURES:................................  $   17,913  $   31,431  $   27,686  $   20,210  $   14,835

BALANCE SHEET DATA (AT PERIOD END):
  Properties, plant and equipment, net...............  $  613,039  $  623,318  $  628,694  $  628,705  $  625,090
  Total assets.......................................     714,772     720,854     725,818     734,532     738,594
  Long-term debt.....................................     355,000     355,000     355,000     355,000     355,000
  Total partners' capital............................     287,961     270,065     262,915     272,356     270,091

OPERATING DATA:
  Barrels delivered (thousands)......................     349,754     354,324     365,377     273,601     278,135
  Barrel miles (millions)............................      49,070      50,010      51,827      38,820      39,629
  Total revenue per barrel...........................  $     0.65  $     0.66  $     0.66  $     0.66  $     0.66

                                  RISK FACTORS

    HOLDERS OF KMEP COMMON UNITS AND SANTA FE COMMON UNITS SHOULD CAREFULLY REVIEW THE INFORMATION SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IN EVALUATING THE TRANSACTION.

CERTAIN RISKS ASSOCIATED WITH THE TRANSACTION


    FERC PROCEEDINGS; POSSIBLE EFFECT ON RATES. Various shippers have filed complaints before the Federal Energy Regulatory Commission ("FERC") challenging certain of Santa Fe's pipeline tariff rates, alleging that such rates are not entitled to "grandfathered" status under the Energy Policy Act of 1992 ("EPACT") due to the development of factors constituting "changed circumstances" within the meaning of EPACT. See "The Parties--Santa Fe--Legal Proceedings Related to Santa Fe Operations." Certain of these complaints have alleged that the Transaction, with its contemplated cost savings from the combination of the businesses of Santa Fe and KMEP (see "The Transaction--Reasons for the Transaction; Recommendations of the General Partners"), provides an additional factor constituting "changed circumstances." Santa Fe has taken the position that such rates are "grandfathered" and that "changed circumstances" do not exist. However, these proceedings involve complex rules and regulations and numerous factual issues, all of which must be considered and analyzed with the benefit of a limited number of legal precedents. It is possible that the factors cited by the complaining parties in support of "changed circumstances," including consummation of the Transaction and realization of cost savings contemplated thereby, could, when considered individually or cumulatively, be found to constitute "changed circumstances." Such a finding could result in very substantial rate refunds and prospective rate reductions, thereby offsetting or perhaps exceeding any cost savings that may be realized from the Transaction. A finding of "changed circumstances" could thus have a material adverse effect on the SF Operating Partnership's and KMEP's results of operations, financial condition, liquidity and funds available for distributions to holders of KMEP Common Units following the Closing. See "The Parties--Santa Fe-- Legal Proceedings Related to Santa Fe Operations."



    RISKS ASSOCIATED WITH REFINANCING OF KMEP LOAN FACILITY; LEVERAGE. KMEP has obtained a commitment letter from Goldman Sachs Credit Partners L.P., as lead arranger, and First Union Capital Markets Corp., as co-arranger, for the KMEP Loan Facility. KMEP intends to use the net proceeds from the KMEP Loan Facility for (i) the refinancing of approximately $133.8 million of existing indebtedness of OLP-A and OLP-B, including the payment of the make-whole premium on the KMEP First Mortgage Notes, (ii) OLP-D's acquisition of the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash, (iii) the $25 million cash contribution to be made by KMEP to Shell CO(2) Company, (iv) the payment at par of any VREDs not tendered in the VRED Exchange Offer, (v) the fees, costs and expenses of the Transaction (estimated to be approximately $13 million) and (vi) general working capital and other general partnership purposes. Commencing in May 2000, the amount available under the KMEP Loan Facility reduces on a quarterly basis, with the final installment due in February 2005. KMEP intends to pay the principal installments due under the KMEP Loan Facility with cash generated from operations. However, there can be no assurance that cash generated from operations will be sufficient to make such payments.


    EFFECT OF FAILURE TO ACHIEVE BUSINESS STRATEGY. On February 14, 1997, the current management of KMEP acquired the KM General Partner. Current management has sought to reposition KMEP as a growth-oriented limited partnership. See "The Parties--KMEP--Business Strategy". Between January 1, 1997 and October 17, 1997 (the last trading day before the Transaction was announced), the price of a KMEP Common Unit increased 182.3%, from $13.813 to $39.00 (adjusted for the 2 for 1 common unit split effective October 1, 1997). Although quarterly cash distributions increased from $.3150 to $.50 per KMEP Common Unit, the yield on the KMEP Common Units decreased from 9.12% to 5.13%. In contrast, between January 1, 1997 and October 17, 1997, the price of a Santa Fe Common Unit increased 8.2%, from $38.00 to $41.125, its quarterly cash distributions remained constant at $.75 per unit and its yield decreased from 7.89% to 7.29%. See "Comparative Market Price Data." The foregoing may indicate that KMEP, to a greater degree than Santa Fe, is perceived and valued as a growth-oriented partnership likely to generate increased earnings and distributions. Accordingly, KMEP Common Units may trade differently than Santa Fe Common Units have and may experience more volatility. There can be no assurance that KMEP will be able to continue to increase earnings and cash distributions. The failure to continue to increase earnings and cash distributions could adversely affect prevailing market prices of the KMEP Common Units.


    RISKS ASSOCIATED WITH UNIT HOLDER LITIGATION RELATED TO THE PENDING TRANSACTION. Shortly after the announcement of the Transaction, three purported Santa Fe Common Unit holder class action lawsuits objecting to the Transaction were filed in Delaware and one was filed in California. The three actions filed in Delaware have been consolidated into one action. Generally, the actions allege that certain defendants suffered from a conflict of interest in the negotiation of the Transaction, that despite this conflict they did not appoint or retain independent representation for the Santa Fe Common Unit holders, and that this conflict resulted in an excessive payment to the SF General Partner. The actions further allege that the defendants breached their duties of loyalty and due care to the Santa Fe Common Unit holders and that the defendants failed to fully inform themselves about the value of the Santa Fe Common Units. The actions seek certification of a class action on behalf of the Santa Fe Common Unit holders, preliminary and permanent injunctions of the Transaction, rescission of the Transaction if it is consummated, an award of damages including attorneys' fees, an accounting by defendants of any special benefits obtained from the Transaction, imposition of a constructive trust for any consideration received by the defendants, and any other relief the court finds appropriate. Although as of this date, plaintiffs have not initiated efforts to obtain injunctive relief, if they took such action and were successful prior to the Closing, KMEP and Santa Fe may be prohibited from consummating the Transaction. Even if plaintiffs are unable to successfully enjoin consummation of the Transaction, if, following the Closing, they successfully assert their claims, the Transaction may be subject to rescission or the defendants may be required to pay damages which may have a materially adverse impact on KMEP. Defendants believe that all of these lawsuits are without merit and intend to oppose them vigorously. For more information regarding the specific allegations made in each action and the names of the actions, see "The Transaction--Certain Pending Litigation."



    COMBINATION OF PIPELINE OPERATIONS; REALIZATION OF SYNERGIES. The management of KMEP believes that KMEP will be able to integrate the geographically and operationally diverse businesses of KMEP and Santa Fe in a beneficial and profitable manner. However, the operations and management of KMEP and Santa Fe are different, and KMEP may incur costs or encounter other challenges not currently anticipated which may negatively affect its prospects. In addition, there can be no assurance that KMEP will realize in whole or in part the anticipated synergies reflected in the pro forma financial statements or the "Disclosure Regarding Forward Looking Information" or "The Parties--KMEP--Business Strategy" sections. The integration of operations following the Transaction will require the dedication of management and other personnel which may temporarily distract their attention from the day-to-day business of the combined partnership, the development or acquisition of new properties and the pursuit of other business acquisition opportunities.



    CHANGES IN MANAGEMENT OF SANTA FE ASSETS. Following the Transaction, the assets of Santa Fe previously managed by the SF General Partner will be under the ultimate control and management of different persons. While many of the individuals responsible for the day-to-day management of the Santa Fe assets are expected to continue with KMEP following the Transaction, most members of senior management of Santa Fe will not remain with KMEP.



    ISSUANCE OF KMEP COMMON UNITS TO HOLDERS OF VREDS MIGHT ADVERSELY AFFECT MARKET PRICE. As a result of the Transaction, OLP-D on behalf of SF Holdings, will pursuant to the VRED Exchange Offer, offer to exchange each $1,000 principal amount of the VREDs for 51.720927 KMEP Common Units. The exchange offer will close 90 days after the Closing. As a result, the approximately 11.3 million KMEP

Common Units to be received by the SF General Partner upon such exchange would be distributed to the holders of the VREDs. These KMEP Common Units would equal approximately 27.8% of the total outstanding KMEP Common Units post-Closing, unless KMEP elects to pay cash in lieu of delivering KMEP Common Units in accordance with the terms of the VRED Indenture. See "The Transaction-- VREDs." A holder of VREDs who has exchanged VREDs pursuant to the VRED Exchange Offer may determine, for tax and other reasons, not to hold their KMEP Common Units on a long-term basis. To provide for an orderly distribution of such KMEP Common Units and to raise additional capital, KMEP intends, subject to market conditions, to commence an underwritten public offering of newly issued KMEP Common Units following the expiration of the VRED Exchange Offer. Former VRED holders may participate in such offering, as selling unitholders subject to such holders' execution of the appropriate documents required by the managing underwriter and sharing the fees and expenses of the offering on a pro rata basis. KMEP can make no predictions as to the effect, if any, that sales of such KMEP Common Units or the availability of such KMEP Common Units for sale might have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the KMEP Common Units received in exchange for the VREDs could adversely affect prevailing market prices of the KMEP Common Units.



    DIFFERENCES IN PARTNERSHIP AGREEMENTS MAY BE ADVERSE TO HOLDERS OF SANTA FE COMMON UNITS. If the Transaction is consummated, all holders of Santa Fe Common Units will become holders of KMEP Common Units immediately following the liquidation of Santa Fe. The rights and obligations of, and matters affecting, the holders of KMEP Common Units and Santa Fe Common Units under their respective partnership agreements--the Second Amended and Restated Agreement of Limited Partnership of KMEP dated effective as of January 14, 1998 (the "KMEP Partnership Agreement") and the Santa Fe partnership agreement--are similar in many respects. (For a description of the KMEP Partnership Agreement, see "Description of KMEP Partnership Agreement" and "Material Federal Income Tax Considerations.") However, certain material differences exist between the respective partnership agreements, which differences may have an adverse impact on holders of Santa Fe Common Units. The percentage of Available Cash distributed to the KM General Partner as an incentive distribution is generally higher than the percentage distributed to the SF General Partner as an incentive distribution. As a result, under the KMEP Partnership Agreement, the KM General Partner will receive 50% of any incremental quarterly cash distributions after the holders of KMEP Common Units have received cash quarterly distributions of $.4675 per KMEP Common Unit, whereas under the Santa Fe Partnership Agreement, the SF General Partner is only entitled to receive 30% of any incremental quarterly cash distributions after the holders of the Santa Fe Common Units have received quarterly cash distributions equal to $.70 per Santa Fe Common Unit (or $.504 per common unit on a KMEP equivalent basis (I.E., $.70 divided by the 1.39 KMEP Common Units to be issued for each Santa Fe Common Unit)). In addition, (i) the KMEP Partnership Agreement has an anti-takeover provision eliminating the right of any holder or group of holders (excluding the KM General Partner or its affiliates) who owns 20% or more of the KMEP Common Units to vote; (ii) the KM General Partner has pre-emptive rights with respect to future issuances of KMEP Common Units, which the SF General Partner does not have, and (iii) actions which require KMEP Common Unit holder approval generally only require the affirmative vote of the holders of a majority of the KMEP Common Units, whereas, similar actions requiring Santa Fe Common Unit holder approval generally require the affirmative vote of the holders of at least 66 2/3% of the Santa Fe Common Units. See "--Risks Associated with KMEP Partnership Agreement and State Partnership Law--Effects of Anti-takeover Provisions," "--Risks Associated with KMEP Partnership Agreement and State Partnership Law--Pre-emptive Rights of General Partner," "The Transaction--Interests of Certain Persons in the Transaction--KM General Partner," "Comparison of Common Unit Holders' Rights" and "Material Federal Income Tax Considerations."


    FIXED EXCHANGE RATIO. Under the terms of the Purchase Agreement, each Santa Fe Common Unit will represent the right to receive 1.39 KMEP Common Units. The Purchase Agreement does not contain any provision for adjustment of the Exchange Ratio based solely on fluctuations in the market prices of Santa Fe Common Units or KMEP Common Units. There can be no assurance that one or both of such market prices at closing will not be lower than the market prices on the date of the execution of the Purchase Agreement or the current market prices. The Purchase Agreement does provide for mutual termination rights if the 20-trading day average price of KMEP Common Units is ever less than $31.32 or greater than $46.98 prior to the Closing.



RISKS ASSOCIATED WITH LEGAL PROCEEDINGS RELATED TO SANTA FE OPERATIONS



    Santa Fe is currently a party to several legal proceedings, including, without limitation: (i) three proceedings before the FERC, which generally challenge certain of Santa Fe's existing tariff rates, (ii) a proceeding before the CPUC, which generally challenges rates charged by Santa Fe for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments, (iii) a judicial reference proceeding between Santa Fe and Southern Pacific Transportation Company ("SPTC") to determine the extent, if any, to which the rent payable by Santa Fe for the use of pipeline easements on rights-of-way held by SPTC should be adjusted pursuant to existing contractual arrangements and (iv) environmental proceedings related to ground water and soil contamination in Elmira, California. In addition, Santa Fe has liabilities under settlements related to ground water and soil contamination in the vicinity of Santa Fe's storage facilities and truck loading terminal at Sparks, Nevada and 18 other sites.



    The initial decision rendered by the presiding Administrative Law Judge in one of the pending FERC proceedings, if implemented in its current form and also applied to the Sepulveda lines rate at issue in Docket No. IS98-1-000, could reduce prospective revenues by approximately $8 million to $10 million annually and require Santa Fe to pay reparations through year end 1997 in the approximate amount of $30 million. Reparations and interest will continue to accrue at approximately $8 million per annum until new prospective rates become effective. The complaints before the CPUC seek prospective rate reductions aggregating approximately $15 million per year.



    KMEP and Santa Fe are not able to predict with certainty the final outcome of these legal proceedings. However, the ultimate resolution of these proceedings could have a material adverse effect on KMEP's results of operations, financial condition, liquidity and ability to maintain its announced annual cash distribution of $2.25 per KMEP Common Unit. See "The Parties-- Santa Fe--Legal Proceedings Related to Santa Fe Operations" and the annual and quarterly reports of Santa Fe, filed with the Commission, which are incorporated herein by reference, for a more detailed description of these proceedings.


NO ASSURANCE THAT TARIFF RATES CAN BE MAINTAINED OR INCREASED


    Revenues from interstate and California intrastate common carrier transportation on the Liquids Pipelines are determined in accordance with tariffs filed with FERC and the CPUC, respectively. As discussed above, Santa Fe's pipeline tariffs are subject to challenge before the FERC and CPUC. Such challenges pose a threat to the rates of Santa Fe regardless of whether the Transaction is consummated, and thus could, if successful, result in rate refunds and/or lower prospective pipeline rates, which could have a material adverse effect on Santa Fe's results of operations, financial condition, liquidity and funds available for distributions to holders of Santa Fe Common Units even in the absence of the Transaction.



    Santa Fe's rates could also be adversely affected in the future by increased competition.


POSSIBLE INSUFFICIENCY OF CASH FLOW TO PAY ANNOUNCED DISTRIBUTIONS


    The pro forma historical combined cash flow of KMEP and Santa Fe would not be sufficient to pay KMEP's announced annual distribution of $2.25 per KMEP Common Unit. The ability of KMEP to generate sufficient cash flow to pay such distribution will depend on the ability of KMEP to realize anticipated cost savings resulting from the Transaction and to increase revenues in certain sectors in accordance with KMEP's 1998 business plan. Although KMEP's management believes that such cost savings and revenue increases can be realized, there can be no assurance in this regard. In the short term

KMEP may fund distributions from borrowings, to the extent available, but ultimately the ability of KMEP to sustain announced distributions will depend on the ability of KMEP to increase distributable cash flow. In addition, there is no guaranteed minimum quarterly distribution under the KMEP Partnership Agreement.

CASH DISTRIBUTIONS WILL FLUCTUATE WITH PERFORMANCE; NO MINIMUM DISTRIBUTION

    GENERAL. Although the KM General Partner will distribute 100% of KMEP's Available Cash (as defined herein), there can be no assurance regarding the amounts of Available Cash to be generated by KMEP. KMEP's profitability and its ability to make distributions to holders of KMEP Common Units will depend to a large extent upon volumes of NGLs and refined petroleum products that the Liquids Pipelines transport and to a lesser extent upon the volume of coal transloaded and stored by the Coal Terminals and volumes of NGLs for fractionation. Diminished volumes would decrease KMEP's profits and, consequently, the amount of cash available for distribution to holders of KMEP Common Units. Because the demand for such products is subject to numerous factors outside KMEP's control, no assurance can be given regarding future volumes.


    FACTORS AFFECTING TRANSPORTATION VOLUMES. Transportation volumes for NGLs and refined petroleum products are affected primarily by the market demand for products in the geographic regions served by the Liquids Pipelines. Volumes for the Coal Terminals depend on the market demand for western and Illinois coal, economic and available rail transportation from sources of supply and economic barge transportation to delivery points. Market demand for NGLs, refined petroleum products and coal may be affected by future economic conditions, weather, fuel conservation measures, alternate fuel requirements, governmental and environmental regulation, demographic changes or technological advances in fuel economy and energy generation devices. KMEP cannot predict the effect of such factors on the demand for the transportation of NGLs and refined petroleum products in the Liquids Pipelines and the handling and storage of coal. See "The Parties--Santa Fe--Markets" and "--Principal Customers."



    PROFITABILITY IS DEPENDENT ON CERTAIN MAJOR CUSTOMERS. Major end-users of NGLs and refined petroleum products transported by the Liquids Pipelines include wholesalers and retailers of refined petroleum products in the relevant service areas, refinery facilities in the Chicago area, a world-scale petrochemical plant near Lake Charles, Louisiana and United States military bases. Major suppliers of refined petroleum products transported on the Liquids Pipelines include refineries located in Los Angeles, San Francisco and Bakersfield, California, Chicago, Illinois, Houston and El Paso, Texas and Seattle, Washington. A disruption of operations at any of such facilities could adversely affect KMEP's revenues by reducing the volumes of NGLs and refined petroleum products transported through the Liquids Pipelines. See "The Parties-- Santa Fe--Markets" and "--Principal Customers." In addition, four major customers ship approximately 80% of all coal loaded through the Coal Terminals. KMEP has business interruption insurance to protect itself against losses from reduced volumes of products transported as a result of disrupted operations of KMEP's assets or of a supplier or end-user because of physical loss or damage and intends to obtain similar insurance with respect to Santa Fe's operations. However, there can be no assurance that business interruption insurance will be adequate to cover losses that might result from disruptions of operations. Should KMEP lose any of its major customers, KMEP's profitability could be adversely affected along with its ability to make distributions to holders of KMEP Common Units.


    ESTABLISHMENT OF RESERVES MAY AFFECT DISTRIBUTIONS. The KMEP Partnership Agreement gives the KM General Partner broad latitude in establishing reserves that affect the amount of Available Cash because the KM General Partner may in its reasonable discretion determine amounts that can be set aside as reserves for the proper conduct of the business.

RISKS ASSOCIATED WITH LEVERAGE


    IMPACT ON ABILITY TO MAKE CASH DISTRIBUTIONS. As of September 30, 1997, KMEP and Santa Fe had approximately $130.9 million and $355.0 million of indebtedness, respectively. After giving effect to the Transaction, the incurrence of the maximum available debt under the KMEP Loan Facility and the refinancing of the Refinanced Indebtedness, and assuming the exchange of all of the VREDs for KMEP Common Units, KMEP is anticipated to have approximately $617 million of indebtedness. In addition, the debt service obligations associated with such indebtedness may reduce the Available Cash for distribution by KMEP to holders of KMEP Common Units and to the KM General Partner. The ability of KMEP to meet these debt service obligations will depend primarily upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors (including regulation), many of which are beyond its control. KMEP may in the future incur additional indebtedness in order to finance acquisitions or for general business purposes.



    ASSETS PLEDGED TO SECURE DEBT. The KMEP Loan Facility initially will be secured by a first priority lien on (i) KMEP's limited partner interests in the KMEP Partnerships; (ii) all of the assets of OLP-D (including its general partner interest in the SF Operating Partnership), (iii) KMEP's ownership interests in the fractionator and Shell CO(2) Company and (iv) intercompany notes to be executed by the KMEP Partnerships in favor of KMEP for loan proceeds lent to them by KMEP. If KMEP fails to maintain certain financial ratios, then each of the KMEP Operating Partnerships will be obligated to secure its intercompany note with its assets. Santa Fe has also granted liens on substantially all of its properties to secure its existing indebtedness and such liens will remain in effect after consummation of the Transaction. If an event of default occurs, the lenders will have the right to foreclose upon such collateral. Foreclosure, in addition to causing an investment loss, could have significant adverse tax consequences for holders of KMEP Common Units, including the realization of taxable income by such holders without a corresponding distribution of cash. Similarly, holders of KMEP Common Units could have increased taxable income without a corresponding increased cash distribution if, while there is substantial indebtedness outstanding, KMEP were to dispose of assets.



    INSTRUMENTS GOVERNING INDEBTEDNESS CONTAIN RESTRICTIVE COVENANTS. KMEP may be prevented by the instruments governing its indebtedness (including the KMEP Loan Facility) from engaging in certain transactions which might otherwise be considered beneficial to KMEP, and such provisions may limit or prohibit distributions to holders of KMEP Common Units under certain circumstances. The agreements governing such indebtedness generally require KMEP's operating partnerships to comply with various affirmative and negative covenants, including without limitation, the maintenance of certain financial ratios and restrictions on (i) the incurrence of additional indebtedness; (ii) entering into mergers, consolidations and sales of assets; (iii) making investments; and
(iv) granting liens. In addition, the agreements governing KMEP's indebtedness generally prohibit KMEP from making cash distributions to holders of KMEP Common Units more frequently than quarterly, from distributing amounts in excess of 100% of Available Cash for the immediately preceding calendar quarter and from making any distribution to holders of KMEP Common Units if an event of default exists or would exist upon making such distribution. The instruments governing the SF Operating Partnership's indebtedness contain similar restrictions, including the maintenance of certain cash levels. The instruments governing any additional indebtedness incurred to refinance the indebtedness may also contain similar restrictions.



    KMEP's $110 million First Mortgage Notes due June 30, 2007 ("KMEP First Mortgage Notes") permit KMEP to prepay such indebtedness only upon payment of a make-whole premium. KMEP intends to refinance the KMEP First Mortgage Notes (and pay the make-whole premium) with the proceeds from the KMEP Loan Facility.


    The SF Operating Partnership's First Mortgage Notes, with an outstanding principal amount of $305 million as of September 30, 1997 (the "Santa Fe First Mortgage Notes"), generally may not be prepaid at any time prior to December 15, 1999. After December 15, 1999 and prior to December 15, 2002,

Santa Fe may prepay the Santa Fe First Mortgage Notes with a make-whole prepayment premium. On or after December 15, 2002 and prior to December 15, 2003, Santa Fe may prepay the Santa Fe First Mortgage Notes with a prepayment premium equal to .7133% of the principal amount so prepaid. After December 15, 2003, Santa Fe may prepay the Santa Fe First Mortgage Notes in whole or in part without a prepayment premium. Pursuant to the Purchase Agreement, after the Closing, the SF Operating Partnership is restricted from taking certain actions with respect to $190 million of the Santa Fe First Mortgage Notes, including the prepayment of such amount. Such restrictions may limit KMEP's flexibility in structuring or refinancing existing or future indebtedness. See "The Transaction--Santa Fe First Mortgage Notes."

RISKS ASSOCIATED WITH PIPELINE EASEMENTS


    A significant portion of the SF Pipeline System is located on railroad right-of-ways as to which the SF Operating Partnership or Santa Fe was granted easements by SPTC for the construction and operation of the SF Pipeline System. SPTC, or its predecessors in interest, acquired some of such right-of-way pursuant to federal statutes enacted in 1871 and 1875. The right-of-way granted under the 1871 statute was thought to be an outright ownership interest, which would continue in perpetuity unless the right-of-way ceased to be used for railroad purposes, in which case the ownership interest would be extinguished. SPTC and its predecessors in interest have used the right-of-way for railroad purposes since the railroad was constructed. Except for one lawsuit which was dismissed, the SF Pipeline System has operated without challenge to the validity of the easements granted by Southern Pacific on and beneath the land since construction of the SF Pipeline System in the 1950s.


    Two United States Circuit Courts, however, have determined, in decisions rendered in 1979 and 1980, that railroad right-of-ways granted under laws similar to the 1871 statute provide only a surface easement for railroad purposes without any right to the subsurface. If a court were to determine that the 1871 statute also prohibits the use of the subsurface by the railroad or its assignees for the operation of a pipeline, the SF Operating Partnership may be required to obtain easements from subsurface landowners in order to continue to maintain the SF Pipeline System beneath the right-of-way SPTC was granted under the 1871 statute. The SF General Partner and the KM General Partner believe that such easements could be obtained over time at a cost that would not have a material adverse effect on the SF Operating Partnership, although no assurance in this regard can be given.

    KMEP and Santa Fe have each been advised by counsel that it has the power of eminent domain in the states in which it operates (except for Illinois) with respect to the Liquids Pipelines (other than the Central Basin Pipeline), assuming it meets certain requirements that differ from state to state. While there can be no assurance, KMEP believes that it meets such requirements. KMEP does not believe that it has the power of eminent domain with respect to the Central Basin Pipeline. The inability of KMEP to exercise the power of eminent domain could have a material adverse effect on the business of KMEP in those instances where KMEP will not have the right through leases, easements, rights-of-way, permits or licenses to use or occupy the property used for the operation of the Liquids Pipelines and where KMEP is unable to obtain such rights.

RISKS ASSOCIATED WITH SHELL CO(2) COMPANY

    The letter of intent regarding the formation of Shell CO(2) Company provides that KMEP will be entitled to a fixed, guaranteed quarterly distribution of approximately $3.6 million ($14.5 million per year) during the four year period ended December 31, 2001. In 2002 and 2003, KMEP's cash distributions will be increased or decreased so that the aggregate cash distributions received by KMEP during the first six years of Shell CO(2) Company's existence will be equal to KMEP's partnership interest percentage of the cumulative cash distributions of Shell CO(2) Company during such period (which initially is expected to equal 20%) on a present value basis (discounted at 10%). Under certain scenarios, which management believes are unlikely, it is possible that KMEP would not receive any distributions from Shell CO(2) Company during 2002 and 2003 and could be required to return a portion of the distributions received during the first four years. After 2003, KMEP will participate in distributions in accordance with its partnership percentage.

COSTS OF ENVIRONMENTAL REGULATION

    The business and operations of KMEP and Santa Fe are subject to federal, state and local laws and regulations relating to environmental practices. In particular, KMEP and Santa Fe could incur significant costs and liabilities in the event of an accidental leak or spill in connection with liquid petroleum products transportation and storage. The costs and liabilities associated with leaks and spills of hazardous materials, either individually or in the aggregate, could negatively affect the level of cash available for distribution to holders of KMEP Common Units. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations, could result in increased costs and liabilities to KMEP and Santa Fe. KMEP and Santa Fe cannot predict the ultimate impact on their business and operations of the EPA standards or the impact of future environmental measures. The costs of environmental regulation are, however, already significant and there is a possibility that additional regulation could negatively affect the level of cash available for distribution to holders of KMEP Common Units.

COMPETITION

    Propane competes with electricity, fuel oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in alkylation compete with alternative products. NGLs used as feedstocks for refineries and petrochemical plants compete with alternative feedstocks. As a result, NGL demand is significantly affected by the availability and prices of alternative energy sources and feedstocks. Such competition could ultimately result in lower levels of KMEP profits and lower cash distributions to holders of KMEP Common Units.

    The KMEP and Santa Fe operating partnerships conduct their operations without the benefit of exclusive franchises from government entities. In addition, they provide common carrier transportation services through the Liquids Pipelines at posted tariffs, and, in virtually all cases, without long-term contracts for transportation service with its customers. Demand for transportation services for refined petroleum products is primarily a function of total and per capita fuel consumption, prevailing economic and demographic conditions, alternate modes of transportation, alternate product sources and price.

    Because pipelines are generally the lowest cost method for intermediate and long-haul overland product movement, the Liquids Pipelines' most significant competitors are proprietary pipelines owned and operated by major oil companies in the areas where the Liquids Pipelines deliver products, refineries within the operating partnerships' market areas served by the Liquids Pipelines and trucks. The possibility exists that additional pipelines may in the future be constructed to serve specific markets served by the Liquids Pipelines. Trucks competitively deliver products in certain markets. Recently, the SF Pipeline System has experienced minor but notable reductions in product volumes delivered to certain shorter-haul destinations, primarily Orange and Colton, California, due to increased utilization of trucking by major oil companies. Management cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future.

    Utilization of and demand for terminaling services varies widely throughout the Liquids Pipelines. Certain of the major petroleum companies as well as independent terminal operators are presently in direct competition with Santa Fe and KMEP at several terminal locations. At those locations, market share is primarily a function of pricing, service capabilities and available tankage.

TAX RISKS

    For a general discussion of the expected federal income tax consequences of the Transaction and of acquiring, owning and disposing of KMEP Common Units, see "Material Federal Income Tax Considerations." All references to "Sections" in this Tax Risks discussion and in the "Material Federal Income Tax
Considerations" discussion are to sections of the Code.


    TAX TREATMENT OF TRANSACTION DEPENDENT ON PARTNERSHIP STATUS. The tax treatment of the Transaction is dependent upon both KMEP and Santa Fe being treated as partnerships for federal income tax purposes. If either were treated as a corporation, the Transaction would be treated as a taxable exchange. If, for federal income tax purposes, KMEP is treated as a corporation and Santa Fe is treated as a partnership, the Transaction will be taxable to Santa Fe and the holders of Santa Fe Common Units with the resulting gain increasing the basis of the Santa Fe Common Units and, in turn, the basis of the KMEP Common Units received by such holders. If, for federal income tax purposes, Santa Fe is treated as a corporation, the Transaction will be taxable to Santa Fe and the liquidation of Santa Fe will result in the receipt by Santa Fe Common Unit holders of KMEP Common Units in a taxable exchange. As a consequence, Santa Fe and the Santa Fe Common Unit holders would have material federal income tax liabilities, which would exceed cash distributions from Santa Fe and KMEP. See "Material Federal Income Tax Considerations--Tax Consequences of the Transaction." Morrison & Hecker and Mayer, Brown & Platt will render their opinions that KMEP and Santa Fe, respectively, are classified as partnerships for federal income tax purposes. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation-- Partnership Status." The opinions of counsel represent only counsels' respective legal judgments as to particular issues and are not binding on the IRS or the courts. No ruling will be requested from the IRS with respect to the Transaction or the classification of KMEP or Santa Fe. Thus, no assurance can be provided that such opinions set forth herein would be sustained by a court if contested by the IRS.



    NO AMORTIZATION OF BOOK-UP ATTRIBUTABLE TO INTANGIBLES. The Transaction will result in a restatement of the capital accounts of both the former Santa Fe Common Unit holders and the pre-Transaction KMEP Common Unit holders to fair market value ("Book-Up") and an allocation of such increased capital account value among KMEP's assets will be based on the values indicated by an independent appraisal obtained by the KM General Partner. The KM General Partner has obtained an independent appraisal which indicates that all, or substantially all, of such value is attributable to tangible assets. However, if such valuations were challenged by the IRS and such challenge was successful, a portion of this Book-Up could be allocated to intangible assets that will not be amortizable either for tax or capital account purposes, and therefore, will not support a Curative Allocation (as later defined) of income. This could result in a disproportionate allocation of taxable income to either a pre-Transaction KMEP Common Unit holder or a former Santa Fe Common Unit holder. See "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Units--Capital Accounts, Valuation of Assets and Curative Allocations under
Section 704(c)" and "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Units--Fungibility Issues Arising From Intangibles."


    CASH FOR FRACTIONAL UNIT PAYMENTS. The KM General Partner intends to take the position that Fractional Unit Payments are distributions that are nontaxable to the Santa Fe Common Unit holders to the extent of their basis. It is possible that the IRS may seek to ignore the form of the Transaction and take the position that the receipt of the Fractional Unit Payments should be treated under the "Disguised Sale Rules" as a payment to Santa Fe in exchange for a portion of the limited partner interests in the SF Operating Partnership resulting in gain recognition to Santa Fe and the holders of Santa Fe Common Units. See "Material Federal Income Tax Considerations--Tax Consequences of the Transaction--Disguised Sale Rules."


    CONSTRUCTIVE TERMINATIONS; IMPACT ON TAXABLE INCOME AND DEPRECIATION. The distribution of KMEP Common Units offered hereby, in addition to other sales of KMEP Common Units due to its trading activity in a twelve-month period, will likely result in a constructive termination of KMEP for federal income tax purposes upon the closing of the Transaction. In addition, the Transaction will result in a constructive termination of the SF Operating Partnership. These constructive terminations will result in a deferral of an allocable share of depreciation deductions and a corresponding acceleration of taxable income allocable to each pre-Transaction KMEP Common Unit holder and any former Santa Fe Common Unit holder. The KM General Partner estimates that the effect of such constructive terminations and depreciation conventions will be a reduction in 1998 of approximately 50% in the depreciation deductions and net Curative Allocations available to former Santa Fe Common Unit holders and pre-Transaction KMEP Common Unit holders. The KM General Partner estimates that there will be no material adverse effect on depreciation deductions and net Curative Allocations for 1999 and 2000 resulting from the constructive terminations. This reduction in depreciation deductions and net Curative Allocations will increase the federal taxable income, and therefore could increase the federal income tax liability, of pre-Transaction holders of Santa Fe Common Units and KMEP Common Units, when compared to such income absent the Transaction. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership--Factors Affecting Taxable Income," and "Material Federal Income Tax Considerations--Disposition of KMEP Common Units--Constructive Termination."


    TAX TREATMENT OF KMEP. The availability to a holder of KMEP Common Units of the federal income tax benefits of an investment in KMEP depends, in large part, on the classification of KMEP as a partnership for federal income tax purposes. Based on certain representations by the KM General Partner and the SF General Partner and in partial reliance on the opinion of Mayer, Brown & Platt with respect to the classification of Santa Fe, Morrison & Hecker is of the opinion that, under current law, KMEP is and will continue to be classified as a partnership for federal income tax purposes. However, as stated below, no ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS.

    If KMEP were to fail to meet the 90% "qualified income" test (the "National Resources Exception") for any year prior to or subsequent to the Transaction, KMEP would be treated as a corporation unless it met the inadvertent failure exception. See "Material Federal Income Tax Considerations--General Features of Partnership Taxation--Partnership Status."

    If KMEP were classified as an association taxable as a corporation for federal income tax purposes, KMEP would be required to pay tax on its income at corporate rates, distributions would generally be taxed to the holders of KMEP Common Units as corporate distributions, and no income, gain, loss, deduction or credit would flow through to the holders of KMEP Common Units. Because tax would be imposed upon KMEP as an entity, the cash available for distribution to the holders of KMEP Common Units would be substantially reduced. Treatment of KMEP as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of KMEP Common Units. See "Material Federal Income Tax Considerations-- General Features of Partnership Taxation--Partnership Status."

    There can be no assurance that the law will not be changed so as to cause KMEP to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The KMEP Partnership Agreement provides that, if a law is enacted that subjects KMEP to taxation as a corporation or otherwise subjects KMEP to entity-level taxation for federal income tax purposes, certain provisions of the KMEP Partnership Agreement relating to the KM General Partner's incentive distributions will be subject to change, including a decrease in the amount of the Target Distribution levels to reflect the impact of entity level taxation on KMEP. See "Description of KMEP Partnership Agreement--Cash Distribution Policy."


    NO IRS RULING WITH RESPECT TO THE TRANSACTION OR TAX CONSIDERATIONS. No ruling has been or will be requested from the IRS with respect to the Transaction, the classification of KMEP or Santa Fe as a partnership for federal income tax purposes or any other matter affecting KMEP or Santa Fe. Moreover, the IRS has announced that it will not grant rulings regarding the federal income tax treatment of transfers of assets to certain classes of partnerships in which KMEP would be included. Accordingly, the IRS may adopt positions that differ from counsels' conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the holders of KMEP Common Units and the KM General Partner.



    ALLOCATION OF PROFIT AND LOSS. The KMEP Partnership Agreement contains certain allocations of profits and losses the validity of which under current law are uncertain and with respect to which counsel is unable to opine. A successful challenge by the IRS of the validity of such allocations could result in a material increase in the amount of taxable income allocated to the holders of KMEP Common Units. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership-- Ratio of Taxable Income to Distributions" and "Material Federal Income Tax Considerations--Allocation of KMEP Income, Gain, Loss and Deduction."



    DEDUCTIBILITY OF LOSSES. Under the passive loss limitations, losses generated by KMEP, if any, will only be available to offset future income generated by KMEP and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the holder of KMEP Common Units disposes of all of such holder's KMEP Common Units in a fully taxable transaction with an unrelated party. It is uncertain whether any unused passive activity losses previously realized by a Santa Fe Common Unit holder can be used to offset such Unit holder's allocable share of KMEP income. Net passive income from KMEP may be offset by a KMEP Common Unit holder's unused KMEP losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Material Federal Income Tax Considerations--Tax Consequences of KMEP Common Unit Ownership--Limitations on Deductibility of KMEP Losses."


    SECTION 754 ELECTION. Each of KMEP, the KMEP Operating Partnerships and the SF Operating Partnership has made, will make, as necessary, and maintain the election provided for by Section 754 of the Code, which will generally permit a holder of KMEP Common Units to calculate cost recovery and depreciation deductions by reference to the portion of the Common Unit holder's purchase price attributable to each asset of KMEP. A constructive termination of KMEP could result in penalties and a loss of basis adjustments under Section 754, if KMEP were unable to determine that a termination had occurred and, therefore, did not make a Section 754 election for the new KMEP. See "Material Federal Increase Tax Considerations--Tax Treatment of Operations--Section 754 Election."

    CONVENTIONS RELATED TO SECTION 743(B) ADJUSTMENTS. The KM General Partner intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of KMEP's property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation derived from the depreciation method and useful life applied to the common inside tax basis of such property. It is possible that the IRS could challenge such treatment and, if successful, the taxable income of either holders of Santa Fe Common Units or KMEP Common Units could be increased. See "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Units--Capital Accounts, Valuation of Assets and Curative Allocations under Section 704(c)" and "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Units--Fungibility Issues Arising From Intangibles."


    UNIFORMITY OF KMEP COMMON UNITS AND NONCONFORMING DEPRECIATION
CONVENTIONS. Since KMEP cannot trace the chain of ownership of any particular KMEP Common Unit, it is unable to track the economic and tax characteristics related to particular KMEP Common Units from owner to owner. Consequently, uniformity of the economic and tax characteristics of the KMEP Common Units to purchasers of such KMEP Common Units must be maintained. To maintain uniformity, KMEP will adopt certain depreciation conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. The IRS may challenge such conventions and, if such a challenge were sustained, the uniformity of KMEP Common Units may be affected. Non-uniformity could adversely affect the amount of tax depreciation available to a purchaser of KMEP Common Units and could have a negative impact on the value of the KMEP Common Units. See "Material Federal Income Tax Considerations--Uniformity of KMEP Common Units," "Material Federal Income Tax Considerations--Tax Treatment of Operations-- Section 754 Election" and "Material Federal Income Tax Considerations--Disposition of KMEP Common Units--Constructive Termination."

    TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS OR PROCEEDS FROM DISPOSITIONS OF KMEP COMMON UNITS. A holder of KMEP Common Units will be required to pay federal income tax and, in certain cases, state and local income taxes on such holder's allocable share of KMEP's income, whether or not such holder receives cash distributions from KMEP. No assurance is given that holders of KMEP Common Units will receive cash distributions equal to their allocable share of taxable income from KMEP. Further, a holder of KMEP Common Units may incur tax liability in excess of the amount of cash received. See "Material Federal Income Tax Considerations--Other Taxes" for a discussion of certain other state and local tax considerations that may be relevant to prospective holders of KMEP Common Units.

    TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT. KMEP is registered with the IRS as a "tax shelter." No assurance can be given that KMEP will not be audited by the IRS or that tax adjustments will not be made. The rights of a KMEP Common Unit holder owning less than a 1% profits interest in KMEP to participate in the income tax audit process have been substantially reduced. Further, any adjustments in KMEP's returns will lead to adjustments in the returns of holders of KMEP Common Units and may lead to audits of the holders of KMEP Common Units' returns and adjustments of items unrelated to KMEP. Each holder of KMEP Common Units would bear the cost of any expenses incurred in connection with an examination of the personal tax return of such holder.

RISKS ASSOCIATED WITH KMEP PARTNERSHIP AGREEMENT AND STATE PARTNERSHIP LAW


    DIFFERENCES IN CASH DISTRIBUTION POLICIES. Under the terms of the KMEP Partnership Agreement, the KM General Partner is entitled to receive a specified percentage of the quarterly cash distributions to the partners of KMEP. The percentage varies depending upon the amount of the quarterly distribution. See "Description of the KMEP Partnership Agreement--Cash Distribution Policy." After the holders of KMEP Common Units have received quarterly cash distributions of $.4675 per KMEP Common Unit, the KM General Partner is entitled to receive 50% (the highest marginal rate under the KMEP Partnership Agreement) of any additional cash distributed to the KMEP partners during such quarter. Under the Santa Fe Partnership Agreement, the SF General Partner is only entitled to receive 30% (the highest marginal rate under the Santa Fe Partnership Agreement) of any additional cash distributed to Santa Fe partners during a quarter after the holders of the Santa Fe Common Units have received quarterly cash distributions equal to $.70 per Santa Fe Common Unit (or $.504 per unit on a KMEP equivalent basis (I.E., $.70 divided by the 1.39 KMEP Common Units to be issued for each Santa Fe Common Unit)). Based on KMEP's current annual distribution of $2.00 per KMEP Common Unit, the KM General Partner would receive approximately 14.5% of all such cash distributions and 50% of any distributions in excess of such amount. Based on KMEP's announced annual distribution of $2.25 per KMEP Common Unit, the KM General Partner would receive approximately 20.8% of all such cash distributions and 50% of any distributions in excess of such amount. If the distribution percentages in the Santa Fe Partnership Agreement rather than the KMEP Partnership Agreement were used with an equivalent annual distribution of $3.1275 per unit ($2.25 multiplied by the Exchange Ratio), the KM General Partner would receive approximately 7.7% of such cash distributions and 30% of any distributions in excess of such amount.


    LIMITED VOTING RIGHTS, MANAGEMENT AND CONTROL. Holders of KMEP Common Units will have only limited voting rights on matters affecting KMEP. The KM General Partner will manage and control the activities of KMEP. See "Description of KMEP Partnership Agreement--Management." Holders of KMEP Common Units have no right to elect the KM General Partner on an annual or other ongoing basis. If the KM General Partner withdraws, however, its successor may be elected by the holders of a majority of the outstanding KMEP Common Units (excluding for purposes of such determination KMEP Common Units owned by the departing general partner and its affiliates).

    The KM General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding KMEP Common Units, excluding KMEP Common Units owned by the KM General Partner and its affiliates, provided that certain other conditions are satisfied. Any such removal is subject to the limited partners approving the successor general partner by the same vote required for removing the KM General Partner and receipt of an opinion of counsel that such removal and the approval of a successor will not result in the loss of the limited liability of any limited partner or cause KMEP to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. In addition, any KMEP Common Units held by a person (other than the KM General Partner and its affiliates) that owns 20% or more of the KMEP Common Units cannot be voted. These provisions mean that holders of KMEP Common Units only have a limited say in matters affecting the operation of KMEP and, if such holders are in disagreement with the decisions of the KM General Partner, they may remove the KM General Partner only as provided in the KMEP Partnership Agreement.

    THE KM GENERAL PARTNER'S LIABILITY TO KMEP AND THE HOLDERS OF KMEP COMMON UNITS MAY BE LIMITED. Certain provisions of the KMEP Partnership Agreement contain exculpatory language purporting to limit the liability of the KM General Partner to KMEP or the holders of KMEP Common Units. For example, the KMEP Partnership Agreement provides that:

       (i) borrowings by KMEP or the approval thereof by the KM General Partner will not constitute a breach of any duty of the KM General Partner to KMEP or the holders of KMEP Common Units whether or not the purpose or effect thereof is to increase incentive distributions to the KM General Partner;

       (ii) any actions taken by the KM General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations contained in the KMEP Partnership Agreement will be deemed not to breach any duty of the KM General Partner to KMEP or the holders of KMEP Common Units; and

       (iii) in the absence of bad faith by the KM General Partner, the resolution of conflicts of interest by the KM General Partner will not constitute a breach of the KMEP Partnership Agreement or a breach of any standard of care or duty.

    KMEP PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY DUTIES OF THE KM GENERAL PARTNER UNDER DELAWARE LAW. Provisions of the KMEP Partnership Agreement purport to limit the liability of the KM General Partner to KMEP and the holders of KMEP Common Units. Such provisions also purport to modify the fiduciary duty standards to which the KM General Partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. The KMEP Partnership Agreement permits the KM General Partner to exercise the discretion and authority granted to it thereunder in the management of KMEP and the conduct of its operations, so long as its actions are in, or not inconsistent with, the best interests of KMEP. Such modifications of state law standards of fiduciary duty may significantly limit the ability of holders of KMEP Common Units to successfully challenge the actions of the KM General Partner as being a breach of what would otherwise have been a fiduciary duty.

    POTENTIAL LIABILITY OF THE HOLDERS OF KMEP COMMON UNITS TO REPAY DISTRIBUTIONS. Holders of KMEP Common Units will not be liable for assessments in addition to their initial capital investment in the KMEP Common Units. Under certain circumstances, however, holders of KMEP Common Units may be required to repay to KMEP amounts wrongfully returned or distributed to them. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner and which could not be ascertained from the partnership agreement.

    POTENTIAL LIABILITY OF HOLDERS OF KMEP COMMON UNITS IF KMEP HAS NOT COMPLIED WITH A STATE PARTNERSHIP LAW. Following consummation of the Transaction, it is anticipated that KMEP will conduct its business in 15 states, and in some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. If (i) a court or governmental agency determined that KMEP was conducting business in any such state and had not complied with the applicable limited partnership statute, or (ii) the right of holders of KMEP Common Units as a group to remove or replace the KM General Partner or to take other action pursuant to the KMEP Partnership Agreement, and the exercise of such right or the taking of such action constituted "control" of KMEP's business, then holders of KMEP Common Units might be held liable for KMEP's obligations to the same extent as a general partner.

    KMEP MAY EXERCISE ITS LIMITED CALL RIGHT. In the event that at any time not more than 20% of the issued and outstanding limited partners' interests of any class of KMEP are held by persons other than the KM General Partner and its affiliates, the KM General Partner will have the right, assignable to any of its affiliates or to KMEP, to purchase all, but not less than all, of the remaining limited partner interests of such class of KMEP held by such unaffiliated persons, for a price equal to the most recent 20-day average trading price, or the highest purchase price paid by the KM General Partner or its affiliates to acquire limited partner interests of such class of KMEP during the prior 90 days, whichever is higher. As a consequence, a holder of such limited partner interests may have such holder's interest purchased even though the holder may not desire to sell it, or the price paid may be less than the amount the holder would desire to receive.

    KMEP MAY SELL ADDITIONAL LIMITED PARTNER INTERESTS, DILUTING EXISTING INTERESTS OF HOLDERS OF KMEP COMMON UNITS. The KMEP Partnership Agreement authorizes the KM General Partner to cause KMEP to issue additional limited partner interests and other equity securities of KMEP for such consideration and on such terms and conditions as shall be established by the KM General Partner. Any issuance of additional KMEP Common Units or other equity securities of KMEP would result in a corresponding decrease in the proportionate ownership interest in KMEP represented by KMEP Common Units then outstanding, and such issuance could therefore adversely affect the amount of cash distributed with respect to, and the market price of, KMEP Common Units outstanding prior to such issuance. Such additional issuances will also diminish the relative voting strength of the previously outstanding KMEP Common Units.

    EFFECTS OF ANTI-TAKEOVER PROVISIONS. The KMEP Partnership Agreement provides that any person or group (other than the KM General Partner and its affiliates) that acquires beneficial ownership of 20% or more of the KMEP Common Units will lose its voting rights with respect to all of its KMEP Common Units. This provision is intended to discourage a person or group from attempting to remove the KM General Partner or otherwise change management of KMEP and may diminish the price at which the KMEP Common Units will trade under certain circumstances. For example, the provision may make it unlikely that a third party, in an effort to remove the KM General Partner and take over the management of KMEP, would make a tender offer for the KMEP Common Units at a price above their trading market price without first removing the KM General Partner and substituting an affiliate.

    PRE-EMPTIVE RIGHTS OF GENERAL PARTNER. To maintain its then current partnership interest in KMEP, the KM General Partner, acting as general partner of KMEP, has the right to purchase additional limited partnership interests issued by KMEP whenever, and on the same terms that, KMEP issues such securities to any person other than the KM General Partner and its affiliates. No other holder of KMEP Common Units has a similar right. Therefore, only the KM General Partner may protect itself against the dilutive effect of an issuance of additional equity securities of KMEP. The KM General Partner has waived its pre-emptive right in connection with the Transaction, but not with respect to any other or further transaction.

POTENTIAL CONFLICTS OF INTEREST

    Certain conflicts of interest could arise among the KM General Partner, Kinder Morgan Inc., the parent company of the KM General Partner ("KMI") and KMEP. Such conflicts may include, among others, the following situations:

        (i) KMEP does not have any employees and relies solely on employees of the KM General Partner and its affiliates, including KMI.

        (ii) Under the terms of the KMEP Partnership Agreement, KMEP reimburses the KM General Partner for costs incurred in managing and operating KMEP.


        (iii) The amount of cash expenditures, borrowings and reserves in any quarter may affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to pay quarterly distributions on the KMEP Common Units in such quarter or subsequent quarters. The KM General Partner has announced its intention to increase the annual distribution from $2.00 per KMEP Common Unit to $2.25 per KMEP Common Unit commencing with the distribution payable with respect to the fourth quarter of 1997; however, the ability of KMEP to continue to make distributions at such level depends upon the operations of KMEP and various factors which cannot be guaranteed. See "--Cash Distributions will Fluctuate with Performance; No Minimum Distribution."


        (iv) Whenever possible, the KM General Partner intends to limit the liability under contractual arrangements of KMEP to all or particular assets of KMEP, with the other party to the contract having no recourse against the KM General Partner or its assets. The KMEP Partnership Agreement provides that any action by the KM General Partner in so limiting its liability or that of KMEP will not be deemed to be a breach of its fiduciary duty, even if KMEP could have obtained more favorable terms without such limitation on liability.

        (v) Under the terms of the KMEP Partnership Agreement, the KM General Partner is not restricted from paying its affiliates for any services rendered on terms fair and reasonable to KMEP or entering into additional contractual arrangements with any of the affiliates of the KM General Partner on behalf of KMEP. Neither the KMEP Partnership Agreement nor any of the other agreements, contracts and arrangements between KMEP, on the one hand, and the KM General Partner and its affiliates, on the other hand, are or will be the result of arm's-length negotiations.

        (vi) The KMEP Partnership Agreement provides that it will not constitute a breach of the KM General Partner's fiduciary duty if the KM General Partner exercises its right to call for and purchase limited partner interests as provided in the KMEP Partnership Agreement or assigns this right to one of its affiliates or to KMEP.

                                  THE PARTIES

KMEP

    GENERAL. KMEP, a Delaware limited partnership, was organized in August 1992 to acquire and operate the natural gas liquids pipelines of Enron Corp. Through its three operating limited partnerships, KMEP manages a diversified portfolio of midstream energy assets. It is the sole owner and operator of three pipeline systems, which transport NGLs, refined petroleum products and CO(2) (the "KMEP Pipeline System") and two modern, high-speed coal terminaling facilities (the "Coal Terminals"). KMEP also owns an indirect 25% interest in a Y-grade fractionation facility.

    BUSINESS STRATEGY. On February 14, 1997, the current management of KMEP acquired the stock of the KM General Partner from Enron Corp. The current management's business strategy is to operate KMEP as a growth-oriented publicly traded limited partnership by reducing operating costs, better utilizing and expanding its asset base, and making selective, strategic acquisitions that are accretive to KMEP Common Unit holders. Management believes that KMEP is well positioned to expand its present assets and make strategic acquisitions that are accretive in cash flow to KMEP Common Unit holders.

    During the nine months ended September 30, 1997, KMEP has decreased its operating costs by $3.1 million compared to the same period for 1996. Earnings for the nine months ended September 30, 1997 totaled $10.0 million, compared to $6.5 million for the comparable period in 1996, an increase of 54%. Distributions to KMEP Common Unit holders for the third quarter of 1997 was $0.50 per KMEP Common Unit (reflecting the two for one common unit split that occurred on October 1, 1997), an increase of 59% compared to the distribution of $0.315 (adjusted for the common unit split) for the third quarter of 1996.

    KMEP management believes that substantial growth opportunities exist in all of KMEP's core businesses: (i) products pipelines, (ii) coal terminals, storage and services; and (iii) CO(2) transportation and services. In August, 1997, KMEP acquired a coal terminaling and storage facility located on the Kentucky river and in the fall of 1997 completed a major expansion of its Cora Terminal. As a result, KMEP has expanded its coal terminaling and storage capacity by approximately 100%. See "--Coal Operations." In October 1997, KMEP announced its intention to form Shell CO(2) Company with Shell Western, which will explore, produce, market and transport CO(2) for enhanced oil recovery throughout the continental United States. See "--Central Basin Pipeline."

    The Transaction should further KMEP's strategy of increasing KMEP Common Unit holder value, because management believes that it will be accretive to KMEP's earnings and cash flow. In addition, the Transaction should provide KMEP with additional expansion and extension opportunities. Significant cost savings are also expected to be derived from the combination. However, there can be no assurances that such opportunities and cost savings will be realized. Upon consummation of the Transaction, KMEP will be one of the largest common carrier products pipeline systems in terms of volume of deliveries, barrel miles and pipeline mileage in the United States, with over 5,000 miles of trunk pipeline serving 15 states.

    Management believes that the provisions of the KMEP Partnership Agreement provide it with financial incentives that are closely aligned with those of the holders of KMEP Common Units. Specifically, when KMEP issues equity in connection with an acquisition (E.G., the Transaction), the KM General Partner must contribute additional capital. In addition, the incentive distribution structure in the KMEP Partnership Agreement provides the KM General Partner with a strong incentive to distribute as much cash from operations as possible.

    THE NORTH SYSTEM. The North System is the largest of KMEP's pipeline systems. It is an approximate 1,600 mile interstate common carrier pipeline system that extends from South Central Kansas to the Chicago area. Products transported on the North System include NGLs (E.G. ethane, propane, normal butane, isobutane and natural gasoline) and refined petroleum products such as gasoline and fuel oils. Product shipments fall into three general categories including (i) shipments of NGLs from South Central

Kansas (a major hub for producing and storing NGLs) to markets in the Midwest, including major refineries in the Chicago area, propane terminals in Nebraska, Iowa and Illinois, and to other pipeline systems; (ii) shipments of refinery grade normal butane produced in the Chicago area for storage near Bushton, Kansas and the subsequent return of those volumes to the Chicago area; and (iii) shipments of refined petroleum products through KMEP's 50% interest in the Heartland Partnership to terminals in Nebraska and Iowa. The North System competes for business with other liquids pipelines and to a lesser extent rail transporters. The North System operated at approximately 59% of capacity in 1995, 66% of capacity in 1996 and 70% of capacity in the first nine months of 1997.

    In addition to the pipelines, the North System includes seven propane truck loading terminals plus a multi-terminal complex at Morris, Illinois. KMEP owns and operates several tank and cavern storage facilities with approximately 1.0 MMBbls of capacity and has a long-term lease for cavern storage near Bushton, Kansas for approximately 5.0 MMBbls of capacity.

    CYPRESS PIPELINE. Completed in April 1991, the Cypress Pipeline is a 104-mile interstate common carrier pipeline that transports purity ethane from the NGL hub in Mont Belvieu, Texas to a major petrochemical producer in Lake Charles, Louisiana. The pipeline was originally built with a capacity of approximately 37 MBbls/d but has recently completed an expansion which increases the capacity to 57 MBbls/d. It has the capability to transport other NGLs. The Cypress Pipeline operates under a long-term transportation agreement which expires in 2011. Under the terms of that agreement, the petrochemical producer has a fixed tariff, ship-or-pay obligation for a minimum of 30 MBbls/d through 2011. In addition, the petrochemical producer has entered into a five-year ship-pay obligation for an additional 14 MBbls/d.

    CENTRAL BASIN PIPELINE. Placed in service in 1985, the Central Basin Pipeline transports CO(2) to enhanced oil recovery projects throughout the Permian Basin in West Texas. Central Basin originates in Denver City, Texas where it interconnects with all three major supply pipelines from Colorado and New Mexico (the Cortez, Bravo and Sheep Mountain Pipelines). The mainline runs approximately 143 miles and terminates near McCamey, Texas where it interconnects with another pipeline. In addition, approximately 157 miles of lateral supply lines connect the mainline to approximately 20 enhanced oil recovery projects. The pipeline transported an average of 196 Mmcf/day for the first nine months of 1997. This represents approximately 33% of the pipeline's current unpowered capacity of 600 Mmcf/day.


    On October 27, 1997, KMEP entered into a letter of intent with Shell Western to form Shell CO(2) Company, which will explore, produce, market and transport CO(2) for enhanced oil recovery throughout the continental United States. KMEP is expected to receive a 20% interest in Shell CO(2) Company by contributing the Central Basin Pipeline and approximately $25 million in cash. The transaction is subject to certain conditions, including the execution of a definitive partnership agreement, and certain regulatory approvals. Closing of the transaction with Shell Western is anticipated to occur in the first quarter of 1998. See "Risk Factors--Risks Associated with Shell CO(2) Company" and "Unaudited KMEP Pro Forma Financial Information" for additional information with respect to Shell CO(2) Company.


    COAL OPERATIONS. KMEP owns and operates two coal transloading facilities which transload, store and blend Western and Illinois Basin coals for various utilities and other customers on the inland waterways. Through its Red Lightning Energy Services unit, KMEP markets coal and energy-related services.

    The Cora Terminal is strategically located near the end of the Union Pacific mainline on approximately 480 acres of land along the Mississippi River near Cora, Illinois. The terminal has an effective capacity of approximately 15 million tons per year, and it can be expanded to 20 million tons with certain capital additions. The terminal typically receives coal via train and loads coal onto barges, but is also capable of both receiving and shipping by truck. Most of the coal transloaded at the facility is done under multi-year contracts with four customers.

    On September 4, 1997, KMEP completed its purchase of Grand Rivers Terminal, a coal transloading and storage facility on the Tennessee River, just above the Kentucky dam. Commencing October 1, 1997, Grand Rivers began operating under a five year agreement with the Tennessee Valley Authority to transload, store and blend between a minimum of 5 million and a maximum of 12 million tons annually. The terminal can both receive and ship coal from trains, trucks or barges, and has an effective annual capacity of approximately 25 million tons.

    FRACTIONATOR. KMEP owns an indirect 25% interest in the Mont Belvieu Fractionator, located approximately 20 miles east of Houston in Mont Belvieu, Texas. The fractionator is a 200 MBbls/d capacity Y-grade fractionation facility that produces a range of specification products, including ethane, propane, normal butane, isobutane and natural gasoline. The facility is operated by Enterprise Products Company and has operated at approximately 95.3% of capacity during the first nine months of 1997.


    ORGANIZATIONAL STRUCTURE. The KM General Partner serves as the sole general partner of KMEP. In addition to its general partner interest in KMEP, as of January 15, 1998, the KM General Partner owns approximately 6.1% of the KMEP Common Units, before giving effect to the Transaction. KMEP is the approximate 99% limited partner of each of the KMEP Operating Partnerships and the KM General Partner is the approximate 1% general partner. In connection with the Transaction, KMEP will form OLP-D, of which KMEP will be the approximate 99% limited partner and the KM General Partner will be the approximate 1% general partner. Following the consummation of the Transaction and the Special Distribution, OLP-D will be the sole general partner of, and will own a 99.5% general partner interest in, the SF Operating Partnership and the SF General Partner will own the .5% Special LP Interest. As a result of its 1% general partner interest in KMEP and its approximate 1% general partner interest in each of the KMEP Operating Partnerships and OLP-D, the KM General Partner will have a 2% economic interest in the assets of KMEP and Santa Fe. In addition, the KM General Partner is entitled to receive quarterly cash incentive distributions from KMEP, which increase based on the amount of quarterly cash distributions paid to holders of KMEP Common Units.



    KMEP's headquarters and executive offices are located at 1301 McKinney Street, Suite 3450, Houston, Texas 77010 and its telephone number is (713) 844-9500.


SANTA FE

    GENERAL. Santa Fe is a Delaware limited partnership formed in 1988 to acquire and operate, through the SF Operating Partnership, the refined petroleum products pipeline business of Santa Fe Pacific Corporation, a Delaware corporation.


    Santa Fe transports refined petroleum products, including gasoline, diesel fuel and commercial and military jet fuel, via pipeline, primarily for major petroleum companies, independent refiners, the United States military and marketers and distributors of such products. Santa Fe also operates 13 truck loading terminals and provides pipeline service to approximately 44 customer-owned terminals, three commercial airports and 12 military bases. Santa Fe's pipelines (collectively, the "SF Pipeline System") are: (1) the South Line, which is composed of two segments, the West Line, which transports products from Los Angeles to Phoenix and Tucson, Arizona and various intermediate points, and the East Line, which transports products from El Paso, Texas to Tucson, Phoenix and various intermediate points; (2) the North Line, which transports products primarily from the San Francisco Bay area to various cities in northern California and western Nevada; (3) the Oregon Line, which transports products between Portland and Eugene, Oregon; and (4) the San Diego Line, which transports products from Los Angeles to San Diego, California and various intermediate points. Santa Fe also owns certain other lines that can be used to connect refinery, terminal or storage facilities to pipeline or other facilities, some of which are dedicated to use for a specific customer and some of which have been leased to or are operated by other parties.

    MARKETS. Santa Fe currently serves approximately 65 shippers in the refined products market, with the largest customers consisting of major petroleum companies, independent refiners, the United States military and independent marketers and distributors of products. The volume of products transported in the SF Pipeline System is directly affected by the level of end-user demand for such products in the geographic regions served by Santa Fe. Such market demand varies based upon the different end uses to which the products delivered through the SF Pipeline System may be applied. A substantial portion of product volumes transported in the SF Pipeline System is gasoline, the demand for which is dependent on such factors as prevailing economic conditions and demographic changes in the markets served by the SF Pipeline System and, to a lesser degree, gasoline prices. Portions of Santa Fe's business can experience seasonal variations; however, overall volumes are only moderately seasonal, with lower than average volumes typically being transported during the first and fourth quarters of each year.


    PRINCIPAL CUSTOMERS. Of the approximately 65 shippers served by Santa Fe on a system-wide basis in 1996, the largest shippers on each of the pipeline segments were generally the same entities. The chart below reflects the percentage of transportation revenues attributable to the top 10 shippers on the South Line, North Line, Oregon Line and San Diego Line during each of the periods indicated, based upon total product volumes shipped during the years indicated.

                                                                            REVENUE PERCENTAGE ATTRIBUTABLE TO
                                                                                      TOP 10 SHIPPERS
                                                                           -------------------------------------
                                                                              1996         1995         1994
                                                                              -----        -----        -----
South Line
  WEST LINE..............................................................          84%          85%          84%
  EAST LINE..............................................................          99           98           95
North Line...............................................................          85           82           80
Oregon Line..............................................................          99          100           99
San Diego Line...........................................................          93           92           92

    Between 73% and 74% of the refined petroleum products transported in the SF Pipeline System during each of the calendar years 1994 through 1996 were shipped by major petroleum companies. Operating revenues received from ARCO Products Company and Chevron U.S.A. Products Company accounted for 14.8% and 12.1%, respectively, of total 1996 revenues. These two customers accounted for 16.3% and 13.3%, respectively, of total 1995 revenues, and for 16.1% and 12.4%, respectively, of total 1994 revenues.


    Products delivered to military facilities accounted for 4.0%, 4.5% and 4.8% of total volumes shipped by Santa Fe during 1996, 1995 and 1994, respectively. Military volumes are dependent on the level of activity at military bases served by the SF Pipeline System. Since 1991, the United States Congress has approved plans to reduce the overall level of military activity. As of year-end 1996, several military bases historically served by Santa Fe had been closed and realignment of certain other bases continues to occur, with the level of activity having decreased at certain bases and increased at others. No other bases served by Santa Fe have been identified for closure or realignment. In January 1996, Santa Fe acquired a pipeline serving Lemoore Naval Air Station, near Fresno, California.



    DESCRIPTION OF THE SF PIPELINE SYSTEM. The South Line consists of two pipeline segments, the West Line and the East Line.



    The West Line consists of approximately 555 miles of primary pipeline and currently transports products for approximately 50 shippers from three pipeline origin stations in the Los Angeles Basin to Phoenix and Tucson, Arizona and various intermediate commercial and military delivery points. In 1996, 1995 and 1994, the West Line transported averages of 339,900, 333,400 and 325,600 barrels per day, respectively, of which averages of 114,100, 111,700 and 104,000 barrels per day, respectively, were delivered to Phoenix and Tucson. Also, a significant portion of West Line volumes are transported to

Colton, California for local distribution and for delivery to Calnev Pipeline, an unaffiliated common carrier of refined petroleum products to Las Vegas, Nevada and intermediate points. The West Line serves Santa Fe terminals located in Colton and Imperial, California as well as in Phoenix and Tucson.

    The East Line is comprised of two parallel lines originating in El Paso, Texas and continuing approximately 300 miles west to the Tucson terminal and one line continuing northwest approximately 130 miles from Tucson to Phoenix. All products received by the East Line at El Paso come from a refinery in El Paso or are delivered through connections with non-affiliated pipelines from refineries in Odessa and Dumas, Texas and Artesia, New Mexico. The East Line transports refined petroleum products for approximately 17 shippers. In 1996, 1995 and 1994, the East Line transported averages of 73,700, 67,200 and 69,300 barrels per day, respectively, of refined petroleum products, of which averages of 35,800, 31,500 and 34,100 barrels per day, respectively, were delivered to Phoenix. Since August 1992, when the second phase of the East Line expansion became operational, the daily pumping capacity between El Paso and Tucson has been approximately 95,000 barrels, and the daily pumping capacity from Tucson to Phoenix has been approximately 55,000 barrels. The East Line serves Santa Fe terminals located in Tucson and Phoenix.

    In late 1995, Diamond Shamrock, Inc. completed construction of a new 10-inch diameter products pipeline from its refinery near Dumas, Texas to El Paso. In late 1996, Diamond Shamrock connected this pipeline to Santa Fe's East Line and began shipping products to Tucson and Phoenix.

    Longhorn Partners Pipeline is a proposed joint venture project which would acquire and convert an existing crude oil pipeline to refined products service and construct a new pipeline extension to transport refined products from refineries on the Gulf Coast to El Paso and other destinations in Texas.

    Increased product supply in the El Paso area could result in some shift of volumes transported into Arizona from Santa Fe's West Line to its East Line. While increased movements into the Arizona market from El Paso displace higher tariff volumes supplied from Los Angeles on the West Line, such shift of supply sourcing has not had, and is not expected to have, a material effect on Santa Fe's results of operations.

    The North Line of the SF Pipeline System consists of approximately 1,075 miles of pipeline in six pipeline segments originating in Richmond, Concord and Bakersfield, California. This line serves Santa Fe terminals located in Brisbane, Bradshaw, Chico, Fresno and San Jose, California, and Sparks, Nevada. The North Line delivers refined petroleum products for approximately 40 shippers. A substantial portion of the products delivered through the North Line comes from refineries in the San Francisco Bay area. A small percentage of supply is received from various pipeline and marine terminals that deliver products from foreign and domestic ports. Substantially all of the products shipped through the Bakersfield-Fresno segment of the North Line are supplied by a refinery located in Bakersfield.

    The Oregon Line is a 114-mile pipeline serving approximately 10 shippers. The Oregon Line receives products from marine terminals in Portland and from Olympic Pipeline, a non-affiliated carrier, which transports products from the Puget Sound area to Portland. From its origination point in Portland, the Oregon Line extends south and serves the Santa Fe terminal located in Eugene, Oregon.


    The San Diego Line is a 135-mile pipeline serving major population areas in Orange county (immediately south of Los Angeles) and San Diego. Approximately 20 shippers transport products on this line, which is supplied by the same refineries and terminals that supply the West Line and extends south to serve Santa Fe terminals in the cities of Orange and San Diego.


    DESCRIPTION OF THE SANTA FE TRUCK LOADING TERMINALS. Santa Fe's operations include 13 truck loading terminals with an aggregate usable tankage capacity of approximately 8.2 million barrels. Terminals are located at destination points on each of the lines as well as at certain intermediate points along each line where deliveries are made. These terminals furnish short-term product storage, truck loading and ancillary services, such as vapor recovery, additive injection, oxygenate blending, and quality control. The truck loading capacity of the terminals ranges from two to 12 trucks at a time. Between 128 million and 129 million barrels of products were delivered to commercial customers at such terminals during each of the past three years, resulting in Santa Fe storage and terminaling revenues of $35.0 million, $34.3 million and $33.8 million during the years 1996, 1995 and 1994, respectively.


    Capacity of Santa Fe's terminaling facilities varies through out its pipeline system. Santa Fe does not own terminal facilities at all pipeline delivery locations. At certain locations, product deliveries are made to facilities owned by shippers or independent terminal operators.

    Truck loading and other terminal services are provided by Santa Fe as an additional service, and a separate fee (in addition to transportation tariffs) is charged. Rates charged for terminaling services are not economically regulated by the FERC or any state agency.

    LEGAL PROCEEDINGS. Additional information with respect to Santa Fe's current legal proceedings are included in Santa Fe's annual and quarterly reports filed with the Commission, which are incorporated herein by reference.


    FERC Proceedings. In September 1992, El Paso Refinery, L.P. ("El Paso") filed a protest/complaint with FERC challenging Santa Fe's East Line rates from El Paso, Texas to Tucson and Phoenix, Arizona, challenging Santa Fe's proration policy and seeking to block the reversal of the direction of flow of Santa Fe's six-inch pipeline between Phoenix and Tucson. At various dates following El Paso's September 1992 filing, other shippers on Santa Fe's South System, including Chevron U.S.A. Products Company ("Chevron"), Navajo, ARCO Products Company ("ARCO"), Texaco Refining and Marketing Inc. ("Texaco"), Refinery Holding Company, L.P. (a partnership formed by El Paso's long-term secured creditors that purchased El Paso's refinery in May 1993), Mobil Oil Corporation and Tosco Corporation, have filed separate complaints, and/or motions to intervene in the FERC proceeding, challenging Santa Fe's rates on its East and West Lines. Certain of these parties also claimed that a gathering enhancement charge at Santa Fe's Watson origin pump station in Carson, California is in violation of the Interstate Commerce Act. In subsequent procedural rulings, the FERC has consolidated these challenges (Docket Nos. OR92-8-000, ET AL.) and ruled that they must proceed as a complaint proceeding, with the burden of proof being placed on the complaining parties. Such parties must show that Santa Fe's rates and practices at issue violate the requirements of the Interstate Commerce Act.


    Hearings in the FERC proceeding commenced on April 9, 1996 and concluded on July 19, 1996. The parties completed the filing of their post-hearing briefs on December 9, 1996. An initial decision by the FERC Administrative Law Judge was issued on September 25, 1997 (the "Initial Decision").

    The Initial Decision upheld Santa Fe's position that "changed circumstances" were not shown to exist on the West Line, thereby retaining the just and reasonable status of all West Line rates that were "grandfathered" under the Energy Policy Act of 1992 ("EPACT"). Accordingly, such rates are not subject to challenge, either for the past or prospectively, in that proceeding. The Administrative Law Judge's decision specifically excepted from that ruling Santa Fe's Tariff No. 18 for movement of jet fuel from Los Angeles to Tucson, which was initiated subsequent to the enactment of EPACT.


    The Initial Decision also included rulings that were generally adverse to Santa Fe on such cost of service issues as the capital structure to be used in computing Santa Fe's 1985 starting rate base under FERC Opinion 154-B, the level of income tax allowance, and the recoverability of civil and regulatory litigation expense and certain pipeline reconditioning costs. The Administrative Law Judge also ruled that a gathering enhancement service at Santa Fe's Watson origin pump station in Carson, California is subject to FERC jurisdiction and ordered that a tariff for that service and supporting cost of service documentation be filed no later than 60 days after a final FERC order on this matter.



    Briefs on exceptions were filed on November 25, 1997, and briefs opposing exceptions are scheduled to be filed by the end of January 1998. The matters at issue will then be submitted to the FERC commissioners for a final decision, which decision is not expected before late-1998. Unless the FERC's final decision is substantially more favorable to Santa Fe's position on the above-described methodological issues than the Initial Decision, Santa Fe will be required to pay reparations and file reduced tariff rates, primarily on the East Line, within approximately 60 days of the issuance of that final decision unless delayed by preparation and review of a compliance filing. If the Initial Decision were affirmed in current form by the FERC, Santa Fe management estimates that the total reparations and interest that would be payable as of December 31, 1997 would approximate the $30 million in reserves that had been recorded as of that date. Santa Fe management also estimates that the Initial Decision, in its current form, and if also applied to the Sepulveda Lines rate at issue in Docket No. IS98-1-000, would reduce prospective revenues in the range of $8 millon to $10 million annually. Reparations and interest will continue to accrue at approximately $8 million per annum until new prospective rates become effective. If Santa Fe were to lose its "grandfathered" rates due to a finding of "changed circumstances," the losses to Santa Fe, or KMEP after the consummation of the Transaction, could be substantially larger. As a result, the loss of Santa Fe's "grandfathered" rates could have a material adverse effect on Santa Fe's or, after the Transaction is consummated, KMEP's ability to make distributions to Unit holders.



    Prior to issuance of the Initial Decision, Santa Fe announced that it had reached tentative agreements with two complainants in Docket Nos. OR92-8-000 ET AL., resolving those parties' claims in that proceeding. Santa Fe management does not anticipate that those agreements will be finalized in accordance with their tentative terms.



    In December 1995, Texaco filed an additional FERC complaint, which involves the question of whether a tariff filing is required for movements on certain of Santa Fe's lines upstream of its Watson, California station origin point (the "Sepulveda Lines") and, if so, whether those rates may be set in that proceeding and what those rates should be. Texaco's initial complaint was followed by several other West Line shippers filing similar complaints and/or motions to intervene, all of which have been consolidated into Docket Nos. OR96-2-000 ET AL. Hearings before an Administrative Law Judge were held in December 1996 and the parties completed the filing of final post-hearing briefs on January 31, 1997.



    On March 28, 1997, the Administrative Law Judge issued an initial decision holding that the movements on Santa Fe's Sepulveda Lines are not subject to FERC jurisdiction. On August, 5, 1997, the FERC reversed that decision and found the Sepulveda Lines to be subject to the jurisdiction of the FERC. Santa Fe was ordered to make a tariff filing within 60 days to establish an initial rate for these facilities. On October 6, 1997, Santa Fe filed a tariff establishing the initial interstate rate for movements on the Sepulveda Lines from Sepulveda Junction to Watson Station at the preexisting rate of five cents per barrel, along with supporting cost of service documentation. Subsequently, several shippers filed protests and motions to intervene at the FERC challenging that rate. On October 27, 1997, Santa Fe made a responsive filing at the FERC, requesting that these protests be held in abeyance until the FERC ruled on Santa Fe's request for rehearing of the August 5, 1997 order, and also indicating that Santa Fe intended to defend the new tariff both on the basis of its cost of service and as a market-based rate. On November 5, 1997, the FERC issued an order accepting the new rate effective November 6, 1997, subject to refund, and referred the proceeding to a settlement judge. On December 10, 1997, following a settlement conference held at the direction of the FERC, the settlement judge recommended that the settlement procedures be terminated. On December 24, 1997, FERC denied Santa Fe's request for rehearing of the August 5, decision. On December 31, 1997, Santa Fe filed an application for market power determination, which, if granted, will enable it to charge market-based rates for this service.



    On October 22, 1997, ARCO Products Company, Mobil Oil Corporation and Texaco Refining and Marketing Inc. filed a new complaint at the FERC (Docket No. OR98-1-000) challenging the justness and reasonableness of all of Santa Fe's interstate rates. The new complaint again challenges Santa Fe's East and West Line rates and raises many of the same issues, including a renewed challenge to the grandfathered status of West Line rates, that have been at issue in Docket Nos. OR92-8-000, ET AL. The new complaint includes an assertion that the Transaction and the cost savings anticipated to result from the Transaction constitute "changed circumstances" that provide a basis for terminating the "grandfathered" status of Santa Fe's otherwise protected rates. The complaint also seeks to establish that Santa Fe's grandfathered interstate rates from the San Francisco Bay area to Reno, Nevada and from Portland to Eugene, Oregon are also subject to "changed circumstances" and, therefore, can be challenged as unjust and unreasonable. On November 26, 1997, Ultramar Diamond Shamrock Corporation filed a similar complaint at the FERC (Docket No. OR98-2-000). Both reparations and prospective rate reductions are sought for movements on all of the lines.



    Santa Fe filed answers to both complaints with the FERC on November 21, 1997 and December 22, 1997, respectively and intends to vigorously defend all of the
challenged rates. On January   , 1998, the FERC issued an order accepting the
complaints and consolidating both complaints into one proceeding, but holding them in abeyance pending a Commission decision on review of the Initial Decision in Docket Nos. OR92-8-000 ET AL. The FERC stated that it would, at that time, afford the complainants the opportunity to amend their complaints in light of any findings of the FERC in Docket Nos. OR92-8-000 ET AL. The FERC also stated that the complainants should identify more specifically the specific services at issue and the rates and charges upon which they are basing their claims for relief. Santa Fe management has reviewed the filings and it is their position that none of the matters raised in the new complaints should constitute "changed circumstances" within the meaning of EPACT.



    Applicable rules and regulations in this field are vague, relevant factual issues are complex and there is little precedent available regarding the factors to be considered or the method of analysis to be employed in making a determination of "changed circumstances," which is the showing necessary to make "grandfathered" rates subject to challenge. Santa Fe and KMEP believe, after consultation with FERC counsel, that the Transaction, standing alone, should not be found to constitute "changed circumstances;" however, the realization of the cost savings anticipated to arise from the Transaction may increase the risk of a finding of "changed circumstances."



    If "changed circumstances" are found, Santa Fe rates previously "grandfathered" under EPACT may lose their "grandfathered" status and, if such rates are found to be unjust and unreasonable, shippers may be entitled to a prospective rate reduction together with reparations for periods from the date of the complaint to the date of the implementation of the new rates.



    Although there can be no assurance regarding the ultimate resolution of the FERC proceedings, Santa Fe and KMEP believe (in light of numerous factors, including the existing limited precedent, the Initial Decision of the administrative law judge in the current proceeding, existing risks of litigation unrelated to the Transaction, and policies of the FERC that favor and encourage cost reductions by pipelines) that consummation of the Transaction and realization of the anticipated cost savings should not have a material adverse effect on their current ability to resolve the FERC cases. KMEP believes that the final resolution of the FERC proceedings should not have a material adverse effect on KMEP's results of operations, financial condition, liquidity and ability to maintain distribution levels following the Closing. Santa Fe and KMEP are not able to predict with certainty whether settlement agreements will be completed with some or all of the complainants, the final terms of any such settlement agreements that may be consummated, or the final outcome of the FERC proceedings should they be carried through to their conclusion, and it is possible that current or future proceedings could be resolved in a manner adverse to KMEP. An adverse resolution could have a material adverse effect on KMEP.



    In assessing the impact of the FERC proceedings on its evaluation of the Transaction, the Special Committee attempted to weigh (i) the additional risk that cost savings contemplated to result from the Transaction could lead to a finding of "changed circumstances" and a loss of the "grandfathered" status of Santa Fe's pipeline rates against (ii) the potential benefits of the Transaction, including spreading the risk of a possible adverse outcome of the FERC proceedings even in the absence of the Transaction over the broader group of assets and the wider unitholder base that would result from the Transaction. While the Special Committee has relied on the foregoing beliefs of the managements of Santa Fe and KMEP in assessing the Transaction, the members of the Special Committee are not experts on FERC matters and, accordingly, the Special Committee cannot provide any independent assurance to holders of Santa Fe

Common Units as to the outcome of the FERC proceedings, whether considered in the absence of the Transaction or after giving effect to consummation of the Transaction.



    California Public Utilities Commission Proceeding. A complaint was filed with the CPUC on April 7, 1997 entitled ARCO PRODUCTS COMPANY, MOBIL OIL CORPORATION AND TEXACO REFINING AND MARKETING INC. VS. SFPP, L.P. The complaint challenges rates charged by Santa Fe for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments. On October 1, 1997, the complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year. On November 26, 1997, Santa Fe filed responsive testimony defending the justness and reasonableness of its rates. The rebuttal testimony was filed on December 12, 1997 and hearings before the Administrative Law Judge were completed on January 15, 1998. Briefing and oral argument will follow in March 1998, with a Commission decision expected in the third quarter of 1998. Management believes that Santa Fe has substantial defenses against the claims raised in the complaint and intends to vigorously defend its California rates.


    Environmental Matters. Since August 1991, Santa Fe, along with several other respondents, has been involved in one cleanup ordered by the United States Environmental Protection Agency ("EPA") related to ground water contamination in the vicinity of the Santa Fe's storage facilities and truck loading terminal at Sparks, Nevada. The EPA approved the respondents' remediation plan in September 1992 and the remediation system began operations in September 1995. In addition, Santa Fe is presently involved in 18 ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies.

    SPTC Easements. Santa Fe and SPTC are engaged in a judicial reference proceeding to determine the extent, if any, to which the rent payable by Santa Fe for the use of pipeline easements on rights-of-way held by SPTC should be adjusted pursuant to existing contractual arrangements (SOUTHERN PACIFIC TRANSPORTATION COMPANY VS. SANTA FE PACIFIC CORPORATION, SFP PROPERTIES, INC., SANTA FE PACIFIC PIPELINES, INC., SFPP, L.P., ET AL., Superior Court of the State of California for the County of San Francisco, filed August 31, 1994). This matter was tried in the latter part of 1996 and the court issued its Statement of Tentative Decision in January 1997. The Statement of Tentative Decision indicated that the court intended to establish a new base annual rental for the subject rights-of-way at a level, subject to inflation adjustments, that is adequately provided for by the amounts that had been accrued by Santa Fe through December 31, 1996.

    On May 7, 1997, the judge issued a Statement of Decision and Judgment that reaffirmed the conclusions set forth in his January 1997 Statement of Tentative Decision. This Statement of Decision and Judgment was filed on June 30, 1997 with the Superior Court for the County of San Francisco, under which court's jurisdiction it is subject to appeal by SPTC. On May 30, 1997, SPTC filed a motion for a new trial and the motion was denied on June 26, 1997. Motions of Appeal were filed by SPTC and Santa Fe in July and August, 1997, respectively.


    ORGANIZATIONAL STRUCTURE. The SF General Partner is the sole general partner of each of the Santa Fe Partnerships. Prior to the consummation of the Transaction, the SF General Partner has a 2% economic interest in the assets of Santa Fe, as a result of its 1% general partner interest in Santa Fe and its approximate 1% general partner interest in the SF Operating Partnership. In addition, prior to the consummation of the Transaction, the SF General Partner is entitled to receive quarterly cash incentive distributions from Santa Fe, which increase based on the amount of quarterly cash distributions paid to holders of Santa Fe Common Units. The SF General Partner also owns 8,148,148 Santa Fe Common Units, which is approximately the number of Santa Fe Common Units into which the VREDs are exchangeable under certain circumstances. See "The Transaction--VREDs." The SF General Partner is a wholly-owned subsidiary of SF Holdings, which is an indirect subsidiary of BNSF.



    Santa Fe's headquarters and executive offices are located at 1100 Town & Country Road, Orange, California 92868 and its telephone number is (714) 560-4400.

                         COMPARATIVE MARKET PRICE DATA

GENERAL


    The following table sets forth (a) the closing prices for Santa Fe and KMEP Common Units as reported on the NYSE Composite Transaction Tape (i) on October 17, 1997, the last full trading day before the announcement of the Transaction,
and (ii) on January   , 1998, the last full trading day for which quotations
were available prior to the date of this Joint Proxy Statement/Prospectus, and
(b) for such dates, the equivalent pro forma price per Santa Fe Common Unit based on KMEP Common Unit prices on such dates. HOLDERS OF KMEP COMMON UNITS AND SANTA FE COMMON UNITS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE KMEP COMMON UNITS AND SANTA FE COMMON UNITS.



                                                                                     SANTA FE
                                                         SANTA FE       KMEP      EQUIVALENT PER
                                                          COMMON       COMMON       COMMON UNIT
                                                        UNIT PRICE   UNIT PRICE      BASIS(1)
                                                        -----------  -----------  ---------------
October 17, 1997......................................   $  41.125    $   39.00      $   54.21
January   , 1998......................................


------------------------

(1) Calculated based on the KMEP Common Unit price multiplied by the conversion ratio of 1.39 KMEP Common Units for each Santa Fe Common Unit.

KMEP COMMON UNITS


    The following table sets forth certain information as to the sale prices per KMEP Common Unit as quoted on the NYSE for each calendar year since the end of 1994, adjusted to give effect to the 2 for 1 split of KMEP Common Units effective October 1, 1997.



CALENDAR YEAR                                                              HIGH        LOW
----------------------------------------------------------------------  ----------  ----------
1998
  First Quarter Through January   , 1998..............................

1997
  First Quarter.......................................................  $  21.3750  $  13.6875
  Second Quarter......................................................     24.0625     19.2500
  Third Quarter.......................................................     36.8750     23.9375
  Fourth Quarter......................................................     39.8125     33.0000

1996
  First Quarter.......................................................  $  13.8750  $  12.1875
  Second Quarter......................................................     13.0000     12.4375
  Third Quarter.......................................................     14.0625     12.6875
  Fourth Quarter......................................................     14.5625     12.8125

1995
  First Quarter.......................................................  $  13.0000  $  12.1250
  Second Quarter......................................................     13.2500     12.0625
  Third Quarter.......................................................     13.3750     12.5625
  Fourth Quarter......................................................     13.4375     11.9375

SANTA FE COMMON UNITS


    The following table sets forth certain information as to the sale prices per Santa Fe Common Unit as quoted on the NYSE for each calendar year since the end of 1994.



CALENDAR YEAR                                                                  HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
1998
  First Quarter Through January   , 1998...................................

1997
  First Quarter............................................................  $   39.25  $   37.00
  Second Quarter...........................................................      38.88      34.38
  Third Quarter............................................................      40.75      37.88
  Fourth Quarter...........................................................      51.75      38.63

1996
  First Quarter............................................................  $   38.63  $   36.00
  Second Quarter...........................................................      38.13      34.00
  Third Quarter............................................................      36.63      34.50
  Fourth Quarter...........................................................      38.13      35.50

1995
  First Quarter............................................................  $   36.88  $   33.13
  Second Quarter...........................................................      37.88      30.50
  Third Quarter............................................................      37.00      34.38
  Fourth Quarter...........................................................      37.38      34.25

                 HISTORICAL AND PRO FORMA PER COMMON UNIT DATA

    The following table presents selected comparative per common unit data for KMEP Common Units on an historical and pro forma basis and for Santa Fe Common Units on an historical and equivalent pro forma basis. This data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Transaction been consummated as of the beginning of the periods presented. The information is derived from and should be read in conjunction with the consolidated historical financial statements of each of Santa Fe and KMEP, including related notes thereto, incorporated herein by reference, and the unaudited pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/ Prospectus. See "Available Information", "Incorporation of Certain Documents," "Selected Historical Consolidated Financial Information" and "Unaudited KMEP Pro Forma Combined Financial Statements."


                                                                                       NINE MONTHS
                                                                                          ENDED        YEAR ENDED
                                                                                      SEPTEMBER 30,   DECEMBER 31,
                                                                                          1997            1996
                                                                                      -------------  ---------------
SANTA FE COMMON UNITS(1)
  Net Income per Santa Fe Common Unit:
    Historical......................................................................    $    2.61       $    2.64
    Equivalent pro forma............................................................         1.70            1.67
  Distributions paid per Santa Fe Common Unit:
    Historical......................................................................         2.25            3.00
    Equivalent pro forma............................................................         2.02            2.61
  Book value per Santa Fe Common Unit (at period end):
    Historical......................................................................        14.04           13.68
    Equivalent pro forma............................................................        39.95             N/A

KMEP COMMON UNITS(2)
  Net Income per KMEP Common Unit:
    Historical......................................................................    $     .60       $     .90
    Pro forma.......................................................................    $    1.22       $    1.20
  Distributions paid per KMEP Common Unit:
    Historical......................................................................         1.13            1.26
    Pro forma.......................................................................         1.45            1.88
  Book value per KMEP Common Unit (at period end):
    Historical......................................................................        10.52            9.00
    Pro forma.......................................................................        28.74             N/A


------------------------

(1) Subsequent to the Transaction the net income and distributions paid per Santa Fe Common Unit will be based upon the KMEP Partnership Agreement, which will allocate income and cash distributions between the KM General Partner and the KMEP Common Unit holders.

(2) Adjusted for the 2-for-1 split of KMEP Common Units effective on October 1, 1997.

                                  THE MEETINGS


    This Joint Proxy Statement/Prospectus is being furnished to the holders of KMEP Common Units in connection with the solicitation of proxies by the Board of Directors of the KM General Partner for use at the KMEP Special Meeting to be held on February 24, 1998, at Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, 711 Louisiana Street, Suite 2600, Houston TX 77002, commencing at 10:30 a.m. local time, and any adjournment or postponement thereof.



    This Joint Proxy Statement/Prospectus is also being furnished to holders of Santa Fe Common Units in connection with the solicitation of proxies by the Board of Directors of the SF General Partner for use at the Santa Fe Special Meeting to be held on February 24, 1998, at the Doubletree Hotel, 100 The City Drive, Orange, California 92868 commencing at 9:00 a.m. local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE MEETINGS

    KMEP. At the KMEP Special Meeting, holders of the KMEP Common Units will consider and vote upon the issuance of KMEP Common Units pursuant to, and in accordance with the terms and conditions of, the Purchase Agreement.


    SANTA FE. At the Santa Fe Special Meeting, holders of Santa Fe Common Units will consider and vote upon the Santa Fe Proposal.


GENERAL PARTNERS' RECOMMENDATIONS

    KMEP. The Board of the Directors of the KM General Partner has unanimously approved the Transaction, including the adoption and approval of the Purchase Agreement, the issuance of KMEP Common Units pursuant to the Purchase Agreement, the consummation of the Transaction and the other matters contemplated by the Purchase Agreement, and recommends that holders of KMEP Common Units vote FOR approval of the KMEP Proposal.

    SANTA FE. The Board of Directors of the SF General Partner and the Special Committee have unanimously approved the Transaction, including the adoption and approval of the Purchase Agreement, the consummation of the Transaction and the other matters contemplated by the Purchase Agreement and each recommends that the holders of the Santa Fe Common Units vote FOR approval of the Santa Fe Proposal.

VOTING AT MEETING; RECORD DATES; QUORUM


    KMEP. The KM General Partner has established January 11, 1998, as the record date for the determination of holders of KMEP Common Units entitled to notice of and to vote at the KMEP Special Meeting. Only holders of record of KMEP Common Units at the close of business on such date are entitled to vote at the KMEP Special Meeting. On January 11, 1998, KMEP had outstanding and entitled to vote 14,111,200 KMEP Common Units, each of which is entitled to one vote per KMEP Common Unit. On such date, there were approximately 8,700 beneficial owners of KMEP Common Units.


    Holders of a majority of the outstanding KMEP Common Units represented in person or by proxy will constitute a quorum. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the issued and outstanding KMEP Common Units is required to approve the KMEP Proposal. Because the KMEP Proposal requires the approval of holders of a majority of the KMEP Common Units, an abstention or broker non-vote or the failure to return the proxy will have the same effect as a vote cast against the KMEP Proposal.


    As of January 15, 1998, the KM General Partner and directors and executive officers of the KM General Partner and their affiliates beneficially owned approximately 6.1% of the outstanding KMEP Common Units. Each of the above has advised KMEP that he, she or it intends to vote or direct the vote of all KMEP Common Units on which he, she or it has voting control for the approval of the issuance of KMEP Common Units pursuant to the Purchase Agreement. As of January 11, 1998, neither Santa Fe, the SF General Partner nor SF Holdings owned any KMEP Common Units.



    SANTA FE. The SF General Partner has established January 11, 1998, as the record date for determination of holders of Santa Fe Common Units entitled to notice of and to vote at the Santa Fe Special Meeting. Only holders of record of Santa Fe Common Units (other than the SF General Partner and its affiliates) at the close of business on such date are entitled to vote at the Santa Fe Special Meeting. On January 11, 1998, Santa Fe had outstanding and entitled to vote 10,995,400 Santa Fe Common Units, each of which is entitled to one vote per Santa Fe Common Unit. The 8,152,748 Santa Fe Common Units owned by the SF General Partner and its affiliates are not entitled to vote at the Santa Fe Special Meeting. On the record date, there were approximately 13,500 beneficial owners of Santa Fe Common Units.



    Holders of 66 2/3% of the outstanding Santa Fe Common Units (other than those owned by the SF General Partner and its affiliates) represented in person or by proxy will constitute a quorum. Assuming the presence of a quorum, the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding Santa Fe Common Units (other than those beneficially owned by the SF General Partner and its affiliates) is required to approve and adopt the Santa Fe Proposal. Because the Santa Fe Proposal requires the approval of holders of at least 66 2/3% of the Santa Fe Common Units (excluding Santa Fe Common Units beneficially owned by the SF General Partner and its affiliates), an abstention or broker non-vote or the failure to return the proxy will have the same effect as a vote cast against the Santa Fe Proposal. As of January 11, 1998, neither KMEP nor the KM General Partner owned any outstanding Santa Fe Common Units.


KMEP PROXIES


    Holders of KMEP Common Units are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their KMEP Common Units are voted.



    KMEP Common Units represented by proxies received by KMEP prior to or at the KMEP Special Meeting will be voted in accordance with instructions contained therein. KMEP Common Units represented by proxies which are not returned or returned unsigned will have the same effect as a vote AGAINST the KMEP Proposal. KMEP Common Units represented by returned and signed proxies but for which no instruction is given will be voted FOR the KMEP Proposal.



    A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same KMEP Common Units, by giving notice thereof to KMEP in writing or at the KMEP Special Meeting at any time prior to the vote on the matters to be considered. Presence at the KMEP Special Meeting of a holder of KMEP Common Units who signed a proxy does not in and of itself revoke the proxy.


    The KM General Partner is aware of no matters to be presented at the KMEP Special Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the KMEP Special Meeting, it is the intention of the persons named in the proxies to vote the KMEP Common Units to which such proxies relate in accordance with their judgment.

SANTA FE PROXIES


    Holders of Santa Fe Common Units are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their Santa Fe Common Units are voted.



    Santa Fe Common Units represented by proxies received by Santa Fe prior to or at the Santa Fe Special Meeting will be voted in accordance with the instructions contained therein. Santa Fe Common

Units represented by proxies which are not returned or returned unsigned will have the same effect as a vote AGAINST the Santa Fe Proposal. Santa Fe Common Units represented by returned and signed proxies but for which no instruction is given will be voted FOR the Santa Fe Proposal.



    A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accompanied by the granting of a later proxy with respect to the same Santa Fe Common Units, by giving notice thereof to Santa Fe in writing or at the Santa Fe Special Meeting at any time prior to the vote on the matters to be considered. Presence at the Santa Fe Special Meeting of a holder of Santa Fe Common Units who signed a proxy does not in and of itself revoke the proxy.


    The SF General Partner knows of no matter to be presented at the Santa Fe Special Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the Santa Fe Special Meeting, it is the intention of the persons named in the proxies to vote the Santa Fe Common Units to which such proxies relate in accordance with their judgment.

SOLICITATION OF PROXIES

    KMEP. Georgeson & Company, Inc. has been retained to solicit proxies and tabulate votes on behalf of KMEP for an estimated aggregate fee of $9,500 plus out of pocket expenses. KMEP will bear the cost of solicitation of the proxies from holders of KMEP Common Units. In addition, officers and regular employees of the KM General Partner, who receive no compensation in excess of their regular salaries for their services, may solicit proxies from holders of KMEP Common Units by telephone, telegram or otherwise. KMEP will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold KMEP Common Units.

    SANTA FE. Georgeson & Company, Inc. has been retained to solicit proxies and tabulate votes on behalf of Santa Fe for an estimated aggregate fee of $9,500 plus out of pocket expenses. The SF Operating Partnership will bear the cost of the solicitation of proxies from holders of Santa Fe Common Units. In addition, officers and regular employees of the SF General Partner who will receive no compensation in excess of their regular salaries for their services, may solicit proxies from holders of Santa Fe Common Units by telephone, telegram or otherwise. The SF Operating Partnership will also reimburse brokers and other nominees for their reasonable expenses in communicating with persons for whom they hold Santa Fe Common Units. See "The Transaction--Fees and Expenses."

                                THE TRANSACTION

BACKGROUND OF THE TRANSACTION


    SFC--then the parent company of SF Holdings and the indirect parent of the SF General Partner-- spun-off its energy and real estate subsidiaries in 1990 and its gold company in 1994, and by 1995 the SF General Partner was its only non-railroad operating subsidiary. SFC became a wholly-owned subsidiary of BNSF in September 1995 and merged into a subsidiary of BNSF in January 1998.



    During the summer of 1995 through early 1996, in response to two unsolicited expressions of interest, discussions were held with two large companies in the pipeline industry concerning a possible transaction and each company conducted due diligence reviews of Santa Fe. The discussions with each of these companies were terminated in the first quarter of 1996 without any agreement regarding a transaction. Neither company proposed to acquire all of Santa Fe or to acquire Santa Fe Common Units from unitholders other than from SFC or its subsidiaries. SFC and, after September 1995, BNSF continued to consider inquiries from time to time about a possible acquisition of its interest in Santa Fe, including inquiries from Tampa Pipeline Corporation ("TPC").



    During this period, Santa Fe and BNSF also examined other strategic opportunities with respect to Santa Fe, including potential growth through the acquisition of other pipelines. However, Santa Fe and BNSF ultimately determined not to pursue any of the opportunities examined.

    On April 11, 1997, representatives of Goldman Sachs met with Richard D. Kinder, Chairman of the Board, William V. Morgan, Vice Chairman of the Board, and Michael Morgan, Vice President of the KM General Partner to discuss several potential transactions, including the possible acquisition of Santa Fe.

    On May 29, 1997, representatives of Goldman Sachs again met with Mr. Kinder, William Morgan and Michael Morgan as a follow up to the prior meeting and discussed Santa Fe's business and partnership structure and tax issues associated with the VREDs and other matters. Mr. Kinder indicated that KMEP was interested in exploring further a transaction with Santa Fe and authorized Goldman Sachs to contact BNSF.

    In June 1997, at the request of KMEP, a representative of Goldman Sachs called Denis E. Springer, Senior Vice President and Chief Financial Officer of BNSF, and a director of the SF General Partner and SF Holdings, and informed Mr. Springer that a person was potentially interested in acquiring Santa Fe.

    On July 25, 1997, Mr. Kinder, Mr. Morgan and other representatives of the KM General Partner, representatives of Goldman Sachs, and Irvin Toole, Jr., Chairman, President and Chief Executive Officer of the SF General Partner and SF Holdings, Barry R. Pearl, Senior Vice President, Treasurer and Chief Financial Officer of the SF General Partner and SF Holdings, along with Mr. Springer met for the purpose of providing information about Santa Fe to KMEP.

    On August 12, representatives of KMEP and Goldman Sachs met with Mr. Springer and representatives of BNSF and presented an outline of a possible transaction for consideration. The proposal involved an exchange of KMEP Common Units for Santa Fe's interest in the SF Operating Partnership at a 20% premium to market with respect to the Santa Fe Common Units, plus a $56.2 million cash payment to the SF General Partner for its general partner interest.

    Between August 12 and August 28, 1997, representatives of BNSF and KMEP continued to discuss KMEP's proposal.

    On August 28, 1997, KMEP proposed an acquisition of Santa Fe in which (1) Santa Fe Common Units would be exchanged for KMEP Common Units at an exchange ratio reflecting a 20% premium to Santa Fe Common Unit holders, (2) $95.2 million in cash or KMEP Common Units would be paid for the general partner interest in Santa Fe and (3) a substantial breakup fee would be paid to KMEP in the event the transaction was not consummated after a definitive agreement had been signed. BNSF informed KMEP at that time that it was opposed to the concept of a breakup fee.


    Between August 28 and September 12, 1997, representatives of BNSF and KMEP continued to negotiate the terms of a possible transaction and KMEP continued to conduct further due diligence investigations.


    On September 12, 1997, the Board of Directors of the SF General Partner (the "SF Board") met and were advised of the KMEP offer and the status of negotiations. In light of the different consideration to be received by the SF General Partner in respect of its general partner interest in Santa Fe from that to be received by holders of the Santa Fe Common Units in the Transaction, and the possible resulting conflict of interests, the SF Board determined that it would be appropriate to appoint a special committee of directors deemed independent of the interests of the SF General Partner to represent the interests of public holders of the Santa Fe Common Units. The SF Board concluded that Orval M. Adam, Wilford D. Godbold, Jr. and Michael A. Morphy were independent and appointed them to the Special Committee, with Mr. Godbold serving as chairman, to evaluate whether the Transaction was in the best interest of holders of Santa Fe Common Units (other than the SF General Partner).


    The SF Board concluded that Messrs. Adam, Godbold and Morphy were independent because they were not currently officers or employees of the SF General Partner, BNSF or their affiliates, they did not have any financial interest in the SF General Partner (other than as directors) and they did not have any financial interest in the proposed Transaction, other than as holders of Santa Fe Common Units.

Mr. Adam retired in 1991 as Senior Vice President and Chief Financial Officer of SFC. Mr. Morphy was a director of SFC until September 1995.


    Immediately following the meeting of the SF Board, the Special Committee met to discuss the retention of legal and financial advisors. The Special Committee selected Gibson, Dunn & Crutcher LLP ("Gibson, Dunn") as its legal advisor, and requested that Mr. Godbold immediately contact potential financial advisors.

    The Special Committee met again on September 15, 1997. At this meeting, the Special Committee selected Smith Barney as its financial advisor. Gibson, Dunn then advised the Special Committee of its fiduciary duties in evaluating the Transaction.

    Following its September 15 meeting, the Special Committee held five additional meetings with representatives from Gibson, Dunn and Smith Barney through October 6, 1997. At these meetings, discussions were held on numerous issues, including the progress of the due diligence activities undertaken by Gibson, Dunn and Smith Barney, respectively, the progress of the financial and business analysis undertaken by Smith Barney of Santa Fe, KMEP and the proposed transaction, and the progress of the negotiations with KMEP regarding the terms of the proposed transaction and the Purchase Agreement.

    Throughout the middle of September and up to and including the time of the execution of the Purchase Agreement, representatives of the parties, as well as representatives of the Special Committee, conducted due diligence and discussed the terms of the proposed transaction.


    On October 6, 1997, representatives of KMEP and Santa Fe arranged for Mr. Kinder and William Morgan to meet with the Special Committee, and on October 8, 1997, the Special Committee and its advisors met with Mr. Kinder and William Morgan and with representatives of Goldman Sachs. The Special Committee discussed with Messrs. Kinder and Morgan their background and management experience, their perspective on the proposed transaction, their plans and projections for the combined entity and their views on potential cost savings from the combination. The Special Committee also interviewed members of senior management of Santa Fe to understand their perspective on the proposed transaction, including their view on the likelihood that the combined Santa Fe/KMEP entity would be able to achieve synergies and savings. The Special Committee also inquired of senior management as to the possibility of other acquirors for Santa Fe. In addition, the Special Committee met with Robert D. Krebs, the Chairman, President and Chief Executive Officer of BNSF and a director of the SF General Partner and of SF Holdings, and Mr. Springer to discuss the history of the negotiations between BNSF and KMEP regarding the terms of the proposed transaction, including the payment to the SF General Partner for its general partner interest in Santa Fe. The Special Committee also inquired about prior attempts by BNSF to dispose of the SF General Partner or its interest in Santa Fe. Following these meetings, the Special Committee and its advisors held extended discussions about the proposed terms of the transaction and the desirability of and likelihood of achieving certain revisions to the terms.



    By October 7, 1997, KMEP and BNSF had reached a tentative understanding to pursue a proposal contemplating an exchange ratio of 1.36 and a total purchase price of $95 million (including the Special Distribution) for the general partner interest in Santa Fe.



    The Special Committee and its advisors met again on the following day after a meeting of the full SF Board. At this meeting of the Special Committee, Gibson, Dunn once again reviewed with the members of the Special Committee their fiduciary duties in evaluating the proposed transaction and Smith Barney discussed financial aspects of the proposed transaction. Following an extended discussion of the proposed terms of the transaction, the Special Committee instructed Smith Barney to present a set of proposed revised terms for the proposed transaction to BNSF and KMEP.



    The proposals presented by the Special Committee contemplated (i) an increase in the Exchange Ratio to 1.42 KMEP Common Units for each Santa Fe Common Unit, (ii) provision for an adjustment in the Exchange Ratio if the market price of KMEP Common Units increased or decreased by more than 10% during the period from the announcement of the transaction to the closing, (iii) addition of a "collar," granting either KMEP or Santa Fe the right to terminate the Purchase Agreement and abandon the transaction if the market price of KMEP Common Units increased or decreased by more than 25% during the period from the announcement of the transaction to the closing, (iv) revision of the Agreement of Limited Partnership of KMEP to change the allocation of distributions between the limited partners and the general partner, by requiring a larger distribution to limited partners before the general partner's incentive distribution would increase from 30% to 50%, (v) adding to the Purchase Agreement a requirement that Santa Fe and KMEP agree on a mutually satisfactory arrangement regarding treatment of the VREDs, (vi) an announcement by KMEP of an increase of at least 10% in its normal quarterly distribution to unitholders, and (vii) a reduction in the purchase price for the interests of the general partner in Santa Fe of $10 million, from $95 million to $85 million.


    During the period from October 9, 1997 through October 14, 1997, the parties and the Special Committee, through their financial advisor, continued to negotiate the terms of the Purchase Agreement.

    On October 15, 1997, at the KM General Partner's regular third quarter Board of Directors' meeting, the terms of the proposed transaction were discussed, including the nature of Santa Fe's business, the benefits of the proposed transaction for holders of KMEP Common Units, the Santa Fe FERC rate case and potential for additional regulatory action, and the nature of potential environmental liabilities. The KM General Partner Board of Directors did not approve any specific transaction at the meeting.


    On October 15, 1997, the Special Committee met with Gibson, Dunn and Smith Barney to review BNSF's and KMEP's responses to the Special Committee's proposed revisions to the terms of the proposed transaction. Following these discussions, the Special Committee concluded that Mr. Godbold should negotiate on behalf of the Special Committee directly with BNSF and KMEP to seek improvements to the terms of the proposed transaction for the benefit of holders of Santa Fe Common Units. Mr. Godbold and Smith Barney then again contacted BNSF, KMEP and Goldman Sachs to further pursue the Special Committee's proposals described above.


    On October 16, 1997, the Special Committee held a meeting with Gibson, Dunn and Smith Barney in which Mr. Godbold reported that KMEP and BNSF had agreed to the following revisions to the terms of the proposed transaction:

    - The Exchange Ratio would be increased and fixed at 1.39 KMEP Common Units per Santa Fe Common Unit rather than 1.36 based on a formula proposed by KMEP;

    - A collar would be imposed on the trading values of KMEP Common Units, permitting Santa Fe or KMEP to terminate the proposed transaction if trading values did not remain within such range so as to protect against a significant change in the KMEP Common Unit price;

    - A condition would be added to the Purchase Agreement requiring that the treatment of the VREDs in the Transaction be resolved in a manner acceptable to both Santa Fe and KMEP prior to the mailing of this Joint Proxy Statement/Prospectus, so as to reduce the likelihood that the post-Transaction trading price of KMEP Common Units would be materially adversely affected by sales of large quantities of such KMEP Common Units by former VRED holders;

    - KMEP would commit to announce publicly its intention to increase its quarterly cash distribution to at least $.5625 per KMEP Common Unit, effective with the first quarter following the Closing;

    - The right of Santa Fe to respond to unsolicited alternative acquisition offers and to terminate the Purchase Agreement based on a superior offer would be broadened and Santa Fe's obligations upon such a termination of the Purchase Agreement would be limited to the reimbursement of a limited amount of KMEP's actual transaction expenses; and

    - BNSF would agree to reduce the cash sale price of the SF General Partner's general partner interest in Santa Fe by $5.0 million, which would be used to support the above-described improvement in the Exchange Ratio.

    On October 17, 1997, the Board of Directors of the KM General Partner met to discuss the proposed transaction. In attendance were all of the members of the Board of Directors, Michael Morgan, Clare Doyle, Vice President and Corporate Counsel of the KM General Partner, David Dehaemers, Vice President and Chief Financial Officer of the KM General Partner, and a representative of Bracewell & Patterson, L.L.P., outside corporate counsel to KMEP and the KM General Partner, and Goldman Sachs. At this meeting KMEP's counsel and management discussed the Transaction. Goldman Sachs provided its oral opinion to the Board of Directors of the KM General Partner to the effect that as of such date the Aggregate Consideration to be paid by KMEP pursuant to the Purchase Agreement was fair from a financial point of view to KMEP. After a lengthy discussion, the Transaction was approved by the Board of Directors of the KM General Partner.


    On October 17, 1997, the Special Committee held a meeting with Gibson, Dunn and Smith Barney in which Smith Barney reviewed the proposed terms of the Transaction and its detailed analysis of the fairness of those terms. Smith Barney then rendered its oral opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of Santa Fe Common Units. After a full discussion of the benefits and risks associated with the Transaction, the Special Committee concluded, based primarily on the factors identified below under "--Reasons for the Transaction; Recommendations of the General Partners--Santa Fe Special Committee," that the Transaction was in the best interests of the holders of Santa Fe Common Units and that it would recommend approval of the Transaction to the full SF Board.


    On October 18, 1997, a meeting of the SF Board was held with representatives of Smith Barney, Gibson, Dunn and Mayer, Brown & Platt, legal counsel to Santa Fe, the SF General Partner and BNSF, in attendance. Mr. Godbold reviewed the deliberations of the Special Committee and reported the Special Committee's conclusion that the Transaction was in the best interests of the holders of Santa Fe Common Units and its recommendation to proceed with the Transaction. Smith Barney reviewed with the SF Board its analysis of the fairness of the Exchange Ratio to the holders of Santa Fe Common Units. A representative of Mayer, Brown & Platt reported on the final negotiations with respect to the definitive Purchase Agreement and reviewed the terms thereof in detail with the directors. The directors discussed the proposed terms and the outside advisors responded to questions. At the conclusion of the discussion, the Board of Directors unanimously accepted the recommendation of the Special Committee and approved the Transaction, subject to several revisions to the Purchase Agreement to which KMEP later agreed.

    The Purchase Agreement was executed by the parties on October 18, 1997, and announced on October 20, 1997.

    On October 30, 1997, BNSF received an unsolicited proposal from TPC to purchase BNSF's indirect interest in Santa Fe (the "First TPC Proposal"). In the First TPC Proposal, BNSF was offered a higher nominal value for its interest in Santa Fe than the value to be received by BNSF under the Purchase Agreement. However, the First TPC Proposal did not contemplate that TPC would acquire any of the Santa Fe Common Units held by Unit holders other than BNSF or its subsidiaries. BNSF concluded that the First TPC Proposal is not acceptable to it and has not responded and does not intend to respond to the First TPC Proposal. On or about November 4, 1997, a copy of the First TPC Proposal was provided to the Special Committee for its consideration. The Special Committee, after consultation with its advisors, observed that the First TPC Proposal did not articulate a clear or credible alternative which would be likely to be more beneficial to holders of Santa Fe Common Units (other than BNSF and its subsidiaries) than the Transaction. In light of the foregoing, and because Santa Fe had entered into the Purchase Agreement, the Special Committee concluded that no further action by Santa Fe regarding the First TPC Proposal would be appropriate. The full text of the First TPC Proposal is reproduced below:



    PATRICK J. OTTENSMEYER
    VICE PRESIDENT-FINANCE
    BURLINGTON NORTHERN SANTA FE CORPORATION
    1700 EAST GOLF ROAD
    SCHAUMBURG, IL 60173-5860



    OCTOBER 30, 1997



                            RE:  SANTA FE PIPELINES



    DEAR PATRICK:



    THE PURPOSE OF THIS LETTER IS TO PRESENT TWO ALTERNATIVE DEALS. ALSO, TO ADDRESS THE ISSUE OF THE NEW FERC PROCEEDINGS, AND TO PROVIDE MY ANALYSIS OF THE ECONOMICS OF THE KINDER DEAL. INCIDENTALLY, BURLINGTON NORTHERN SANTA FE HAS THE LEGAL RIGHT TO REVIEW THIS LETTER TO DETERMINE IF A DEAL IS EITHER SUPERIOR OR INFERIOR, BASED ON THE PURCHASE AGREEMENT DATED OCTOBER 18, 1997, UNDER ARTICLE 8.1(I) "SUPERIOR TRANSACTION".



    BEFORE PRESENTING THE ALTERNATIVES, THE FOLLOWING OUTLINES THE ECONOMICS OF OUR HISTORICAL TRANSACTIONS AND THE ESSENCE OF THE KINDER DEAL FOR $90.2 MILLION.



    WHEN TAMPA PIPELINE FIRST LOOKED AT THE SANTA FE PIPELINE LIMITED PARTNERSHIP IN LATE 1994, A MAJOR DIFFICULTY WAS THE VARIABLE RATE EXCHANGE DEBENTURES, "VREDS". THESE DEBENTURES WERE TRADING AT A MARKET PREMIUM AND CARRIED AN ADDITIONAL CALL PREMIUM. THIS COMBINED PREMIUM PRODUCED A NET LIABILITY RELATIVE TO THE UNDERLYING SECURITY. SPECIFICALLY, THE UNITS WERE TRADING AT ABOUT $25 AND THE VREDS AT ABOUT 20% MARKET PREMIUM. THE SECURED NUMBER OF LIMITED PARTNERSHIP UNITS WAS
    8.148 MILLION AND THEY HAD A MARKET VALUE OF $203.7 MILLION. THE VREDS BASED ON PREPAYMENT FACE VALUE OF $218 MILLION HAD A MARKET VALUE OF $287.7 MILLION (CALCULATED AT TIMES 1.2 AND INCREASED FOR THE CALL PREMIUM FOR AN "OPTIONAL REDEMPTION" OF 10% AS OF AUGUST 15, 1995). THUS, THERE WAS ABOUT AN $84 MILLION NET LIABILITY. TAMPA PIPELINE PROPOSED TO ASSUME THIS LIABILITY AS PART OF THE PIPELINES AND TO PAY AN ADDITIONAL $35 MILLION IN CASH FOR THE GENERAL PARTNERSHIP.



    IN JUNE 1997, THE UNITS WERE TRADING AROUND $40 AND HAD A MARKET VALUE OF $325.9 MILLION. THE VREDS WERE TRADING WITH ABOUT 32% MARKET PREMIUM, A 8.5% CALL PREMIUM, AND WERE VALUED AROUND $312.2 MILLION. TAMPA PIPELINE OFFERED $150 MILLION OVER TIME WITH THE CASH FLOW MATCHING WITH YOUR DEFERRED TAXES.

    BASED ON THE SUBSEQUENT NEWS ANNOUNCEMENTS ON SANTA FE, THE PARTNERSHIP UNITS ARE TRADING AT A PRICE OF ABOUT $47. THE LIMITED PARTNERSHIP UNITS ARE NOW WORTH $382.9 MILLION. THE VREDS, WITH A 32% MARKET PREMIUM AND 7.75% (ASSUMING A 1998 TENDER) CALL PREMIUM, HAVE A VALUE OF $309.3 MILLION. THIS POSITIVE DIFFERENCE OF $73.6 MILLION IS IN THE OFFERING.



    REVIEWING KINDER MORGAN, THE THIRD QUARTER NET INCOME WAS $1.3 MILLION BEFORE NON-RECURRING GAINS, AND NET INCOME FOR NINE MONTHS YEAR TO DATE BEFORE NON-RECURRING ITEMS WAS $7.5 MILLION, AND INCLUDING NON-RECURRING GAINS WAS $10.0 MILLION.



    KINDER HAS ABOUT 6.5 MILLION LIMITED PARTNER UNITS. PAYMENT OF QUARTERLY DISTRIBUTION (BEFORE THE TWO FOR ONE SPLIT) WAS 63 CENTS, FOR A TOTAL OF $4.1 MILLION FOR THE FIRST QUARTER, $1.00 FOR THE SECOND QUARTER FOR $6.5 MILLION AND ASSUMING $1.00 FOR THE THIRD QUARTER FOR A FURTHER $6.5 MILLION OF $17.1 FOR THE THREE QUARTERS. THESE DISTRIBUTIONS ARE BOOKED ON A CASH BASIS AS KINDER DECLARES AND PAYS THE DISTRIBUTIONS JUST AFTER THE END OF EACH QUARTER.



    KINDER MORGAN WHICH STARTED FEBRUARY 14, 1997, HAS ONLY EIGHT MONTHS OF STANDING ALONE MANAGEMENT RESPONSIBILITY SINCE THE ENRON BUYOUT, HAS LONG TERM DEBT OF $162 MILLION AS OF MID-YEAR, AND HAS FUNDED THE EXCESS SHAREHOLDER DISTRIBUTIONS BY INCREASED BORROWING. KINDER HAS AN INCENTIVE PAYMENT TO THE GENERAL PARTNER OF 15%, 25% AND 50%. THIS COULD BE THE REASON FOR THE HIGH LEVEL OF DISTRIBUTIONS, WHICH EXCEED THE CASH FLOW FROM OPERATIONS.



    THE QUESTION IS GIVEN THAT KINDER HAS ALREADY MONITORIZED ALL IT'S ASSETS, WHAT IS THE SOURCE OF THE $90.2 MILLION? THE SIMPLE ANSWER IS THAT KINDER PLANS TO "SEEK TO TENDER THE DEBENTURES AT OR ABOVE PAR FOR CASH OR CONVERT THE UNITS INTO COMMON EQUITY UNITS" (MOOD'S PRESS RELEASE OF OCTOBER 23, 1997). ALSO I NOTE THAT THE KINDER DEAL IS SUBJECT TO THE PURCHASE AGREEMENT, PARAGRAPH 8.1 (L) A "MUTUALLY SATISFACTORY PLAN FOR ADDRESSING THE ISSUES ASSOCIATED WITH THE EXCHANGEABILITY OF THE VREDS".



    THE NEXT QUESTION IS WHY DOES BURLINGTON NORTHERN SANTA FE NEED KINDER OR IN FACT NEED TAMPA PIPELINE TO PROVIDE SUCH A FINANCIAL RESTRUCTURE, WHEN YOU HAVE ONE THE TOP INVESTMENT BANK REPRESENTING YOU? I SEE THAT YOU HAVE TWO ADDITIONAL ALTERNATIVES:



           (1) STAND ALONE - BURLINGTON NORTHERN SANTA FE PLAN,



           (2) TAMPA PIPELINE PLAN.



    STAND ALONE - BURLINGTON NORTHERN SANTA FE PLAN



    YOU COULD HAVE GOLDMAN SACHS, SET UP A BRIDGE FINANCING FACILITY, SEEK TO TENDER CASH FOR THE VREDS AND OFFER THE RELEASED LIMITED PARTNERSHIP UNITS TO THE PUBLIC. IN SUCH A CASE, TAMPA PIPELINE IS STILL WILLING TO OFFER YOU A $35 MILLION CASH FOR THE RESIDUAL GENERAL PARTNER INTEREST. WE WOULD KEEP THE LIMITED PARTNERSHIP IN PLACE AND RETAIN ALL YOUR MANAGEMENT. OUR STRUCTURE DOES NOT UPSET THE PIPELINE LIMITED PARTNERSHIP, AS WE WOULD BE ACQUIRING "HOLDINGS". OUR STRUCTURE WOULD SOLVE PART OF THE PENDING FERC PROCEEDINGS AS WE DO NOT HAVE A WEST COAST MAJOR OIL COMPANY EXPOSURE, AND OUR STRUCTURE WOULD NOT CREATE A "CHANGED CIRCUMSTANCES."



    EVEN FACTORING IN SOME MARKET RISK, THE VALUE OF THIS TRANSACTION IS GREATER THAN THE KINDER DEAL.



    TAMPA PIPELINE PLAN



    TAMPA PIPELINE WOULD BE WILLING TO COMPLETE THE ABOVE FINANCIAL RESTRUCTURE IN OUR NAME, BY LIQUIDATING ON A TIMELY BASIS THE VREDS WITH ALL THE FUNDS GOING TO YOU, AND ACQUIRING HOLDINGS FOR $35 MILLION CASH. ALSO, WE WOULD BE WILLING TO OFFER YOU A FLOOR PRICE TO REMOVE YOUR MARKET RISK OF THIS TRANSACTION, AND TO MAKE SURE THAT WE HAVE A GREATER VALUE THAN THE KINDER DEAL. THE AMOUNT AND TERMS OF SUCH A FLOOR PRICE WOULD HAVE TO BE NEGOTIATED. THE LIMITED PARTNERSHIP AND ALL YOUR MANAGEMENT WILL STAY IN PLACE.

    ALTERNATIVELY, WE ARE STILL WILLING TO PURSUE OUR JUNE 1997 PROPOSAL WHERE, TAMPA PIPELINE PROPOSED A $150 MILLION PRICE STRUCTURED WITH THE CASH PAYMENTS OVER TIME MATCHING YOUR DEFERRAL OF TAX LIABILITIES, ALONG WITH TAMPA PIPELINE STANDING IN FRONT OF YOU ON THE $130 MILLION INTER-COMPANY LOAN DUE FROM BURLINGTON NORTHERN TO THE PIPELINES. WE WILL KEEP THE LIMITED PARTNERSHIP AND VREDS IN PLACE UNTIL THE TIME WHEN THE PREMIUM FALLS AND THEY CAN BE LIQUIDATED, AND WE WILL RETAIN ALL OF YOUR MANAGEMENT. ALL THE SECURITY OF SANTA FE PIPELINE HOLDINGS WOULD BE PLEDGED TO YOU WITH ALL THE EXCESS CASH GOING TO YOU UNTIL YOU ARE PAID.



    THE ABOVE PROPOSALS ARE SUBJECT TO DOCUMENTATION ACCEPTABLE TO ALL
    PARTIES.



    FEDERAL ENERGY REGULATORY COMMISSION



    WE ARE AWARE OF THE FERC PROCEEDINGS ANNOUNCEMENT OF OCTOBER 28, 1997, AND WE CAN REPRESENT TO YOU THAT TAMPA PIPELINE HAS NO CONFLICT WITH ARCO PRODUCTS COMPANY, TEXACO REFINING AND MARKETING INC., AND MOBIL OIL CORPORATION RELATED TO WEST COAST OPERATIONS, AND BASED ON OUR PURCHASE STRUCTURE WE BELIEVE THAT OUR TRANSACTION WOULD NOT BE REFERRED TO AS A "CHANGED CIRCUMSTANCE". THE LOSS OF YOUR GRANDFATHER STATUS WOULD MATERIALLY IMPACT THE PIPELINES.



    IN SUMMARY, I BELIEVE THAT TAMPA PIPELINE CAN DELIVER A PROPOSAL WITH A HIGHER TRANSACTION VALUE THAN KINDER. I HAVE SOME 30 YEARS OF MANAGEMENT EXPERIENCE. THE LAST ELEVEN YEARS I HAVE BEEN STANDING ON THE FRONT LINE AND HAVE A PROVEN TRACK RECORD OF PAYING DEBT AND MAKING DEALS WORK. THROUGH TAMPA PIPELINE, I AM ALSO THE GENERAL PARTNER OF THREE LIMITED PARTNERSHIP, TWO DATING BACK TO THE EARLY 1980'S.



    I REQUEST THE OPPORTUNITY TO DISCUSS THIS LETTER WITH YOU IN PERSON, AND WILL BE PLEASE TO MEET WITH YOU AT YOUR OFFICES.



    YOURS SINCERELY,
    ROBERT L. ROSE
    PRESIDENT



    CC.DENNIS E. SPRINGER
     IRVIN TOOLE, JR.



    On December 29 and December 31, 1997, an attorney representing an unnamed party attempted to reach Mayer, Brown & Platt, counsel for Santa Fe, regarding an unspecified proposal involving Santa Fe. Mayer, Brown & Platt promptly informed KMEP and the Special Committee of these contacts, but did not return the telephone calls.



    On January 5, 1998, this attorney again contacted Mayer, Brown & Platt, identified his client as TPC and stated that TPC intended to present another proposal to acquire the general partner interest in Santa Fe at a price in excess of that proposed in the First TPC Proposal and that the new proposal also would not contemplate any acquisition of Santa Fe Common Units from Unit holders other than BNSF or its subsidiaries. Mayer, Brown & Platt promptly informed BNSF, KMEP and the Special Committee of this telephone call.



    On January 6, 1997, Santa Fe, BNSF and counsel to the Special Committee received another unsolicited proposal from TPC to purchase BNSF's indirect interest in Santa Fe (the "Second TPC Proposal"). In the Second TPC Proposal, BNSF was offered $90.2 million for its interest in Santa Fe and TPC proposed to fund a $0.25 increase in the quarterly distribution to holders of SF Common Units for two quarters through a $10.0 million contribution to Santa Fe. After the second quarter, the Second TPC Proposal contemplated that TPC would endeavor to maintain the increased level of distributions through growth and cost savings. Like the First TPC Proposal, the Second TPC Proposal did not contemplate that TPC would acquire any of the Santa Fe Common Units held by Unit holders other than BNSF or its subsidiaries. BNSF concluded that the Second TPC Proposal is not acceptable to it and has not responded and does not intend to respond to the Second TPC Proposal. The Special Committee, after consultation with its advisors, concluded that the Second TPC Proposal provided more clarity and credibility than the First TPC Proposal, but that it did not, standing alone, provide a basis for the Special Committee to conclude that it presented an alternative that was likely to be more beneficial than the Transaction to holders of Santa Fe Common Units (other than BNSF and its subsidiaries). However, the Special Committee determined, after consultation with and based on the advice of its counsel, that the Special Committee's fiduciary duties required it to seek further information regarding the Second TPC Proposal. Accordingly, consistent with the Purchase Agreement, the Special Committee asked Smith Barney to seek additional information from TPC relating to its proposal, including a description of TPC's existing operations and ownership, copies of TPC's audited financial statements, TPC's financial projections and business plans providing the basis for the Second TPC Proposal, details regarding financing sources for the Second TPC Proposal and biographies of the principals of TPC. As of the date of mailing of this Joint Proxy Statement/Prospectus, the Special Committee has not received a response to this request. Unless TPC is able to satisfy the Special Committee that the Second TPC Proposal is likely to provide a transaction more beneficial than the Transaction to holders of Santa Fe Common Units, the Special Committee will continue to prefer the Transaction over the Second TPC Proposal. The full text of the Second TPC Proposal is reproduced below:



    IRVIN TOOLE JR.
    PRESIDENT
    SANTA FE PACIFIC PIPELINES, INC.
    1100 TOWN & COUNTRY ROAD
    ORANGE, CA 92868



    JANUARY 6, 1998



                            RE:  SANTA FE PIPELINES



    DEAR MR. TOOLE:



    THIS LETTER IS INTENDED TO EXPRESS A PROPOSAL BY TAMPA PIPELINE CORPORATION TO PURCHASE THE GENERAL PARTNERSHIP OWNERSHIP INTERESTS IN SANTA FE PIPELINES. THIS PROPOSAL IS BEING MADE ON AN UNSOLICITED BASIS IN ACCORDANCE WITH SECTION 5.10 OF THAT CERTAIN PURCHASE AGREEMENT, DATED OCTOBER 18, 1997 (THE "PURCHASE AGREEMENT"), AMONG KINDER MORGAN ENERGY PARTNERS, L.P., KINDER MORGAN G.P., INC., SANTA FE PACIFIC PIPELINE PARTNERS, L.P., SANTA FE PACIFIC PIPELINE, INC. AND SFP PIPELINE HOLDINGS, INC.



    TAMPA PIPELINE SEEKS TO PURCHASE FROM SANTA FE PACIFIC PIPELINES INC. (THE "SF GENERAL PARTNER"): (I) THE 1.0% GENERAL PARTNER INTEREST IN SANTA FE PACIFIC PIPELINE PARTNERS, L.P. (THE "TRADING PARTNERSHIP"), AND (II) THE 1.0101% GENERAL PARTNER INTEREST IN SFPP, L.P. (THE "OPERATING PARTNERSHIP"), FOR THE AGGREGATE PURCHASE PRICE OF $100.2 MILLION PAYABLE IN CASH, WITH $90.2 MILLION FOR THE BENEFIT OF BURLINGTON NORTHERN SANTA FE CORPORATION AND $10.0 MILLION AS A SPECIAL DISTRIBUTION FOR THE BENEFIT OF THE SANTA FE PACIFIC PIPELINE LIMITED PARTNERS.



    TAMPA PIPELINE CORPORATION IS WILLING TO COMPLETE A SIMILAR STRUCTURE FOR THE TREATMENT OF THE VRED'S ISSUED BY SFP PIPELINES HOLDINGS, INC., ("HOLDINGS"), AND THE 8,148,130 COMMON UNITS OF THE TRADING PARTNERSHIP HELD BY THE SF GENERAL PARTNER, AS IN THE PURCHASE AGREEMENT.



    WE ARE CONFIDENT THAT TAMPA PIPELINE CAN PROVIDE GREATER LONG TERM VALUE TO THE UNIT HOLDERS OF SANTA FE PIPELINE AND TO THE HOLDERS OF BURLINGTON NORTHERN SANTA FE CORPORATION THAN THE KINDER MORGAN TRANSACTION. THE FOLLOWING PRESENTS THE KEY POINTS OF WHY TAMPA PIPELINE BELIEVES THAT THIS IS A SUPERIOR TRANSACTION.

    BENEFITS TO SHAREHOLDERS OF BURLINGTON NORTHERN SANTA FE CORPORATION.



    FROM BURLINGTON NORTHERN SANTA FE CORPORATION'S STANDPOINT, THE TAMPA PIPELINE TRANSACTION MATCHES THE KINDER MORGAN TRANSACTION OF $90.2 MILLION CASH. THE MATERIAL BENEFIT IS THAT TAMPA PIPELINE LEAVES THE STRUCTURE OF SANTA FE PARTNERSHIP UNCHANGED AND CONSEQUENTLY REMOVES THE SIGNIFICANT RISK OF LITIGATION AGAINST BURLINGTON NORTHERN AND THE SPECIAL COMMITTEE RELATED TO A NUMBER OF ISSUES OF THE KINDER DEAL.



    BENEFITS TO UNIT HOLDERS OF SANTA FE PIPELINE LP



    WE BELIEVE THAT THE VALUE OF THE KINDER MORGAN TRANSACTION AT A 1.39 EXCHANGE RATIO SUBJECTS THE SANTA FE LIMITED PARTNERS TO UNNECESSARY DILUTION AND EROSION OF THEIR LONG TERM VALUE.



    TAMPA PIPELINE WILL MAINTAIN THE LEGAL STRUCTURE OF THE SANTA FE PARTNERSHIP UNCHANGED AS A STAND ALONE ENTITY. NO SANTA FE PIPELINE ASSETS WOULD BE MERGED OR COMBINED WITH TAMPA'S EXISTING OPERATIONS. THUS, THE EXISTING SANTA FE LIMITED PARTNERS WOULD NOT SUFFER DILUTION RESULTING FROM THE COMBINED OPERATIONS.



    TAMPA PIPELINE IS PLANNING TO MAINTAIN AND INCREASE OVER TIME THE SANTA FE DISTRIBUTION BASED ON GROWTH AND COST SAVINGS. TO ACHIEVE THIS LEVEL, TAMPA PIPELINE WILL INJECT INTO SANTA FE $10 MILLION IN CASH BEING SUFFICIENT TO IMMEDIATELY FUND THE INCREASE THE DISTRIBUTION FROM $0.75 PER QUARTER TO $1.00 PER QUARTER FOR THE INITIAL TWO QUARTERS. THEREAFTER, TAMPA PIPELINE PLANS TO MAINTAIN THIS LEVEL OF DISTRIBUTIONS THROUGH THE GROWTH AND COST SAVINGS. THIS TARGETED INCREASE IN DISTRIBUTIONS WILL BE $20 MILLION PER YEAR. AT THE CURRENT MULTIPLES FOR SANTA FE OF ABOUT 15, THIS PLACES THE UNIT PRICE PROJECTED IN A RANGE OF $60 TO $65.



    ON THE DOWNSIDE, TAMPA ESTIMATES BASED ON THE TRADING HISTORY OF SANTA FE, THAT SANTA FE HAS A SMALL DOWNSIDE RISK FROM ITS CURRENT LEVEL OF $45. IN COMPARISON, WE BELIEVE THAT COMBINING SANTA FE WITH KINDER WHICH IS CURRENTLY CARRYING A MULTIPLE OF OVER 35, CREATES A SIGNIFICANT DOWNSIDE HIGH RISK SITUATION. IF AT ANY POINT KINDER DOES NOT HAVE EARNINGS OR A NEW STORY, THEN A MATERIAL DOWNSIDE ADJUSTMENT IN THE VALUE OF THE KINDER UNITS COULD OCCUR.



    TAMPA PIPELINE HAS A PROVEN TRACK RECORD OF 12 YEARS OF STABILIZED PIPELINE MANAGEMENT. TAMPA PIPELINE'S RECORD IS SHOWN IN ITS ANNUAL AUDITED FINANCIAL STATEMENTS, COMBINED WITH THE HANDS ON SUCCESS OF REBUILDING AND EXPANDING CERTAIN PIPELINES, THE BUILDING OF PUMP AND BOOSTER STATIONS, AND THE EXPANSION INTO ILLINOIS AND TEXAS. TAMPA PIPELINE WILL IMMEDIATELY WORK WITH THE SANTA FE ENGINEERS TO IMPLEMENT PLANS FOR SANTA FE TO EXPAND AND TO INCREASE THE EARNINGS.



    THE LEGAL STRUCUTURE OF SANTA FE PARTNERSHIP WILL BE LEFT UNCHANGED, AND THEREFORE ALL BENEFITS DERIVED FROM TAMPA'S EXPERIENCE AND COST SAVINGS WILL GO TO UNIT HOLDERS. IN CONTRAST KINDER HAS A PROBLEM BEING THAT THE EARNINGS FROM THE OLD KINDER ARE BELOW ITS DISTRIBUTION RATE, AND CONSEQUENTLY THE MAJORITY OF ANY DISTRIBUTION INCREASE WOULD GO TO THE OLD KINDER UNIT HOLDERS TO THE DETRIMENT OF THE SANTA FE LIMITED PARTNERS.



                                                                    DISTRIBUTIONS
                               NUMBER      EARNINGS     EARNINGS     IN MILLIONS
                              OF UNITS     PER UNIT    $ MILLIONS   AT $2.25/UNIT  DIFFERENCE
                            ------------  -----------  -----------  -------------  -----------
KINDER                        13,482,000        1.00       13.482        30.330         16.85
SANTA FE OLD                  19,148,000        2.88       55.146
SANTA FE X1.39                26,615,720                                 59.885         4.739
TOTAL                                                                                  21.587



    BASED ON THE FINANCIAL NUMBERS AS CURRENTLY REPORTED BY KINDER, THE SANTA FE UNIT HOLDERS WILL BE SUBSIDIZING KINDER HOLDERS BY $12.1 MILLION ($16.8 MILLION - $4.7 MILLION), PER YEAR, AND THE FORMER SANTA FE UNIT HOLDERS COULD ARGUE THAT THEY HAVE BEEN DAMAGED BY THIS AMOUNT PER YEAR. WE BELIEVE TO

    REMOVE THIS RISK ALONG WITH OTHER RISKS OF THE KINDER DEAL IS A SIGNIFICANT BENEFIT TO BURLINGTON NORTHERN SANTA FE.



    WE ALSO BELIEVE THAT THERE IS AN ADDITIONAL MATERIAL LONG TERM BENEFIT FOR THE SANTA FE LIMITED PARTNERS IN MAINTAINING THE CURRENT SANTA FE STRUCTURE. THE UPPER END OF THE INCENTIVE DISTRIBUTION FOR SANTA FE IS 28%, WHEREAS KINDER MORGAN HAS AN INCENTIVE DISTRIBUTION OF 50%. (SEE 10K, 1996, ITEM 13). IN THE KINDER TRANSACTION, THE FORMER SANTA FE UNIT HOLDERS WILL BECOME SUBJECT TO THE 50% INCENTIVE DISTRIBUTION WHICH CAUSES FURTHER DILUTION.



    TAMPA PIPELINE BELIEVES THAT THE APPROVALS NECESSARY TO TRANSFER THE GENERAL PARTNER INTERESTS IS FAR MORE NARROW AS COMPARED TO THE KINDER MORGAN DEAL WITH THE TERMINATION OF THE PARTNERSHIP. ALSO, THAT THE STRUCTURE OF LEAVING THE PARTNERSHIP IN PLACE SHOULD DISPOSE OF THE PART OF THE FERC TARIFF APPEAL DEALING WITH THE KINDER "CHANGED CIRCUMSTANCES".



    IN PREPARATION TO SUBMIT THIS PROPOSAL, TAMPA PIPELINE HAS SPOKEN WITH THE MAJOR US FINANCIAL INSTITUTIONS PROVIDING FINANCING TO PIPELINE OPERATIONS. BASED ON THESE CONVERSATIONS, TAMPA PIPELINE IS HIGHLY CONFIDENT THAT IT CAN FINANCE THIS TRANSACTION. TAMPA PIPELINE WILL PROBABLY CHOOSE TO USE ONE MAJOR INSTITUTION WHICH HAS EXPERIENCE IN BOTH PIPELINES AND MASTER LIMITED PARTNERSHIPS.



    WE WOULD LIKE TO MEET WITH THE SPECIAL COMMITTEE TO DISCUSS ANY QUESTIONS THEY MAY HAVE REGARDING OUR PROPOSAL. ANY TRANSACTION BETWEEN TAMPA PIPELINE AND THE SF GENERAL PARTNER (AND ITS AFFILIATES) WOULD BE SUBJECT TO NEGOTIATION AND EXECUTION OF A MUTUALLY SATISFACTORY DEFINITE AGREEMENT. IF THE SPECIAL COMMITTEE IS INTERESTING IN PURSUING THIS MATTER FURTHER, WE WOULD APPRECIATE THE COURTESY OF A RESPONSE BY THE CLOSE OF BUSINESS ON FRIDAY, JANUARY 16, 1998.



    YOURS SINCERELY,
    ROBERT L. ROSE
    PRESIDENT



    CC.DENIS E. SPRINGER
     PATRICK J. OTTENSMEYER
     RICHARD S. MILLARD
     MAYER, BROWN & PLATT
     CHICAGO, IL
     PETER ZEIGLER
     GIBSON, DUNN & CRUTCHER
     LOS ANGELES, CA
     IRVIN TOOLE, JR.
     SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
     OF SF GENERAL PARTNER


REASONS FOR THE TRANSACTION; RECOMMENDATIONS OF THE GENERAL PARTNERS

    KMEP. The Board of Directors of the KM General Partner believes that the terms of the Transaction are fair to, and in the best interest of, KMEP and its holders of KMEP Common Units. The Board of Directors of the KM General Partner has unanimously approved the Purchase Agreement, the Transaction, the issuance of the KMEP Common Units upon consummation of the Transaction and the other matters contemplated thereby, and recommends that the holders of KMEP Common Units vote FOR approval of the KMEP Proposal.

    The Board of Directors of the KM General Partner believes that the Transaction is in the best interests of KMEP and holders of KMEP Common Units for the following reasons:

        1. The Transaction is expected to result in an increase in both per unit net income and per unit declared distributions for holders of KMEP Common Units;

        2. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;

        3. Opportunities to solidify customer relationships and enhance revenue growth are expected to be improved as a result of the Transaction;

        4. The Transaction is expected to increase the number of attractive acquisition opportunities available to KMEP in the future; and

        5. The financial condition of KMEP are expected to be enhanced as a result of the Transaction, thereby facilitating the funding of new growth initiatives.

    In reaching these conclusions, the Board of Directors of the KM General Partner considered among other things, (a) the respective areas of operating activity of KMEP and Santa Fe, (b) expected operating and financial characteristics of a combined entity, and potential synergies associated with the combination, (c) the experience and performance of Santa Fe management, (d) the capital structure and financial performance of Santa Fe, (e) current conditions in the acquisition market for liquids pipelines, and (f) the October 17, 1997 oral opinion of Goldman Sachs to the effect that, as of such date, the Aggregate Consideration to be paid by KMEP pursuant to the Purchase Agreement was fair from a financial point of view to KMEP.


    SANTA FE. The Board of Directors of the SF General Partner believes that the terms of the Transaction are in the best interests of the holders of Santa Fe Common Units. The Board of Directors of the SF General Partner, acting on the unanimous recommendation of the Special Committee, has unanimously approved the Purchase Agreement, the Transaction and the other matters contemplated thereby, and recommends that holders of Santa Fe Common Units vote FOR approval of the Santa Fe Proposal.


    The Board of Directors of the SF General Partner believes that the Transaction is in the best interests of the holders of Santa Fe Common Units for the following principal reasons:

        1. The Exchange Ratio provides the holders of the Santa Fe Common Units with a significant premium over the market price of their Santa Fe Common Units prior to the announcement of the Transaction;


        2. The Transaction is expected to result in an increased quarterly distribution to holders of Santa Fe Common Units who become holders of KMEP Common Units;



        3. As the holders of KMEP Common Units, the holders of Santa Fe Common Units will continue to hold an equity security that will entitle them to participate in the future of a combined business committed to growth;



        4. As holders of KMEP Common Units, the holders of Santa Fe Common Units will hold an investment in a larger and more broadly diversified business;



        5. Significant cost savings are expected to be achieved by combining the operations of the two partnerships;



        6. The management of KMEP has demonstrated an intention to aggressively seek appropriate opportunities to grow and to increase the total return to KMEP Common Unit holders; and



        7. Given the reputation of KMEP and its management for aggressive growth, KMEP Common Units present a potential for trading at higher multiples of cash flow than Santa Fe Common Units, as well as a greater potential for appreciation in price.

    In reaching these conclusions, the Board of Directors of SF General Partner considered, among other things, (a) the recommendation of the Special Committee, and the factors considered by the Special Committee, as described below, (b) the historical operations and results of Santa Fe and KMEP, (c) the expected operating and financial characteristics of the combined entity, and potential synergies associated with the combination, (d) the terms of the Transaction, including without limitation the premium afforded to holders of Santa Fe Common Units, and the fact that holders of Santa Fe Common Units would continue to hold a significant equity interest in the combined enterprise, (e) the background and experience of the management of KMEP, and the announced commitment of KMEP to seek continued growth, and (f) the opinion of Smith Barney, rendered to the Special Committee, to the effect that as of the date thereof the Exchange Ratio was fair, from a financial point of view, to the holders of Santa Fe Common Units.


    Although the SF General Partner has a base economic interest in Santa Fe (including its interest in the SF Operating Partnership) of only two percent (which will be reduced to 0.5%, with no right to incentive distributions, as a result of the Transaction), the Santa Fe Partnership Agreement provides for additional incentive distributions to the SF General Partner under certain circumstances. Santa Fe believes that, when these rights of the SF General Partner are taken into account, the amount that the SF General Partner will receive in the Transaction is fair to the holders of Santa Fe Common Units, despite the fact that such amount substantially exceeds 1.5 percent of the total consideration to be received by the SF General Partner and the holders of SF Common Units in the Transaction.



    For example, under Sections 5.2 and 14.3 of the Santa Fe Partnership Agreement, which provide for the distribution of cash following a "Terminating Capital Event," the SF General Partner is entitled to receive various percentages of Santa Fe's available cash, increasing to a maximum of 29% (excluding distributions with respect to its interest in the SF Operating Partnership), after certain threshold amounts have been distributed to limited partners. The sale of Santa Fe's interest in the SF Operating Partnership in the course of a liquidation of Santa Fe would constitute a Terminating Capital Event. If the formula set forth in the Santa Fe Partnership Agreement applicable to Terminating Capital Events were applied to a transaction value of $1 billion, the SF General Partner would be entitled to receive approximately $178.9 million for its interest in Santa Fe, while retaining its 1% interest in the SF Operating Partnership. The $84.4 million actually to be received by the SF General Partner for the sale of its interest in Santa Fe pursuant to the Transaction represents a significant discount to the amount that would have been payable if the liquidation formula in the Santa Fe Partnership Agreement had been applied. See "The Transaction--Opinions of Financial Advisors--Santa Fe--Analysis of the SF General Partner."



    Similarly, under Section 5.5 of the Santa Fe Partnership Agreement, which provides for the distribution of cash from operations, the SF General Partner is entitled to receive various percentages of available cash, increasing to an aggregate of 30% (taking into account distributions with respect to the SF Operating Partnership), after certain threshold amounts have been distributed to limited partners. A discounted cash flow analysis performed with respect to the amounts projected (based on operating projections by the SF General Partner) to be available for distribution for the five fiscal years ended December 31, 2002 (using discount rates of 10.0%, 12.0% and 14.0% and terminal yields of 6.0%, 7.0% and 8.0%), results in an implied valuation for its entire interest, in both Santa Fe and the SF Operating Partnership, ranging from $118.9 million to $176.2 million, with a midpoint of $147.6 million. Even after taking into account the fact that the SF General Partner will retain a 0.5% interest (which will not include a right to receive incentive distributions) in the SF Operating Partnership following the Transaction, the $90.2 million (including the amount of the Special Distribution) actually to be received by the SF General Partner pursuant to the Transaction represents a discount to this valuation. See "The Transaction--Opinions of Financial Advisors--Santa Fe--Analysis of the SF General Partner."


    SANTA FE SPECIAL COMMITTEE. On October 17, 1997, the Special Committee unanimously determined that the Transaction was in the best interests of the holders of the Santa Fe Common Units (other than the SF General Partner, whose interests were represented by its sole stockholder, BNSF) and recommended

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

the approval of the Transaction by the Board of Directors of the SF General Partner and by the holders of the Santa Fe Common Units. In reaching this conclusion, the Special Committee considered the benefits offered by the Transaction and weighed them against the risks associated with the Transaction. See "Risk Factors." While the Special Committee did not consider the risks associated with the Transaction to be insubstantial, it ultimately concluded that these risks were outweighed by the potential benefits of the Transaction to the holders of Santa Fe Common Units. In reaching this determination, the Special Committee relied, among other things, on the accuracy of the representations and warranties of KMEP and Santa Fe made in the Purchase Agreement, the opinions and views of officers of, and outside advisors to, Santa Fe and KMEP and the advice of the Special Committee's financial and legal advisors.



    The factors considered by the Special Committee reaching its decision included, among other things, the following: (a) the viability, and value to the holders of the Santa Fe Common Units, of preserving Santa Fe as an independent company, including the possible effects of the Santa Fe FERC proceedings, (b) the condition, business and prospects of KMEP, including the reputation and experience of the management of KMEP, (c) possible alternative acquirors for Santa Fe, (d) the value of the general partner interest of the SF General Partner in Santa Fe, (e) the value of the combined businesses of Santa Fe and KMEP to the holders of the Santa Fe Common Units, (f) the value of the premium being offered to the holders of the Santa Fe Common Units in the Exchange Ratio of the Transaction, (g) the future projections of cash available for distributions to the holders of the publicly traded Santa Fe Common Units from Santa Fe and from the combined operations of Santa Fe and KMEP, (h) the impact of the potential overhang on the market for KMEP Common Units following the Transaction from the KMEP Common Units to be acquired by the current holders of the VREDs, and (i) the respective terms of the partnership agreements of Santa Fe and KMEP.



    As a result of the foregoing considerations, the Special Committee's discussions with the respective managements of SF General Partner, KMEP and BNSF, the Special Committee's other inquiries and the advice of its legal and financial advisors, the Special Committee identified the following factors in support of its recommendation to approve the Transaction: (a) Santa Fe is not a core part of BNSF's business, as evidenced by BNSF's receptiveness to previous expressions of interest in the SF General Partner, (b) Santa Fe is known within its industry to be available for acquisition (this was confirmed by both Santa Fe management and Smith Barney), and yet there has been a lack of interest in acquiring Santa Fe, (c) the combination of the businesses of Santa Fe and KMEP provides substantial synergies and the opportunity to realize significant post-combination cost savings, (d) the management of KMEP is seasoned and experienced in the energy transport business and has a solid reputation in the financial community for delivering financial results, (e) KMEP's reputation as an aggressive growth-oriented master limited partnership should allow the KMEP Common Units to trade at a higher multiple of cash flow than the Santa Fe Common Units, and the KMEP Common Units have demonstrated a higher likelihood of appreciating in value than the Santa Fe Common Units (I.E., the KMEP Common Units trade at a significantly lower yield than do the Santa Fe Common Units),
(f) the pendency of the Santa Fe FERC proceedings casts uncertainty over Santa Fe's future performance and its value to investors as an independent company,
(g) the amount being paid to the SF General Partner for its general partner interest in Santa Fe is reasonable in comparison to its value, (h) Smith Barney, financial advisor to the Special Committee, has opined that, as of October 17, 1997, the Exchange Ratio is fair, from a financial point of view, to the holders of the Santa Fe Common Units, and (i) the Purchase Agreement allows Santa Fe to entertain other unsolicited acquisition proposals received prior to the Closing and to terminate the Purchase Agreement upon reimbursement of expenses of up to $2.5 million if a possible Superior Transaction is more beneficial to the holders of Santa Fe Common Units than the Transaction.



    On January   , 1998, Smith Barney reaffirmed its earlier opinion to the
Special Committee and the Special Committee reaffirmed its recommendation to approve the Transaction. For a discussion of the impact of the proposals by TPC to acquire the SF General Partner on the recommendation of the Special Committee, see "--Background of the Transaction."


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
OPINIONS OF FINANCIAL ADVISORS


    KMEP. On October 17, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of the KM General Partner which it confirmed in writing as of such date, to the effect that as of the date of such opinion, the Aggregate Consideration to be paid by KMEP pursuant to the Purchase Agreement is fair from a financial point of view to KMEP. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of the date hereof.



    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AS OF THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED AS ANNEX B IN THE ANNEX VOLUME ACCOMPANYING AND FORMING A PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF KMEP COMMON UNITS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.



    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) this Joint Proxy Statement/Prospectus; (ii) the Purchase Agreement; (iii) the Annual Reports to holders of KMEP Common Units and Santa Fe Common Units and Annual Reports on Form 10-K of KMEP and Santa Fe for the five years ended December 31, 1996; (iv) certain interim reports to holders of KMEP Common Units and Santa Fe Common Units and Quarterly Reports on Form 10-Q of KMEP and Santa Fe; (v) certain other communications from KMEP and Santa Fe to their respective unit holders; (vi) certain internal financial analysis and forecasts for KMEP and Santa Fe prepared by their respective managements, including certain financial forecasts for KMEP and Santa Fe giving effect to the Transaction comptemplated by the Purchase Agreement, prepared by the management of KMEP;
(vii) the Amended and Restated Agreement of Limited Partnership of Santa Fe; and
(viii) the Agreement of Limited Partnership of the SF Operating Partnership. Goldman Sachs also held discussions with members of the senior managements of KMEP and Santa Fe regarding strategic rationale for, and the potential benefits of, the transaction contemplated by the Purchase Agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the KMEP Common Units and the Santa Fe Common Units, compared certain financial and stock market information for KMEP and Santa Fe with similar information for certain other companies the securities of which are publicly traded, reviewed the terms of certain recent business combinations and performed such other studies and analysis as it considered appropriate.



    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of its opinion. Goldman Sachs assumed, with the consent of the KM General Partner, that the financial forecasts for KMEP, after giving effect to the Transaction, including, without limitation, the projected cost savings and operating synergies resulting from the combination that management of KMEP expects to achieve, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of KMEP. With respect to the legal and governmental proceedings described in this Joint Proxy Statement/Prospectus, Goldman Sachs noted that, as financial advisors, it was not in a position to evaluate or analyze the extent or timing of liabilities or potential rate reductions, if any, that may arise from such proceedings and assumed with the consent of the KM General Partner that these matters will be resolved in a manner which will not adversely affect in any material respect the financial forecasts on which Goldman Sachs relied for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of KMEP or Santa Fe or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Board of Directors of the KM General Partner in connection with its consideration of the Transaction and does not constitute a recommendation as to how any holder of KMEP Common Units should vote with respect to the Transaction.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board of Directors of the KM General Partner on October 17, 1997. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion included as Annex B in the Annex Volume accompanying and forming a part of this Joint Proxy Statement/Prospectus.


        (i) HISTORICAL EXCHANGE RATIO ANALYSIS. Goldman Sachs reviewed and compared the historical trading prices for the KMEP Common Units and the Santa Fe Common Units for the one year period ended October 8, 1997. Such analysis was used to calculate the ratio of the per unit price of the Santa Fe Common Units to the per unit price of the KMEP Common Units (on a split adjusted basis). Such analysis indicated implied exchange ratios which ranged from 2.86 to 1.03. In addition, such analysis indicated average implied exchange ratios of 1.83 for the prior year; 1.37 for the prior six months; 1.18 for the prior three months and 1.09 for the prior 20 days.

        (ii) SELECTED COMPANIES ANALYSIS.


        KMEP. Goldman Sachs reviewed and compared certain financial information relating to KMEP to corresponding financial information, ratios and public market multiples for five publicly traded limited partnerships: Buckeye Partners, L.P.; Kaneb Pipe Line Partners, L.P.; Lakehead Pipe Line Partners, L.P.; Northern Border Partners, L.P.; and TEPPCO Partners, L.P. (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to KMEP. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of KMEP were calculated using a price of $39.00 per KMEP Common Unit, the closing price of the KMEP Common Units on the NYSE on October 16, 1997. The multiples and ratios for KMEP were based on information provided by independent research by Goldman Sachs and the multiples for each of the Selected Companies were based on independent research by Goldman Sachs. With respect to the Selected Companies, Goldman Sachs considered estimated calendar year 1997 and 1998 price/ earnings ("P/E") ratios, which ranged from 11.7x to 18.8x for estimated calendar year 1997 with a mean of 14.3x and 11.3x to 18.8x for estimated calendar year 1998 with a mean of 13.9x compared to 34.6x and 23.0x, respectively, for KMEP; estimated calendar year 1997 and 1998 discretionary cash flow per unit, which ranged from $2.85 to $5.65 for estimated calendar year 1997 and $2.90 to $5.85 for estimated calendar year 1998 compared to $2.25 and $3.25, respectively, for KMEP; estimated calendar year 1997 and 1998 price/discretionary cash flow ratios, which ranged from 9.5x to 11.5x for estimated calendar year 1997 with a mean of 10.1x and 9.0x to 11.3x for estimated calendar year 1998 with a mean of 9.6x compared to 17.3x and 12.0x, respectively, for KMEP; estimated calendar year 1997 and 1998 distributable cash flow per unit, which ranged from $2.50 to $4.60 for estimated calendar year 1997 and $2.55 to $5.00 for estimated calendar year 1998 compared to $1.80 and $2.40, respectively, for KMEP; and estimated calendar year 1997 and 1998 distribution coverage ratios, which ranged from 1.1x to 1.5x for estimated calendar year 1997 with a mean of 1.2x and 1.2x to 1.6x for estimated calendar year 1998 with a mean of 1.3x compared to 0.9x and 1.2x, respectively, for KMEP.



        Santa Fe. Goldman Sachs also reviewed and compared certain financial information relating to Santa Fe (the "Standalone Case") and Santa Fe, pro forma for an exchange ratio of 1.39 (the "Pro-forma Case") to corresponding financial information, ratios and public market multiples for the Selected Companies. The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Santa Fe. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Santa Fe were calculated using a price of $41.13 per Santa Fe Common Unit, the closing price of the Santa Fe Common Units on the NYSE on October 16, 1997. The multiples and ratios for Santa Fe were based on information provided by independent research by Goldman Sachs and in the Pro-forma Case were derived therefrom based on an exchange ratio of 1.39, and the multiples for each of the Selected

    Companies were based on independent research by Goldman Sachs. With respect to the Selected Companies, Goldman Sachs considered estimated Calendar year 1997 and 1998 P/E ratios, which ranged from 11.7x to 18.8x for estimated calendar year 1997 with a mean of 14.3x and 11.3x to 18.8x for estimated calendar year 1998 with a mean of 13.9x compared to 10.3x and 10.0x, respectively, for Santa Fe in the Standalone Case and 13.6x and 13.2x, respectively, in the Pro-forma Case; estimated calendar year 1997 and 1998 discretionary cash flow per unit, which ranged from $2.85 to $5.65 for estimated calendar year 1997 and $2.90 to $5.85 for estimated calendar year 1998 compared to $5.25 and $5.35, respectively, for Santa Fe in the Standalone Case and the Pro-forma Case; estimated calendar year 1997 and 1998 price/discretionary cash flow ratios, which ranged from 9.5x to 11.5x for estimated calendar year 1997 with a mean of 10.1x and 9.0x to 11.3x for estimated calendar year 1998 with a mean of 9.6x compared to 7.8x and 7.7x, respectively, for Santa Fe in the Standalone Case and 10.3x and 10.1x, respectively, in the Pro-forma Case; estimated calendar year 1997 and 1998 distributable cash flow per unit, which ranged from $2.50 to $4.60 for estimated calendar year 1997 and $2.55 to $5.00 for estimated calendar year 1998 compared to $4.30 and $4.35, respectively, for Santa Fe in the Standalone Case and the Pro-forma Case; and estimated calendar year 1997 and 1998 distribution coverage ratios, which ranged from 1.1x to 1.5x for estimated calendar year 1997 with a mean of 1.2x and 1.2x to 1.6x for estimated calendar year 1998 with a mean of 1.3x compared to 1.4x and 1.5x, respectively, for Santa Fe in the Standalone Case and the Pro-forma Case.

       (iii) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to selected transactions in the midstream gas industry since 1994 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (a) levered aggregate consideration as a multiple of latest twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 4.4x to 12.2x, as compared to 11.3x for the levered aggregate consideration as a multiple of LTM EBITDA to be received in the Transaction and (b) equity consideration as a multiple of LTM, estimated current year and estimated following year discretionary cash flow ranged from 3.0x to 18.1x, 2.6x to 11.4x and 2.6x to 12.5x, respectively, as compared to 11.1x, 11.0x and 10.2x, respectively, for the equity consideration as a multiple of LTM, estimated current year and estimated following year discretionary cash flow paid in the Transaction.

        (iv) PRO FORMA ANALYSIS. Goldman Sachs prepared pro-forma analyses of the financial impact of the Transaction. Using distributable cash flow estimates for KMEP and Santa Fe prepared by KMEP's management for the years 1998 through 2002, Goldman Sachs compared the distributable cash flow of KMEP Common Units, on a standalone basis, to the distributable cash flow of the common units of the combined companies on a pro forma basis. Goldman Sachs performed this analysis under the following three scenarios: (a) KMEP's management's pro forma base case, (b) the base case adjusted for KMEP's management's estimates of incremental integration benefits and (c) the base case adjusted for management's estimates of incremental integration benefits and KMEP's management's estimates of additional corporate development opportunities. Based on such analyses, the proposed transaction would be accretive to KMEP Common Unit holders on a distributable cash flow per common unit basis in the analysis utilizing the additional corporate development opportunities in each of the years for which estimates were reviewed, in the analysis utilizing only the incremental integration beneficiary in the years 1998 through 2001 and in the base case in the years 1998 through 2000.

        (v) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, total assets, net worth, revenues, EBITDA and total distributable cash flow) for KMEP, Santa Fe and the pro forma combined entity resulting from the Transaction based on financial data provided by the managements of KMEP and Santa Fe for each of KMEP and Santa Fe, respectively. This analysis indicated that the KMEP Common Unit holders would retain 34.6% of the outstanding common equity of the combined companies after the Transaction. Goldman Sachs also analyzed the relative contribution of KMEP to

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
    the combined company on a pro forma basis before taking into account any of the possible benefits that may be realized following the Transaction based on current total assets and net worth and estimated year 1998 with respect to revenues, EBITDA and total distributable cash flow, based on financial data and on the estimates provided to Goldman Sachs by KMEP and Santa Fe. This analysis indicated that KMEP would be contributing 28.9% to total assets on a current basis and 31.3% to total net worth on a current basis. This analysis also indicated that in 1998 KMEP would be contributing 26.6% to estimated combined revenues, 29.8% to estimated combined EBITDA and 31.9% to estimated combined total distributable cash flow.


    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to KMEP or Santa Fe or the Transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Board of Directors of the KM General Partner as to the fairness of the Aggregate Consideration from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of KMEP, Santa Fe, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of the KM General Partner was one of many factors taken into consideration by the Board of Directors of the KM General Partner in making its determination to approve the Purchase Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B included in the Annex Volume that accompanies and forms a part of this Joint Proxy Statement/Prospectus.



    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The KM General Partner selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Goldman Sachs is familiar with Santa Fe, having provided certain investment banking services to Santa Fe from time to time. Goldman Sachs also has provided investment banking services to BNSF from time to time, including acting as a managing underwriter of a public offering of 7.250% Debentures due 2097 for BNSF in July 1997, a public offering of 7.290% Debentures due 2036 of BNSF in May 1996 and a public offering of 6.375% Notes due 2005 in December 1995. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, will serve as lead arranger of the KMEP Loan Facility and it is also expected that Goldman Sachs will serve as managing underwriter of the anticipated offering of KMEP Common Units following the expiration of the VRED Exchange Offer.



    Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities or options on securities of KMEP and/or Santa Fe for its own account and for the account of customers. As of the date hereof Goldman Sachs has for its own account a short position of 40,400 Santa Fe Common Units and a long position of $17,803,000 par value of VREDS.


    Pursuant to a letter agreement dated October 15, 1997 (the "Engagement Letter"), KMEP engaged Goldman Sachs to act as its financial advisor in connection with the Transaction. Pursuant to the terms of the Engagement Letter, KMEP has agreed to pay Goldman Sachs upon consummation of the Transaction a transaction fee equal to $7,000,000. Up to $2,000,000 of such fee may be credited against any underwriting or other fees to be paid by KMEP to Goldman Sachs in connection with other aspects of the Transaction. KMEP has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.


    SANTA FE. The Special Committee retained Smith Barney to act as financial advisor to the Special Committee in connection with the Transaction. In connection with its engagement, Smith Barney has delivered to the Special Committee an oral opinion on October 17, 1997, its written confirming opinion dated October 18, 1997 and its written reconfirming opinion dated the date hereof (the "Opinion"), to the effect that, as of such date based upon and subject to certain matters stated therein, that the exchange of 1.39 KMEP Common Units for each Santa Fe Common Unit (the "Exchange Ratio") is fair from a financial point of view to the holders of Santa Fe Common Units. The description set forth below pertains to Smith Barney's written Opinion.


    In arriving at its opinion, Smith Barney reviewed the Purchase Agreement and held discussions with certain senior officers and other representatives and advisors of the SF General Partner and Santa Fe and certain senior officers and other representatives and advisors of KMEP concerning the business, operations and prospects of Santa Fe and KMEP, respectively. Smith Barney examined certain publicly available business and financial information relating to Santa Fe and KMEP as well as certain financial forecasts and other financial and operating data which were provided to or otherwise discussed with Smith Barney by the respective management of Santa Fe and KMEP, including information relating to certain strategic implications and operational benefits anticipated to result from the Transaction. Smith Barney reviewed the financial terms of the Transaction as set forth in the Purchase Agreement in relation to, among other things: current and historical market prices, trading volumes and yields of the Santa Fe Common Units and the KMEP Common Units; historical and projected earnings and other operating data of Santa Fe and KMEP; and the capitalization and financial condition of Santa Fe and KMEP. Smith Barney specifically considered the consideration to be received by the SF General Partner. Smith Barney also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant. Smith Barney also evaluated the potential pro forma impact of the Transaction on KMEP. In addition to the foregoing, Smith Barney conducted such other analyses and examination and considered such other financial, economic and market criteria as it deemed appropriate to arrive at its Opinion.


    In rendering its Opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with them. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of Santa Fe and KMEP advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Santa Fe and KMEP as to the expected future financial performance of Santa Fe and KMEP and the strategic implications and operational benefits anticipated to result from the Transaction. Smith Barney further relied on the assurances of management of Santa Fe and KMEP that they were unaware of any facts that would make the information or forecasts provided to Smith Barney incomplete or misleading. In particular, Smith Barney was provided and relied upon a schedule from KMEP of estimated cost savings that KMEP expects to achieve as a result of the Transaction. Smith Barney was not engaged to assess the accuracy of the information provided to it or the reasonableness of the projections or other forward looking information provided to it. Specifically, with respect to the legal and regulatory proceedings described in this Joint Proxy Statement/Prospectus, Smith Barney was not in a position to evaluate the impact of such proceedings and assumed that these matters will be resolved in a manner which will not adversely affect in any material respect the financial forecasts on which Smith Barney relied for purposes of its Opinion. Smith

Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Santa Fe or KMEP nor has it made any physical inspection of the properties or assets of Santa Fe or KMEP. Smith Barney's Opinion relates to the relative values of Santa Fe and KMEP. Smith Barney did not express any opinion as to what the value of the KMEP Common Units actually will be when issued to the holders of the Santa Fe Common Units or the prices at which the KMEP Common Units will trade subsequent to the Transaction. In addition, Smith Barney has not been asked to nor did they express an opinion as to the relative merits of the Transaction as compared to any alternative business strategies that might exist for Santa Fe or the effect of any other transaction in which Santa Fe might engage. Smith Barney was not engaged to solicit third-party indications of interest in acquiring all or part of Santa Fe. Smith Barney's Opinion is necessarily based upon information available to them, and financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney, as of the date of its Opinion.


    THE FULL TEXT OF THE OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS INCLUDED AS ANNEX C IN THE ANNEX VOLUME THAT ACCOMPANIES AND FORMS A PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF THE SANTA FE COMMON UNITS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND HAS BEEN PROVIDED FOR THE USE OF THE SPECIAL COMMITTEE IN ITS EVALUATION OF THE TRANSACTION. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SANTA FE COMMON UNITS AS TO HOW SUCH HOLDER SHOULD VOTE AT THE SANTA FE SPECIAL MEETING. THE SUMMARY OF THE OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


    In preparing its Opinion, Smith Barney performed a variety of financial and comparative analyses. Although the following summary is believed to be reasonable, it does not purport to be a complete description of the analyses underlying the Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its Opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of portions of its analyses and various factors. Accordingly, Smith Barney believes that its analyses must be considered as a whole and focusing on portions of its analyses and certain factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its Opinion. In its analyses, Smith Barney made numerous assumptions with respect to Santa Fe and KMEP, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Santa Fe and KMEP. Further, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    REVIEW OF SELECTED COMPANIES. In performing the analyses described below, Smith Barney reviewed the operating and trading statistics of a group of seven selected companies which were classified into two categories: master limited partnerships which are expected to continue increasing distributions to unit holders (the "Growth MLPs") and master limited partnerships whose major lines of business can be classified as pipeline and transportation (the "Pipeline and Transportation MLPs" and with the Growth MLPs the "Selected Companies"). The Growth MLPs included: Buckeye Partners, L.P., Lakehead Pipe Line Partners, L.P., Leviathan Gas Pipeline Partners, L.P., TEPPCO Partners, L.P. and Plum Creek Timber Company, L.P. The Pipeline and Transportation MLPs included: Northern Border Partners, L.P. and Kaneb Pipeline Partners, L.P.

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    ANALYSIS OF SANTA FE COMMON UNITS.  Smith Barney performed a discounted cash flow analysis of the projected free cash flows to the holders of Santa Fe Common Units, for the five fiscal years ending December 31, 2002. Smith Barney assumed discount rates of 8.0%, 9.0% and 10.0% and terminal multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") in 2002 of 8x, 9x and 10x. The discount rates were based on the cost of capital of Santa Fe and the terminal value multiples were based on the trading multiples of the Pipeline and Transportation MLPs.

    Smith Barney performed the discounted cash flow analysis on the operating projections prepared by Santa Fe management. In performing the analysis, Smith Barney assumed that the SF General Partner received its distributions as calculated pursuant to the Santa Fe Partnership Agreement and that the SF General Partner was entitled to its pro rata share of the capitalized terminal value, which share was determined to be the same percentage that the SF General Partner would have received of 2002 estimated free cash flows of Santa Fe. This analysis resulted in an implied valuation range for the Santa Fe Common Units of $635.1 million ($33.17 per Santa Fe Common Unit) to $864.5 million ($45.15 per Santa Fe Common Unit). The mid-point of the implied valuation range was then calculated to be $749.8 million ($39.16 per Santa Fe Common Unit). When the Exchange Ratio is multiplied by the closing price of KMEP on the last day of trading prior to the announcement of the Transaction, an implied value is derived for the consideration to be received by the Santa Fe Common Unit holders of $54.21 per Santa Fe Common Unit (the "Implied Trading Value"). When the Implied Trading Value is compared to the mid-point of the implied valuation range based on the discounted cash flow analysis of $39.16 per Santa Fe Common Unit, a premium of 38.4% is calculated.


    ANALYSIS OF KMEP COMMON UNITS. In order to evaluate the pro forma impact of the Transaction on KMEP, Smith Barney compiled information from certain information on estimated cost savings materials that it received from Santa Fe and KMEP. In analyzing the pro forma impact to KMEP, Smith Barney specifically reviewed the following: (i) the projected distributions to be received per KMEP Common Unit, (ii) the percentage of total distributions to be received by the KM General Partner, and (iii) pro forma financial statements giving effect to the Transaction.



    Smith Barney performed a discounted cash flow analysis of the projected free cash flows to the holders of KMEP Common Units after giving pro forma effect to the Transaction for the five fiscal years ending December 31, 2002. Smith Barney assumed discount rates of 8.0%, 9.0% and 10.0% and terminal value multiples of EBITDA in 2002 of 10x, 11x and 12x. The discount rates used were based on the cost of capital of KMEP and the terminal value multiples were based on the trading multiples of the Growth MLPs. Smith Barney assumed that after the Transaction, KMEP would continue to be valued in the market as a Growth MLP.



    In performing this discounted cash flow analysis, Smith Barney used operating projections prepared by the managements of KMEP and Santa Fe. In addition, Smith Barney assumed that the KM General Partner received its distributions as calculated pursuant to the KMEP Partnership Agreement and that the KM General Partner was entitled to its pro rata share of the capitalized terminal value, which share was determined to be the same percentage that the KM General Partner would have received of 2002 estimated free cash flows of KMEP after giving pro forma effect to the Transaction. These analyses resulted in an implied pro forma valuation range for the KMEP Common Units of $1,030.5 million ($25.30 per KMEP Common Unit) to $1,353.9 million ($33.24 per KMEP Common Unit). The mid-point of the implied valuation range was then calculated to be $1,192.2 million ($29.27 per KMEP Common Unit).


    Smith Barney then multiplied the results derived in the KMEP discounted cash flow analysis by the Exchange Ratio in order to estimate the value to be received for each Santa Fe Common Unit. This calculation resulted in a range of $1,432.4 million ($35.17 per Santa Fe Common Unit) to $1,881.9 million ($46.21 per Santa Fe Common Unit). The mid-point of this range was then calculated to be $1,657.2 million ($40.69 per Santa Fe Common Unit). When this mid-point of $40.69 is compared to the mid-point of $39.16 as calculated in "Valuation of Santa Fe Common Units," a premium of 3.9% is calculated.

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    CONTRIBUTION ANALYSIS.  Assuming consummation of the Transaction, Smith
Barney analyzed the respective contributions of Santa Fe and KMEP to the estimated revenues, EBITDA, net income, distributable cash flow to be received by the limited partners, total distributable cash flow and total assets for the six months ending December 31, 1997 and the fiscal years ending December 31, 1997 through 2002, before giving effect to certain cost savings and other potential synergies anticipated by the management of KMEP. Smith Barney placed more importance on the distributable cash flow to the limited partners component of the contribution analysis than the other components due to the fact that the distributable cash flow to the limited partners is the most significant valuation parameter for limited partnership units. Smith Barney then compared these results to the percentage of KMEP Common Units to be received by the holders of Santa Fe Common Units in the Transaction. For the six months ending December 31, 1997 and for the fiscal years ending December 31, 1997, 1998, 1999, 2000, 2001 and 2002, Santa Fe's operations are projected to contribute 66.6%, 71.8%, 63.9%, 62.0%, 65.8%, 64.9%, and 64.0%, respectively, of distributable cash flow to the limited partners. Based on the Exchange Ratio, holders of Santa Fe Common Units will receive 65.4% of the Santa Fe Common Units.


    IMPLIED YIELD VALUATION SUMMARY. Smith Barney analyzed what the implied trading values would be for the Santa Fe Common Units and the KMEP Common Units by assuming a range of trading yields and assuming that the limited partner distributions are equal to the pro forma available cash. In performing this analysis, Smith Barney assumed trading yields of 5.0% to 9.0% and applied these yields to the assumed limited partner distributions of Santa Fe and KMEP assuming consummation of the Transaction for 1998 and 1999. The range of trading yields was derived by looking at the trading yields of the Selected Companies.

    For illustrative purposes, when using the median trading yield of the Pipeline and Transportation MLP's of 7.0% and Santa Fe's 1998 and 1999 projected limited partner distributions of $3.00 per unit, a Santa Fe Common Unit would be worth $42.86. Using the median trading yield of the Growth MLP's of 6.5% and KMEP's 1998 limited partner distributions of $2.28 per unit, a KMEP Common Unit would have an implied value of $35.09 and using KMEP's 1999 projected limited partner distributions of $2.33 per unit, and the 6.5% median yield, a KMEP Common Unit would have an implied value of $35.86. Multiplying the implied value for a KMEP Common Unit by the Exchange Ratio results in an implied value for a Santa Fe Common Unit of $48.77 in 1998 and $49.85 in 1999. When the 1998 and 1999 implied values for a Santa Fe Common Unit are compared to the trading price of a Santa Fe Common Unit on the last trading day prior to the announcement of the Transaction of $41.13, premiums of 18.6% and 21.2% are calculated.

    ANALYSIS OF THE SF GENERAL PARTNER. Smith Barney also analyzed the value of the SF General Partner. Smith Barney performed a discounted cash flow analysis of the projected free cash flows to be received by the SF General Partner for the five fiscal years ending December 31, 2002. Smith Barney assumed discount rates of 10.0%, 12.0% and 14.0% and terminal yields of 6.0%, 7.0%, and 8.0%. The discount rates and terminal yields were determined by comparing the risk of receiving a distribution from the Santa Fe Common Unit holder perspective with the risk of the SF General Partner receiving its incentive distributions. It was determined that the SF General Partner's risk profile of receiving all of its projected distributions is greater than that of a Santa Fe Common Unit holder and therefore higher discount rates were used in the discounted cash flow analysis of distributions to the SF General Partner than were used in the discounted cash flow analysis of distributions to the Santa Fe Common Unit holders.

    Smith Barney performed the discounted cash flow analyses using the operating projections prepared by Santa Fe management. This analysis resulted in an implied valuation range for the SF General Partner of $118.9 million to $176.2 million. The mid-point of the implied valuation range was then calculated to be $147.6 million. When the mid-point of $147.6 million is compared to the $90.2 million that the SF General Partner is receiving in the Transaction, a discount of (38.9%) is calculated.

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    Smith Barney also analyzed the value which would be received by the SF
General Partner in the event that Santa Fe was liquidated. In preparing this analysis, Smith Barney used the liquidation allocations as set forth in the Santa Fe Partnership Agreement and assumed a range of equity values for Santa Fe of $700 million to $1,000 million. Smith Barney calculated the value to be received by the SF General Partner in a liquidation to be within a range of $91.9 million to $178.9 million, with a mid-point of $135.4 million. When the mid-point of $135.4 million is compared to the $90.2 million that the SF General Partner is receiving in the Transaction (which includes the Special Distribution), a discount of (33.4%) is calculated.

    PREMIUM ANALYSIS. Smith Barney also analyzed the premium to be received by the Santa Fe Common Unit holders based on the closing market prices of the Santa Fe Common Units and the KMEP Common Units on October 16, 1997. Based on this analysis, the premium to be realized by the Santa Fe Common Unit holder was calculated to be 32%. In addition, Smith Barney also looked at the premium to be realized based on the average of the high and the low trading prices for each of the twenty trading days prior to, and including, October 16, 1997. Based on this analysis, the premium to be realized by the Santa Fe Common Unit holders was calculated to be 28%.

    OTHER MATTERS. The Santa Fe Partnerships entered into an engagement letter with Smith Barney on October 6, 1997 pursuant to which the Santa Fe Partnerships agreed to pay Smith Barney fees of $1.875 million, comprised of a retainer fee of $400,000, which was payable upon execution of the engagement letter and an opinion fee of $1.475 million, which was payable upon delivery of Smith Barney's opinion, dated October 18, 1997. The Santa Fe Partnerships have agreed to reimburse Smith Barney for its out-of-pocket expenses, including reasonable fees and disbursements of counsel provided that such fees and expenses of counsel shall not be in excess of $75,000 in the aggregate without the prior written consent of Santa Fe. The SF General Partner and the Santa Fe Partnerships have also agreed, in a separate letter agreement, to indemnify Smith Barney and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Smith Barney or any of its affiliates against certain liabilities, including liabilities under federal securities laws and expenses related to Smith Barney's engagement.

    Smith Barney is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than acting as financial advisor in connection with the Transaction (and delivery of its Opinion), Smith Barney has not previously performed investment banking services for the SF General Partner or the SF Operating Partnership. In the ordinary course of business, Smith Barney may, from time to time, buy and sell securities of KMEP and Santa Fe.

CERTAIN PENDING LITIGATION

    Four purported Santa Fe Common Unit holder class actions have been filed arising out of the Transaction. On October 23, 1997, shortly after the announcement of the Transaction, a purported Santa Fe Common Unit holder class action was filed in the Court of Chancery of the State of Delaware (RUDERMAN V. SANTA FE PIPELINE PARTNERS, L.P., C.A. No. 16002NC). Later on the same day another purported Santa Fe Common Unit holder class action was filed in the Superior Court of the State of California, County of Orange (VOGEL V. SANTA FE PIPELINE PARTNERS, L.P., Case No. 785816). On October 24, 1997, a second purported Santa Fe Common Unit holder class action was filed in the Court of Chancery of the State of Delaware (BECK V. SANTA FE PIPELINE PARTNERS, L.P., C.A. No. 16005). On November 6, 1997, a third purported Santa Fe Common Unit holder class action was filed in the Court of Chancery of the State of Delaware (HOCHEISER V. SANTA FE PACIFIC PIPELINE PARTNERS, L.P., C.A. No. 16023NC). The foregoing causes of action are referred to as the "Unitholder Suits."

    The actions name as defendants Santa Fe, the SF General Partner and the individual members of the SF General Partner Board of Directors. In addition, VOGEL and RUDERMAN name KMEP as a defendant and

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BECK and HOCHEISER name SF Holdings as a defendant. In general, the actions variously allege that the individual defendants suffered from a conflict of interest in the negotiation of the Transaction, that despite this conflict they did not appoint or retain independent representation for the Santa Fe Common Unit holders, and that this conflict resulted in an excessive payment to the SF General Partner. The actions further allege that the defendants breached their duties of loyalty and due care to the Santa Fe Common Unit holders and that the defendants failed to fully inform themselves about the value of the Santa Fe Common Units (including allegedly failing to obtain valid appraisals of the value of the SF General Partner's interests in Santa Fe, failing to conduct an auction process or active market check, and failing to examine the fairness of the Transaction). BECK and VOGEL allege that the terms of the Transaction are intrinsically unfair and inadequate from the Santa Fe Common Unit holders' perspective. RUDERMAN alleges that the payment to the SF General Partner "constitutes an unlawful payoff, kickback, or conversion of Partnership assets." VOGEL alleges that the defendants allowed the price of the Santa Fe Common Units to be capped, depriving plaintiffs of the opportunity to realize an increase in the value of the Santa Fe Common Units. BECK and HOCHEISER allege that the defendants intended to take advantage of the disparity between the knowledge and information possessed by the defendants compared to the class by inducing the Santa Fe Common Unit holders to approve the Transaction based on incomplete or inadequate information. The three actions filed in Delaware have been consolidated into one action, now styled IN RE SANTA FE PACIFIC PIPELINE PARTNERS, L.P. UNITHOLDERS LITIGATION, C.A. No. 16002NC.



    The actions seek certification of a class action on behalf of the Santa Fe Common Unit holders of Santa Fe. The actions seek preliminary and permanent injunctions of the Transaction, rescission of the Transaction if it is consummated, an award of rescissory damages and other damages including attorneys' fees, an accounting by defendants of any special benefits obtained from the Transaction, imposition of a constructive trust for any consideration received by the defendants, and any other relief the court finds appropriate.


    Defendants believe that all of these lawsuits are without merit and intend to oppose them vigorously.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    OFFICERS AND DIRECTORS OF THE SF GENERAL PARTNER. The following describes the interests in the Transaction of the directors and executive officers of the SF General Partner, other than solely as holders of Santa Fe Common Units.


    The Transaction will constitute a "change of control" under the employment agreements for each of the following officers of the SF General Partner: Irvin Toole, Jr., Chairman, President and Chief Executive Officer, John M. Abboud, Senior Vice President-Operations and Technical Services, Robert L. Edwards, Senior Vice President-Business Development, Barry R. Pearl, Senior Vice President, Treasurer and Chief Financial Officer, R. Gregory Cunningham, Vice President and General Counsel, and Lyle B. Boarts, Vice President-Human Resources (the "SF Executive Officers"). As a result of the "change of control," the SF Executive Officers will be entitled under the terms of their employment agreements to receive the following payments and benefits if (i) the SF Executive Officer is not hired by the KM General Partner and his employment with the SF General Partner is terminated (including constructive termination) within 24 months from the Closing of the Transaction or (ii) the SF Executive Officer is hired by the KM General Partner and his employment is subsequently terminated (including constructive termination) within 24 months from the Closing of the Transaction (in each case other than for misconduct and disability):


        (1) a lump sum payment or installment payment equal to the sum of two times his base compensation or, in lieu thereof, the benefits provided under the SF General Partner's Severance Program dated October 30, 1987, as amended, (the "Severance Program");


        (2) a lump sum payment equal to two times the maximum incentive award to such SF Executive Officer under the SF General Partner's Annual Incentive Compensation Plan ("ICP Plan") as if all performance objectives were satisfied in full;


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        (3) a tax make-whole payment to provide the benefits set forth above on an after-tax basis as long as the total benefits received do not exceed an individual's limit under Section 280G of the Code;

        (4) continuation of various insurance and health benefits for a period of 24 months (such benefits to be reduced to the extent comparable benefits are actually received from other sources by the SF Executive Officers during such period);

        (5) outplacement services for a period of 12 months;

        (6) with respect to phantom unit awards under Santa Fe's MLP Incentive Plan (the "MLP Plan"), a lump sum payment equal to the fair market value of any phantom unit awards granted but not yet paid; and


        (7) with respect to phantom Santa Fe Common Unit option awards under the Santa Fe 1997 Long-Term Incentive Unit Plan (the "LTIP"), a lump sum payment equal to the fair market value of the Santa Fe Common Units, less the option price reduced by prior distributions paid.



    The total amount payable, other than in respect to equity awards under the above agreements, are estimated to be approximately $948,200 for Mr. Toole, $749,000 for Mr. Abboud, $1,258,600 for Mr. Edwards, $1,003,000 for Mr. Pearl,
$431,500 for Mr. Cunningham and $403,000 for Mr. Boarts. In addition, certain of the foregoing persons have claimed additional amounts that are disputed by Santa Fe. These additional amounts are approximately $843,700 for Mr. Toole, $478,200 for Mr. Abboud, $118,900 for Mr. Pearl, $363,700 for Mr. Cunningham and $337,200 for Mr. Boarts.



    The SF Executive Officers have been granted the following number of phantom Santa Fe Common Units under the MLP Plan. This plan provides that, upon a change of control, an individual will receive a cash payment based upon the fair market value of such Santa Fe Common Units as if all performance goals had been met. Messrs. Toole, Abboud, Edwards, Pearl, Cunningham and Boarts have been granted 8,500, 3,300, 3,300, 3,000, 2,250 and 2,250 phantom Santa Fe Common Units,
respectively, which had a market value on January ___, 1998 of $    , $    ,
$    , $    , $    , and $    , respectively.



    The SF Executive Officers have also been granted the following number of phantom Santa Fe options under the LTIP, at an exercise price of $38.75 per Santa Fe Common Unit, less cash distributions paid. The LTIP provides that, upon a change of control, an individual will receive a cash payment based on the difference between the fair market value of the Santa Fe Common Units and the exercise price. Messrs. Toole, Abboud, Edwards, Pearl, Cunningham and Boarts have been granted 35,600, 14,000, 14,000, 13,300, 8,100 and 8,100 phantom Santa
Fe Common Unit options, respectively, which had a value on
1998 of $    , $    , $    , $    , $    and $    , respectively.



    It is expected that following the consummation of the Transaction, Mr. Toole will execute a consulting agreement with BNSF whereby Mr. Toole will agree to advise BNSF regarding pipeline matters for a period of five years after the consummation of the Transaction and will receive a consulting fee of $100,000 per annum.



    As a result of the Transaction, directors of Santa Fe who are not employees of Santa Fe or its affiliates will receive a lump sum payment equal to the actuarial value of their vested pension benefits. Such payments are expected to
be approximately $    , $    and $    for Messers Adam, Godbold and Morphy,
respectively.



    Santa Fe and BNSF have agreed to indemnify the members of the Special Committee with respect to their service as members of the Special Committee.


    The foregoing summary of the Employment Agreements, the Severance Program, the MLP Plan and the LTIP is subject to the provisions of such agreements which are incorporated by reference in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

    The Executive Officers and Directors of the SF General Partner collectively own less than 1% of the outstanding Santa Fe Common Units.

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    OFFICERS AND DIRECTORS OF THE KM GENERAL PARTNER.  The following describes the interests in the Transaction of the directors and executive officers of the KM General Partner, other than solely as holders of KM Common Units.

    Pursuant to KMEP's Executive Compensation Plan (the "KMEP Plan"), executive officers of the KM General Partner are eligible for awards equal to a percentage of the "Incentive Compensation Value," which is defined as cash distributions to the KM General Partner during the four calendar quarters preceding the date of redemption times eight (less a participant adjustment factor, if any). Under the KMEP Plan, no eligible employee may receive a grant in excess of 2% and total awards under the KMEP Plan may not exceed 10%.

    In general, participants may redeem vested awards in whole or in part from time to time by written notice. KMEP may at its option pay the participant in KMEP Common Units (PROVIDED, HOWEVER, the holders of KMEP must approve the plan prior to issuing such units) or in cash. KMEP may not issue more than 200,000 KMEP Common Units in the aggregate under the KMEP Plan. KMEP Common Units will not be issued to a participant unless such KMEP Common Units have been listed for trading on the principal securities exchange on which KMEP Common Units are then listed.

    The KMEP Plan terminates January 1, 2007 and any unredeemed awards will be automatically redeemed. The Board of Directors of the KM General Partner may, however, terminate the KMEP Plan before such date, and upon such early termination, KMEP will redeem all unpaid grants of compensation at an amount equal to the highest Incentive Compensation Value, using as the determination date any day within the previous 12 months, multiplied by 1.5.

    To date, Thomas King, President of the KM General Partner, David Dehaemers, Vice President and Chief Financial Officer of the KM General Partner, and Mike Morgan, Vice President of the KM General Partner, have been granted awards totaling 6% of Incentive Compensation Value. Fifty percent of such awards vest January 1, 2000 and the remaining 50% vest January 1, 2002. It is anticipated that the value of such awards will significantly increase as a result of the Transaction.


    KM GENERAL PARTNER. Under the terms of the KMEP Partnership Agreement, the KM General Partner is entitled to receive a specified percentage of the quarterly cash distributions to the partners of KMEP. The percentage varies depending upon the amount of the quarterly distribution. See "Description of the KMEP Partnership Agreement--Cash Distribution Policy." Based on KMEP's current annual distribution of $2.00 per KMEP Common Unit, the KM General Partner would receive approximately 14.5% of all such cash distributions and 50% of any distributions in excess of such amount. Based on the anticipated post-Closing annual distribution of $2.25 per KMEP Common Unit, the KM General Partner would receive approximately 20.8% of all such cash distributions and 50% of any distributions in excess of such amount. If the distribution percentages in the Santa Fe Partnership Agreement rather than the KMEP Partnership Agreement were used with an equivalent annual distribution of $3.1275 per unit ($2.25 multiplied by the Exchange Ratio), the KM General Partner would receive approximately 7.7% of such cash distributions and 30% of any distributions in excess of such amount. See "Risk Factors--Risks Associated with KMEP Partnership Agreement and State Partnership Law--Differences in Cash Distribution Policies."


    In addition, as a result of the Transaction, the KM General Partner will be required, pursuant to the terms of the KMEP Partnership Agreement and the partnership agreement of OLP-D, to make an additional capital contribution to KMEP of approximately $10.6 million.

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VREDS


    In September 1990, SF Holdings issued $218,981,000 principal amount of its VREDs. Pursuant to the terms of the Purchase Agreement, KMEP has agreed to cause OLP-D to perform all of SF Holdings' obligations under the VREDs from and after the Closing. Any taxable gains related to the satisfaction and discharge of the VREDs will be for the account of the SF General Partner or SF Holdings, as applicable.



    The holders of the VREDs are entitled to receive interest payable quarterly at a variable rate equal to the quarterly cash distributions on the number of Santa Fe Common Units into which the VREDs are convertible upon the occurrence of an Exchange Event (as defined in the VRED Indenture); provided, however, that the minimum interest rate payable on the VREDs is 2% per quarter. Each $1,000 principal amount of VREDs is currently exchangeable into 37.2093 Santa Fe Common Units. The SF General Partner owns 8,148,148 Santa Fe Common Units, which is approximately equal to the total number of Santa Fe Common Units into which the VREDs are exchangeable. The VRED Indenture prohibits the SF General Partner from disposing of such Santa Fe Common Units.



    The Closing will constitute an Exchange Event. Upon the Exchange Event, SF Holdings must enter into a supplemental indenture entitling the VRED holders to exchange the VREDs for the consideration such holders would have received or been entitled to receive after the Exchange Event had the VREDs been exchanged for Santa Fe Common Units immediately prior to Closing. As a result, each $1,000 principal amount of VREDs will become exchangeable for 51.720927 KMEP Common
Units (which is equal to $   based on the closing price of the KMEP Common Units
on January   , 1998). The SF General Partner has agreed to place the
certificates representing the former 8,148,148 Santa Fe Common Units owned by it, and the right to receive the 11,325,925 KMEP Common Units which will be distributed in exchange for such Santa Fe Common Units, into escrow at Closing (the "Escrow Units").



    As a result of the Transaction, VREDs are exchangeable for the KMEP Common Units to be exchanged for Santa Fe Common Units pursuant to this Joint Proxy Statement/Prospectus. Accordingly, after the Closing, OLP-D, on behalf of SF Holdings, will commence an exchange offer for the VREDs in accordance with the terms of the VRED Indenture ("VRED Exchange Offer"). SF Holdings would exchange KMEP Common Units for the VREDs.



    VRED holders will have the right to exchange for KMEP Common Units during a period of at least 30 consecutive days ("Exchange Period") selected by KMEP beginning between 45-50 days after the Exchange Event. SF Holdings must give notice of the Exchange Period to the VRED holders between 10-15 days before the beginning of the Exchange Period (the "Exchange Notice"). The Exchange Notice would indicate whether SF Holdings will (at the direction of KMEP) exercise its option to deliver cash in lieu of KMEP Common Units. VREDs delivered for exchange during the Exchange Period would be exchanged for the KMEP Common Units on the date 90 days after the Exchange Event (the "VRED Exchange Date"). To the extent that VREDs are not delivered for exchange, the Santa Fe Common Units into which the VREDs were exchangeable (and representing the right to receive 1.39 KMEP Common Units per Santa Fe Common Unit) would be canceled. Any VREDs not delivered for exchange during the Exchange Period become due and payable in full in cash at par, plus accrued and unpaid interest, on the VRED Exchange Date.



    Subject to market conditions, KMEP intends to commence an underwritten public offering for newly issued KMEP Common Units following the expiration of the VRED Exchange Offer. Any holder of VREDs who exchanges VREDs pursuant to the VRED Exchange Offer will be entitled to participate, as selling unitholders, in this offering subject to such holders' execution of the appropriate documents required by the managing underwriter and sharing of the fees and expenses of the offering on a pro rata basis.



    The VRED Indenture permits SF Holdings the option (which would be exercised by KMEP) to exchange the VREDs for cash equal to the "value of the VREDs" in lieu of KMEP Common Units. The


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"value of the VREDs" will be equal to the average of the closing prices of the
VREDs during 15 consecutive trading days chosen by KMEP during the 20 consecutive trading days preceding the Exchange Notice. The Exchange Notice must indicate whether SF Holdings will (at the direction of KMEP) exercise its option. KMEP currently does not have any intention to exchange the VREDs for cash in lieu of KMEP Common Units and has not obtained a commitment for financing such cash payment. However, depending on the comparative prices of VREDs to KMEP Common Units and KMEP's ability to obtain financing, KMEP may exercise this option to deliver cash in lieu of KMEP Common Units.


    KMEP intends to finance the payment at par of any VREDs not tendered in the VRED Exchange Offer, or the payment of cash in lieu of delivering KMEP Common Units, through the KMEP Loan Facility. See "--Credit Facilities--KMEP Loan Facility."

SANTA FE FIRST MORTGAGE NOTES


    CONSENT SOLICITATION. The closing of the Transaction is conditioned on obtaining the consent thereto of the holders of the requisite percentage of the outstanding principal balance of the Santa Fe First Mortgage Notes. The substitution of OLP-D for the SF General Partner will require the consent of the holders of a majority of the outstanding principal balance of the Santa Fe First Mortgage Notes. The payment of the Special Distribution, as described under "The Purchase Agreement--Special Distribution," and the payment to the SF General Partner in connection with the Put Notice or the Call Notice will require the consent of the holders of at least 66 2/3% of the outstanding principal balance of the Santa Fe First Mortgage Notes to an amendment of the "Restricted Payments" provision of the Santa Fe First Mortgage Notes to permit such payments. These consents (other than a consent in connection with the Call Notice which must be received prior to implementation of the call right but which is not required for Closing) have been obtained by Santa Fe.



    POST-CLOSING COVENANTS. Following the Closing, the SF Operating Partnership may not (a) prepay, defease, purchase or otherwise retire the Santa Fe First Mortgage Notes or any debt incurred as a result of any refinancing, refunding or replacement thereof, but only with respect to the first $190 million thereof (the "Indemnified Debt") (unless such Indemnified Debt is simultaneously replaced with an equivalent amount of new Indemnified Debt providing for no greater amortization), (b) modify any of the Indemnified Debt so as to eliminate or limit the recourse liability of the SF Operating Partnership or the SF General Partner with respect thereto, (c) merge or consolidate with or otherwise become a corporation for federal income tax purposes or a limited liability company, (d) cause or permit any other person or entity (other than the SF Operating Partnership, the KM General Partner and OLP-D) to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Indemnified Debt or (e) take or fail to take any other action (other than the payment of the Indemnified Debt as originally scheduled) that would result in the share of the Indemnified Debt which is allocated to the SF General Partner for purposes of Section 752 of the Code and Treasury Regulations promulgated thereunder to be reduced below $190 million.


    In addition, the SF Operating Partnership is required to use its reasonable best efforts to refinance scheduled principal payments on the Indemnified Debt with sufficient recourse debt so that at all times the amount of Indemnified Debt which is allocable to the SF General Partner for purposes of Section 752 of the Code is not less than $190 million.

    Following the Closing (i) the SF Operating Partnership is required to use its reasonable best efforts to not take or omit to take any action, if such action or omission (with the giving of notice or the passing of time, or both) would constitute a breach of, or give rise to a default or event of default under, any Indemnified Debt, and (ii) the SF General Partner will have the right, but not the obligation, to arrange for the refinancing described above if and only if the SF Operating Partnership is unable to do so as described above.

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    The foregoing covenants terminate upon the exercise by the SF General
Partner of its put right, or by KMEP of its call right, with respect to the SF General Partner's special limited partner interest in the SF Operating Partnership. See "The Purchase Agreement--Put Right" and "The Purchase Agreement--Call Right."

    Such restrictions may limit KMEP's flexibility in structuring or refinancing existing or future indebtedness.


CREDIT FACILITIES



    KMEP CREDIT FACILITY. KMEP has obtained a commitment letter from Goldman Sachs Credit Partners L.P., as lead arranger and First Union Capital Markets Corp., as co-arranger, for a $300 million revolving credit facility (the "KMEP Loan Facility"). First Union National Bank will act as the Administrative Agent and Goldman Sachs Credit Partners L.P. will act as the syndication agent. KMEP and OLP-B will be co-borrowers under the KMEP Loan Facility. Commencing in May 2000, the amount available under the KMEP Loan Facility reduces on a quarterly basis, with the final installment due in February 2005.



    The obligations of KMEP under the KMEP Loan Facility will be guaranteed by the KMEP Partnerships and each other Restricted Subsidiary (as defined in the KMEP Loan Facility) of KMEP (other than the SF Operating Partnership). KMEP will guarantee the obligations of OLP-B under the KMEP Loan Facility. The KMEP Loan Facility initially will be secured by, among other things, a first priority lien on (i) KMEP's limited partner interests in the KMEP Partnerships; (ii) all of the assets of OLP-D (including its general partner interest in the SF Operating Partnership), (iii) KMEP's ownership interests in the fractionator and Shell CO(2) Company and (iv) intercompany notes to be executed by each of the KMEP Partnerships in favor of KMEP for loan proceeds lent to them by KMEP. If KMEP fails to maintain certain financial ratios, then each of the KMEP Operating Partnerships will secure its intercompany note with its assets.



    Interest on loans under the KMEP Loan Facility will accrue at KMEP's option at a floating rate equal to either First Union National Bank's base rate (but not less than the Federal Funds Rate plus .5% per annum) or LIBOR plus a margin that will vary from .75% to 1.5% per annum depending upon the ratio of KMEP's Funded Indebtedness to Cash Flow. Interest on advances will generally be payable quarterly.



    The KMEP Loan Facility will include restrictive covenants that are customary for this type of facility, including without limitation, the maintenance of certain financial ratios and restrictions on (i) the incurrence of additional indebtedness; (ii) entering into mergers, consolidations and sales of assets;
(iii) making investments; and (iv) granting liens. In addition, the KMEP Loan Facility will generally prohibit KMEP from making cash distributions to holders of KMEP Common Units more frequently than quarterly, from distributing amounts in excess of 100% of Available Cash for the immediately preceding calendar quarter and from making any distribution to holders of KMEP Common Units if an event of default exists or would exist upon making such distribution.



    KMEP intends to use the net proceeds from the KMEP Loan Facility to fund (i) the refinancing of approximately $133.8 million of existing indebtedness of OLP-A and OLP-B, including the KMEP First Mortgage Notes and the related make-whole premium (collectively, the "Refinanced Indebtedness"), (ii) OLP-D's acquisition of the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash, (iii) the $25 million cash contribution to be made by KMEP to Shell CO(2) Company, (iv) the payment at par of any VREDs not tendered in the exchange offer, (v) the fees, costs and expenses of the Transaction (estimated to be approximately $13 million) and (vi) general working capital and other general partnership purposes.



    The KMEP First Mortgage Notes were incurred in connection with the original formation of KMEP. The remainder of the Refinanced Indebtedness was incurred for working capital and general partnership purposes. The KMEP First Mortgage Notes bear interest at a fixed rate of 8.79% per annum. The remaining Refinanced Indebtedness bears interest at varying rates (a weighted average rate of approximately 7.65% per annum as of December 31, 1997. The KMEP First Mortgage Notes are payable in 10 equal annual installments of $11 million commencing in June 1998. The remaining Refinanced Indebtedness was scheduled to mature in 1999.



    AMENDMENTS TO KMEP CREDIT FACILITIES. The closing of the Transaction is conditioned on obtaining the approval of the requisite lenders under (i) that certain Credit Agreement dated as of February 14, 1997 among OLP-B, First Union National Bank, as agent, and the lenders that are signatories thereto and (ii) that certain Credit Agreement dated as of February 14, 1997 between KMI, First Union National Bank, as agent, and the lenders that are signatories thereto. Such approval has been obtained by KMEP.



    AMENDMENTS TO SANTA FE CREDIT FACILITIES. The substitution of OLP-D for the SF General Partner will require an agreement by lenders holding at least 34% of the commitments under the Santa Fe Credit Agreement that such lenders will not request the agent under such Credit Agreement to terminate the commitments thereunder upon such substitution. The payment of the Special Distribution and the payment to the SF General Partner in connection with the Put Notice or the Call Notice will require the consent of lenders holding at least 66 2/3% of the commitments under the Santa Fe Credit Agreement to an amendment of the "Restricted Payments" provision of the Santa Fe Credit Agreement to permit such payments. These consents (other than a consent in connection with the Call Notice which must be received prior to implementation of the call right, but which is not required for Closing) have been obtained by Santa Fe.


ACCOUNTING TREATMENT

    The Transactions will be accounted for by KMEP under the purchase method of accounting. Under this method, the reported book value of the assets and liabilities acquired from Santa Fe will be increased or decreased to their fair value on the closing date and goodwill will be recorded to the extent that the purchase price exceeds the fair value of the net assets. This goodwill, if any, will be amortized by KMEP over a 40-year period or other acceptable period for accounting purposes, but will not be amortizable for tax purposes. See "Material Federal Income Tax Considerations--Tax Consequences of Holding KMEP Common Units--Section 197 Intangibles."

REGULATORY APPROVALS


    ANTITRUST. Although the Purchase Agreement provides that the Transaction may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), KMEP has been advised by counsel, based on non-binding advice from the FTC's Premerger Notification Office, that no filing is required since the Transaction does not involve the acquisition or transfer of 100% of the interests in a partnership due to the SF General Partner's retention of the .5% Special LP Interest in the SF Operating Partnership. A filing will be required upon the exercise of the SF General Partner's Put Right or KMEP's Call Right under the terms of the amended and restated SF Operating Partnership Agreement. The parties to the Purchase Agreement have waived the requirement for the closing of the Transaction that the applicable waiting periods under the HSR Act have expired or been terminated.



    CALIFORNIA PUC APPROVAL. California law requires that a transfer of control of any public utility doing business in California must be approved by the CPUC. On October 29, 1997, KMEP filed an application with the CPUC for authority to acquire control of Santa Fe. The application was noticed in the CPUC'S Daily Calendar on November 3, 1997 and any protest to the application was to have been filed by December 3, 1997. No protests were filed and the CPUC approval is anticipated in late January or early February 1998.

FEDERAL SECURITIES LAW CONSEQUENCES

    All of the KMEP Common Units received or held by holders of Santa Fe Common Units in connection with the Transaction will be freely transferable under the Federal securities laws, except that KMEP Common Units received or held by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Santa Fe prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of KMEP) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of KMEP or Santa Fe generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal unit holders of such party. The Purchase Agreement requires Santa Fe to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any KMEP Common Units issued to such person in or pursuant to the Transaction in violation of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

LISTING ON THE NEW YORK STOCK EXCHANGE


    KMEP Common Units are currently listed for trading on the NYSE and it is anticipated that such KMEP Common Units will continue to be traded thereon immediately following consummation of the Transaction. The NYSE has approved for listing on the NYSE the KMEP Common Units to be issued in connection with the Transaction subject to unitholders' approval of the matters to be voted on at the Special Meetings and official notice of issuance.


NO APPRAISAL RIGHTS

    Holders of Santa Fe Common Units are not entitled to any rights of appraisal or similar rights of dissenters under the Delaware Act or the Santa Fe Partnership Agreement in connection with the Transaction. Holders of KMEP Common Units are not entitled to any rights of appraisal or similar rights of dissenters under the Delaware Act or the KMEP Partnership Agreement in connection with the matters to be considered at the KMEP Special Meeting.

EXPENSES AND FEES

    KMEP and Santa Fe estimate that the total fees, costs and expenses of the Transaction will be approximately $13 million, which amount includes financial advisor, legal and accounting fees and expenses and registration, recording, filing and printing costs. If the Closing occurs, the SF General Partner will be reimbursed by the SF Operating Partnership for the fees and expenses of the Special Committee's financial advisors and counsel, all filing fees and expenses related to the Transaction, all fees and expenses associated with the Santa Fe Special Meeting, in each case, to the extent incurred by the SF General Partner; PROVIDED, HOWEVER, that the SF General Partner will not be reimbursed by the SF Operating Partnership or Santa Fe for any fees and expenses in connection with the Purchase Agreement and the Transaction of the SF General Partner's financial advisor, counsel or independent accountants or any losses for which it is obligated to provide an indemnity under the Purchase Agreement.

    After the Closing, KMEP will (and will cause the SF Operating Partnership to) reimburse the SF General Partner for all amounts for which Santa Fe would have had a reimbursement obligation under the Santa Fe Partnership Agreement (including without limitation post-retirement life insurance and medical insurance employment benefits for former employees), except where such reimbursement would be inconsistent with the preceding paragraph. This reimbursement obligation generally terminates two years after the Closing, except with respect to post-retirement life insurance and medical insurance employment benefits for former employees.

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
    If the Closing does not occur, each of KMEP and Santa Fe and their respective affiliates will bear their own fees and expenses, except that if (i) Santa Fe terminates the Purchase Agreement as a result of a Superior Transaction or (ii) the KM General Partner terminates the Purchase Agreement because the Special Committee, during the pendency of a Superior Transaction (as defined herein), withdraws, modifies or changes in a manner adverse to KMEP its recommendation that the Santa Fe Common Unit holders approve the Transaction, then in either case the SF General Partner will reimburse KMEP for up to $2.5 million of out-of-pocket expenses.

                             THE PURCHASE AGREEMENT


    The following is a brief summary of the Purchase Agreement. A copy of the Purchase Agreement is included as Annex A in the Annex Volume that accompanies and forms a part of this Joint Proxy Statement/Prospectus. This summary and the statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Purchase Agreement are qualified in their entirety by, and made subject to, the more complete information contained in the Purchase Agreement.


ACQUISITION OF SANTA FE; ISSUANCE OF KMEP COMMON UNITS

    PURCHASE OF LIMITED PARTNER INTEREST IN THE SF OPERATING
PARTNERSHIP. Pursuant to the Purchase Agreement, KMEP will purchase from Santa Fe substantially all of Santa Fe's limited partner interest in the SF Operating Partnership for a number of KMEP Common Units such that, upon liquidation of Santa Fe, each holder of Santa Fe Common Units will have a right to receive 1.39 KMEP Common Units for each Santa Fe Common Unit held (which will result in the issuance to the public holders of Santa Fe Common Units of an aggregate of approximately 15.3 million KMEP Common Units and the issuance to the SF General Partner of an aggregate of approximately 11.3 million KMEP Common Units; the aggregate of all such KMEP Common Units distributed is referred to herein as the "Unit Consideration"). As a result of the Transaction, the holders of the VREDs will have the right to exchange the VREDs for the KMEP Common Units to be received by the SF General Partner. The Purchase Agreement provides that it is a condition to the closing of the Transaction that the Board of Directors of the SF General Partner, the Special Committee and the KM General Partner must have agreed on a mutually satisfactory plan for addressing issues associated with the exchangeability of the VREDs, and that such arrangement has been accepted by holders of a number of VREDs mutually satisfactory to the SF General Partner, the Special Committee and the KM General Partner. The parties have not yet agreed on a plan with respect to the VREDs. See "The Transaction--VREDs".

    PURCHASE OF GENERAL PARTNER INTEREST IN SANTA FE. OLP-D will purchase from the SF General Partner its general partner interest in Santa Fe for $84.4 million in cash (the "SF General Partner Consideration"). KMEP intends to borrow the funds to finance OLP-D's purchase of the Santa Fe general partner interest with the proceeds of the KMEP Loan Facility. See "The Transaction--Credit Facilities--KMEP Loan Facility."

LIQUIDATION OF SANTA FE

    GENERAL. Immediately following the consummation of the Transaction, OLP-D, as the new general partner of Santa Fe, will cause the liquidation of Santa Fe and, as a result of such liquidation, (i) each former Santa Fe Common Unit will represent the right to receive 1.39 KMEP Common Units (the "Liquidation Distribution") and (ii) OLP-D will receive the remainder of Santa Fe's limited partner interest in the SF Operating Partnership and any remaining Santa Fe assets in liquidation of its general partner interest in Santa Fe.

    AMENDMENT OF THE SANTA FE PARTNERSHIP AGREEMENT. In connection with the liquidation of Santa Fe, the Santa Fe Partnership Agreement will be amended (i) to admit OLP-D as the general partner of

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Santa Fe, (ii) to authorize the distributions to OLP-D and the holders of the
Santa Fe Common Units described above under "--General" and (iii) as required, to implement the Transaction.


    FRACTIONAL UNITS. No certificates or scrip representing fractional KMEP Common Units will be issued upon the surrender for exchange of certificates representing Santa Fe Common Units, and such fractional unit interests will not entitle the owner thereof to vote or to any rights as a limited partner of KMEP. Each holder of Santa Fe Common Units exchanged pursuant to the liquidation of Santa Fe who would otherwise have been entitled to receive a fractional KMEP Common Unit (after taking into account all KMEP Common Units to which such holder is entitled pursuant to the exchange described herein) (a "fractional unit interest") will receive from KMEP in exchange for such fractional unit interest, upon delivery of the Certificates to the Exchange Agent (each as defined below), an amount in cash (payable in dollars, without interest) equal to the product obtained by multiplying (A) the fractional unit interest to which such holder would otherwise be entitled by (B) the average of the high and low trading prices of KMEP Common Units on the NYSE on the last trading day prior to the Closing ("Fractional Unit Payment").


    EXCHANGE AGENT. OLP-D has appointed First Chicago Trust Company of New York to act as exchange agent (the "Exchange Agent") for the payment of the Liquidation Distribution and any Fractional Unit Payment. At or prior to the Closing, KMEP will cause OLP-D to deposit with the Exchange Agent, for the benefit of the holders of Santa Fe Common Units, the estimated aggregate Fractional Unit Payment (the "Exchange Fund") and KMEP will authorize the Exchange Agent to issue KMEP Common Units, constituting the Liquidation Distribution, for exchange. KMEP will cause OLP-D to deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as necessary to pay any Fractional Unit Payment required to be paid under the Purchase Agreement. Any KMEP Common Units, or fractional unit interest, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of the Certificates or to the Exchange Agent or (ii) the expiration of the period specified under "--Termination of Exchange Fund," will be returned to KMEP or OLP-D, as applicable.

    EXCHANGE PROCEDURES. Promptly after the Closing, the Exchange Agent will mail to each record holder, as of the Closing, of an outstanding certificate or certificates that immediately prior to the Closing represented Santa Fe Common Units (the "Certificates"), a form of letter of transmittal (the "Letter of Transmittal") for use in effecting the surrender of the Certificates and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate will be entitled to a certificate or certificates representing the number of full KMEP Common Units into which the Certificates surrendered will have been converted pursuant to the Purchase Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional KMEP Common Unit otherwise issuable. Until surrendered as contemplated by this paragraph, each Certificate will be deemed at any time after the Closing to represent only the right to receive upon such surrender the Liquidation Distribution and Fractional Unit Payment, if any, as contemplated herein. No interest will be paid or will accrue on any Fractional Unit Payment.

    LOST OR STOLEN CERTIFICATES. The instructions in the Letter of Transmitted will set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It will be a condition to the right of such holder to receive a certificate representing KMEP Common Units and the Fractional Unit Payment, if any, that the Exchange Agent receive, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify KMEP and OLP-D, signed exactly as the name or names of the registered holder or holders appeared on the books of Santa Fe immediately prior to the Closing, together with a customary bond and such other documents as KMEP or OLP-D may reasonably require in connection therewith.

    NO TRANSFER OF SANTA FE COMMON UNITS AFTER CLOSING. After the Closing, there will be no further transfer on the records of Santa Fe or its transfer agent of Certificates and if such Certificates are presented to Santa Fe for transfer, they will be canceled against delivery of the certificate or certificates for

KMEP Common Units and Fractional Unit Payments, if any. If any certificate for such KMEP Common Units is to be issued to a person or entity other than the record holder of a Certificate surrendered for exchange, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange pay to OLP-D or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such KMEP Common Units in a name other than that of the record holder of the Certificates surrendered, or establish to the reasonable satisfaction of OLP-D or the Exchange Agent that such tax has been paid or is not applicable.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED UNITS. No dividends or other distributions with respect to KMEP Common Units with a record date after the Closing will be paid to the holder of any unsurrendered Certificate with respect to the KMEP Common Units issuable in respect thereof and no Fractional Unit Payment will be paid to any such holder until the surrender of such Certificate. Subject to the effect of applicable laws, there will be paid to the holder of the Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to such whole KMEP Common Units with a record date after the Closing and
(ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole KMEP Common Units with a record date after the Closing and prior to such surrender and a payment date subsequent to such surrender.

    NO FURTHER OWNERSHIP RIGHTS IN SANTA FE COMMON UNITS. All KMEP Common Units issued upon the surrender for exchange of Certificates (including any Fractional Unit Payment) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Santa Fe Common Units represented by such Certificates. Full satisfaction is subject to KMEP's obligation, with respect to Santa Fe Common Units outstanding immediately prior to the Closing, to pay any dividends or make any other distributions with a record date prior to the Closing that may have been declared or made by Santa Fe on such Santa Fe Common Units in accordance with the terms of the Purchase Agreement on or prior to the Closing and which remain unpaid at the Closing.

    TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Closing will be delivered to KMEP, upon demand, and any holders of Santa Fe Common Units who have not properly surrendered their Certificate must look only to KMEP, and only as general creditors of KMEP, for payment of their claim for KMEP Common Units, any Fractional Unit Payment and any dividends or distributions with respect to KMEP Common Units to which such holders may be entitled.

    NO LIABILITY. None of KMEP, OLP-D, Santa Fe or the Exchange Agent will be liable to any person in respect of any KMEP Common Units (or dividends or distributions with respect thereto) or Fractional Unit Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered prior to such date on which any KMEP Common Units, any Fractional Unit Payment or any dividends or distributions with respect to KMEP Common Units in respect of such Certificate would escheat to or become the property of any governmental entity or authority, any such shares, cash, dividends or distributions in respect of such Certificates will, to the extent permitted by applicable law, become the property of OLP-D, free and clear of all claims or interest of any person or entity previously entitled thereto other than the holder of such Certificate.

AMENDMENT OF THE SF OPERATING PARTNERSHIP AGREEMENT

    Following the Closing, the Amended and Restated Agreement of Limited Partnership of the SF Operating Partnership dated December 19, 1988 ("SF Operating Partnership Agreement") will be amended and restated to convert the approximate 99% limited partner interest held by OLP-D to a general partner interest and to convert the SF General Partner's approximate 1% general partner interest to the Special LP Interest. The Special LP Interest is non-transferrable, except to affiliates of the SF General Partner or as described below. In addition, such interest will have no voting rights except with respect to mergers, consolidations or the dissolution and liquidation of the SF Operating Partnership.

    In addition, the SF Operating Partnership Agreement will be amended to provide that the rights of OLP-D, as general partner of the SF Operating Partnership, and the KM General Partner, as general partner of OLP-D, will be subrogated to the rights of any holder of Indemnified Debt to the extent that either entity acting as a general partner of the SF Operating Partnership Agreement or OLP-D, as applicable, made any payment with respect to such Indemnified Debt. See "--Indemnification."

SPECIAL DISTRIBUTION

    Immediately following the consummation of the Transaction, OLP-D will cause the SF Operating Partnership to redeem approximately one-half of the Special LP Interest in the SF Operating Partnership, in exchange for $5.8 million (which the parties agreed represented the fair market value of such interest on the date of the Purchase Agreement) (the "Special Distribution"). Upon the payment of the Special Distribution and the redemption of such interest, the Special LP Interest will be reduced to .5% and the general partner interest of OLP-D in the SF Operating Partnership will be increased to 99.5%. The Special Distribution will be paid solely from the funds of the SF Operating Partnership, and not indirectly or directly from the funds of KMEP or any of its other affiliates.

PUT RIGHT

    After January 1, 1999, the SF General Partner may require, pursuant to 30 days' written notice, the SF Operating Partnership to purchase (the "Put/Call Consideration" and together with the Unit Consideration, the SF General Partner Consideration and the Special Distribution, the "Aggregate Consideration") all of the SF General Partner's Special LP Interest in the SF Operating Partnership (the "Put Notice"). The purchase price will consist of cash in the amount equal to the fair market value on the date of the Put Notice of 115,973 KMEP Common Units (the "Put/Call Units"). The SF Operating Partnership may, in its sole discretion, elect to have an affiliate make such purchase or deliver KMEP Common Units in lieu of making such cash payment.

CALL RIGHT

    Upon 30 days' written notice to the SF General Partner (the "Call Notice"), OLP-D or its designated affiliate may redeem the SF General Partner's Special LP Interest in the SF Operating Partnership. The purchase price of such interest will consist of (i) the payment of the cash price or the issuance of the Put/ Call Units as provided above (see "--Put Right") and (ii) an additional amount of cash sufficient to result in the SF General Partner receiving on an after-tax basis an additional amount of cash equal to any incremental gain realized by the SF General Partner resulting from a decrease in its share of partnership debt multiplied by the maximum net marginal statutory federal and state income tax rates applicable to the SF General Partner.

REGISTRATION RIGHTS OF THE SF GENERAL PARTNER


    If an election is made to issue the Put/Call Units to the SF General Partner rather than cash for the SF General Partner's Special LP Interest in the SF Operating Partnership, as discussed herein (See "--Put Right" and "--Call Right"), then KMEP and the KM General Partner must either (i) register the resale of the Put/Call Units under the Securities Act within 90 days of such issuance and cause the Put/Call Units to be approved for issuance on the NYSE,
(ii) provide the SF General Partner with an opinion of counsel that registration of the Put/Call Units is not required or (iii) cause the SF Operating Partnership or an affiliate to pay the SF General Partner the cash purchase price in lieu of the issuance of the Put/Call Units.

INDEMNIFICATION


    KMEP. From and after the Closing, KMEP will (and will cause the SF Operating Partnership to) indemnify the SF General Partner, SF Holdings and their stockholders, officers, directors, affiliates, successors and assigns from any loss relating to (i) Santa Fe or the SF Operating Partnership (whether prior to or after the Closing), (ii) the VREDs (except for taxable gain applicable to the SF General Partner or SF Holdings), (iii) the severance costs described under "--Severance Obligations" in excess of the $4.5 million referred to in such paragraph or any action taken by KMEP or the KM General Partner in connection with such severance costs; provided that KMEP will not be obligated to indemnify the SF General Partner, SF Holdings and their stockholders, officers, directors, affiliates, successors and assigns for up to an additional $1 million relating to certain disputed severance obligations, or (iv) certain amounts for which the SF General Partner would have been entitled to reimbursement under the Santa Fe Partnership Agreement, except in each case for losses for which the SF General Partner is indemnifying KMEP and its affiliates as described below (see "The Transaction--Expenses and Fees").


    SANTA FE. From and after the Closing, the SF General Partner will indemnify the KM General Partner and OLP-D from any loss relating to any payment that OLP-D, as the general partner of the SF Operating Partnership, or the KM General Partner, as the general partner of OLP-D, is required to make (and makes) from its own funds (after prior recourse is had to the assets of the SF Operating Partnership) with respect to the Santa Fe First Mortgage Notes and any refinancing, refunding or replacement thereof due to the inability of the SF Operating Partnership to pay or refinance such Indemnified Debt. Such indemnity is limited to the amount of $190 million. The SF General Partner will be subrogated to such rights of OLP-D to the extent that the SF General Partner has made any payment in respect of the Debt Indemnity. See "The Transaction--Santa Fe First Mortgage Notes."

    The SF General Partner, from and after the Closing, will indemnify and hold harmless the KM General Partner, KMEP, OLP-D and their respective stockholders, unit holders, officers, directors, affiliates, successors and assigns from and against any and all losses relating to any claim for money damages by any limited partner of Santa Fe (other than KMEP and its affiliates) relating to the fairness of the Transaction to such limited partners; PROVIDED, HOWEVER, that any liability for fees and expenses of attorneys for any such limited partner of Santa Fe will be borne in equal halves by the SF General Partner, on the one hand, and the KM General Partner, KMEP and OLP-D, on the other hand. In the event that any such litigation is pending at the time of the Closing of the Transaction, the SF General Partner may elect to not close the Transaction, unless KMEP, the KM General Partner and OLP-D waive their right to such indemnification or demonstrate to the SF General Partner that such claims have been settled or compromised on terms acceptable to the SF General Partner.

    From and after the Closing, the SF General Partner will also indemnify KMEP, the KM General Partner, OLP-D and their respective stockholders, unitholders, officers, directors, affiliates, successors and assigns from any losses relating to (i) any material breach of the representation and warranty relating to Santa Fe's ownership of the SF Operating Partnership or the SF General Partner's ownership of the general partner interest in Santa Fe, (ii) any taxes assessed against KMEP or the KM General Partner due to the liquidation of Santa Fe, (iii) any claim by any holder of the VREDs or the Santa Fe First Mortgage Notes or by any lender under the Santa Fe Credit Agreement (other than KMEP or its affiliates) with respect to the VREDs, the Santa Fe First Mortgage Notes or the Santa Fe Credit Agreement, to the extent relating to any act or omission of the SF General Partner, SF holdings or their respective affiliates as long as such claim arises and is asserted prior to the Closing and does not relate to the Transaction, (iv) the expenses and fees that the SF General Partner is obligated to pay under the Purchase Agreement, (v) certain employee benefits and (vi) certain excluded reimbursement items.

SEVERANCE OBLIGATIONS


    Generally, KMEP will be responsible for all severance costs above $4.5 million incurred by the SF General Partner; provided that, in addition to the first $4.5 million of severance costs, the Santa Fe General Partner will pay up to $1.0 million in additional severance claimed by several employees but disputed by Santa Fe, if such dispute is resolved. These severance costs include anything (a) arising under the Severance Program (including related litigation costs and other than accrued or earned vacation) with respect to the employees who are employed by the SF General Partner in connection with the business of Santa Fe and the SF Operating Partnership not hired by the KM General Partner at Closing or who are not otherwise retained by the SF General Partner or the KM General Partner beyond three months following the Closing or who are hired by the KM General Partner and terminated within one year of the Closing, (b) arising under specified portions of the Employment Agreements between the SF General Partner and Messrs. Toole, Cunningham, Boarts, Pearl, Abboud and Edwards on account of a "change of control", except for any tax gross-up payment, (c) related to payments under specified stock, phantom stock, unit or phantom unit plans maintained by the SF General Partner that are payable as a result of the Transaction or (d) arising by operation of law. See "The Transaction--Interests of Certain Persons in the Transaction-- Officers and Directors of the SF General Partner."


CERTAIN COVENANTS

    ELIMINATION OF INTER-COMPANY ITEMS. Prior to the Closing, Santa Fe or the SF Operating Partnership will fully repay or capitalize any indebtedness owed by either of the Santa Fe Partnerships to any affiliate of Santa Fe. In addition, all inter-company accounts between the SF Operating Partnership and Santa Fe on the one hand and any affiliate on the other will be eliminated or fully paid by capital contribution, dividend or payment.

    NO SOLICITATION. Except as provided in the following paragraph, the SF General Partner (on behalf of itself, Santa Fe and the SF Operating Partnership) and Santa Fe agreed to terminate all discussions and negotiations with others regarding a sale or other transaction involving the partnership interests to be acquired in the Transaction, the assets, business or securities of Santa Fe or the SF Operating Partnership or any other transaction similar to the Transaction (collectively, the "Possible Alternatives"). In addition, the SF General Partner and Santa Fe agreed that, so long as the Purchase Agreement remains in effect, they would not, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions with or engage in negotiations with or take any other action to facilitate, any inquiries, or the making of any proposal which constitutes or may reasonably be expected to lead to a Possible Alternative, (ii) enter into an agreement with any person or entity, other than KMEP or its affiliates, providing for a Possible Alternative, (iii) make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person or entity, other than by KMEP or its affiliates, or (iv) subject to the fiduciary duties of the SF General Partner, its Board of Directors and the Special Committee under applicable law, withdraw or qualify the recommendation of the Transaction by the Board of Directors of the SF General Partner.

    The SF General Partner, Santa Fe and the SF Operating Partnership will be entitled to take any action otherwise prohibited by the preceding paragraph in response to any third party inquiry, contact or proposal received by them if (a) the initial inquiry, contact or proposal from any third party was not received in violation of the preceding paragraph, (b) the Special Committee has determined, in its good faith judgment, that any such otherwise prohibited action may lead to the negotiation and consummation of a Possible Alternative that in the opinion of the Special Committee may be more beneficial than the Transaction, taken as a whole, to the holders of the Santa Fe Common Units, other than the SF General Partner and its affiliates (a "Superior Transaction"), and (c) the Special Committee has determined, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with the SF General Partner's or its Board of Directors' fiduciary duties to holders of Santa Fe Common Units under applicable law; provided, that none of the SF General Partner, Santa Fe or the SF Operating Partnership may execute a binding agreement to effect a Superior Transaction, unless the Purchase Agreement has first been terminated as provided under "--Termination." The SF General Partner, Santa Fe and the SF Operating Partnership agreed to notify KMEP immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter to keep

KMEP informed, on a current basis, on the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

CLOSING DATE


    The Purchase Agreement provides that the Closing will occur on or before the third business day following the satisfaction of the conditions set forth in the Purchase Agreement or such other place, date and time as mutually agreed upon by the parties to the Purchase Agreement.


CONDITIONS

    The respective mutual obligations of KMEP and Santa Fe to effect the Transaction are subject to the satisfaction of certain customary conditions, which include, among others: (i) the matters submitted for approval at the Special Meetings must have been approved, (ii) certain of Santa Fe's and KMEP's lenders must have approved the Transaction, (iii) all governmental approvals and consents must have been obtained, including the approval of the California Public Utilities Commission, (iv) the Special Committee, the SF General Partner and the KM General Partner must have agreed on a mutually satisfactory plan for addressing issues associated with the exchangeability of the VREDs, and such arrangements must have been accepted by holders of a number of VREDs mutually satisfactory to the SF General Partner, the Special Committee and the KM General Partner, (v) Mayer, Brown & Platt must have delivered to Santa Fe and KMEP at the Closing an opinion with respect to the matters under "Material Federal Income Tax Considerations--Tax Consequences of the Exchange and Distribution," and (vi) Morrison & Hecker L.L.P. must have delivered to Santa Fe and KMEP at the Closing an opinion with respect to the matters under "Material Federal Income Tax Considerations--Legal Opinions and Advice." In addition, Santa Fe is not required to close the Transaction if on the date of the Closing any of the Santa Fe Common Unit holder Suits (or any similar action by a limited partner of Santa Fe relating to the fairness of the Transaction to such limited partners) is pending, unless KMEP, the KM General Partner and OLP-D have (i) waived their right to indemnification from the SF General Partner with respect to such actions (see "--Indemnification--Santa Fe") or (ii) demonstrated to the satisfaction of the SF General Partner that such claims have been settled or compromised on terms acceptable to the SF General Partner.

SURVIVAL

    The representations and warranties made by the parties in the Purchase Agreement will not survive the Closing, other than the SF General Partner's representation regarding the ownership of the general partner interest in Santa Fe, which survives for two years after Closing.

TERMINATION

    The Purchase Agreement is subject to termination by:

        (a) THE KM GENERAL PARTNER AND THE SF GENERAL PARTNER, upon their mutual written agreement;

        (b) THE SF GENERAL PARTNER, (i) if KMEP or the KM General Partner fails to perform in any material respect their respective agreements contained in the Purchase Agreement or materially breach any of their representations, warranties or covenants contained in the Purchase Agreement, (which failure or breach would relieve Santa Fe, the SF General Partner and SF Holdings of their obligations to close the Transaction) if such breach cannot be cured prior to the Closing or is not cured within 45 days after the SF General Partner has given notice of such breach; (ii) upon the occurrence of any event that would reasonably be expected to have a material adverse effect on KMEP; (iii) acting through the Special Committee, if the Special Committee determines that a Possible Alternative would constitute a Superior Transaction; or (iv) if the Board of Directors of the KM General Partner withdraws, modifies or changes in a manner adverse to Santa Fe, the SF Operating Partnership and SF Holdings its recommendation that the holders of KMEP Common Units approve the issuance of KMEP Common Units on the terms and conditions in the Purchase Agreement;

        (c) THE KM GENERAL PARTNER, (i) if any of Santa Fe, the SF General Partner or SF Holdings fails to perform in any material respect their respective agreements contained in the Purchase Agreement or materially breach any of its representations, warranties or covenants contained in the Purchase Agreement, (which failure or breach would relieve KMEP and the KM General Partner of their obligations to close the Transaction) if such breach cannot be cured prior to the Closing or is not cured within 45 days after the KM General Partner has given notice of such breach; (ii) upon the occurrence of any event that would reasonably be expected to have a material adverse effect on Santa Fe or the SF Operating Partnership; or (iii) if the SF Board of Directors or the Special Committee withdraws, modifies or changes in a manner adverse to KMEP its recommendation that the holders of Santa Fe Common Units approve the Transaction; or


        (d) EITHER THE KM GENERAL PARTNER OR THE SF GENERAL PARTNER, (i) if there is any order of any court or governmental or regulatory agency which prohibits or restrains Santa Fe, the SF Operating Partnership, SF Holdings, KMEP or the KM General Partner from consummating the Transaction; (ii) if the Closing has not occurred by March 16, 1998; subject to extension to June 30, 1998, if additional time is required to obtain the approval of the California Public Utilities Commission; (iii) if the matters submitted for approval at the Special Meetings are not approved; or (iv) if the average of the daily high and low trading prices of KMEP Common Units on the NYSE for any 20 consecutive trading days is less than $31.32 or greater than $46.98 (the Special Committee may also terminate the Purchase Agreement pursuant to this clause (iv)).


EFFECT OF TERMINATION

    NO LIABILITY. If the Purchase Agreement is terminated in accordance with its terms (other than as a result of a Superior Transaction), no party hereto (or its officers or directors) will have any liability or further obligation to any other party to the Purchase Agreement, except for certain obligations related to confidential information and any liability resulting from the breach of the Purchase Agreement.

    EXPENSE REIMBURSEMENT. If the Purchase Agreement is terminated by the SF General Partner because the Special Committee has determined that a Possible Alternative would constitute a Superior Transaction or by the KM General Partner because the Special Committee, during the pendency of a Superior Transaction, withdraws, modifies or changes in a manner adverse to KMEP its recommendation that the Santa Fe Common Unit holders approve the Transaction, then the SF General Partner must pay or cause to be paid to KMEP its actual third party expenses arising out of the Transaction up to a maximum of $2.5 million, and upon receipt of such amount KMEP and the KM General Partner will have no further recourse or claim against any party. No obligations of the SF General Partner, Santa Fe or the SF Operating Partnership under the Purchase Agreement will be terminated until such payment has been made.

AMENDMENT; WAIVER

    The Purchase Agreement may not be altered, modified or amended except pursuant to a written instrument signed by the party to be bound. The failure of any party to exercise any right or remedy under the Purchase Agreement will not be deemed or constitute a waiver of such right or remedy in the future.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following tables set forth certain selected historical consolidated financial information for KMEP and Santa Fe. The information below should be read in conjunction with the respective KMEP and Santa Fe consolidated financial statements and related notes incorporated herein by reference.

           (IN THOUSANDS, EXCEPT PER COMMON UNIT AND OPERATING DATA)

                                      KMEP

                                                COMBINED                                     KMEP
                                               HISTORICAL    --------------------------------------------------------------------
                                              -------------                PRO FORMA
                                              SEVEN MONTHS   FIVE MONTHS  YEAR ENDED            YEAR ENDED DECEMBER 31,
                                               ENDED JULY    ENDED DEC.    DEC. 31,    ------------------------------------------
                                                31, 1992      31, 1992       1992        1993       1994       1995       1996
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
INCOME AND CASH FLOW DATA:
  Revenues..................................    $  28,863     $  24,146    $  53,010   $  51,180  $  54,904  $  64,304  $  71,250
  Cost of product sold......................       --               762          762         685        940      8,020      7,874
  Operating expense.........................       11,942         5,460       13,764      12,932     13,644     15,928     22,347
  Fuel and power............................        3,391         3,517        6,908       6,875      5,481      3,934      4,916
  Depreciation..............................        2,431         2,938        7,050       7,167      8,539      9,548      9,908
  General and administrative................        4,716         2,729        6,641       7,073      8,196      8,739      9,132
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
  Operating income..........................        6,383         8,740       17,885      16,448     18,104     18,135     17,073
  Equity in earnings (loss) of
    partnerships............................        1,244           826        1,755       1,835      5,867      5,755      5,675
  Interest expense..........................       --            (3,965)      (9,648)    (10,302)   (11,989)   (12,455)   (12,634)
  Other income and minority
    interest................................           93           166          497         510        509      1,311      3,129
  Income tax (provision) benefit............         (469)           10         (106)         83     (1,389)    (1,432)    (1,343)
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
  Net income................................    $   7,251     $   5,777    $  10,383   $   8,574  $  11,102  $  11,314  $  11,900
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
  Net income per KMEP Common Unit(1)........                  $     .51    $     .91   $     .75  $     .93  $     .86  $     .90
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
                                              -------------  -----------  -----------  ---------  ---------  ---------  ---------
  Additions to property, plant and
    equipment(2)............................        4,137     $   1,507    $   5,644   $   4,688  $   5,195  $   7,826  $   8,575

BALANCE SHEET DATA (AT PERIOD END):
  Net property, plant and
    equipment...............................    $ 116,066     $ 206,108    $  --       $ 228,859  $ 238,850  $ 236,854  $ 235,994

  Total assets..............................      155,087       260,943       --         288,345    299,271    303,664    303,603
  Long-term debt............................       --           110,000       --         138,485    150,219    156,938    160,211
  Equity of parent..........................      120,379        --           --          --         --         --         --
  Partners' capital.........................       --           136,851       --         132,391    128,474    123,116    118,344

OPERATING DATA (UNAUDITED):
  Liquids pipelines transportation volumes
    (MBbls).................................       29,447        24,427       53,874      52,600     46,078     41,613     46,601
  NGL fractionation volumes (MBbls)(3)......       28,457        19,060       47,517      53,053     57,703     59,546     59,912
  Gas processing volumes (MMcf/d)(4)........       --            --           --          --             34         34         14
  NGL revenue volumes (MBbls)(5)............       --            --           --          --         --            477      1,638
  CO(2) transportation volumes (Bcf)........           18            14           32          33         32         44         63
  Coal transport volumes (Mtons)(6).........       --            --           --           1,209      4,539      6,486      6,090

------------------------------

(1) Represents net income per KMEP Common Unit adjusted for the 2-for-1 split of KMEP Common Units effective on October 1, 1997. Allocation of net income per KMEP Common Unit was computed by dividing the interest of the holders of KMEP Common Units in net income by the weighted average number of KMEP Common Units outstanding during the period.

(2) Excluding construction costs related to the Cypress Pipeline, additions to property, plant and equipment would have been $3,837 for the seven-month period ended July 31, 1992. Additions to property, plant and equipment for 1993 and 1994 exclude the $25,291 and the $12,825 of assets acquired in the September 1993 Cora Terminal and June 1994 Painter Gas Processing Plant (Painter Plant) acquisitions, respectively.

(3) Represents total volumes for the Mont Belvieu Fractionator and the Painter Plant (beginning in 1994).

(4) Represents the volumes of the gas processing portion of the Painter Plant, which has been operationally idle since June 1996.

(5) Represents the volumes of the Bushton facility (beginning in October, 1995).

(6) Represents the volumes of the Cora Terminal, excluding ship or pay volumes of 252 Mtons for 1996.

                                      KMEP

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
INCOME AND CASH FLOW DATA:
  Revenues................................................................................  $   47,521  $   52,553
  Cost of product sold....................................................................       4,181       5,307
  Operating expense.......................................................................      16,127      13,087
  Fuel and power..........................................................................       3,134       3,756
  Depreciation............................................................................       7,344       7,797
  General and administrative..............................................................       6,803       6,564
                                                                                            ----------  ----------
  Operating income........................................................................       9,932      16,042
  Equity in earnings of partnerships......................................................       3,784       4,184
  Interest expense........................................................................      (9,404)     (9,566)
  Other income and minority interest......................................................       3,044         297
  Income tax (provision) benefit..........................................................        (847)       (909)
  Net income..............................................................................       6,509      10,048
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Net income per KMEP Common Unit(1)......................................................  $      .49  $      .60
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Additions to property, plant and equipment(2)...........................................  $    8,022  $    4,378

BALANCE SHEET DATA (AT PERIOD END):
  Net property, plant and equipment.......................................................  $  237,950  $  255,059
  Total assets............................................................................  $  298,818  $  315,256
  Long-term debt..........................................................................  $  155,642  $  130,896
  Partners' capital.......................................................................  $  117,121  $  150,948

OPERATING DATA:
  Liquids pipelines transportation volumes (MBbls)........................................      31,132      32,132
  NGL fractionation volumes (MBbls)(3)....................................................      44,764      53,357
  Gas processing volumes (MMcf/d)(4)......................................................        18.3      --
  NGL revenue volumes (MBbls)(5)..........................................................       1,220         395
  CO(2) transportation volumes (Bcf)......................................................        44.7        53.6
  Coal transport volumes (Mtons)(6).......................................................       4,437       6,177

------------------------

(1) Represents net income per KMEP Common Unit adjusted for the 2-for-1 split of KMEP Common Units effective on October 1, 1997. Allocation of net income per KMEP Common Unit was computed by dividing the interest of the holders of KMEP Common Units in net income by the weighted average number of KMEP Common Units outstanding during the period.


(2) Additions to property, plant and equipment for 1997 exclude the $22,184 of assets acquired in the September 1997 Grand Rivers Terminal ("GRT") acquisition.


(3) Represents total volumes for the Mont Belvieu Fractionator and the Painter Plant.

(4) Represents the volumes of the gas processing portion of the Painter Plant, which has been operationally idle since June 1996.

(5) Represents the volumes of the Bushton facility.

(6) Excluding ship or pay volumes for 1996.

                                    SANTA FE


                                                                                                        NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                          ----------------------------------------------------------  ----------------------
                                             1992        1993        1994        1995        1996        1996        1997
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME AND CASH FLOW DATA:
  Total revenues........................  $  205,025  $  219,471  $  228,066  $  233,677  $  240,142  $  179,714  $  182,621
  Operating expenses (excluding
    provisions and depreciation &
    amortization).......................      85,340      95,178      97,199     103,196     107,941      81,307      82,338
  Provisions for environmental and
    litigation costs....................      10,000      27,000      --          34,000      23,000       8,000       6,000
  Depreciation & amortization...........      18,327      18,971      19,820      20,500      21,080      15,838      16,092
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Operating income......................      91,358      78,322     111,047      75,981      88,121      74,569      78,191
  Interest expense......................      36,937      37,086      37,570      37,247      36,518      27,374      26,923
  Other income (expense), net...........        (303)        380       3,408       1,633         672        (335)        477
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before cumulative effect of
    accounting change...................      54,118      41,616      76,885      40,367      52,275      46,860      51,745
  Cumulative effect of accounting
    change(1)...........................     (16,407)     --          --          --          --          --          --
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income............................  $   37,711  $   41,616  $   76,885  $   40,367  $   52,275  $   46,860  $   51,745
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------

PER UNIT DATA:
  Income before cumulative effect of
    accounting change(1)................  $     2.77  $     2.13  $     3.93  $     2.04  $     2.64  $     2.37  $     2.61
  Cumulative effect of accounting
    change..............................       (0.84)     --          --          --          --          --          --
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income............................  $     1.93  $     2.13  $     3.93  $     2.04  $     2.64  $     2.37  $     2.61
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Cash distributions paid...............  $     2.80  $     2.80  $     2.80  $     2.95  $     3.00  $     2.25  $     2.25
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------

CAPITAL EXPENDITURES:...................  $   30,931  $   21,084  $   17,913  $   31,431  $   27,686  $   20,210  $   14,835

BALANCE SHEET DATA (AT PERIOD END):
  Properties, plant and equipment,
    net.................................  $  618,098  $  616,610  $  613,039  $  623,318  $  628,694  $  628,705  $  625,090
  Total assets..........................     684,852     696,980     714,772     720,854     725,818     734,532     738,594
  Long-term debt........................     355,000     355,000     355,000     355,000     355,000     355,000     355,000
  Total partners' capital...............     279,010     265,851     287,961     270,065     262,915     272,356     270,091

OPERATING DATA:
  Barrels delivered (thousands).........     323,387     332,679     349,754     354,324     365,377     273,601     278,135
  Barrel miles (millions)...............      44,812      46,579      49,070      50,010      51,827      38,820      39,629
  Total revenue per barrel..............  $     0.63  $     0.66  $     0.65  $     0.66  $     0.66  $     0.66  $     0.66


------------------------

(1) Effective January 1, 1992, Santa Fe adopted new accounting standards for post-retirement and post-employment benefits (Statements of Financial Accounting Standard Nos. 106 and 112).

             UNAUDITED KMEP PRO FORMA COMBINED FINANCIAL STATEMENTS


    The unaudited pro forma combined financial statements of KMEP have been derived from the historical balance sheet and income statements of KMEP and Santa Fe as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997. The unaudited pro forma combined financial statements have been prepared to give effect to the acquisition of Santa Fe through the issuance of 1.39 Common Units of KMEP for each outstanding Santa Fe Common Unit and the purchase of the general partner interest of Santa Fe for $84.4 million in cash using the purchase method of accounting. The unaudited pro forma combined balance sheet has been prepared assuming the Transaction, the formation of Shell CO(2) Company and the refinancing of existing indebtedness had been consummated on September 30, 1997. In addition, the unaudited pro forma combined financial statements assume that all of the VREDs are exchanged in the VRED Exchange Offer. The unaudited pro forma combined statements of income for the nine and twelve month periods ending September 30, 1997 and December 31, 1996, respectively, have been prepared assuming the Transaction had been consummated on January 1, 1996.


    The purchase price allocated in the unaudited pro forma combined financial statements is based on management's preliminary estimate of the fair market values of assets acquired and liabilities assumed and subject to adjustment. The final allocation of the purchase price will be based on the fair market values determined by valuations and other studies which are not yet completed.

    The unaudited pro forma combined financial statements include assumptions and adjustments as described in the accompanying notes and should be read in conjunction with the historical financial statements and related notes of KMEP and Santa Fe incorporated by reference herein.

    The unaudited pro forma combined financial statements may not be indicative of the results that would have occurred if the Transaction had been consummated on the dates indicated or which will be obtained in the future.

                     KMEP PRO FORMA COMBINED BALANCE SHEET


                                                                           AS OF SEPTEMBER 30, 1997
                                                               -------------------------------------------------
                                                                  KMEP      SANTA FE    PRO FORMA    PRO FORMA
                                                               HISTORICAL  HISTORICAL  ADJUSTMENTS    COMBINED
                                                               ----------  ----------  -----------  ------------
                                                                               (IN THOUSANDS)
ASSETS
Current assets...............................................
  Cash and cash equivalents..................................  $    3,453  $   53,121   $ (19,200)(d) $     31,574
                                                                                           (5,800)(e)
  Restricted cash............................................       5,167                                  5,167
  Accounts receivable........................................      10,193      32,539                     42,732
  Inventories................................................
    Products.................................................       1,663                                  1,663
    Materials and supplies...................................       1,660                                  1,660
  Other current assets.......................................                   9,024                      9,024
                                                               ----------  ----------  -----------  ------------
                                                                   22,136      94,684     (25,000)        91,820
Property, plant and equipment at cost........................     298,664     737,434     764,986(a)    1,745,299
                                                                                          (55,785)(b)
  Less accumulated depreciation..............................     (43,605)   (112,344)    112,344(a)      (43,605)
                                                               ----------  ----------  -----------  ------------
                                                                  255,059     625,090     821,545      1,701,694
Investments in partnerships                                        31,702                  80,785(b)      112,487
Deferred charges and other assets............................       6,359      18,820                     25,179
                                                               ----------  ----------  -----------  ------------
Total assets.................................................  $  315,256  $  738,594   $ 877,330   $  1,931,180
                                                               ----------  ----------  -----------  ------------
                                                               ----------  ----------  -----------  ------------
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities..........................................
  Accounts payable...........................................
    Trade....................................................       3,352       2,624                      5,976
  Current portion of long-term debt..........................      11,110                                 11,110
  Accrued liabilities........................................       5,114      53,457      12,000(c)       70,571
  Accrued taxes..............................................       7,192                                  7,192
                                                               ----------  ----------  -----------  ------------
                                                                   26,768      56,081      12,000         94,849
Long-term debt...............................................     130,896     355,000     103,608(d)      589,504
Deferred credits and other liabilities.......................       5,178      56,175                     61,353
Minority interest............................................       1,466       1,247      10,592(g)
                                                                                             (630)(e)       12,511
                                                                                              (53)(k)
                                                                                             (111)(d)
Partners' capital............................................
  Common Units...............................................     148,404     268,844     764,111(a)    1,170,579
                                                                                          (10,780)(d)
  General partner............................................       2,544       1,247      (1,247)(f)        2,384
                                                                                             (109)(d)
                                                                                              (51)(k)
                                                               ----------  ----------  -----------  ------------
                                                                  150,948     270,091     751,924      1,172,963
                                                               ----------  ----------  -----------  ------------
Total liabilities and partners' capital......................  $  315,256  $  738,594   $ 877,330   $  1,931,180
                                                               ----------  ----------  -----------  ------------
                                                               ----------  ----------  -----------  ------------


         The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                  KMEP PRO FORMA COMBINED STATEMENT OF INCOME


                                                                       NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                 -------------------------------------------------
                                                                    KMEP       SANTA FE    PRO FORMA    PRO FORMA
                                                                 HISTORICAL   HISTORICAL  ADJUSTMENTS   COMBINED
                                                                 -----------  ----------  -----------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
Revenues.......................................................   $  52,553   $  182,621   $            $ 235,174
Costs and expenses
  Cost of products sold........................................       5,307                                 5,307
  Operations and maintenance...................................      13,087       47,715      (1,975)(h)     58,827
  Fuel and power...............................................       3,756       15,389                   19,145
  Depreciation and amortization................................       7,797       16,092      11,032(i)     34,921
  General and administrative...................................       6,564       19,234      (5,925)(h)     19,873
  Provision for litigation costs...............................                    6,000                    6,000
                                                                 -----------  ----------  -----------  -----------
                                                                     36,511      104,430       3,132      144,073
                                                                 -----------  ----------  -----------  -----------
Operating income...............................................      16,042       78,191      (3,132)      91,101
Other income (expense)
  Equity in earnings of partnerships...........................       4,184                                 4,184
  Interest expense.............................................      (9,566)     (26,923)     (4,056)(j)    (40,545)
  Interest income and other, net...............................         398        2,202                    2,600
Minority interest..............................................        (101)      (1,725)        991(k)       (835)
                                                                 -----------  ----------  -----------  -----------
Income before income taxes and extraordinary item..............      10,957       51,745      (6,197)      56,505
Income tax (expense)...........................................        (909)                                 (909)
                                                                 -----------  ----------  -----------  -----------
Net income before extraordinary item...........................   $  10,048   $   51,745   $  (6,197)   $  55,596
                                                                 -----------  ----------  -----------  -----------
                                                                 -----------  ----------  -----------  -----------
General partner's interest in net income before extraordinary
  item.........................................................   $   2,115   $    1,725   $   3,246(l)  $   7,086
Limited partners' interest in net income before extraordinary
  item.........................................................       7,933       50,020      (9,443)(l)     48,510
                                                                 -----------  ----------  -----------  -----------
Net income before extraordinary item...........................   $  10,048   $   51,745   $  (6,197)   $  55,596
                                                                 -----------  ----------  -----------  -----------
                                                                 -----------  ----------  -----------  -----------
Allocation of net income before extraordinary item per limited
  partner unit.................................................   $    0.60                             $    1.22
                                                                 -----------                           -----------
                                                                 -----------                           -----------
Number of units used in computation............................      13,176                   26,616(a)     39,792
                                                                 -----------                           -----------


         The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                  KMEP PRO FORMA COMBINED STATEMENT OF INCOME


                                                                           YEAR ENDED DECEMBER 31, 1996
                                                                 -------------------------------------------------
                                                                    KMEP       SANTA FE    PRO FORMA    PRO FORMA
                                                                 HISTORICAL   HISTORICAL  ADJUSTMENTS   COMBINED
                                                                 -----------  ----------  -----------  -----------
                                                                      (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
Revenues
  Trade........................................................   $  62,561   $  240,142   $            $ 302,703
  Related party................................................       8,689                                 8,689
                                                                 -----------  ----------  -----------  -----------
                                                                     71,250      240,142      --          311,392
Costs and Expenses
  Cost of products sold........................................       7,874                                 7,874
  Operations and maintenance...................................
    Related party..............................................       6,558                                 6,558
    Other......................................................      15,789       56,619      (2,625)(h)     69,783
  Fuel and power...............................................       4,916       21,062                   25,978
  Depreciation and amortization................................       9,908       21,080      15,085(i)     46,073
  General and administrative...................................
    Allocated from Enron.......................................       5,835                                 5,835
    Other......................................................       3,297       30,260      (7,875)(h)     25,682
  Provisions for environmental and litigation costs............                   23,000                   23,000
                                                                 -----------  ----------  -----------  -----------
                                                                     54,177      152,021       4,585      210,783
                                                                 -----------  ----------  -----------  -----------
Operating Income...............................................      17,073       88,121      (4,585)     100,609
Other income (expense)
  Equity in earnings of partnerships...........................       5,675                                 5,675
  Interest expense.............................................     (12,634)     (36,518)     (5,409)(j)    (54,561)
  Interest income and other, net...............................       3,250        2,415                    5,665
Minority interest..............................................        (121)      (1,743)      1,031(k)       (833)
                                                                 -----------  ----------  -----------  -----------
Income before income taxes and extraordinary item..............      13,243       52,275      (8,963)      56,555
Income tax (expense)...........................................      (1,343)                               (1,343)
                                                                 -----------  ----------  -----------  -----------
Net income before extraordinary item...........................   $  11,900   $   52,275   $  (8,963)   $  55,212
                                                                 -----------  ----------  -----------  -----------
                                                                 -----------  ----------  -----------  -----------
General partner's interest in net income before extraordinary
  item.........................................................   $     218   $    1,743   $   5,637(l)  $   7,598
Limited partners' interest in net income before extraordinary
  item.........................................................      11,682       50,532     (14,600)(l)     47,614
                                                                 -----------  ----------  -----------  -----------
Net income before extraordinary item...........................   $  11,900   $   52,275   $  (8,963)   $  55,212
                                                                 -----------  ----------  -----------  -----------
                                                                 -----------  ----------  -----------  -----------
Allocation of net income before extraordinary item per limited
  partner unit.................................................   $    0.90                             $    1.20
                                                                 -----------                           -----------
                                                                 -----------                           -----------
Number of units used in computation............................      13,020                   26,616(a)     39,636
                                                                 -----------                           -----------


         The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                     (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)

BASIS OF PRESENTATION


    The following described pro forma adjustments give recognition to the acquisition of Santa Fe through the issuance of 1.39 KMEP Common Units at an assumed unit price of $39.00 to the public holders of Santa Fe Common Units for each outstanding Santa Fe Common Unit, the redemption of the SF General Partner interest for $84,400 in cash, a KM General Partner cash contribution of $10,592, the refinancing of existing indebtedness and the proposed purchase of a 20% interest in Shell CO(2) Company.


(a) Reflects the preliminary allocation of the total purchase price in excess of the net assets acquired to estimated fair value of property, plant and equipment utilizing the purchase method of accounting for the Transaction as of September 30, 1997. The purchase price allocation is subject to revision based on a preliminary appraisal. The valuation of the assets and liabilities is not complete as of the date of this filing.

    The purchase price is calculated as follows:

Issuance of 26,616 Common Units.................................................  $  1,038,021
Cash for SF General Partner interest............................................        84,400
Involuntary termination costs...................................................        12,000
Transaction fees and other costs................................................        13,000
                                                                                  ------------
Total costs.....................................................................     1,147,421
Santa Fe net book value.........................................................       270,091
                                                                                  ------------
Excess of purchase price over net assets acquired...............................  $    877,330
                                                                                  ------------
                                                                                  ------------

    The excess of the purchase price over the book value of net assets acquired is allocated to the fair market value of property, plant and equipment acquired, which is yet to be finalized. The excess of the purchase price over this fair value, if any, will be allocated to goodwill and amortized over forty years.

(b) Gives effect to proposed purchase of equity interest in Shell CO(2) Company for contribution of property, plant and equipment with a net book value of $55,785 and cash of $25,000.

(c) Reflects the assumption of involuntary termination costs of certain Santa Fe employees in connection with the Transaction estimated to total $12,000 (net of a $4,500 reimbursement by Santa Fe).


(d) Reflects borrowings totaling $103,608 at an anticipated rate of 7.1% on a loan facility to be arranged by KMEP's investment advisors, calculated as follows:



Cash for SF General Partner Interest..............................................  $   84,400
Transaction fees and other costs..................................................      13,000
KM General Partner cash contribution..............................................     (10,592)
Less: utilization of cash resources...............................................     (19,200)
                                                                                    ----------
Total Borrowings associated with Transaction......................................      67,608
Purchase of interest in Shell CO(2) Company*......................................      25,000
Refinancing of existing debt*.....................................................      11,000
                                                                                    ----------
Total.............................................................................  $  103,608
                                                                                    ----------
                                                                                    ----------



* KMEP has obtained a commitment letter for a revolving credit facility in which a portion of the proceeds will be used to refinance certain existing long-term debt, including the payment of an

                     (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)


    $11 million make-whole premium on certain of the existing debt. The payment of such make-whole premium will result in an extraordinary loss of approximately $11 million which is reflected in the Pro Forma Balance Sheet as a reduction to Partners Capital and minority interest. The extraordinary loss and the interest expense associated with borrowings related to the make-whole premium and the investment in the Shell CO(2) Company are not directly related to the Transaction and are not reflected in the Pro Forma Combined Statement of Income. The extraordinary loss will be recorded when the refinancing occurs, which is anticipated to be in the first quarter of 1998.



(e) Gives effect to the utilization of $5,800 of SF Operating Partnership cash to redeem a .5101% Special LP Interest owned by the SF General Partner.


(f) To give effect to the removal of the SF General Partner as general partner of Santa Fe.

(g) To account for the additional $10,592 cash contribution to OLP-D (minority interest of 1.0101%).

(h) To reduce operating and general and administrative expenses for the costs related to certain employees involuntarily terminated in connection with the Transaction. KMEP management has made explicit determinations of salary, benefit, and other cost reductions resulting from these terminations. Such reductions will have a continuing impact on expenses in future periods. None of the identified terminations or cost reductions will reduce revenues or efficiency of operations.

(i) To record estimated additional depreciation expense using a remaining useful life of 40 years. The actual range of useful lives will not be known until a formal analysis and appraisal of assets acquired is completed.


(j) Reflects incremental interest expense on new debt associated with the Transaction of $67,608 at an assumed rate of 7.1% as discussed in (d) above.


(k) Gives effect to the redemption of the .5101% Special LP Interest in connection with the Transaction. Pursuant to the Purchase Agreement, the SF Operating Partnership will redeem a portion of the Special LP Interest from the SF General Partner for $5,800. These amounts reduce Partners Capital-KMEP Common Units by $5,067, Partners Capital-KM General Partner by $51, and minority interest by $52 (see note e). This leaves the SF General Partner with a remaining minority Special LP Interest of .5% in the SF Operating Partnership.

(l) Gives effect to the allocation of pro forma net income to the general partner and the limited partners resulting from the utilization of KMEP partnership sharing ratios. Amounts are calculated giving consideration to cash available for distribution after certain anticipated cost savings and interest expense (see notes h and j, respectively). The KM General Partner's interest in net income includes incentive distributions the KM General Partner would have received based on total distributions. These incentive distributions are greater under the KMEP Partnership Agreement than they would have been under the Santa Fe Partnership Agreement.

                   COMPARISON OF COMMON UNIT HOLDERS' RIGHTS

    If the Transaction is consummated, all holders of Santa Fe Common Units will become holders of KMEP Common Units following the liquidation of Santa Fe. For a description of the KMEP Partnership Agreement, see "Description of KMEP Partnership Agreement" and "Material Federal Income Tax Considerations." Although the rights and obligations of, and matters affecting, the holders of KMEP Common Units and Santa Fe Common Units are substantially similar, a number of significant differences exist between the KMEP Partnership Agreement and the Santa Fe Partnership Agreement. The following is a summary of the material differences between the respective rights and obligations of, and matters affecting, the holders of KMEP Common Units and Santa Fe Common Units. This summary is qualified in its entirety by reference to the Delaware Act, the KMEP Partnership Agreement and the Santa Fe Partnership Agreement.

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

                             VOTING RIGHTS AND AMENDMENTS

Holders of 66 2/3% of the outstanding KMEP  Holders of 66 2/3% of the outstanding
Common Units represented in person or by    Santa Fe Common Units represented in
proxy will constitute a quorum, unless the  person or by proxy will constitute a
action to be taken only requires the        quorum.
approval of holders of a majority of the
KMEP Common Units, in which case the
holders of a majority of the outstanding
KMEP Common Units represented in person or
by proxy will constitute a quorum.

At any meeting at which a quorum is         At any meeting at which a quorum is
present, the vote of the holders of a       present, the vote of the holders of at
majority of the outstanding KMEP Common     least 66 2/3% of the outstanding Santa Fe
Units entitled to vote and be present at    Common Units entitled to vote and be
the meeting is required to approve any      present at the meeting is required to
matter to be voted on by the holders of     approve any matter to be voted on by the
the KMEP Common Units, unless a different   holders of the Santa Fe Common Units,
percentage is required by the KMEP          unless a different percentage is required
Partnership Agreement.                      by the Santa Fe Partnership Agreement.

Except as otherwise provided in the KMEP    Except as otherwise provided in the Santa
Partnership Agreement, holders of at least  Fe Partnership Agreement, holders of at
66 2/3% of the outstanding KMEP Common      least 66 2/3% of the outstanding Santa Fe
Units must approve amendments to the KMEP   Common Units must approve amendments to
Partnership Agreement.                      the Santa Fe Partnership Agreement.

                 ANTI-TAKEOVER AND RESTRICTED VOTING RIGHT PROVISIONS

Any person or group (other than the KM      The Santa Fe Partnership Agreement does
General Partner and its affiliates) that    not have a similar provision.
acquires beneficial ownership of 20% or
more of the KMEP Common Units will lose
any and all voting rights with respect to
all of the KMEP Common Units it
beneficially owns and such KMEP Common
Units will not be considered outstanding
for purposes of calculating required
votes, determining the presence of a
quorum or for other similar purposes.

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

                                  PRE-EMPTIVE RIGHTS

If KMEP proposes to issue any additional    Neither SF General Partner nor the holders
partnership interests, the KM General       of Santa Fe Common Units have a
Partner has the pre-emptive right to        pre-emptive right to purchase additional
purchase additional partnership interests   partnership interests in Santa Fe if Santa
on the same terms as the proposed issuance  Fe proposes to issue additional
to the extent necessary to maintain its     partnership interests.
then current percentage interest in KMEP.
No other holder of KMEP Common Units has a
similar right. The KM General Partner has
waived its pre-emptive right with respect
to the Transaction, but not with respect
to any other or further transaction.

                          DISTRIBUTIONS OF AVAILABLE CASH(1)

CASH DISTRIBUTIONS FROM OPERATIONS.  At     CASH DISTRIBUTIONS FROM OPERATIONS.  At
the end of each quarter, KMEP is generally  the end of each quarter, Santa Fe is
required to distribute all Available Cash   generally required to distribute all Santa
from operations to holders of KMEP Common   Fe Available Cash from operations to
Units as follows:                           holders of Santa Fe Common Units as
                                            follows:

    FIRST, 98% to the holders of KMEP       FIRST, 98% to the holders of Santa Fe
Common Units pro rata and 2% to the KM      Common Units pro rata and 2% to the SF
General Partner until the holders of KMEP   General Partner until the holders of Santa
Common Units have received a total of       Fe Common Units have received a total of
$0.3025 per KMEP Common Unit;               $0.60 per Santa Fe Common Unit ($0.432 per
                                            unit on a KMEP equivalent basis)(2);

    SECOND, 85% to the holders of KMEP      SECOND, approximately 90% to the holders
Common Units pro rata and 15% to the KM     of Santa Fe Common Units pro rata and
General Partner until the holders of KMEP   approximately 10% to the SF General
Common Units have received a total of       Partner until the holders of Santa Fe
$0.3575 per KMEP Common Unit;               Common Units have received a total of
                                            $0.65 per Santa Fe Common Unit ($0.468 per
                                            unit on a KMEP equivalent basis)(2);

    THIRD, 75% to the holders of KMEP       THIRD, approximately 80% to the holders of
Common Units pro rata and 25% to the KM     Santa Fe Common Units pro rata and
General Partner until the holders of KMEP   approximately 20% to the SF General
Common Units have received a total of       Partner until the holders of Santa Fe
$0.4675 per KMEP Common Unit; and           Common Units have received a total of
                                            $0.70 per Santa Fe Common Unit ($0.504 per
                                            unit on a KMEP equivalent basis)(1); and

    FOURTH, 50% of any remaining Available  FOURTH, approximately 70% of any remaining
Cash to the holders of KMEP Common Units    SF Available Cash to the holders of Santa
pro rata and 50% to the KM General          Fe Common Units pro rata and approximately
Partner.                                    30% to the SF General Partner.

------------------------

(1) All percentages in this section give effect to the respective general partner's interest in the operating partnerships.

(2) Calculated based on the Santa Fe distribution target level divided by the conversion ratio of 1.39 KMEP Common Units.

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

CASH DISTRIBUTIONS FROM INTERIM CAPITAL     CASH DISTRIBUTIONS FROM INTERIM CAPITAL
TRANSACTIONS. "Interim Capital              TRANSACTIONS. "Interim Capital
Transactions" include (a) borrowings,       Transactions" means cash receipts of Santa
refinancing or refunding of indebtedness    Fe from (a) borrowings and sales of debt
and sales of debt securities (other than    securities (other than for working capital
for working capital purposes and other      purposes and other than for items
than for items purchases on open account    purchased on open account in the ordinary
in the ordinary course of business) by      course of business) by Santa Fe, (b) sales
KMEP or any KMEP Partnerships, (b) sales    of equity interests by Santa Fe and (c)
of equity interests by KMEP or any KMEP     sales or other voluntary or involuntary
Partnership and (c) sales or other          dispositions of any assets of Santa Fe
voluntary or involuntary dispositions of    (other than (x) sales or other
any assets of KMEP or any KMEP Partnership  dispositions of inventory in the ordinary
(other than (x) sales or other              course of business, (y) sales or other
dispositions of inventory in the ordinary   dispositions of other current assets
course of business, (y) sales or other      including receivables and accounts or (z)
dispositions of other current assets        sales or other dispositions of assets as a
including, without limitation, receivables  part of normal retirements or
and accounts and (z) sales or other         replacements), in each case prior to the
dispositions of assets as a part of normal  commencement of the dissolution and
retirements or replacements).               liquidation of Santa Fe.

Available Cash that constitutes Cash from   SF Available Cash that constitutes Cash
Interim Capital Transactions will be        from Interim Capital Transactions will be
distributed:                                distributed:

    FIRST, 98% to all holders of KMEP       FIRST, 98% to all holders of Santa Fe
Common Units, in accordance with their      Common Units, in accordance with their
respective percentage interests in KMEP,    respective percentage interests in Santa
and 2% to the KM General Partner, until a   Fe, and 2% to the SF General Partner,
hypothetical holder of a KMEP Common Unit   until holders of Santa Fe Common Units
acquired on the closing of KMEP's initial   have received, since the closing
public offering of KMEP Common Units has    distributions of Available Cash that are
received since such date with respect to    deemed to be Cash from Interim Capital
such KMEP Common Unit, distributions of     Transactions in an aggregate amount equal
Available Cash that are deemed to be Cash   to $220,000,000; and
from Interim Capital Transactions in an
aggregate amount equal to $11.00; and

    THEREAFTER, as if the Available Cash    THEREAFTER, as if the Available Cash were
were Cash from Operations. See "--Rights    Cash from Operations. See "--Rights of
of KMEP Common Units Holders--Cash          Santa Fe Common Unit Holders--Cash
Distributions from Operations."             Distributions from Operations."

                                 MERGER/CONSOLIDATION

The KM General Partner, upon its approval   The SF General Partner, upon its approval
of a merger, must submit the merger         of a merger, must submit the merger
agreement to a vote of the limited          agreement to a vote of the limited
partners of KMEP. The merger agreement      partners of Santa Fe. The merger agreement
must be approved by the holders of a        must be approved by the holders of at
majority of the KMEP Common Units. If the   least 66 2/3% of the Santa Fe Common Units
merger agreement contains a provision       other than those held by the SF General
which, if contained in an amendment to the  Partner and its affiliates. If the merger
KMEP Partnership Agreement, the KMEP        agreement contains a provision which, if
Partnership Agreement or the Delaware Act,  contained in an amendment to the Santa Fe
would require the approval of holders of    Partnership Agreement, the Partnership
more than a majority of the KMEP Common     Agreement or the Delaware Act, would
                                            require

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

Units, then holders of such greater         the approval of holders of more than
percentage of KMEP Common Units entitled    66 2/3% of the Santa Fe Common Units, then
to vote must approve the merger agreement.  holders of such greater percentage of
                                            Santa Fe Common Units must approve the
                                            merger agreement.

                                  DISPOSAL OF ASSETS

The KM General Partner may not sell,        The SF General Partner may not sell,
exchange or otherwise dispose of all or     exchange or otherwise dispose of all or
substantially all of the assets of KMEP     substantially all of the assets of Santa
and its operating partnerships, taken as a  Fe or any of the Santa Fe Partnerships,
whole, without the approval of holders of   without the approval of holders of at
a majority of the outstanding KMEP Common   least 66 2/3% of the outstanding Santa Fe
Units. However, the KM General Partner may  Common Units. However, the SF General
mortgage, pledge, hypothecate or grant a    Partner may mortgage, pledge, hypothecate
security interest in all or substantially   or grant a security interest in all or
all of KMEP's assets. In addition, the KM   substantially all of Santa Fe's assets. In
General Partner may sell such assets in a   addition, the SF General Partner may sell
forced sale pursuant to the foreclose or    such assets in a forced sale pursuant to
other realization of any encumbrance        the foreclose or other realization of any
without the approval of the holders of the  encumbrance without the approval of the
KMEP Common Units.                          holders of the Santa Fe Common Units.

                                      FINANCING

KMEP may borrow money from or loan money    Santa Fe may borrow money from the SF
to the KM General Partner and its           General Partner and its affiliates;
affiliates; provided that the lending       provided the interest rate is not higher
party may not charge the borrowing party    than the rate that would be charged by an
interest at a rate greater than that would  unrelated lender.
be charged by an unrelated lender.

                            MODIFICATION OF TAX TREATMENT

The KM General Partner may not, without     The SF General Partner may not, without
the approval of holders of a majority of    the approval of holders of at least
the outstanding KMEP Common Units           66 2/3% of the outstanding Santa Fe Common
(excluding the KM General Partner and its   Units (excluding the SF General Partner
affiliates), take any action or refuse to   and its affiliates), take any action or
take any action which would cause KMEP or   refuse to take any action which would
any of the KMEP Partnerships to be treated  cause Santa Fe or the SF Partnerships to
as an association taxable as a              be treated as an association taxable as a
corporation.                                corporation.

                        CONVERSION TO A TRUST OR OTHER ENTITY

The KMEP Partnership Agreement does not     If certain events occur that in the
have a similar provision.                   opinion of counsel to Santa Fe would
                                            result in Santa Fe being treated as a
                                            corporation or association taxable as a
                                            corporation for federal tax purposes,
                                            then, upon the recommendation of the SF
                                            General Partner, holders of at least
                                            66 2/3% of the outstanding Santa Fe Common
                                            Units (excluding the SF General Partner
                                            and its affiliates) may vote to convert
                                            Santa Fe from a

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

                                            limited partnership to a trust or any
                                            other legal entity.

                      TRANSFER OF GENERAL PARTNERSHIP INTERESTS

The KM General Partner may transfer all of  The SF General Partner may transfer all of
its partnership interest as the general     its partnership interest as the general
partner of KMEP to a single transferee if   partner of Santa Fe to a single transferee
(i) holders of a majority of the            if holders of at least 66 2/3% of the
outstanding KMEP Common Units (excluding    outstanding Santa Fe Common Units
the KM General Partner and its affiliates)  (excluding the SF General Partner and its approve such transfer and the admission of  affiliates) (i) approve such transfer and
the new general partner, (ii) the           the admission of the new General Partner,
transferee assumes all rights and           (ii) the transferee assumes all rights and
obligations under the KMEP Partnership      obligations under the Santa Fe Partnership
Agreement and any operating partnership     Agreement and any operating partnership
agreement and (iii) KMEP receives an        agreement, and (iii) Santa Fe receives an
opinion of counsel stating that such        opinion of counsel stating that such
transfer will not affect the limited        transfer will not affect the limited
liability of limited partners or the tax    liability of limited partners or the tax
status of KMEP or its operating             status of Santa Fe or its operating
partnership.                                partnership.

Without the consent of holders of KMEP      Without the consent of holders of Santa Fe
Common Units, the KM General Partner may    Common Units, the SF General Partner may
transfer its general partnership interest   transfer its general partnership interest
in KMEP to (i) an affiliate or (ii) a       in Santa Fe to (i) an affiliate or (ii) a
third party pursuant to a merger,           third party pursuant to a merger,
consolidation or other combination or       consolidation or other combination or
transfer all of or substantially all of     transfer of all or substantially all of
its assets, in each case, if the            its assets, provided that such corporation
transferee assumed all of the KM General    has, or is a subsidiary of a corporation
Partner's obligations under the KMEP        which has, an investment grade rating on
Partnership Agreement and any operating     its outstanding indebtedness and the
partnership agreements and KMEP obtains an  transferee assumed all of the SF General
opinion of counsel stating that limited     Partner's obligations under the Santa Fe
partners will not lose their limited        Partnership Agreement and any operating
liability status and that KMEP's tax        partnership agreements and in each case
status will be unaffected.                  Santa Fe obtains an opinion of counsel
                                            stating that the limited partners will not
                                            lose their limited liability status and
                                            that Santa Fe's tax status will be
                                            unaffected.

                            WITHDRAWAL OF GENERAL PARTNER

The KM General Partner may withdraw from    The SF General Partner may withdraw from
KMEP without breaching the KMEP             Santa Fe without breaching the Santa Fe
Partnership Agreement (i) by giving at      Partnership Agreement (i) by giving at
least 90 days advance written notice to     least 90 days advance written notice to
holders of KMEP Common Units stating that   holders of Santa Fe Common Units stating
it is voluntarily withdrawing as general    that it is voluntary withdrawing as
partner of KMEP or of a KMEP Partnership,   general partner of Santa Fe, and (a) prior
and (a) prior to January 1, 2003, if        to December 31, 1998, if approval of the
approval of the withdraw is obtained from   withdraw is obtained from holders of at
holders of a majority of the outstanding    least 66 2/3% of the outstanding Santa Fe
KMEP Common Units (other than those owned   Common Units (other than those
by the

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

KM General Partner and its affiliates and   owned by the SF General Partner and its
any person or group who owns 20% or more    affiliates), (b) after December 31, 1998,
of the KMEP Common Units), (b) if after     no further action is required or (c) at
January 1, 2003, no further action is       any time, if one person and its affiliates
required, or (c) at any time, if one        (other than the SF General Partner and its
person and its affiliates (other than the   affiliates) beneficially owns 50% or more
KM General Partner and its affiliates)      of the Santa Fe Common Units, or (ii) if
beneficially owns 50% or more of the KMEP   the SF General Partner transfers all of
Common Units, or (ii) if the KM General     its rights as general partner of Santa Fe
Partner transfers all of its rights as      or is removed.
general partner of KMEP or is removed.

The withdrawal of the KM General Partner    The withdrawal of the SF General Partner,
from KMEP will also constitute the          as general partner of Santa Fe, will also
withdrawal of the KM General Partner as     constitute the withdrawal of SF General
general partner of any and all KMEP         Partner, as general partner of the SF
Partnerships. After giving notice of its    Operating Partnership. After the SF
intention to withdraw as discussed above,   General Partner gives notice of its
holders of a majority of the KMEP Common    intentions to withdraw, holders of at
Units (excluding KMEP Common Units owned    least 50% of the outstanding Santa Fe
by the KM General Partner and its           Common Units (excluding those owned by the
affiliates), may, prior to the effective    SF General Partner and its affiliates)
date of such withdrawal, elect a successor  may, prior to the effective date of such
general partner of KMEP and the KMEP        withdrawal, elect a successor general
Partnerships. If no such replacement        partner. If a successor general partner is
general partner is selected, KMEP and the   not selected or Santa Fe does not receive
KMEP Partnerships will be dissolved         an opinion of counsel that the SF General
pursuant to the respective partnership      Partner's withdrawal (following the
agreements.                                 selection of the successor general
                                            partner) will not change the limited
                                            liability status of holders of Santa Fe
                                            Common Units or Santa Fe's tax status,
                                            Santa Fe will be dissolved.

                                     CALL RIGHTS

If persons other than the KM General        If persons other than the SF General
Partner and its affiliates own not more     Partner and its affiliates own less than
than 20% of the outstanding KMEP Common     10% of outstanding Santa Fe Common Units,
Units, the KM General Partner has the       the SF General Partner has the option to
option to purchase all such KMEP Common     purchase all such Santa Fe Common Units at
Units at the greater of the current market  the greater of (i) the current market price and the highest price the KM General  price, (ii) $20 or (iii) the highest price
Partner or any of its affiliates has paid   the SF General Partner or any of its
for a KMEP Common Unit during the 90-day    affiliates has paid for a Santa Fe Common
period prior to the exercise of such        Unit during the 90-day period prior to the
option.                                     exercise of such option.

                                PURCHASE/SALE OF UNITS

The KM General Partner may cause KMEP to    The Santa Fe Partnership Agreement does
purchase or otherwise acquire KMEP Common   not have a similar provision.
Units from holders of KMEP Common Units.

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

                          TERM OF THE PARTNERSHIP AGREEMENT

December 31, 2082; Holders of KMEP Common   December 31, 2083; Holders of at least
Units may not vote to extend or shorten     66 2/3% of the outstanding Santa Fe Common
this term, except by voting to dissolve     Units may vote to extend or shorten this
KMEP pursuant to the KM General Partner's   term.
recommendation.

                            DISSOLUTION OF THE PARTNERSHIP

KMEP may be dissolved if, among other       Santa Fe may be dissolved if, among other
reasons, the KM General Partner elects to   reasons, the SF General Partner elects to
dissolve KMEP and the holders of at least   dissolve Santa Fe and the holders of at
a majority of the outstanding KMEP Common   least 66 2/3% of the outstanding Santa Fe
Units approve such dissolution.             Common Units (excluding Santa Fe Common
                                            Units owned by the SF General Partner and
                                            its affiliates) approve such dissolution.

                                     LIQUIDATION

If KMEP is dissolved under the KMEP         If Santa Fe is dissolved under the Santa
Partnership Agreement, a liquidator or      Fe Partnership Agreement, a liquidator or
liquidation committee approved by holders   liquidation committee approved by holders
of a majority of the KMEP Common Units      of at least 66 2/3% of the Santa Fe Common
will be selected. If not the KM General     Units will be selected. If not the SF
Partner, the liquidator will be             General Partner, the liquidator will be
compensated for its services as approved    compensated for its services as approved
by holders of a majority of the KMEP        by holders of at least 66 2/3% of the
Common Units.                               Santa Fe Common Units.

The liquidator may not resign without 15    The liquidator may not resign without 15
days prior written notice, but, if not the  days prior written notice, but, if not the
KM General Partner, may be removed at any   SF General Partner, may be removed at any
time for any reason by the affirmative      time for any reason by the affirmative
vote of holders of a majority of the KMEP   vote of holders of at least two-thirds of
Common Units. Substitute liquidators must   the Santa Fe Common Units. Substitute
be approved by a majority of the KMEP       liquidators will be approved by at least
Common Units within 30 days of the          two-thirds of the Santa Fe Common Units
dissolution, resignation or removal of the  within 30 days of the dissolution,
liquidator.                                 resignation or removal of the liquidator.

The liquidator has the powers and is        The liquidator has the powers and is
subject to the duties and limitations of    subject to the duties and limitations of
the KM General Partner.                     the SF General Partner.

The liquidator must liquidate the assets    The liquidator must liquidate the assets
of KMEP and distribute the proceeds of      of Santa Fe and distribute the proceeds of
such assets: (i) first, (a) to creditors    such assets: (i) first, (a) to creditors
(including partners who are creditors) in   (including partners who are creditors) in
the order of priority provided by law and   the order of priority provided by law and
(b) to cash reserves or other assets of     (b) to cash reserves or other assets of
the KMEP created for contingent             the Santa Fe created for contingent
liabilities in an amount determined by the  liabilities in an amount determined by the
liquidator to be appropriate and (ii)       liquidator to be appropriate, (ii) second,
second, to the limited partners and the KM  to the limited partners and the SF General
General Partner in accordance with their    Partner in accordance with their positive
positive

                RIGHTS OF                                   RIGHTS OF
         KMEP COMMON UNIT HOLDERS                  SANTA FE COMMON UNIT HOLDERS

balances in their capital accounts after    balances in their capital accounts after
taking into account certain adjustments     taking into account certain adjustments
required under the Code.                    required by the Santa Fe Partnership
                                            Agreement; PROVIDED, HOWEVER, that, prior
                                            to the end of the taxable year of
                                            liquidation or within 90 days of
                                            liquidation, the SF General Partner must
                                            contribute to Santa Fe cash in an amount
                                            sufficient to restore to zero any negative
                                            balance in its capital account, and (iii)
                                            finally, to all partners in accordance
                                            with their respective percentage interest
                                            in Santa Fe.

                   DESCRIPTION OF KMEP PARTNERSHIP AGREEMENT


    The following paragraphs are a summary of certain provisions of the KMEP Partnership Agreement. A copy of the KMEP Partnership Agreement is included as Annex D in the Annex Volume that accompanies and forms a part of this Joint Proxy Statement/Prospectus. Unless otherwise specifically described, references herein to the term "KMEP Partnership Agreement" constitute references to the partnership agreements of KMEP, OLP-D, the KMEP Operating Partnerships and the SF Operating Partnership, collectively. OLP-D and the KMEP Operating Partnerships are sometimes collectively referred to herein as the "KMEP Partnerships" and the KMEP Partnerships and the SF Operating Partnership are referred to as the "Operating Partnerships." In connection with the closing of the Transaction, the partnership agreement of the SF Operating Partnership will be amended and restated to be substantially similar to the partnership agreements for the KMEP Operating Partnerships, except with respect to provisions relating to the Special LP Interest. The following discussion is qualified in its entirety by reference to the partnership agreements for KMEP, the KMEP Partnerships and the SF Operating Partnership. With regard to allocations of taxable income and taxable loss, see "Material Federal Income Tax Considerations."


ORGANIZATION AND DURATION

    KMEP, each of the KMEP Partnerships and the SF Operating Partnership are Delaware limited partnerships.

    The KM General Partner is the general partner of KMEP and each of the KMEP Partnerships. The KM General Partner owns an approximate 1% direct interest as general partner in KMEP and each of the KMEP Partnerships and an approximate 1% indirect economic interest in each of the KMEP Partnerships through its general partner interest in KMEP. In addition, the KM General Partner is entitled to receive quarterly cash incentive distributions from KMEP, which increase based on the amount of quarterly cash distributions paid to holders of KMEP Common Units. The KMEP Common Units represent all of the remaining partnership interests in KMEP. KMEP owns an approximate 99% limited partner interest in each of the KMEP Partnerships. After giving effect to the Transaction and the Special Distribution, OLP-D will own a 99.5% general partner interest and the SF General Partner will own the .5% Special LP Interest in the SF Operating Partnership.

    Unless liquidated or dissolved at an earlier time, under the terms of the KMEP Partnership Agreement, KMEP and each of the KMEP Partnerships will dissolve on December 31, 2082. Unless liquidated or dissolved at an earlier time, under the terms of the SF Operating Partnership Agreement, the SF Operating Partnership will dissolve on December 31, 2082.

RECENT AMENDMENTS TO THE KMEP PARTNERSHIP AGREEMENT


    On January 14, 1998, KMEP amended and restated the KMEP Partnership Agreement, to be effective as of February 14, 1997 (the date of the acquisition of the KM General Partner by KMI). The amended and restated partnership agreement restated the KMEP Partnership Agreement to incorporate prior amendments and made the following technical amendments (which were adopted by the KM General Partner pursuant to its limited power of attorney, see "--Amendment of KMEP Partnership Agreement and Other Agreements").



    Section 3.1 of the KMEP Partnership Agreement (the purpose and business clause) was amended to provide that KMEP may conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act. Previously, the KMEP Partnership Agreement provided that KMEP could engage in any business permitted by the Omnibus Agreement, dated as of August 6, 1992, among Enron Corp., KMEP, OLP-A and the KM General Partner (formerly Enron Liquids Pipeline Company), as amended (the "Omnibus Agreement"). The Omnibus Agreement provided that KMEP could conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act, subject to Enron's right of first refusal with respect to certain activities. As a result of KMI's acquisition of the KM General Partner, the right of first refusal in favor of Enron is no longer applicable and the amendment merely clarifies the permitted partnership purposes.

    At the time that KMEP was initially formed it had only one operating partnership, OLP-A, but was permitted, pursuant to Section 3.1(b) "to engage directly in, or to enter into any partnership, joint venture or similar arrangement to engage in, any business activity" permitted by the KMEP Partnership Agreement. In connection with the acquisition of the Cora Terminal in September 1993, KMEP created OLP-B and amended the definition of "Operating Partnership" to include any partnerships, joint ventures or other entities formed by KMEP in connection with the conduct by KMEP of activities permitted by the terms of Section 3.1. The definition of Operating Partnership has been amended to clarify that the term "Operating Partnership" includes any partnerships, joint ventures or other entities formed OR ACQUIRED by KMEP. The KM General Partner believes that this change is consistent with the intent of
Section 3.1(b) of the KMEP Partnership Agreement.

PURPOSE

    The purpose of KMEP under the KMEP Partnership Agreement is to serve as the limited partner in the Operating Partnerships and to conduct any other business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act.

POWER OF ATTORNEY

    Each limited partner, and each person who acquires a KMEP Common Unit from a prior holder and executes and delivers a transfer application with respect to such KMEP Common Unit, grants to the KM General Partner and, if a liquidator has been appointed, the liquidator, a power of attorney to, among other things, (i) execute and file certain documents required in connection with the qualification, continuance or dissolution of KMEP or the amendment of the KMEP Partnership Agreement in accordance with the terms of the KMEP Partnership Agreement and (ii) make consents and waivers contained in the KMEP Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE KM GENERAL PARTNER

    The authority of the KM General Partner is limited in certain respects under the KMEP Partnership Agreement. The KM General Partner is prohibited, without the prior approval of holders of record of a majority of the outstanding KMEP Common Units from, among other things, selling or exchanging all or substantially all of KMEP's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of KMEP the sale, exchange or other disposition of all or substantially all of the assets of KMEP, provided that KMEP may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of KMEP's assets without such approval. KMEP may sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Except as provided in the KMEP Partnership Agreement and generally described under "Comparison of Common Unit Holders' Rights" and "--Amendment of KMEP Partnership Agreement and Other Agreements," any amendment to a provision of the KMEP Partnership Agreement generally will require the approval of the holders of at least 66 2/3% of the KMEP Common Units. The KM General Partner's ability to sell or otherwise dispose of KMEP's assets will also be restricted in that substantially all of the property, plant and equipment of KMEP are pledged to secure indebtedness of the KMEP Partnerships and substantially all of the property, plant and equipment of the SF Operating Partnership are pledged to secure indebtedness of the SF Operating Partnership.

    In general, the KM General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least a majority of each class of outstanding units of KMEP, including the consent of at least a majority of the outstanding KMEP Common Units (other than KMEP Common Units owned by the KM General Partner and its affiliates), the effect of which would be to cause KMEP to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE KM GENERAL PARTNER

    The KM General Partner has agreed not to voluntarily withdraw as general partner of KMEP prior to January 1, 2003 (with limited exceptions described below) without the approval of at least a majority of the outstanding KMEP Common Units (excluding for purposes of such determination KMEP Common Units held by the KM General Partner and its affiliates) and furnishing an opinion of counsel that such withdrawal will not cause KMEP to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. On or after January 1, 2003, the KM General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the holders of KMEP Common Units), and such withdrawal will not constitute a breach of the KMEP Partnership Agreement. If an opinion of counsel cannot be obtained to the effect that (following the selection of a successor) the KM General Partner's withdrawal would not result in the loss of limited liability of the holders of KMEP Common Units or cause KMEP to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, KMEP will be dissolved after such withdrawal. Notwithstanding the foregoing, the KM General Partner may withdraw without approval the holders of KMEP Common Units upon 90 days' notice to the limited partners if more than 50% of the outstanding KMEP Common Units (other than those held by the withdrawing KM General Partner and its affiliates) are held or controlled by one person and its affiliates. In addition, the KMEP Partnership Agreement does not restrict KMI's ability to sell directly or indirectly, all or any portion of the capital stock of the KM General Partner to a third party without the approval of the holders of KMEP Common Units.

    The KM General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding KMEP Common Units (excluding KMEP Common Units held by the KM General Partner and its affiliates) provided that certain other conditions are satisfied. Any such removal is subject to the approval of the successor general partner by the same vote and receipt of an opinion of counsel that such removal and the approval of a successor will not result in the loss of limited liability of any limited partner or cause KMEP to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

    Removal or withdrawal of the KM General Partner as the general partner of KMEP also constitutes removal or withdrawal, as the case may be, of the KM General Partner as the general partner of the KMEP Partnerships.

    In the event of withdrawal of the KM General Partner where such withdrawal violates the KMEP Partnership Agreement or removal of the KM General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to acquire the general partner interest of the departing General Partner (the "Departing Partner") in KMEP and the KMEP Partnerships for a cash payment equal to the fair market value of such interest. Under all other circumstances where the KM General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to acquire such general partner interest of the Departing Partner for such amount. In each case such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the expert selected by each of them). In addition, KMEP would also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of KMEP.

    If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in KMEP will be converted into KMEP Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

    The KM General Partner may transfer all, but not less than all, of its general partner interest in KMEP without the approval of the limited partners to one of its affiliates or upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity, provided in either case that such entity assumes the rights and duties of the KM General Partner, agrees to be bound by the provisions of the KMEP Partnership Agreement and furnishes an opinion of counsel that such transfer would not result in the loss of the limited liability of any limited partner or cause KMEP to be treated as an association taxable as a corporation or otherwise cause KMEP to be subject to entity level taxation for federal income tax purposes. In the case of any other transfer of the general partner interest in KMEP, in addition to the foregoing requirements, the approval of at least a majority of the KMEP Common Units is required, excluding for such purposes those interests held by the KM General Partner and its affiliates.

    Upon the withdrawal or removal of the KM General Partner, KMEP will be dissolved, wound up and liquidated, unless such withdrawal or removal takes place following the approval of a successor general partner or unless within 180 days after such withdrawal or removal a majority of the holders of KMEP Common Units agree in writing to continue the business of KMEP and to the appointment of a successor general partner. See "--Termination and Dissolution."

ANTI-TAKEOVER AND RESTRICTED VOTING RIGHT PROVISIONS

    The KMEP Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the KM General Partner, as general partner, or otherwise change the management of KMEP. If any person or group other than the KM General Partner and its affiliates acquires beneficial ownership of 20% or more of the KMEP Common Units, such person or group loses any and all voting rights with respect to all of the KMEP Common Units beneficially owned or held by such person.

TRANSFER AGENT AND REGISTRAR

    DUTIES. First Chicago Trust Company of New York is the registrar and transfer agent (the "Transfer Agent") for the KMEP Common Units and receives a fee from KMEP for serving in such capacities. All fees charged by the Transfer Agent for transfers of KMEP Common Units are borne by KMEP and not by the holders of KMEP Common Units, except that fees similar to those customarily paid by holders of securities for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a holder of a KMEP Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of KMEP cash distributions. KMEP will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

    RESIGNATION OR REMOVAL. The Transfer Agent may at any time resign, by notice to KMEP, or be removed by KMEP, such resignation or removal to become effective upon the appointment by the KM General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such

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resignation or removal, the KM General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF KMEP COMMON UNITS; STATUS AS LIMITED PARTNER OR ASSIGNEE

    Until a KMEP Common Unit has been transferred on the books of KMEP, KMEP and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulation. Any transfers of a KMEP Common Unit will not be recorded by the Transfer Agent or recognized by KMEP unless the transferee executes and delivers a Transfer Application (set forth on the reverse side of the certificate representing KMEP Common Units). By executing and delivering the Transfer Application, the transferee of KMEP Common Units (i) becomes the record holder of such KMEP Common Units and shall constitute an assignee until admitted to KMEP as a substitute limited partner,
(ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of and is deemed to have executed the KMEP Partnership Agreement, (iv) represents that such transferee has capacity, power and authority to enter into the KMEP Partnership Agreement, (v) grants powers of attorney to the KM General Partner and any liquidator of KMEP as specified in the KMEP Partnership Agreement and
(vi) makes the consents and waivers contained in the KMEP Partnership Agreement. An assignee, pending its admission as a substituted limited partner in KMEP, is entitled to an interest in KMEP equivalent to that of a limited partner with respect to the right to share in allocations and distributions from KMEP, including liquidating distributions. The KM General Partner will vote, and exercise other powers attributable to, KMEP Common Units owned by an assignee who has not become a substituted limited partner at the written direction of such Assignee. See "--Meetings; Voting."

    An assignee will become a substituted limited partner of KMEP in respect of the transferred KMEP Common Units upon the consent of the KM General Partner and the recordation of the name of the assignee on the books and records of KMEP. Such consent may be withheld in the sole discretion of the KM General Partner. KMEP Common Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in KMEP in respect of the transferred KMEP Common Units. A purchaser or transferee of KMEP Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to transfer the KMEP Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in KMEP with respect to the transferred KMEP Common Units. Thus, a purchaser or transferee of KMEP Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the KMEP Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such KMEP Common Units and may not receive certain federal income tax information or reports furnished to record holders of KMEP Common Units. The transferor of KMEP Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the KMEP Common Units, but the transferee agrees, by acceptance of the certificate representing KMEP Common Units, that the transferor will not have a duty to see to the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application.

    Holders of KMEP Common Units may hold their KMEP Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application. KMEP will be entitled to treat the nominee holder of a KMEP Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

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NON-CITIZEN ASSIGNEES; REDEMPTION

    If KMEP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the KM General Partner, provides for the cancellation or forfeiture of any property in which KMEP has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, KMEP may redeem the KMEP Common Units held by such limited partner or assignee at their Average Fair Market Price. In order to avoid any such cancellation or forfeiture, the KM General Partner may require each record holder or assignee to furnish information about the holder's nationality, citizenship, residency or related status. If the record holder fails to furnish such information within 30 days after a request for such information, or if the KM General Partner determines on the basis of the information furnished by such holder in response to the request that the cancellation or forfeiture of any property in which KMEP has an interest may occur, the KM General Partner may be substituted as the limited partner for such record holder, who will then be treated as a non-citizen assignee ("Non-citizen Assignee"), and the KM General Partner will have the right to redeem the KMEP Common Units held by such record holder as described above. The KMEP Partnership Agreement sets forth the rights of such record holder or assignee upon redemption. Pending such redemption or in lieu thereof, the KM General Partner may change the status of any such limited partner or assignee to that of a Non-citizen Assignee. Further, a Non-citizen Assignee (unlike an assignee who is not a substitute limited partner) does not have the right to direct the vote regarding such Non-citizen Assignee's KMEP Common Units and may not receive distributions in kind upon liquidation of KMEP. See "--Transfer of KMEP Common Units; Status as Limited Partner or Assignee."

    As used in this Joint Proxy Statement/Prospectus, (i) "Average Fair Market Price" of a limited partner interest as of any date means the average of the daily End of Day Price (as hereinafter defined) for the 20 consecutive Unit Transaction Days (as hereinafter defined) immediately prior to such date; (ii) "End of Day Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the limited partner interests of such class are listed or admitted to trading or, if the limited partner interests of such class are not listed or admitted to trading on any national securities exchange, the last quoted sale price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the NASDAQ or such other system then in use, or if on any such day the limited partner interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the limited partner interests of such class selected by the Board of Directors of the KM General Partner, or if on any such day no market maker is making a market in such limited partner interests, the fair value of such limited partner interests on such day as determined reasonably and in good faith by the Board of Directors of the KM General Partner; and (iii) "Unit Transaction Day" means a day on which the principal national securities exchange on which such limited partner interests are listed or admitted to trading is open for the transaction of business or, if the limited partner interests of such class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

ISSUANCE OF ADDITIONAL SECURITIES

    KMEP'S ISSUANCE OF SECURITIES. The KMEP Partnership Agreement does not restrict the ability of the KM General Partner to issue additional limited or general partner interests and authorizes the KM General Partner to cause KMEP to issue additional securities of KMEP for such consideration and on such terms and conditions as shall be established by the KM General Partner in its sole discretion without the approval of any limited partners. In accordance with Delaware law and the provisions of the KMEP

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Partnership Agreement, the KM General Partner may issue additional partnership interests which, in its sole discretion, may have special voting rights to which the KMEP Common Units are not entitled.

    LIMITED PRE-EMPTIVE RIGHT OF KM GENERAL PARTNER. The KM General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase KMEP Common Units or other equity securities of KMEP from KMEP whenever, and on the same terms that, KMEP issues such securities to persons other than the KM General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the KM General Partner and its affiliates in KMEP to that which existed immediately prior to each such issuance. The KM General Partner has waived its pre-emptive rights with respect to the Transaction, but not with respect to any other or further transaction.

LIMITED CALL RIGHT

    If at any time not more than 20% of the issued and outstanding limited partner interests of any class are held by persons other than the KM General Partner and its affiliates, the KM General Partner will have the right, which it may assign and transfer to any of its affiliates or to KMEP, to purchase all, but not less than all, of the outstanding limited partner interests of such class held by such non-affiliated persons, as of a record date to be selected by the KM General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such purchase shall be the greater of (i) the Average Fair Market Price of limited partner interests of such class as of the date five days prior to the mailing of written notice of its election to purchase limited partner interests of such class and (ii) the highest cash price paid by the KM General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date the KM General Partner mails notice of its election to purchase such KMEP Common Units.

AMENDMENT OF KMEP PARTNERSHIP AGREEMENT AND OTHER AGREEMENTS

    Amendments to the KMEP Partnership Agreement may be proposed only by or with the consent of the KM General Partner. In order to adopt a proposed amendment, the KM General Partner is required to seek written approval of the holders of the number of KMEP Common Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding KMEP Common Units, except that no amendment may be made which would
(i) enlarge the obligations of any limited partner, without its consent, (ii) enlarge the obligations of the KM General Partner, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the KM General Partner as set forth in the KMEP Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by KMEP to the KM General Partner, (v) change the term of KMEP or (vi) give any person the right to dissolve KMEP other than the KM General Partner's right to dissolve KMEP with the approval of a majority of the outstanding KMEP Common Units or change such right of the KM General Partner in any way.

    Amendments to the partnership agreements of the KMEP Partnerships may be proposed by or with the consent of the KM General Partner. Proposed amendments (other than those described below) require the approval of KMEP, as the limited partner of the KMEP Partnerships. In addition, amendments to the SF Operating Partnership Agreement may be adopted by OLP-D without the consent of the holder of the special limited partner interest.

    The KM General Partner may make amendments to the KMEP Partnership Agreement without the approval of any limited partner or assignee of KMEP to reflect (i) a change in the name of KMEP, the location of the principal place of business of KMEP, the registered agent or the registered office of the partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the KMEP Partnership Agreement, (iii) a change that, in the sole discretion of the KM General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of KMEP as a partnership in which

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
the limited partners have limited liability or that is necessary or advisable in the opinion of the KM General Partner to ensure that KMEP will not be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to KMEP, to prevent KMEP or the KM General Partner or their respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, (v) subject to the limitations on the issuance of additional KMEP Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the KM General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the KMEP Partnership Agreement to be made by the KM General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the KMEP Partnership Agreement and (viii) any other amendments substantially similar to the foregoing.

    In addition, the KM General Partner may make amendments to the KMEP Partnership Agreement without such consent if such amendments (i) do not adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,
(iii) are necessary or desirable to facilitate the trading of the KMEP Common Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the KMEP Common Units are or will be listed for trading, compliance with any of which the KM General Partner deems to be in the best interests of KMEP and the holders of KMEP Common Units or (iv) are required to effect the intent of, or as contemplated by, the KMEP Partnership Agreement.

    The KM General Partner will not be required to obtain an opinion of counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the KMEP Partnership Agreement will become effective without the approval of at least 95% of the KMEP Common Units unless KMEP obtains an opinion of counsel to the effect that such amendment will not cause KMEP to be treated as an association taxable as a corporation or otherwise cause KMEP to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in KMEP or the limited partner of the Operating Partnerships.

    Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interests will require the approval of at least 66 2/3% of the type or class of limited partner interests so affected.

MANAGEMENT

    GENERAL. The KM General Partner will manage and operate the activities of KMEP, and the KM General Partner's activities will be limited to such management and operation. Holders of KMEP Common Units will not direct or participate in the management or operations of KMEP, any of the KMEP Partnerships or the SF Operating Partnership. See "--Limited Liability." The KM General Partner will owe a fiduciary duty to the holders of KMEP Common Units. See "Risk Factors--Risk Associated with KMEP Partnership Agreement and State Partnership Law." Notwithstanding any limitation on obligations or duties, the KM General Partner will be liable, as the general partner of KMEP, for all the debts of KMEP (to the extent not paid by KMEP), except to the extent that indebtedness incurred by KMEP is made specifically non-recourse to the KM General Partner. See "The Purchase Agreement--Indemnification--Santa Fe."

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    KMEP does not currently have any directors, officers or employees. As is commonly the case with publicly traded limited partnerships, KMEP does not currently contemplate that it will directly employ any of the persons responsible for managing or operating KMEP's business or for providing it with services, but will instead reimburse the KM General Partner or its affiliates for the services of such persons. See "--Reimbursement of Expenses." The KM General Partner's employees are not represented by any labor unions, and they are not covered by any collective bargaining agreements.

    REIMBURSEMENT OF EXPENSES. The KM General Partner will receive no management fee or similar compensation in conjunction with its management of KMEP (other than cash distributions). See "Comparison of Common Unit Holders' Rights" and "--Cash Distribution Policy." However, the KM General Partner is entitled pursuant to KMEP Partnership Agreement to reimbursement on a monthly basis, or such other basis as the KM General Partner may determine in its sole discretion, for all direct and indirect expenses it incurs or payments it makes on behalf of KMEP and all other necessary or appropriate expenses allocable to KMEP or otherwise reasonably incurred by the KM General Partner in connection with operating KMEP's business. The KMEP Partnership Agreement provides that the KM General Partner shall determine the fees and expenses that are allocable to KMEP in any reasonable manner determined by the KM General Partner in its sole discretion. The reimbursement for such costs and expenses will be in addition to any reimbursement to the KM General Partner and its affiliates as a result of the indemnification provisions of KMEP Partnership Agreement. See "--Indemnification."

    INDEMNIFICATION. The KMEP Partnership Agreement provides that KMEP will indemnify the KM General Partner, any Departing Partner and any person who is or was an officer or director of the KM General Partner or any Departing Partner, to the fullest extent permitted by law, and may indemnify, to the extent deemed advisable by the KM General Partner, to the fullest extent permitted by law, any person who is or was an affiliate of the KM General Partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of the KM General Partner, any Departing Partner or any such affiliate, or any person who is or was serving at the request of the KM General Partner or any affiliate of the KM General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlement and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the KM General Partner, a Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the KM General Partner, any Departing Partner or affiliate of either or (iii) a person serving at the request of KMEP in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which the Indemnitee believed to be in or not opposed to the best interests of KMEP and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under the KMEP Partnership Agreement will only be paid out of the assets of KMEP, and the KM General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to KMEP to enable it to effectuate, such indemnification. KMEP is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance, purchased on behalf of the KM General Partner and such other persons as the KM General Partner determines, against liabilities asserted against and expenses incurred by such persons in connection with KMEP's activities, whether or not KMEP would have the power to indemnify such person against such liabilities under the provisions described above.

    CONFLICTS AND AUDIT COMMITTEE. One or more directors who are neither officers nor employees of the KM General Partner or any of its affiliates will serve as a committee of the Board of Directors of the KM General Partner (the "Conflicts and Audit Committee") and will, at the request of the KM General Partner, review specific matters as to which the KM General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the KM General Partner is fair

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and reasonable to KMEP. The Conflicts and Audit Committee will only review matters at the request of the KM General Partner, which has sole discretion to determine which matters to submit to such Committee. Any matters approved by the Conflicts and Audit Committee will be conclusively deemed to be fair and reasonable to KMEP, approved by all partners of KMEP and not a breach by the KM General Partner of the KMEP Partnership Agreement or any duties it may owe to KMEP. Additionally, it is possible that such procedure in itself may constitute a conflict of interest.

MEETINGS; VOTING

    Holders of KMEP Common Units or assignees who are record holders of KMEP Common Units on the record date set pursuant to the KMEP Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of KMEP and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to KMEP Common Units that are owned by assignees who have not yet been admitted as limited partners, the KM General Partner will be deemed to be the limited partner with respect thereto and will, in exercising the voting rights in respect of such KMEP Common Units on any matter, vote such KMEP Common Units at the written direction of such record holder. If a proxy is not returned on behalf of the KMEP Common Unit record holder, such KMEP Common Units will not be voted (except that, in the case of KMEP Common Units held by the KM General Partner on behalf of Non-citizen Assignees, the KM General Partner will distribute the votes in respect of such KMEP Common Units in the same ratios as the votes of limited partners in respect of other KMEP Common Units are cast). When a proxy is returned properly executed, the KMEP Common Units represented thereby will be voted in accordance with the indicated instructions. If no instructions have been specified on the properly executed and returned proxy, the KMEP Common Units represented thereby will be voted "FOR" the approval of the matters to be presented. KMEP Common Units held by the KM General Partner on behalf of Non-citizen Assignees, as defined pursuant to the KMEP Partnership Agreement, shall be voted by the KM General Partner in the same ratios as the votes of the limited partners with respect to the matter presented to the holders of KMEP Common Units.

    Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners of KMEP may be called by the KM General Partner or by limited partners owning at least 20% of the outstanding KMEP Common Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. Two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the KM General Partner and its affiliates) represented in person or by proxy will constitute a quorum at a meeting of limited partners of KMEP. Except for any proposal for removal of the KM General Partner or certain amendments to the KMEP Partnership Agreement described above, substantially all matters submitted for a vote are determined by the affirmative vote, in person or by proxy, of holders of a majority of the outstanding limited partner interests.

    Each record holder of a KMEP Common Unit has a vote according to such record holder's percentage interest in KMEP, although additional limited partner interests having special voting rights could be issued by the KM General Partner. See "--Issuance of Additional Securities." However, KMEP Common Units owned beneficially by any person or group (other than the KM General Partner and its affiliates) that own beneficially 20% or more of all KMEP Common Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar KMEP partnership purposes. The KMEP Partnership Agreement provides that KMEP Common Units held in nominee or street name accounts will be voted by the broker (or other nominee) pursuant to the instruction of the

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beneficial owner, unless the arrangement between the beneficial owner and such holder's nominee provides otherwise.

    Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of KMEP Common Units (whether or not such record holder has been admitted as a limited partner) under the terms of the KMEP Partnership Agreement will be delivered to the record holder by KMEP or by the Transfer Agent at the request of KMEP.

LIMITED LIABILITY

    Except as described below, KMEP Common Units are fully paid, and holders of KMEP Common Units will not be required to make additional contributions to KMEP.

    Assuming that a limited partner does not participate in the control of the business of KMEP, within the meaning of the Delaware Act, and that such partner otherwise acts in conformity with the provisions of the KMEP Partnership Agreement, such partner's liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital such partner is obligated to contribute to KMEP in respect of such holder's KMEP Common Units plus such holder's share of any undistributed profits and assets of KMEP. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the KM General Partner, to approve certain amendments to the KMEP Partnership Agreement or to take other action pursuant to the KMEP Partnership Agreement constituted "participation in the control" of KMEP's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for KMEP's obligations under the laws of the State of Delaware to the same extent as the KM General Partner. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to such assignee at the time the assignee became a limited partner and which could not be ascertained from the partnership agreement.

    KMEP is organized under the laws of Delaware and currently conducts business in Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Missouri, Nebraska, Texas and Wyoming and upon completion of the Transaction will also conduct business in Arizona, California, New Mexico, Nevada and Oregon. Maintenance of limited liability will require compliance with legal requirements in such jurisdictions in which KMEP conducts business, including qualifying the Operating Partnerships to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that KMEP was, by virtue of its limited partner interest in the Operating Partnerships or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the KM General Partner, to approve certain amendments to the KMEP Partnership Agreement, or to take other action pursuant to the KMEP Partnership Agreement constituted "participation in the control" of KMEP's business for the purposes of the statues of any relevant jurisdiction, then the limited partners could be held personally liable for KMEP's obligations under the law of such jurisdiction to the same extent as the KM General Partner. KMEP will operate in such manner as the KM General Partner deems reasonable and necessary or appropriate to preserve the limited liability of holders of KMEP Common Units.

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BOOKS AND REPORTS

    The KM General Partner is required to keep appropriate books of the business at the principal offices of KMEP. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of KMEP is the calendar year.

    As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the KM General Partner will furnish each record holder of a KMEP Common Unit (as of a record date selected by the KM General Partner) with an annual report containing audited financial statements of KMEP for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each calendar quarter (except the fourth quarter), the KM General Partner will furnish each record holder of KMEP Common Units upon request a report containing unaudited financial statements of KMEP and such other information as may be required by law.

    The KM General Partner will use all reasonable efforts to furnish each record holder of a KMEP Common Unit information reasonably required for tax reporting purposes within 90 days after the close of each taxable year. Such information is expected to be furnished in a summary form so that certain complex calculations normally required of partners can be avoided. The KM General Partner's ability to furnish such summary information to holders of KMEP Common Units will depend on the cooperation of such holders of KMEP Common Units in supplying certain information to the KM General Partner. Every holder of a KMEP Common Unit (without regard to whether such holder supplies such information to the KM General Partner) will receive information to assist in determining such holder's federal and state tax liability and filing such holder's federal and state income tax returns.

RIGHT TO INSPECT KMEP PARTNERSHIP BOOKS AND RECORDS

    The KMEP Partnership Agreement provides that a limited partner can, for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at such partner's own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of KMEP's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the KMEP Partnership Agreement, the certificate of limited partnership of KMEP, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of KMEP's business and financial condition and
(vi) such other information regarding the affairs of KMEP as is just and reasonable. The KM General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the KM General Partner believes in good faith is not in the best interests of KMEP or which KMEP is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

    KMEP will continue until December 31, 2082, unless sooner terminated pursuant to the KMEP Partnership Agreement. KMEP will be dissolved upon (i) the election of the KM General Partner to dissolve KMEP, if approved by a majority of the KMEP Common Units, (ii) the sale of all or substantially all of the assets and properties of KMEP and its operating partnerships, (iii) the bankruptcy or dissolution of the KM General Partner or (iv) the withdrawal or removal of the KM General Partner or any other event that results in its ceasing to be the KM General Partner (other than by reason of a transfer in accordance with the KMEP Partnership Agreement or withdrawal or removal following approval of a successor), provided that KMEP will not be dissolved upon an event described in clause (iv) if within 90 days after such event the partners agree in writing to continue the business of KMEP and to the appointment, effective as of the date of such event, of a successor general partner. Upon a dissolution pursuant to clause (iii) or (iv), at least a majority of the KMEP Common Units may also elect, within

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
certain time limitations, to reconstitute KMEP and continue its business on the same terms and conditions set forth in the KMEP Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the KMEP Partnership Agreement and having as a general partner an entity approved by at least a majority of the KMEP Common Units, subject to receipt by KMEP of an opinion of counsel that the exercise of such right will not result in the loss of the limited liability of holders of KMEP Common Units or cause KMEP or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

REGISTRATION RIGHTS

    Pursuant to the terms of the KMEP Partnership Agreement and subject to certain limitations described therein, KMEP has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any KMEP Common Units (or other securities of KMEP) proposed to be sold by the KM General Partner (or its affiliates) if an exemption from such registration requirements is not otherwise available for such proposed transaction. KMEP is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

CASH DISTRIBUTION POLICY

    GENERAL. A principal objective of KMEP is to generate cash from KMEP operations and to distribute Available Cash to its partners in the manner described herein. "Available Cash" generally means, with respect to any calendar quarter, the sum of all of the cash received by KMEP from all sources, less all of its cash disbursements and net additions to reserves. For purposes of cash distributions to holders of KMEP Common Units, the term Available Cash excludes the amount paid to the SF General Partner in respect of its Special LP Interest in the SF Operating Partnership, which amount will equal 0.5% of the total cash distributions made each quarter by the SF Operating Partnership to its partners.

    The KM General Partner's decisions regarding amounts to be placed in or released from reserves may have a direct impact on the amount of Available Cash. This is because increases and decreases in reserves are taken into account in computing Available Cash. The KM General Partner may, in its reasonable discretion (subject to certain limits), determine the amounts to be placed in or released from reserves each quarter.

    Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to holders of KMEP Common Units relative to the KM General Partner. See "--Quarterly Distributions of Available Cash-- Distributions of Cash from Operations" and "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions."

    "Cash from Operations" generally refers to the cash balance of KMEP on the date KMEP commenced operations, plus all cash generated by the operations of KMEP's business, after deducting related cash expenditures, reserves, debt service and certain other items.

    "Cash from Interim Capital Transactions" will generally be generated only by borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

    To avoid the difficulty of trying to determine whether Available Cash distributed by KMEP is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by KMEP from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date KMEP commenced operations through the end of the calendar quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly.

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
    If Cash from Interim Capital Transactions is distributed in respect of each KMEP Common Unit in an aggregate amount per KMEP Common Unit equal to $11.00 per KMEP Common Unit, (the initial public offering price of the KMEP Common Units adjusted to give effect to the 2-for-1 split of KMEP Common Units effective October 1, 1997) (the "Initial KMEP Common Unit Price"), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of Available Cash will be treated as Cash from Operations. The KM General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions distributed.

    The discussion below indicates the percentages of cash distributions required to be made to the KM General Partner and the holders of KMEP Common Units. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations.

    QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH. KMEP will make distributions to its partners with respect to each calendar quarter prior to liquidation in an amount equal to 100% of its Available Cash for such quarter.

    DISTRIBUTIONS OF CASH FROM OPERATIONS. Distributions by KMEP of Available Cash constituting Cash from Operations with respect to any quarter will be made in the following manner:

        FIRST, 98% to the holders of KMEP Common Units pro rata and 2% to the KM General Partner until the holders of KMEP Common Units have received a total of $0.3025 per KMEP Common Unit for such quarter in respect of each KMEP Common Unit (the "First Target Distribution"); and

        SECOND, 85% of any such Available Cash then remaining to the holders of KMEP Common Units pro rata and 15% to the KM General Partner until the holders of KMEP Common Units have received a total of $0.3575 per KMEP Common Unit for such quarter in respect of each KMEP Common Unit (the "Second Target Distribution");

        THIRD, 75% of any such Available Cash then remaining to all holders of KMEP Common Units pro rata and 25% to the KM General Partner until the holders of KMEP Common Units have received a total of $0.4675 per KMEP Common Unit for such quarter in respect of each KMEP Common Unit (the "Third Target Distribution"); and

        FOURTH, 50% of any such Available Cash then remaining to all holders of KMEP Common Units pro rata and 50% to the KM General Partner.

    In addition, if the First, Second and Third Target Distribution levels are reduced to zero, as described below under "--Quarterly Distributions of Available Cash--Adjustment of Target Distribution Levels," all remaining Available Cash will be distributed as Cash from Operations, 50% to the holders of KMEP Common Units pro rata and 50% to the KM General Partner. These provisions are inapplicable upon the dissolution and liquidation of KMEP.

    DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Distributions on any date by KMEP of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 98% to all holders of KMEP Common Units pro rata and 2% to the KM General Partner until KMEP shall have distributed in respect of each KMEP Common Unit Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount per KMEP Common Unit equal to the Initial KMEP Common Unit Price.

    As Cash from Interim Capital Transaction is distributed, it is treated as if it were a repayment of the initial public offering price. To reflect such repayment, the First, Second and Third Target Distribution levels will be adjusted downward by multiplying each amount by a fraction, the numerator of which is the Unrecovered Initial KMEP Common Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial KMEP Common Unit Price, immediately prior to giving

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
effect to such repayment. "Unrecovered Initial KMEP Common Unit Price" includes the amount by which the Initial KMEP Common Unit Price exceeds the aggregate distribution of Cash from Interim Capital Transactions per KMEP Common Unit.

    When "Payback of Initial KMEP Common Unit Price" is achieved, I.E., when the Unrecovered Initial KMEP Common Unit Price is zero, then in effect the First, Second and Third Target Distribution levels each will have been reduced to zero. Thereafter all distributions of Available Cash from all sources will be treated as if they were Cash from Operations and Available Cash will be distributed 50% to all holders of KMEP Common Units pro rata and 50% to the KM General Partner.

    ADJUSTMENT OF TARGET DISTRIBUTION LEVELS. The First, Second and Third Target Distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of KMEP Common Units (whether effected by a distribution payable in KMEP Common Units or otherwise) but not by reason of the issuance of additional KMEP Common Units for cash or property. For example, in connection with KMEP's two-for-one split of the KMEP Common Units on October 1, 1997, the First, Second and third Target Distribution levels were each reduced to 50% of its initial level. See "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations."

    In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the First, Second and Third Target Distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial KMEP Common Unit Price immediately after giving effect to such distribution and the denominator of which is the Unrecovered Initial KMEP Common Unit Price immediately prior to such distribution. For example, assuming the Unrecovered Initial KMEP Common Unit Price is $11.00 per KMEP Common Unit and if Cash from Interim Capital Transactions of $5.50 per KMEP Common Unit is distributed to holders of KMEP Common Units (assuming no prior adjustments), then the amount of the First, Second and Third Target Distribution levels would each be reduced to 50% of its initial level. If and when the Unrecovered Initial KMEP Common Unit Price is zero, the First, Second and Third Target Distribution levels each will have been reduced to zero, and the KM General Partner's share of distributions of Available Cash will increase, in general, to 50% of all distributions of Available Cash.

    The First, Second and Third Target Distribution levels may also be adjusted if legislation is enacted which causes KMEP to become taxable as a corporation or otherwise subjects KMEP to taxation as an entity for federal income tax purposes. In such event, the First, Second, and Third Target Distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the First, Second and Third Target Distribution levels multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which KMEP is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which KMEP is subject as an entity for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming KMEP was not previously subject to state and local income tax, if KMEP were to become taxable as an entity for federal income tax purposes and KMEP became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then each of the Target Distribution levels, would be reduced to 62% of the amount thereof immediately prior to such adjustment.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    Upon dissolution of KMEP, unless KMEP is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of KMEP (the "Liquidator") will, acting with all of the powers of the KM General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate KMEP's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of all creditors of KMEP and the creation of a reserve for contingent liabilities and

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
(ii) then to all partners in accordance with the positive balances in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of KMEP's assets for a reasonable period of time and/or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

    Generally, any gain will be allocated between the holders of KMEP Common Units and the KM General Partner in a manner that approximates their sharing ratios in the various Target Distribution levels. Holders of KMEP Common Units and the KM General Partner will share in the remainder of KMEP's assets in proportion to their respective capital account balances in KMEP.

    Any loss or unrealized loss will be allocated to the KM General Partner and the holders of KMEP Common Units: FIRST, in proportion to the positive balances in such partners' capital accounts until all such balances are reduced to zero; and THEREAFTER, to the KM General Partner.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


GENERAL



    In the opinion of Morrison & Hecker, except as to such matters as to which such discussion states that Morrison & Hecker is unable to opine and except as to such discussion as to which Mayer, Brown & Platt is rendering its opinion, with respect to which Morrison & Hecker does not express an opinion, the following discussion accurately describes the material federal income tax consequences of the Transaction and the ownership and disposition of KMEP Common Units. In the opinion of Mayer, Brown & Platt, the discussion in the third paragraph under "--Legal Opinions and Advice" and the discussion under "--Tax Consequences of the Exchange and Distributions" accurately describes the material federal income tax consequences of the Transaction to Santa Fe and the holders of Santa Fe Common Units. There can be no assurance that the IRS will take a similar view of such consequences. Moreover, no party to the Transaction has or will request a ruling from the IRS as to the tax treatment of the Transaction, or as to any other matter addressed in this discussion. Moreover, the IRS has announced that it will not grant rulings regarding the federal income tax treatment of transfers to certain classes of partnerships in which KMEP would be included.



    The following discussion is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, including modifications made by the Taxpayer Relief Act of 1997 (the "1997 Act"), all as in effect on the date hereof, the facts set forth in the Joint Proxy Statement/Prospectus and related documents and factual representations made by the KM General Partner and the SF General Partner. Such discussion is also based on the assumptions that the Transaction and the operation of KMEP and the Operating Partnerships, will be in accordance with this Joint Proxy Statement/Prospectus and the relevant partnership agreements. Such discussion is subject both to the accuracy of such facts and assumptions and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to change, possibly retroactively. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below, and any such change may be retroactively applied in a manner that could adversely affect a holder of KMEP Common Units or Santa Fe Common Units.



    The discussion below is directed primarily to the typical holder of KMEP Common Units or Santa Fe Common Units who is an individual and a United States citizen or resident (as determined for federal income tax purposes). Except as specifically noted, the discussion does not address all of the federal income tax consequences that may be relevant (i) to a holder in light of such holder's particular circumstances, (ii) to a holder that is a partnership, corporation, trust or estate or (iii) to holders subject to special rules, such as certain financial institutions, tax-exempt entities, foreign corporations, non-resident alien individuals, insurance companies, dealers in securities, or traders in securities who elect to mark to market and persons holding the KMEP Common Units or Santa Fe Common Units as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with KMEP Common Units and Santa Fe Common Units held as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, each holder of KMEP Common Units or Santa Fe Common Units is strongly urged to consult a tax advisor, prior to executing and delivering a proxy, with specific reference to the effect of such holder's particular facts and circumstances on the matters discussed herein.


    The federal income tax consequences of the Transaction and the federal income tax treatment of holders of KMEP Common Units depend in some instances on determinations of fact and interpretations of complex provisions of federal income tax laws for which no clear precedent or authority may be available. The KM General Partner, in determining KMEP's taxable income, allocations, basis adjustments and asset valuations, must make determinations in its capacity as the general partner of KMEP that could affect the holders of KMEP Common Units. Where appropriate, the KM General Partner will act upon the advice of legal counsel or other professional tax advisors in making such interpretations and determinations.


    If the Transaction is consummated, KMEP will be the continuing entity for state law purposes. The KM General Partner will also treat KMEP as the continuing entity for federal income tax purposes. See "--Tax Consequences of the Transaction--Surviving Partnership for Tax Purposes." Any reference to KMEP below is to the continuing publicly traded entity, KMEP, and, where the context requires, the Operating Partnerships after the Transaction.


    For purposes of this discussion, the term "Exchange" will refer to the transfer of substantially all of the limited partner interest in the SF Operating Partnership (the "SF Operating Partnership LP Interest") by Santa Fe to KMEP (which will then contribute such interest to OLP-D) in exchange for the right to receive 1.39 KMEP Common Units for each outstanding Santa Fe Common Unit (which will result in the issuance to the public holders of Santa Fe Common Units of an aggregate of approximately 15.3 million KMEP Common Units and the issuance to the SF General Partner of an aggregate of approximately 11.3 million KMEP Common Units), and the term "Distributions" will refer to the Liquidation Distributions and the Fractional Unit Payments.


LEGAL OPINIONS AND ADVICE



    Morrison & Hecker has rendered its opinion to KMEP to the effect that:



        (a) KMEP and the Operating Partnerships are and will continue to be classified as partnerships for federal income tax purposes and will not be classified as associations taxable as corporations, assuming that the factual representations set forth in "--General Features of Partnership Taxation-- Partnership Status" are adhered to by such partnerships.


        (b) A KMEP Common Unit holder who continues to hold such KMEP Common Units will not realize any gain or loss because of the Transaction, including the contribution of the SF Operating Partnership LP Interest to KMEP in exchange for the right to receive KMEP Common Units and the Distribution of KMEP Common Units to holders of Santa Fe Common Units.


        (c) Each person who (i) acquires beneficial ownership of KMEP Common Units pursuant to the Transaction and who has executed and delivered a Letter of Transmittal and either has been admitted or is pending admission to KMEP as an additional limited partner or (ii) acquired beneficial ownership of KMEP Common Units pursuant to the Transaction and whose KMEP Common Units are held by a nominee (so long as such person has the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of such KMEP Common Units) will be treated as a partner of KMEP for federal income tax purposes.

    The following are material federal income tax issues associated with the ownership of KMEP Common Units and the operation of KMEP with respect to which Morrison & Hecker is unable to opine:



         1. Because counsel is not a valuation expert and does not opine on valuation issues, whether the appraised valuations of assets and allocation of such amounts (the "Book-Tax Disparity") between and among tangible assets and intangible assets (and the resulting net Curative Allocations) will be sustained if challenged by the IRS. See "Tax Consequences of Holding KMEP Common Units-- Capital Accounts, Valuation of Assets and Curative Allocations under Section 704(c)" and "--Fungibility Issues Arising From Intangibles."



         2. Because of the lack of applicable legal authority, whether certain procedures utilized by KMEP in administering the Section 754 election and the resulting Section 743(b) adjustments to any KMEP Common Unit holder's basis in their KMEP Common Units will be sustained if challenged by the IRS. See "--Tax Treatment of Operations--Section 754 Election."



    Mayer, Brown & Platt has rendered its opinion to Santa Fe to the effect that: (i) subject to the uncertainty involving the treatment of the Fractional Unit Payments as described under "--Tax Consequences of the Exchange and Distribution--Disguised Sale Rules," Santa Fe will not recognize gain or loss as a result of the transfer of limited partner interests in the SF Operating Partnership to KMEP in exchange for rights to receive KMEP Common Units or as a result of such KMEP Common Units being distributed to, and received by, Santa Fe Common Unit holders; (ii) subject to the uncertainty involving the treatment of the Fractional Unit Payments, Santa Fe Common Unit holders will not recognize any gain or loss (A) on the transfer of limited partner interests in the SF Operating Partnership by Santa Fe to KMEP in exchange for rights to receive KMEP Common Units, (B) upon the receipt of the right to receive KMEP Common Units pursuant to the liquidation of Santa Fe or the receipt of such KMEP Common Units, (C) upon the receipt of a Fractional Unit Payment from KMEP, except to the extent that the Fractional Unit Payment received by any such holder exceeds such holder's tax basis in KMEP Common Units, or (D) otherwise as a result of the Transaction; (iii) the tax basis of the KMEP Common Units received by a Santa Fe Common Unit holder will be equal to the adjusted tax basis of such holder's Santa Fe Common Units, reduced, but not below zero, by the amount of the Fractional Unit Payment received, if any; and (iv) based upon a representation of the SF General Partner that there has not been a constructive termination of Santa Fe for federal income tax purposes since 1988, the holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders will be deemed to have commenced no later than January 1, 1989, except to the extent the value of the SF Operating Partnership is attributable to Section 751 assets other than depreciation recapture (e.g. unrealized receivables, inventory items and capital improvements not held by the SF Operating Partnership for more than 12 months), in which case the holding period of the KMEP Common Units received by a Santa Fe Common Unit holder attributable to such Section 751 assets will begin on the day following the date of the Transaction. The SF General Partner believes that an insignificant portion of the value of the SF Operating Partnership is attributable to such items. See "--Tax Consequences of the Exchange and Distributions."



    A more detailed discussion of these items is contained in the applicable sections below.



    The opinions of Morrison & Hecker and Mayer, Brown & Platt are based on certain representations of KMEP, the KM General Partner, Santa Fe and the SF General Partner. The opinions of Morrison & Hecker are based upon the opinion of Mayer, Brown & Platt regarding the classification of Santa Fe and the SF Operating Partnership as partnerships and the opinions of Mayer, Brown & Platt are based upon the opinion of Morrison & Hecker regarding the classification of KMEP as a partnership. In addition, such opinions are based upon existing provisions of the Code and the Regulations, existing administrative rulings and procedures of the IRS and existing court decisions. There can be no assurances that any of such authorities will not be changed in the future, which change could be retroactively applied. Such opinions represent only Morrison & Hecker's and Mayer, Brown & Platt's best legal judgments as to the particular issues and are not binding on the IRS or the courts. Consummation of the Transaction is conditioned upon receipt of a confirmation of these and certain other opinions as of the Closing Date. The Purchase Agreement provides that this condition to Closing may be waived by the parties. No such waiver is anticipated. However, if this condition were to be waived, KMEP and Santa Fe would recirculate this Joint Proxy Statement/Prospectus, appropriately revised to disclose the waiver of this condition and any other relevant facts, including risks to investors, and resolicit proxies from Santa Fe Common Unit holders and KMEP Common Unit holders.


SURVIVING PARTNERSHIP FOR TAX PURPOSES


    KMEP AS SURVIVOR. KMEP will be the surviving partnership for state law purposes. There is no direct precedent which specifically addresses a factual situation such as the Transaction to provide guidance as to whether KMEP or Santa Fe should be treated as the surviving partnership for tax purposes. It is possible that the IRS could view the Transaction as a merger of KMEP and Santa Fe. For federal income tax purposes, the surviving partnership in a merger is the partnership whose members own 50 percent or more of both the capital and profits of the resulting partnership. The KM General Partner has prepared projections of profit allocations based on the KMEP Partnership Agreement and current expected operations that indicate neither the former Santa Fe Common Unit holders nor the pre-Transaction KMEP Common Unit holders will have more than 50% of both the capital and profits of KMEP after the Transaction. Therefore, the KM General Partner intends to treat KMEP as the surviving partnership for tax purposes. The KM General Partner believes this is appropriate because: (a) KMEP is the continuing partnership for state law purposes; (b) there is no merger in form or substance; and (c) if the Transaction were treated, in substance, as a merger, the former Santa Fe Common Unit holders will not own more than 50% of the profits interest of the resulting KMEP. However, if the Transaction were treated as a merger for federal income tax purposes and the former Santa Fe Common Unit holders were deemed to have acquired more than 50% of the capital and profits of KMEP, Santa Fe would be deemed to have survived for federal income tax purposes, notwithstanding the fact that KMEP is the surviving partnership for state law purposes.



    The determination of which partnership is deemed to survive the Transaction is relevant to a number of issues. Assuming that KMEP is the surviving partnership, the pre-Transaction KMEP Common Unit holders who continue to hold KMEP Common Units will not be deemed to have participated in an exchange as a result of the Transaction. If, however, Santa Fe were the surviving partnership, the holding period of the KMEP Common Units held by former Santa Fe Common Unit holders would include the holding period of their Santa Fe Common Units. Also, pre-Transaction holders of KMEP Common Units would have a new holding period for the portion of their KMEP Common Units attributable to assets that did not constitute either capital assets or Section 1231 assets (generally depreciable assets and real property used in a business with a holding period of more than 12 months). The KM General Partner does not believe that this bifurcation of holding period with respect to the pre-Transaction KMEP Common Unit holders would be material.



    The surviving partnership's elections, fiscal year, depreciable lives for its assets and Curative Allocation periods will continue until any future constructive termination resulting from a sale or exchange of more than 50% of the capital and profits of such partnership. Since both KMEP and Santa Fe have adopted similar elections, fiscal years, depreciable lives and tax allocation methodologies, if Santa Fe were deemed to be the surviving partnership for federal income tax purposes, the KM General Partner does not believe there would be a material adverse impact to a pre-Transaction KMEP Common Unit holder. However, in such case, a pre-Transaction KMEP Common Unit holder would have a bifurcation of holding period as previously discussed.



    ADMINISTRATIVE MATTERS FOLLOWING THE TRANSACTION. KMEP (as the continuing partnership for state law purposes) will use its employer identification number, tax shelter registration number and accounting elections following the Transaction. The provisions of the Code dealing with employer identification numbers, tax shelter registration numbers and accounting elections are contained in sections of the Code


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
other than those dealing with the formation and operation of partnerships. It would appear, therefore, that the identification numbers and accounting elections of the continuing entity for state law purposes should be used by the partnership that continues for tax purposes. Based on this analysis, KMEP will continue to use KMEP's employer identification number, tax shelter registration number and accounting elections. Holders of KMEP Common Units are advised that there is no direct authority on this point and, accordingly, if Santa Fe were deemed to be the surviving partnership for federal income tax purposes, the IRS may seek to impose penalties on KMEP for failure to use correct employer identification numbers and on both KMEP and the KMEP Common Unit holders for the use of an incorrect tax shelter registration number. Also, KMEP may use methods of accounting that the IRS may assert to have been improperly elected.

    The following discussion assumes that KMEP, and not Santa Fe, will be the surviving partnership for federal income tax purposes.


TAX CONSEQUENCES OF THE EXCHANGE AND DISTRIBUTION



    GENERAL. The federal income tax consequences described herein are dependent upon both KMEP and Santa Fe being classified as partnerships for federal income tax purposes. While Morrison & Hecker has opined that KMEP is classified as a partnership for federal income tax purposes and Mayer, Brown & Platt has opined that Santa Fe is classified as a partnership for federal income tax purposes, no rulings have been requested from the IRS, and no assurance can be given that the IRS will not successfully assert that either KMEP or Santa Fe is not properly classified as a partnership for federal income tax purposes.



    In addition, such opinions are based upon representations of the KM General Partner and the SF General Partner, respectively, with respect to the nature of the income of KMEP and Santa Fe, which is relevant to a determination of whether their income qualifies for the Natural Resource Exception pursuant to Section 7704 of the Code. See "--General Features of Partnership Taxation--Partnership Status." If either KMEP or Santa Fe failed to qualify for the Natural Resource Exception, it would be taxable as a corporation since it is publicly traded. The treatment of various types of income is not clear in all respects; thus no assurances can be given that the IRS will not take the position that KMEP or Santa Fe fails to qualify for the Natural Resource Exception, or that a court would not sustain such determination.


    If KMEP were treated as a corporation for federal income tax purposes, and Santa Fe were treated as a partnership, the Transaction would be taxable to Santa Fe and the Santa Fe Common Unit holders with the resulting gain increasing the basis of the Santa Fe Common Units and the KMEP Common Units received by such holders. If Santa Fe were treated as a corporation for federal income tax purposes, the Transaction would be taxable to Santa Fe and the liquidation of Santa Fe would result in the receipt of KMEP Common Units by Santa Fe Common Unit holders in a taxable exchange. As a consequence of either result, Santa Fe and the Santa Fe Common Unit holders would have material federal income tax liabilities, which would exceed cash distributions from Santa Fe and KMEP.

    The following discussion assumes that both KMEP and Santa Fe are properly treated as partnerships for federal income tax purposes and not otherwise taxable as corporations.


    PARTNERSHIP CONTRIBUTIONS AND DISTRIBUTIONS. Section 721 of the Code provides that, as a general rule, no gain or loss is recognized by a partnership or by any of its partners upon a contribution of property to a partnership in exchange for an interest in the partnership. In addition, Section 731 of the Code provides that, as a general rule, neither a partnership nor a partner recognizes gain or loss on the distribution by the partnership of property, other than money, to a partner. However, the tax free treatment under Section 721 of the Code does not apply to a contribution of property to a partnership that is classified as an "investment company" under the Code, to a contribution of property that is treated as a "disguised sale" of the contributed property under the Code, or to the extent that the contributing partners receive consideration other than an interest in the partnership. Further, depending upon the circumstances, a


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

partner's deemed relief from liabilities, either in connection with a contribution to a partnership or a distribution from a partnership or a repayment of part or all of such liabilities, could cause the partner to recognize taxable gain on a contribution or distribution that would otherwise qualify for tax free treatment under Section 721 or Section 731 of the Code. Tax free treatment under Section 731 of the Code also does not apply to the extent that any money (which, for this purpose, includes certain marketable securities) distributed by the partnership exceeds the adjusted tax basis of the partner's interest in the partnership immediately before the distribution. It should also be noted that the IRS has announced that it will not grant rulings regarding the federal income tax treatment of transfers of assets to certain classes of partnerships in which KMEP would be included.



    INVESTMENT COMPANY RULES. If KMEP is considered an "investment company", as defined in the Code and Treasury Regulations, the Exchange will not be tax free under Section 721 of the Code. The Treasury Regulations and the Code provide that a transfer will be treated as having been made to an investment company if the transfer results in a diversification of the interests of the transferor, and the transferee is (a) a regulated investment company ("RIC"), (b) a real estate investment trust ("REIT"), or (c) a partnership more than 80% of the value of whose assets are held for investment and are stock or securities (including for this purpose, money, options, forward contracts, derivatives and certain other assets, but excluding for this purpose, interests in partnerships that are not publicly traded partnerships) or interests in RICs or REITs. Although the transfer by Santa Fe to KMEP will result in the diversification of the interests of Santa Fe and the Santa Fe Common Unit holders, KMEP is not a REIT or a RIC, and, based upon certain representations of the KM General Partner, no significant portion of its assets or the assets of the Operating Partnerships is comprised of stocks or securities (as defined above) or interests in RICs or REITs. Consequently, KMEP will not be considered an investment company at the time of the exchange.


    DISGUISED SALE RULES. The Exchange also would not be tax free to Santa Fe and the Santa Fe Common Unit holders to the extent that it is treated as a "disguised sale" of the property under the Code or Treasury Regulations. The Code and the Treasury Regulations thereunder (the "Disguised Sale Rules") generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption by the partnership of a liability of the partner or taking of property by the partnership subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Except for the possible treatment of the Fractional Unit Payment discussed below, there is no cash or other property being received by Santa Fe and Santa Fe is not being relieved of any liabilities.


    There is a possibility that the IRS may seek to ignore the form of the Transaction and take the position that the Santa Fe Common Unit holders' receipt of the Fractional Unit Payments from KMEP in partial exchange for their Santa Fe Common Units should be treated under the Disguised Sale Rules as a payment of money by KMEP to Santa Fe in exchange for a portion of the limited partner interest in the SF Operating Partnership, followed by a distribution of the Fractional Unit Payment to Santa Fe Common Unit holders receiving such cash. If the IRS were to take this position and prevail, Santa Fe would recognize gain to the extent that the total amount of the Fractional Unit Payments exceeds Santa Fe's adjusted tax basis in the portion of the SF Operating Partnership limited partner interests considered to be sold to KMEP under the Disguised Sale Rules. The taxable gain would be allocated ratably to Santa Fe Common Unit holders, and a Santa Fe Common Unit holder could be allocated a share of such gain, even though such holder will not receive a Fractional Unit Payment.



    Although there is no definitive authority on this point, it is more likely than not that the form of the Transaction will be respected and that the Fractional Unit Payment will be treated as a cash distribution from KMEP to the Santa Fe Common Unit holders, rather than as a payment to Santa Fe as part of a disguised sale. Even if the IRS recharacterized the Fractional Unit Payments as payment received in a disguised sale, the SF General Partner believes that the gain that would be recognized by any Santa Fe Common Unit holder would not be significant.


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

    RELIEF FROM LIABILITIES/DEEMED CASH DISTRIBUTION. Under the applicable provisions of the Code (See "--Tax Consequences of KMEP Common Unit Ownership--Basis of KMEP Common Units"), a partner includes in the tax basis for such partner's partnership interest the share of the partnership's liabilities, determined in accordance with the Treasury Regulations under Section 752 of the Code. The partner also includes in the tax basis for such partnership interest any capital contributions that such partner actually made to the partnership and such partner's allocable share of all partnership income and gains, less the amount of all distributions that such partner receives from the partnership and such partner's allocable share of all partnership losses. For purposes of these rules, if a partner's share of the partnership liabilities is reduced for any reason, the partner is deemed to have received a cash distribution equal to the amount of such reduction. The partner will recognize gain as a result of this deemed cash distribution if, and to the extent that, the deemed cash distribution exceeds its adjusted tax basis for its partnership interest. Upon the Exchange, Santa Fe will not be relieved of liabilities in excess of its tax basis in the limited partner interests in the SF Operating Partnership such that gain would be recognized on the Exchange. Upon the Liquidation Distribution, no Santa Fe Common Unit holder will be relieved of any liabilities such that gain would be recognized because there are no liabilities currently allocated to the Santa Fe Common Unit holders.



    DISTRIBUTION OF MONEY FROM PARTNERSHIPS--THE DISTRIBUTIONS. Under Section 731 of the Code, a partner will recognize gain as a result of a distribution from a partnership if the partnership distributes money and the amount of money received by the partner exceeds such partner's adjusted tax basis in the partnership interest prior to the distribution. The amount of gain is limited to this excess. Generally, for purposes of Section 731, a distribution of readily marketable securities is treated as a distribution of cash.



    Because the KMEP Common Units are tradeable, the Liquidation Distribution would be considered a distribution of cash under this general rule. However, a regulatory exception provides that a distribution of marketable securities will not be treated as a distribution of cash if (i) such securities are acquired by the partnership in a non-recognition transaction, (ii) the value of any marketable securities transferred to KMEP in such transaction is less than 20% of the value of all assets transferred to KMEP and (iii) the partnership distributes the securities within five years. Because (i) as discussed above, the Exchange will constitute a non-recognition transaction under Section 721(a) of the Code, (ii) the SF Operating Partnership limited partner interests transferred to KMEP in the Exchange are not readily marketable and (iii) Santa Fe will immediately distribute the rights to KMEP Common Units pursuant to the Liquidation Distributions, the Liquidation Distribution will not be treated as a distribution of cash to a Santa Fe Common Unit holder.



    As discussed above, it is more likely than not that the Fractional Unit Payments will be treated as a cash payment by KMEP to the Santa Fe Common Unit holders at the time they become KMEP Common Unit holders pursuant to the Transaction. Under Section 731 of the Code, a Santa Fe Common Unit holder will recognize gain if, and only to the extent that, any Fractional Unit Payment made to such holder exceeds the sum of such holder's tax basis in the newly acquired KMEP Common Units (determined as described below) plus such holder's tax basis in KMEP Common Units held prior to the Transaction, if any. However, see "--Disguised Sale Rules" regarding possible alternative tax treatment of the Fractional Unit Payments.



    BASIS AND HOLDING PERIOD OF KMEP COMMON UNITS. Under Section 732(b) of the Code, the tax basis of the KMEP Common Units received by a Santa Fe Common Unit holder will be equal to the adjusted tax basis of such holder's Santa Fe Common Units, which basis will be added to the basis of any KMEP Common Units held by such holder. See "Disposition of KMEP Common Units--Recognition of Gain or Loss." This basis will be immediately reduced, but not below zero, by the amount of the Fractional Unit Payment received, if any.



    Under Section 735(b) of the Code, the holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders will include Santa Fe's holding period for the SF Operating


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

Partnership limited partner interests which commenced no later than January 1, 1989, except to the extent the value of the partnership interests are attributable to Section 751 assets other than depreciation recapture (E.G., unrealized receivables, inventory items and capital improvements not held by the SF Operating Partnership for more than 12 months). The holding period of the KMEP Common Units received by a Santa Fe Common Unit holder attributable to such
Section 751 assets of the SF Operating Partnership will begin on the day following the date of the Transaction. The SF General Partner believes that an insignificant portion of the value of the KMEP Common Units will be attributable to such items.



    In addition, if there has been a constructive termination of Santa Fe pursuant to Section 708(b)(1)(B) of the Code, the holding period of the SF Operating Partnership limited partner interests, and consequently the holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders, will begin on the day following such constructive termination to the extent the value of the partnership interest in the SF Operating Partnership on the date of such constructive termination was attributable to assets that did not constitute either capital assets or Section 1231 assets (generally depreciable assets and real property used in a business with a holding period of more than 12 months) at such time. The SF General Partner believes that approximately 12% of the value of the assets of the SF Operating Partnership are attributable to such items. Under Section 708(b)(1)(B) of the Code, there would have been a constructive termination when 50% or more of the total interests in Santa Fe's capital and profits were transferred within any consecutive 12 month period. The SF General Partner believes that there has not been a tax termination of Santa Fe since its initial public offering in 1988--a belief that is strengthened by the fact that it holds nearly approximately 42.6% of the outstanding Santa Fe Common Units. Because Santa Fe Common Units could be held in street names, it is possible, although highly unlikely, that 50% or more of the Santa Fe Common Units could have been sold or exchanged within a consecutive 12 month period without the knowledge of the SF General Partner.


    As a result of the Transaction, the taxable year of Santa Fe will close on the Closing Date and each Santa Fe Common Unit holder will be allocated a ratable share of the income of Santa Fe for the short taxable year at this time. Because both Santa Fe and KMEP are on a calendar tax year, Santa Fe Common Unit holders who are on a calendar tax year will not have a "bunching" of income. However, Santa Fe Common Unit holders with a fiscal tax year may realize a bunching of income (I.E., more than 12 months of partnership income realized in a partner's single tax year) as a result of the liquidation of Santa Fe.


    KMEP may be required to withhold and pay to the IRS a portion of the Fractional Unit Payment that would otherwise be paid to a non-U.S. citizen (or resident) (as determined for federal income tax purposes), or a foreign entity, who is a Santa Fe Common Unit holder. In the event of over withholding, such Santa Fe Common Unit holder would be required to file a United States tax return or other application in order to obtain a refund of the overwithheld amount.



TAX CONSEQUENCES OF THE TRANSACTION TO KMEP AND KMEP COMMON UNIT HOLDERS



    GENERAL. The federal income tax consequences described herein are dependent upon KMEP being classified as a partnership for federal income tax purposes. See "--General Features of Partnership Taxation--Partnership Status." Section 721(a) of the Code provides that, as a general rule, no gain or loss is recognized by a partnership or by any of its partners upon a contribution of property to a partnership in exchange for an interest in the partnership. Pursuant to the Purchase Agreement, Santa Fe will contribute its SF Operating Partnership LP Interest to KMEP in exchange for KMEP Common Units. See "--Tax Consequences of the Exchange and Distribution--Partnership Contributions and Distributions."


    INVESTMENT COMPANY RULES. The 1997 Act significantly expanded the definition of an investment company for purposes of determining whether gain or loss is recognized upon a transfer of property to such an entity. These provisions are also applicable to certain transfers of property to partnerships. If a partnership would fall within the definition of an investment company and a transfer of property is made to

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

it, the transferring partnership may recognize gain, but not loss, on such transfer. See "--Tax Consequences of the Exchange and Distributions--Investment Company Rules." If the Transaction were recharacterized as a merger, the holders of the pre-Transaction KMEP Common Units would be deemed to have contributed the KMEP assets to Santa Fe. Based upon representations of the SF General Partner that no significant portion of its assets is comprised of stock or securities (as defined above) or interests in RICs or REITs, Santa Fe would not be considered an investment company. See "Tax Consequences of the Exchange and Distribution--Investment Company Rules."



    RELIEF FROM LIABILITIES/DEEMED CASH DISTRIBUTION. The pre-Transaction KMEP Common Unit holders' partnership interests will reflect a different percentage of ownership in KMEP after the Transaction than they had before the Transaction, with such percentage of ownership determined by reference to the total number of KMEP Common Units outstanding after the Transaction. A KMEP Common Unit holder's basis in any partnership interest in KMEP includes such holder's share of partnership liabilities under Section 752 of the Code. Under these rules, if a KMEP Common Unit holder's share of liabilities is reduced, the amount of such reduction is treated as a distribution. This amount is treated as a return of basis and, if the amount exceeds the holder's adjusted tax basis, as gain. A KMEP Common Unit holder, as a limited partner, will not have any share of KMEP recourse liabilities before or after the Transaction. The KM General Partner has also represented that KMEP and the KMEP Partnerships have either no, or an insignificant amount of, nonrecourse liabilities that could be allocated to a limited partner under Section 752. Accordingly, there will be no reduction in a KMEP Common Unit holder's share of non-recourse liabilities and it is not anticipated that any pre-Transaction KMEP Common Unit holder would recognize gain as a result of the Transaction.



    REDEMPTION OF SPECIAL LP INTEREST. As part of the Transaction, the SF Operating Partnership will redeem approximately one-half of the Special LP Interest for $5.8 million in cash. This redemption will be treated as a current distribution and will reduce the cash flow otherwise available to holders of KMEP Common Units without any corresponding reduction in the taxable income allocated to such holders of KMEP Common Units or any corresponding Section 734(b) basis adjustment to KMEP assets for the other KMEP Common Unit holders.



    PURCHASE OF SANTA FE GENERAL PARTNER INTEREST. An affiliate of KMEP, OLP-D, will purchase the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash. Pursuant to the Santa Fe and SF Operating Partnership Agreements, a purchaser of a partnership interest receives the benefit of a Section 743(b) basis adjustment in its allocable share of the underlying assets of the SF Operating Partnership pursuant to a Section 754 election previously made by both partnerships. Accordingly, KMEP (and its Common Unit holders) will indirectly, through its ownership in OLP-D, also receive the benefit of the Section 743(b) basis adjustment to the extent that the amount paid for such interest exceeds its allocable share of the SF Operating Partnership's aggregate tax basis for its assets. For a general discussion of the Section 743(b) basis adjustment, see "Tax Treatment of Operations--Section 754 Election."


TAX CONSEQUENCES OF THE TRANSACTION TO BOTH KMEP AND SANTA FE COMMON UNIT
  HOLDERS


    CAPITAL ACCOUNTS, VALUATION OF ASSETS AND CURATIVE ALLOCATIONS UNDER SECTION 704(c). Pursuant to the KMEP Partnership Agreement and as a result of the Transaction, the Capital Accounts of all holders of KMEP Common Units (both pre-Transaction holders of KMEP Common Units and former holders of Santa Fe Common Units) will be booked-up (increased) (the "Book-Up") to reflect the value of assets deemed contributed by them to the post-Transaction KMEP. However, generally, the tax basis of the assets contributed or deemed contributed will not be correspondingly increased, but will carryover from the tax basis of such assets in the hands of Santa Fe and KMEP and their respective operating partnerships. Crediting a partner's capital account with the fair market value of such property creates a disparity between the partner's book capital account and a pure "tax" capital account (a "Book-Tax Disparity"),


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because the tax capital account would reflect only the tax basis rather than the value of KMEP's property. Section 704(c) provides that this "Book-Tax Disparity" may be eliminated by making tax allocations based on book depreciation or book amortization of such revalued property to partners other than those who contributed (or are deemed to have contributed) the property to KMEP. However, the Treasury Regulations provide that a partnership cannot allocate more depreciation or amortization (or loss) than the total amount recognized for tax purposes by such partnership in a particular tax period (the "Ceiling Rule"). Additional allocations will be made pursuant to the KMEP Partnership Agreement to eliminate any remaining Book-Tax Disparity with respect to a partnership asset ("Curative Allocations"). See "--Allocation of KMEP Income, Gain, Loss and Deduction." The Section 704(c) allocation and the Curative Allocations effectively give the pre-Transaction KMEP Common Unit holders or the former
Santa Fe Common Unit holders the benefit of a share of depreciation or amortization attributable to the value of the property deemed contributed by the other group to compensate for the fact that such depreciation or amortization would otherwise be limited by the tax basis of the property and the application of the Ceiling Rule. No Section 704 allocation or Curative Allocations would be available with respect to goodwill which is not amortizable because of the Anti-Churning rules and the Step-in the Shoes rules. See "--Section 197 Intangibles."



    The KM General Partner has obtained independent appraisals of the assets of the SF Operating Partnership, KMEP and the KMEP Operating Partnerships, which indicate that, based upon the current publicly-traded price for KMEP Units, these entities have a value which equals or exceeds such total market capitalization and debt of KMEP following the Transaction. These appraisals indicate that all of the SF Operating Partnership value and the KMEP value is attributable to tangible assets.



    If the IRS were to challenge either or both of the valuations obtained by the KM General Partner and successfully contend that a portion of such value is attributable to intangible assets (or otherwise adjust allocations to and among various classes of depreciable assets) of the SF Operating Partnership or KMEP and the KMEP Operating Partnerships, the Section 704(c) allocations and the Curative Allocations attributable to such assets which were made in favor of the group of non-contributing holders of KMEP Common Units could be reduced or, as to some assets, eliminated. This would, to the extent the Section 704(c) allocations and the Curative Allocations were reduced on a net basis to either the former Santa Fe holders of KMEP Common Units or the pre-Transaction holders of KMEP Common Units, adversely affect (increase) the amount of taxable income allocable to the noncontributing group otherwise receiving the benefit of such allocations. Such a reduction of the Section 704(c) allocations and the Curative Allocations could occur either because value is reallocated to assets with longer depreciable or amortizable lives or because of the application of certain limitations on the amortization of intangibles held prior to August 10, 1993 and self-created intangibles. See "--Section 197 Intangibles". Such a challenge, if made and successful, could have a material adverse effect on the after-tax economic benefit to a KMEP Common Unit holder and depending on the amount ultimately allocated to non-amortizable intangibles or longer lived assets, such adverse effect could be material. It should be noted that there is considerable uncertainty as to the interplay of, and scope of such limitations with respect to, the provisions of the Code dealing with partnerships, the allocation provisions of Section 704(c), including Curative Allocations, and, in particular, the revaluation of Section 197 Intangibles as subsequently discussed. Morrison & Hecker does not render valuation opinions and, accordingly, is unable to opine whether such valuations and the resulting anticipated Section 704(c) allocations and Curative Allocations would be sustained if challenged by the IRS. A prospective KMEP Common Unit holder is encouraged to consult a tax advisor with respect to the potential impact of the
Section 704(c) allocations and the Curative Allocations on such Common Unit holder's interest in KMEP. See "--Distinct Tax Attributes of KMEP Common Units."


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    SECTION 197 INTANGIBLES.  Section 197 provides that a taxpayer may amortize the adjusted basis of an "Amortizable Section 197 Intangible" ratably over a period of 15 years beginning with the month in which the intangible asset was acquired. An "Amortizable Section 197 Intangibles" is defined as a "Section 197 Intangible" acquired after August 10, 1993, which is held in connection with the conduct of a trade or business or an activity described in Section 212. A "Section 197 Intangible" is defined broadly to include goodwill, going concern value, workforce in place, business books and records, operating systems, patents, copyrights, formulas, processes, designs, know how or other similar items, any customer based intangible, any supplier based intangible, any license, permit or other right, any covenant not to compete and any franchise, trademark or tradename.


    Proposed Treasury Regulations under Section 197 set forth rules intended to prevent a taxpayer from converting what would otherwise be a non-amortizable intangible into an Amortizable Section 197 Intangible. These rules are commonly referred to as the "Anti-Churning" rules and the nonrecognition transaction or "Step-in-the-Shoes" rules. Non-amortizable intangibles include intangibles created by the taxpayer (subject to certain exceptions), pre-August 10, 1993 intangibles and intangibles subject to the aforementioned rules.


    As a result of the Transaction, pre-Transaction holders of KMEP Common Units are effectively acquiring an interest in intangibles, if any, held by the SF Operating Partnership and Santa Fe Common Unit holders are acquiring an interest in intangibles, if any, held by KMEP and the KMEP Operating Partnerships in a
Section 721 nonrecognition transaction. Proposed Treasury Regulation Section 1.197-2(g)(2)(vi) provides that a Curative Allocation, attributable to any non-amortizable intangible contributed to KMEP would not be available to the KMEP Common Unit holders who would otherwise receive its benefit. As previously indicated, the KM General Partner anticipates that there will be an insignificant allocation of value, if any, to non-amortizable intangibles as a result of the Transaction. See "--Capital Accounts, Valuation of Assets and Curative Allocations under Section 704(c)." If the IRS were to challenge the independent appraisals obtained by the KM General Partner and successfully assert that a greater portion of the Book-Tax Disparity inherent in the SF Operating Partnership LP Interest is attributable to non-amortizable intangibles, a pre-Transaction KMEP Common Unit holder would be denied the benefit of any Curative Allocation to that extent. Similarly, if the IRS were to challenge the independent appraisals and successfully assert that a portion of the Book-Tax Disparity inherent in the KMEP or the KMEP Operating Partnerships is attributable to non-amortizable intangibles, Santa Fe Common Unit holders would be denied the benefit of any Curative Allocations to that extent. As previously noted, Morrison & Hecker does not render valuation opinions and, accordingly, is unable to opine as to whether the allocation of value in such independent appraisals would be sustained if challenged by the IRS. Such a challenge, if made and successful, could have an adverse effect on the after-tax economic benefit to a KMEP Common Unit holder and depending on the amount ultimately allocated to non-amortizable intangibles or longer lived assets, such adverse effect could be material.



    It is not clear how the previously mentioned rules are applied, if at all, to revalued or "Booked-Up" intangibles that are not contributed (I.E., non-amortizable intangibles, if any, held by KMEP prior to the Transaction) when there is no taxable transaction resulting in a step up in tax basis. It may be contended that neither the Anti-Churning rules nor the Step-in-the-Shoes rules apply to deny Curative Allocations with respect to the Book-Tax Disparity of revalued (but not contributed) intangibles. However, it is likely that the IRS would take the position that the intent of the Section 197 Proposed Treasury Regulations is to deny the benefit of any Curative Allocation attributable to an intangible the tax basis of which is not otherwise amortizable under Section 197, regardless of whether such excess book basis results from contribution or revaluation upon a book-up. This issue would arise only if the appraisals obtained by the KM General Partner were challenged successfully with a resulting allocation to intangibles not otherwise amortizable under Section 197 or pre-Section 197 case law (if Section 197 is otherwise inapplicable). Any such challenge, if successful, could have an adverse impact on the ratio of the taxable income to cash distributions of any holders of KMEP Common Units. See "--Tax Consequences of KMEP Common Unit Ownership--Ratio of Taxable Income to Distributions."


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    Proposed Treasury Regulation Section 1.197-2(h)(5) provides that in determining whether the Anti-Churning rules apply to any increase in partnership basis resulting from a Section 754 election, the determinations of relatedness are made at the partner level and each partner is treated as having owned and used the partner's proportionate share of the partnership's property. Any
Section 743 step-up in basis allocated to intangible assets is treated as a new intangible with a 15 year amortization period commencing on the date of the acquisition of an interest in KMEP. Accordingly, the Anti-Churning rules would not apply to the Section 743 basis step-up attributable to intangibles when a purchaser acquires a KMEP Common Unit by purchase after the Transaction, assuming such KMEP Common Unit holder is not related to the purchaser within the meaning of the related party rules of Section 707 or Section 267.



    DISTINCT TAX ATTRIBUTES OF KMEP COMMON UNITS. Until such time as a KMEP Common Unit is sold in the market after the Transaction, the revaluation of assets and book-up of the Capital Accounts of the former Santa Fe Common Unit holders and pre-Transaction KMEP Common Unit holders will create distinct tax attributes in these respective groups of holders after the Transaction. This is due to Section 704(c)'s requirement that any gain inherent in an asset as of the date of its contribution to a partnership must be allocated to the contributing partner and any built-in gain inherent in the assets which are revalued must be allocated to those partners holding interests immediately prior to the Book-Up event. For example, if an asset previously held by Santa Fe were sold after the Transaction at a price equal to its fair market value as of the date of the Transaction and such amount was greater than the tax basis of such asset, under
Section 704(c) the taxable gain (the "Section 704(c) Gain") reduced by any intervening Curative Allocations must be specially allocated to the former Santa Fe Common Unit holders or their transferees. Pre-Transaction KMEP Common Unit holders, or their transferees, would receive a similar allocation of Section 704(c) Gain inherent in KMEP assets as of the date of the Transaction that is recognized in a taxable transaction or a distribution of such property. Any such special allocation of Section 704(c) Gain would not entitle any holder to a greater cash distribution than any other KMEP Common Unit holder and would not increase such KMEP Common Unit holder's capital account. As a result, in any particular year, the ratio of taxable income to cash distributions could vary between pre-Transaction KMEP Common Unit holders and former Santa Fe Unit holders holding KMEP Common Units depending on what dispositions, if any, of assets occur during a year. See "--Tax Consequences of KMEP Common Unit Ownership--Ratio of Taxable Income to Distributions."



    The portion of KMEP assets allocable to any KMEP Common Unit sold in a particular month will receive a Section 743(b) basis adjustment with respect to the Purchaser of such units as a result of KMEP's Section 754 Election. The amount of the Section 743(b) adjustment is equal to the difference between the purchaser's initial basis in his KMEP Common Units and his proportionate share of the adjusted basis of KMEP's property. This adjustment together with certain conventions adopted by KMEP should ensure the fungibility of KMEP Common Units purchased in any month. See "--Tax Treatment of Operations-- Section 754 Election" and "--Uniformity of KMEP Common Units." However, KMEP Common Units purchased during different months at different prices will have distinct tax attributes, because of the Section 704(c) effects previously discussed and the unique amount of Section 743(b) basis adjustment attributable to the amount by which the purchase price of such KMEP Common Unit exceeds its proportionate share of the inside common tax basis of KMEP assets. See "Tax Treatment of Operations-- Section 754 Election."



    FUNGIBILITY ISSUES ARISING FROM INTANGIBLES. If an allocation of value were made to intangible assets of pre-Transaction KMEP, Santa Fe or their operating partnerships, issues as to the fungibility of KMEP Common Units following the Transaction could arise. However, under the KMEP Partnership Agreement, the KM General Partner is authorized to adopt such conventions as it deems appropriate, to amend the KMEP Partnership Agreement to reflect Treasury Regulations or act otherwise to preserve or achieve uniformity of the KMEP Common Units. The KM General Partner intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property contributed or deemed contributed (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation


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derived from the depreciation method and useful life applied to the Common Basis
(as defined below) of such property. Such a convention is not technically in compliance with applicable sections of the Code and, accordingly, Morrison & Hecker is unable to opine as to whether such a convention would be respected if challenged by the IRS. The impact of such a challenge, if successful, would depend upon the amount allocated to intangibles. Any such allocation of amounts to intangibles of either Santa Fe or the former KMEP would result in a reduction of the net Curative Allocation made to the other group of Common Unit holders (either former Santa Fe Common Unit holders or pre-Transaction KMEP Common Unit holders) and a corresponding increase their allocable shares of KMEP taxable income.



    CONSTRUCTIVE TERMINATION OF PARTNERSHIPS. As a result of the distribution of KMEP Common Units by Santa Fe and other sales of KMEP Common Units it is likely that there will be a constructive tax termination of KMEP and its Operating Partnerships under Section 708(b)(1)(B), I.E., sales or exchanges of 50% or more of the interests in KMEP's capital and profits. KMEP would be deemed constructively terminated on such date resulting in a close of its taxable year and a "new" KMEP being formed. The SF Operating Partnership will also be constructively terminated as a result of KMEP's acquisition of the SF Operating Partnership LP Interest. A constructive termination will result in new depreciable and amortizable lives for assets held by KMEP (including those held by the SF Operating Partnership), which will result in a net deferral of such deductions with respect to both common inside tax basis of KMEP and SF Operating Partnership assets and any basis adjustment attributable to the purchase price paid by a KMEP or Santa Fe Common Unit holder. A constructive termination would also result in a deferral of net Curative Allocations, if any, under Section 704(c). The amount of depreciation deductions and net Curative Allocations available to a Common Unit holder may be a major contributing factor in determining the differences in the ratio of taxable income to cash distributions which will be realized by any KMEP Common Unit holder following the Transaction. The constructive terminations of the SF Operating Partnership and KMEP resulting from the Transaction will result in new (a restart of) depreciable lives for the assets held and a resulting deferral of both depreciation attributable to common inside tax basis of such assets and the net Curative Allocations attributable to such assets. In addition, most of the SF Operating Partnership and KMEP assets are in asset classes which utilize a mid-year convention for the year of the acquisition and disposition of such assets. Accordingly, in 1998, the KM General Partner estimates that the effect of such constructive terminations and depreciation conventions will be a reduction of approximately 50% in the depreciation deductions and net Curative Allocations available to former Santa Fe Common Unit holders and pre-Transaction KMEP Common Unit holders. The KM General Partner estimates there will be no material adverse effect on depreciation deductions and Curative Allocations for the years 1999 and 2000 as a result of such constructive termination. See "--Disposition of KMEP Common Units-- Constructive Termination." Because both KMEP and Santa Fe are on a calendar tax year, any holder on a calendar tax year will not have a "bunching" of income. In addition, a pre-Transaction KMEP Common Unit holder or a former Santa Fe Common Unit holder with a fiscal tax year may realize a bunching of income (I.E., more than 12 months of partnership income realized in a holder's single tax year) as a result of the constructive termination.


GENERAL FEATURES OF PARTNERSHIP TAXATION

    PARTNERSHIP STATUS. The applicability of the federal income tax consequences described herein depends on the treatment of KMEP and the KMEP Partnerships as partnerships for federal income tax purposes and not as associations taxable as corporations. For federal income tax purposes, a partnership is not a taxable entity, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from partnership operations are allocated to the partners and are taken into account by the partners on their individual federal income tax returns. In addition, a distribution of money from a partnership to a partner generally is not taxable to the partner, unless the amount of the distribution exceeds the partner's tax basis in the partner's interest in the partnership. If KMEP or any of the KMEP Partnerships formed as a partnership were classified for federal income tax purposes as an association taxable as a corporation, the

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
entity would be a separate taxable entity. In such a case, the entity, rather than its members, would be taxed on the income and gains and would be entitled to claim the losses and deduction resulting from its operations. A distribution from the entity to a member would be taxable to the member in the same manner as a distribution from a corporation to a shareholder (I.E., as ordinary income to the extent of the current and accumulated earnings and profits of the entity, then as a nontaxable reduction of basis to the extent of the member's tax basis in the member's interest in the entity and finally as gain from the sale or exchange of the member's interest in the entity). Any such characterization of either KMEP or one of the KMEP Partnerships as an association taxable as a corporation would likely result in a material reduction of the anticipated cash flow and after-tax return to the KMEP Common Unit holders.


    Pursuant to Final Treasury Regulations 301.7701-1, 301.7701-2 and 301.7701-3, effective January 1, 1997 (the "Check-the-Box Regulations"), an entity in existence on January 1, 1997, will generally retain its current classification for federal income tax purposes. As of January 1, 1997, KMEP was classified and taxed as a partnership. Pursuant to the Check-the-Box Regulations this prior classification will be respected for all periods prior to January 1, 1997, if (1) the entity had a reasonable basis for the claimed classification;
(2) the entity recognized federal tax consequences of any change in classification within five years prior to January 1, 1997; and (3) the entity was not notified prior to May 8, 1996, that the entity classification was under examination. Prior to the finalization of the Check-the-Box Regulations, the classification of an entity as a partnership was determined under a four factor test developed by a number of legal authorities. Based on this four factor test, KMEP had a reasonable basis for its classification as a partnership. Moreover, KMEP has not changed its classification and it has not received any notification that its classification was under examination.



    The Check-the-Box Regulations provide that organizations are classified thereunder "unless a provision under the Internal Revenue Code . . . provides for special treatment of that organization." Although the natural resources or passive type income exception to corporate classification for publicly traded partnerships is a provision providing special treatment, it is uncertain whether the four factor test would still apply to KMEP. This provision most likely is intended solely to recognize that statutorily imposed requirements prerequisite to partnership classification remain in effect. Based on this interpretation, Morrison & Hecker is of the view that such prior law classification authorities are relevant only with respect to pre-January 1, 1997 tax periods.



    Section 7704 provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income" (the "Natural Resource Exception"). "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource including oil, natural gas or products thereof. Other types of "qualifying income" include interest, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitute "qualifying income." The KM General Partner has represented that in excess of 90% of KMEP's gross income will be derived from fees and charges for transporting (through the Liquids Pipelines) NGLs, CO(2) and other hydrocarbons, dividends from the corporation that owns the Mont Belvieu Fractionator and interest. Based upon that representation, Morrison & Hecker is of the opinion that KMEP's gross income derived from these sources will constitute "qualifying income."



    If (a) a publicly traded partnership fails to meet such 90% gross income test for any taxable year, (b) such failure is inadvertent, as determined by the IRS, and (c) the partnership takes steps within a reasonable time to once again meet the gross income test and agrees to make such adjustments and pay such amounts (including, possibly, the amount of tax liability that would be imposed on the partnership if it were treated as a corporation during the period of inadvertent failure) as are required by the IRS, such failure will not cause the partnership to be taxed as a corporation. The KM General Partner, as general partner of KMEP, will use its best efforts to assure that KMEP will continue to meet the gross income test


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
for each taxable year and KMEP anticipates that it will meet the test. If KMEP fails to meet the gross income test with respect to any taxable year, the KM General Partner, as general partner of KMEP, will use its best efforts to assure that KMEP will qualify under the inadvertent failure exception discussed above.


    If KMEP fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent that is cured within a reasonable time after discovery), KMEP will be treated as if it had transferred all of its assets (subject to liabilities) to a newly-formed corporation (on the first day of the year in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interests in KMEP. This contribution and liquidation should be tax-free to the holders of KMEP Common Units and KMEP, so long as KMEP, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, KMEP would be treated as a corporation.



    If KMEP were treated as an association or otherwise taxable as a corporation in any taxable year, as a result of a failure to meet the Natural Resource Exception or otherwise, its items of income, gain, loss, deduction and credit would be reflected only on its tax return rather than being passed through to the holders of KMEP Common Units, and its net income would be taxed at the entity level at corporate rates. In addition, any distribution made to a holder of KMEP Common Units would be treated as either taxable dividend income (to the extent of KMEP's current or accumulated earnings and profits), or, in the absence of earnings and profits as a nontaxable return of capital (to the extent of the holder's basis in the KMEP Common Units) or taxable capital gain (after the holder's basis in the KMEP Common Units is reduced to zero.) Accordingly, treatment of either KMEP or any of the KMEP Partnerships as an association taxable as a corporation would result in a material reduction in a holder's cash flow and after-tax economic return on an investment in KMEP.



    There can be no assurance that the law will not be changed so as to cause KMEP to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The KMEP Partnership Agreement provides that, if a law is enacted that subjects KMEP to taxation as a corporation or otherwise subjects KMEP to entity-level taxation for federal income tax purposes, certain provisions of the KMEP Partnership Agreement relating to the KM General Partner's incentive distributions will be subject to change. See "Description of KMEP Partnership Agreement-- Cash Distribution Policy--Adjustment of Target Distribution Levels."



    Under current law, KMEP and the KMEP Partnerships will be classified and taxed as partnerships for federal income tax purposes and will not be classified as associations taxable as corporations. This conclusion is based upon (i) an opinion of Mayer, Brown & Platt as to certain matters relating to Santa Fe and certain factual representations and covenants of the SF General Partner relevant to such opinion; and (ii) certain factual representations and covenants made by the KM General Partner including:


        (a) KMEP and the KMEP Partnerships will be operated strictly in accordance with (i) all applicable partnership statutes, (ii) the KMEP Partnership Agreement and (iii) this Joint Proxy Statement/Prospectus;

        (b) Except as otherwise required by Section 704 and the Regulations promulgated thereunder, the KM General Partner will have an interest in each material item of income, gain, loss, deduction or credit of KMEP and each of the KMEP Partnerships equal to at least 1% at all times during the existence of KMEP and the KMEP Partnerships;

        (c) The KM General Partner will maintain a minimum capital account balance in KMEP and in the KMEP Partnerships equal to 1% of the total positive capital account balances of KMEP and the KMEP Partnerships;

        (d) The KM General Partner will at all times act independently of the KMEP Common Unit holders;

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

        (e) For each taxable year, less than 10% of the aggregate gross income of KMEP and the KMEP Partnerships will be derived from sources other than
    (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or (ii) other items of "qualifying income" within the definition of Section 7704(d);


        (f) The KM General Partner has maintained throughout the term of KMEP and the KMEP Partnerships prior to January 1, 1997, substantial assets (based upon the fair market value of its assets and excluding its interest in, and any account or notes receivable from or payable to, any limited partnership in which the KM General Partner has any interest) that could be reached by the creditors of KMEP and the KMEP Partnerships; and

        (g) The KM General Partner has not elected association classification under the Check-the-Box Regulations and will not elect such classification.


    No ruling from the IRS has been requested or received with respect to the classification of KMEP and the KMEP Partnerships for federal income tax purposes and the opinion of Morrison & Hecker is not binding on the IRS. The IRS imposed certain procedural requirements for years prior to 1997 to be met before it would issue a ruling to the effect that a limited partnership with a sole corporate general partner would be classified as a partnership for federal income tax purposes. These procedural requirements were not rules of substantive law to be applied on audit, but served more as a "safe-harbor" for purposes of obtaining a ruling. The KM General Partner believes that KMEP and the KMEP Partnerships did not satisfy all such procedural requirements. The conclusion described above as to the partnership status of KMEP for years before January 1, 1997 does not depend upon the ability of KMEP to meet the criteria set forth in such procedural requirements.



    The following discussion assumes that KMEP and the KMEP Partnerships are, and will continue to be, treated as partnerships for federal income tax purposes. If either assumption proves incorrect, most, if not all, of the tax consequences described herein would not be applicable to KMEP Common Unit holders. In particular, if KMEP is not a partnership, a KMEP Common Unit holder may be treated for federal income tax purposes (i) as recognizing ordinary income, as the result of any payments to him in respect of partnership distributions and (ii) as not being entitled to allocations of partnership income, gain, loss and deduction.



    LIMITED PARTNER STATUS. Holders of KMEP Common Units who have been admitted as limited partners will be treated as partners of KMEP for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) holders of KMEP Common Units whose KMEP Common Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their KMEP Common Units will be treated as partners of KMEP for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of KMEP Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Morrison & Hecker cannot opine as to the status of these persons as partners of KMEP. Income, gain, deductions, losses or credits would not appear to be reportable by such a holder of KMEP Common Units, and any cash distributions received by such holders of KMEP Common Units would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in KMEP for federal income tax purposes. A purchaser or other transferee of KMEP Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of KMEP Common Units, unless the KMEP Common


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
Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such KMEP Common Units.


    A beneficial owner of KMEP Common Units whose KMEP Common Units have been transferred to a short seller to complete a short sale would appear to lose the status of a partner with respect to such KMEP Common Units for federal income tax purposes. See "--Disposition of KMEP Common Units-- Treatment of Short Sales."


TAX CONSEQUENCES OF KMEP COMMON UNIT OWNERSHIP


    BASIS OF KMEP COMMON UNITS. A KMEP Common Unit holder's initial tax basis for a KMEP Common Unit will be the amount paid for the KMEP Common Unit or, in the case of a former holder of a Santa Fe Common Unit, an amount determined under Section 732. See "--Tax Consequences of the Exchange and Distribution--Basis and Holding Period of KMEP Common Units." The initial tax basis for a KMEP Common Unit will be increased by the KMEP Common Unit holder's share of KMEP income and by the increase in the KMEP Common Unit holder's share of KMEP nonrecourse liabilities, if any. The basis for a KMEP Common Unit will be decreased (but not below zero) by distributions from KMEP, including any decrease in the holders of KMEP Common Units' share of KMEP nonrecourse liabilities, by the KMEP Common Unit holder's share of KMEP losses and by the KMEP Common Unit holder's share of expenditures of KMEP that are not deductible in computing its taxable income and are not required to be capitalized. A KMEP Common Unit holder's share of nonrecourse liabilities, if any, will be generally based on such holder's share of KMEP's profits.



    FLOW-THROUGH OF TAXABLE INCOME. No federal income tax will be paid by KMEP. Instead, each holder of KMEP Common Units will be required to report on such holder's income tax return such holder's allocable share of the income, gains, losses and deductions of KMEP without regard to whether corresponding cash distributions are received by such holders of KMEP Common Units. Consequently, a holder of KMEP Common Units may be allocated income from KMEP even though the holder has not received a cash distribution in respect of such income.



    TREATMENT OF KMEP DISTRIBUTIONS. Distributions by KMEP to a holder of KMEP Common Units generally will not be taxable to the holders of KMEP Common Units for federal income tax purposes to the extent of such holder's basis in KMEP Common Units immediately before the distribution. Cash distributions in excess of such KMEP Common Unit holder's basis generally will be considered to be gain from the sale or exchange of the KMEP Common Units, taxable in accordance with the rules described under "--Disposition of KMEP Common Units."



    A decrease in a KMEP Common Unit holder's percentage interest in KMEP, because of the issuance by KMEP of additional KMEP Common Units, or otherwise, will decrease current a KMEP Common Unit holder's share of nonrecourse liabilities of KMEP, if any, and thus will result in a corresponding deemed distribution of cash. KMEP does not currently have, and the KM General partner does not anticipate that it will have, any material amounts of nonrecourse liabilities.



    A non-pro rata distribution of money or property may result in ordinary income to a holder of KMEP Common Units, regardless of such holder's tax basis in KMEP Common Units, if the distribution reduces such holder's share of KMEP's "Section 751 Assets." "Section 751" Assets are defined by the Code to include assets giving rise to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory". For this purpose, inventory is substantially appreciated if its value exceeds 120% of its adjusted basis. In addition to depreciation recapture, "unrealized receivables" include rights to payment for goods (other than capital assets) or services to the extent not previously includible in income under a partnership's method of accounting. To the extent that such a reduction in a KMEP Common Unit holder's share of Section 751 Assets occurs, KMEP will be deemed to have distributed a proportionate share of the Section 751 Assets to the KMEP Common Unit holders followed by a deemed exchange of such assets with KMEP in return for the non-pro rata portion of the actual distribution made to such holder. This deemed exchange will generally result in the realization of ordinary income under Section 751(b) by the KMEP Common Unit holder. Such income will equal the excess of (1) the non-pro rata portion of such distribution over
(2) the KMEP Common Unit holder's tax basis in such holder's share of Section 751 Assets deemed relinquished in the exchange.



    Under the 1997 Act, the Secretary of the Treasury is granted regulatory authority under Section 704(c)(1)(B) to treat a partnership's distribution of property (to a partner other than the contributing partner) within seven years of such property's contribution to the partnership as if the property had been sold at the time of its contribution. Gain or loss would be recognized by the contributing partner and the character of the gain or loss will be determined by the character such gain or loss would have had if the property had been sold by the partnership. The KM General Partner has represented that it has no current intention of distributing any property deemed contributed in the Transaction to any partner; accordingly, no such gain on in-kind distributions of property should accrue to any holder of KMEP Common Units.



    FACTORS AFFECTING TAXABLE INCOME. It is extremely difficult to project with any precision the ratio of taxable income to cash distributions for any particular KMEP Common Unit holder following the Transaction. The amount of taxable income recognized by any particular KMEP Common Unit holder in any particular year will depend upon a number of factors including, but not limited to: (a) the amount of federal taxable income generally recognized by KMEP; (b) the gains attributable to specific asset sales that may be wholly or partially attributable to Section 704(c) Gain which will be specially allocated to either the pre-Transaction KMEP Common Unit holders or the former Santa Fe Common Unit holders depending on which asset(s) are sold; (c) the Section 743(b) basis adjustment available to any particular KMEP Common Unit holder based upon its purchase price for a KMEP Common Unit or a Santa Fe Common Unit and the amount by which such price exceeded the proportionate share of inside tax basis of KMEP assets attributable to such KMEP Common Unit when such KMEP Common Unit or Santa Fe Common Unit was purchased; and (d) the impact of any adjustments to taxable income reported by KMEP or conventions utilized by the KM General Partner in allocating Curative Allocations between and among KMEP Common Unit holders. The amounts of depreciation deductions and net Curative Allocations available to a Common Unit holder may be a major contributing factor to the differences in the amount of taxable income allocated to any KMEP Common Unit holder following the Transaction. The constructive terminations of the SF Operating Partnership and KMEP resulting from the Transaction and other sales of interests will result in
(i) a restart of depreciable lives for the assets held; (ii) a deferral of both depreciation attributable to common inside tax basis of such assets and the net Curative Allocations attributable to such assets; and (iii) a deferral of depreciation attributable to basis adjustments resulting from the purchase price paid by a KMEP Common Unit holder. In addition, most of the SF Operating Partnership and KMEP assets are in asset classes which utilize a mid-year convention for the year of the acquisition and disposition of such assets. Accordingly, in 1998, the KM General Partner estimates that the effect of such constructive terminations and depreciation conventions will be a reduction of 50% in the depreciation deductions and net Curative Allocations available to former Santa Fe Common Unit holders and pre-Transaction KMEP Common Unit holders. The KM General Partner estimates there will be no material adverse effect on depreciation deductions and Curative Allocations for the years 1999 and 2000. This reduction in depreciation deductions and net Curative Allocations will increase the federal taxable income, and therefore could increase the federal income tax liability, of pre-Transaction holders of Santa Fe Common Units and KMEP Common Units, when compared to such income absent the Transaction. Further, the taxable income reported will be based on certain tax reporting positions that the KM General Partner intends to adopt and with which the IRS could disagree. See "Tax Treatment of Operations--Section 754 Election."



    LIMITATIONS ON DEDUCTIBILITY OF KMEP LOSSES. To the extent losses are incurred by KMEP, a KMEP Common Unit holder's deductions for such holder's share of such losses will be limited to the tax basis of the KMEP Common Units held by such holder or, in the case of an individual holder of KMEP Common Units or a corporate holder of KMEP Common Units if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations, to the amount that the KMEP Common Unit holder is considered to be "at risk" with respect to KMEP's activities, if that amount is less than the holder's basis in the KMEP Common Units. A holder of KMEP Common Units must recapture losses deducted in previous years to the extent that KMEP distributions cause the KMEP Common Unit holders' at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a holder of KMEP Common Units or recaptured as a result of theses limitations will carry forward and will be allowable to the extent that the KMEP Common Unit holder's basis or at risk amount (whichever is the limiting factor) is increased.



    In general, a holder of KMEP Common Units will be at risk to the extent of the purchase price of the holder's KMEP Common Units but this may be less than the KMEP Common Unit holder's basis for the KMEP Common Units in an amount equal to the KMEP Common Unit holder's share of nonrecourse liabilities, if any, of KMEP. A KMEP Common Unit holder's at risk amount will increase or decrease as the basis of such KMEP Common Unit holder increases or decreases.



    The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, the losses generated by KMEP, if any, will only be available to offset future income generated by KMEP and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible, because they exceed the KMEP Common Unit holder's allocable share of income generated by KMEP would be deductible in the case of a fully taxable disposition of such KMEP Common Units to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.



    There is no guidance as to whether suspended passive activity losses of Santa Fe Common Units will be available to offset passive activity income that is allocated to a former Santa Fe Common Unit holder from KMEP activities after the Transaction. The IRS may contend that KMEP is not the same partnership as Santa Fe and, accordingly, the passive loss limitations will not allow use of such losses until such time as all of such holder's KMEP Common Units are sold. A KMEP Common Unit holder may take the position, however, that KMEP should be deemed a continuation of Santa Fe for this purpose such that any suspended Santa Fe losses would be available to offset KMEP taxable income allocated to such holder. Because of the lack of guidance with respect to this issue, Morrison & Hecker is unable to opine as to whether suspended passive activity losses arising from Santa Fe activities will be available to offset KMEP taxable income allocated to a former Santa Fe Common Unit holder following the Transaction.


    The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

ALLOCATION OF KMEP INCOME, GAIN, LOSS AND DEDUCTION

    In general, if KMEP has a net profit, the KMEP Partnership Agreement provides that items of income, gain, loss and deduction will be allocated between the KM General Partner and the KMEP Common Unit holders in accordance with their respective percentage interests in KMEP. The KMEP Partnership Agreement also provides for a special allocation of gross income or gain to the KM General Partner to the extent necessary to support the incentive cash distributions payable to it. If KMEP has a net loss, items of income, gain, loss and deduction will be allocated, first, to the KM General Partner and the KMEP Common Unit holders to the extent of their positive book capital accounts, and second, to the KM General Partner. On a liquidating sale of assets, the KMEP Partnership Agreement provides separate gain and loss allocations, designed to the extent possible, (i) to eliminate a deficit in any partner's book

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capital account and (ii) to produce book capital accounts which, when followed on liquidation, will result in each holder of KMEP Common Units recovering Unrecovered Capital, and a distributive share of any additional value. See "--Description of KMEP Partnership Agreement--Cash Distribution Policy-- Distributions of Cash from Operations."

    Under Section 704(b), a partnership's allocation of any item of income, gain, loss or deduction to a partner will not be given effect for federal income tax purposes, unless it has "substantial economic effect," or is otherwise allocated in accordance with the partner's interest in the partnership. If the allocation does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances.

    Regulations under Section 704(b) delineate the circumstances under which the IRS will view partnership allocations as having an "economic effect" that is "substantial." Generally, for an allocation to have "economic effect" under the Regulations (a) the allocation must be reflected as an appropriate increase or decrease in a capital account maintained for each partner in accordance with specific rules set forth in the Regulations, (b) liquidating distributions (including complete redemptions of a partner's interest in the partnership) must, throughout the term of the partnership, be made in accordance with the partner's positive capital account balances and (c) any partner with a deficit balance in such partner's capital account following a liquidating distribution must be unconditionally obligated (either by contract or state law) to restore the amount of such deficit to the partnership within a limited period of time.

    If the first two of these requirements are met, but the partner to whom an allocation of loss or deduction is made is not obligated to restore the full amount of any deficit balance in such partner's capital account upon liquidation of the partnership, an allocation of loss or deduction may still have economic effect, if (1) the agreement contains a "qualified income offset" provision, and
(2) the allocation either does not (i) cause a deficit balance in a partner's capital account (reduced by certain anticipated adjustments, allocations and distributions specified in the Regulations) as of the end of the partnership taxable year to which the allocation relates or (ii) increase any such deficit balance in this specially adjusted capital account by more than the partner's unpaid obligation to contribute additional capital to the partnership. A qualified income offset provision requires that in the event of any unexpected distribution (or specified adjustments or allocations) there must be an allocation of income or gain to the distributees that eliminates the resulting capital account deficit as quickly as possible. (This rule is referred to herein as the "Alternate Economic Effect Rule.")


    The Regulations require that capital accounts be (1) credited with the fair market value of property contributed to the partnership (net of liabilities encumbering the contributed property that the partnership is considered to assume or take subject to pursuant to Section 752) ("Contributed Property"), (2) credited with the amount of cash contributed to the partnership and (3) adjusted by items of depreciation, amortization, gain and loss attributable to partnership properties that have been computed by taking into account the book value (rather than tax basis) of such properties. (As a result, such capital accounts are often referred to as "book" capital accounts.) A partner's capital account must also be reduced by (i) the amount of money distributed to such partner by the partnership, (ii) the fair market value of property distributed to such partner by the partnership (net of liabilities encumbering the distributed property that such holder is considered to assume or take subject to pursuant to Section 752) and (iii) a distributive share of certain partnership expenses that are neither deductible nor amortizable.



    The Book-Tax Disparities created by crediting capital accounts with the value of Contributed Properties are eliminated through tax allocations that cause the partner whose book capital account reflects unrealized gain or loss to bear the corresponding tax benefit or burden associated with the recognition of such unrealized gain or loss in accordance with the principles of Section 704(c). The allocations of these tax items that differ in amount from their correlative book items do not have economic effect, because they are not reflected in the partners' capital accounts. The Regulations provide, however, that the allocations


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
of such items will be deemed to be in accordance with the partners' interests in the partnership if they are made in accordance with the Section 704(c) Regulations.


    In addition, the Regulations permit the partners' capital accounts to be increased or decreased to reflect the revaluation of partnership property (at fair market value) if the adjustments are made for a substantial non-tax business purpose in connection with a contribution or distribution of money or other property in consideration for the acquisition or relinquishment of an interest in the partnership, such as upon an additional issuance of KMEP Common Units by KMEP in the Transaction. These adjustments may also create Book-Tax Disparities, which the Regulations require to be eliminated through tax allocations in accordance with Section 704(c) principles.


    An allocation must not only have economic effect to be respected, but that economic effect must also be "substantial." The economic effect of an allocation is substantial if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences. As a general matter, however, the economic effect of an allocation is not substantial if, at the time the allocation is adopted, the after-tax economic consequences of at least one partner may, in present value terms, be enhanced by such allocation, but there is a strong likelihood that the after-tax economic consequences of no other partner will, in present value terms, be substantially diminished by such allocation.


    The KMEP Partnership Agreement provides that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the applicable tax accounting principles set forth in the Regulations, and that all allocations to a partner be reflected by an appropriate increase or decrease in the partner's capital account. In addition, distributions upon liquidation of KMEP are to be made in accordance with positive capital account balances. The limited partners are not required to contribute capital to KMEP to restore deficit balances in their capital accounts upon liquidation of KMEP. However, the KMEP Partnership Agreement contains qualified income offset and minimum gain chargeback provisions, which under the
Section 704(b) Regulations comply with the Alternate Economic Effect Rule and will obviate the requirement to restore negative capital accounts. The KMEP Partnership Agreement provides that any losses or deductions otherwise allocable to a holder of KMEP Common Units that have the effect of creating a deficit balance in such holder's capital account (as specially adjusted) will be reallocated to the KM General Partner.



    In general, KMEP's items of income, gain, loss and deduction will be allocated, for book and tax purposes, among the KM General Partner, in its capacity as general partner, and the holders of KMEP Common Units in the same proportion that Available Cash is distributed (as between the KM General Partner and the holders of KMEP Common Units) in respect of such taxable year. If distributions of Available Cash are not made in respect of a particular taxable year, such items will be allocated among the partners in accordance with their respective percentage interests. Except as discussed below, items of income, gain, loss and deduction allocated to the holders of KMEP Common Units, in the aggregate, will be allocated among the holders of KMEP Common Units in accordance with the number of KMEP Common Units held by such KMEP Common Unit holder. Special tax (but not book) allocations will be made to reflect Book-Tax Disparities with respect to Contributed Properties. The KMEP Partnership Agreement also provides for certain special allocations of income and gain as required by the qualified income offset and minimum gain chargeback provisions. In addition, the KM General Partner is empowered by the KMEP Partnership Agreement to allocate various KMEP items other than in accordance with the percentage interests of the KM General Partner and the holders of KMEP Common Units when, in its judgment, such special allocations are necessary to comply with applicable provisions of the Code and the Regulations and to achieve uniformity of KMEP Common Units. See "--Uniformity of KMEP Common Units."


    With respect to Contributed Property, the KMEP Partnership Agreement provides that, for federal income tax purposes, items of income, gain, loss and deduction shall first be allocated among the partners

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in a manner consistent with Section 704(c). In addition, the KMEP Partnership
Agreement provides that items of income, gain, loss and deduction attributable to any properties when, upon the subsequent issuance of any KMEP Common Units, KMEP has adjusted the book value of such properties to reflect unrealized appreciation or depreciation in value from the later of the KMEP Partnerships' acquisition date for such properties or the latest date of a prior issuance of KMEP Common Units ("Adjusted Property") shall be allocated for federal income tax purposes in accordance with Section 704(c) principles. Thus, deductions for the depreciation of Contributed Property and Adjusted Property will be specially allocated to the non-contributing KMEP Common Unit holders and gain or loss from the disposition of such property attributable to the Book-Tax Disparity will be allocated to the contributing KMEP Common Unit holders so that the non-contributing KMEP Common Unit holders will be allowed, to the extent possible, cost recovery and depreciation deductions and will be allocated gain or loss from the sale of assets generally as if they had purchased a direct interest in KMEP's assets.


    The KMEP Partnership Agreement also requires gain from the sale of properties of KMEP that is characterized as recapture income to be allocated among the holders of KMEP Common Units and the KM General Partner (or its successors) in the same manner in which such partners were allocated the deductions giving rise to such recapture income. Final Treasury Regulations under Section 1245 provide that depreciation recapture will be specially allocated based on the allocation of the deductions giving rise to such recapture income, as provided for in the KMEP Partnership Agreement.


    Items of gross income and deduction will be allocated in a manner intended to eliminate Book-Tax Disparities, if any, that are not eliminated by Section 704(c) allocations as a result of the application of the Ceiling Rule with respect to Contributed Property or Adjusted Property. Such Curative Allocations of gross income and deductions to preserve the uniformity of the income tax characteristics of KMEP Common Units will not have economic effect, because they will not be reflected in the capital accounts of the holders of KMEP Common Units. However, such allocations will eliminate Book-Tax Disparities and are thus consistent with the Regulations under Section 704(c).



    With the exception of certain conventions adopted by KMEP with respect to administration of the Section 754 election and the attendant Section 743(b) basis adjustments discussed at "--Tax Treatment of Operations--Section 754 Election"; and allocation of the effect of unamortizable Section 197 Book-Up amounts and common inside basis, allocations under the KMEP Partnership Agreement will be given effect for federal income tax purposes in determining a holder's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Regulations relating to allocations of partnership income, and KMEP Common Unit holders should be aware that some of the allocations in the KMEP Partnership Agreement may be successfully challenged by the IRS. See "--Tax Treatment of Operations--Section 754 Election--" and "--Uniformity of KMEP Common Units" for a discussion of such allocations.


TAX TREATMENT OF OPERATIONS

    ACCOUNTING METHOD AND TAXABLE YEAR. KMEP has adopted and will maintain the calendar year as its taxable year and the accrual method of accounting for federal income tax purposes.


    TAX BASIS, DEPRECIATION AND AMORTIZATION. Under Section 723 of the Code, after the Transaction KMEP assets will have an aggregate tax basis that is equal to: (a) the aggregate tax basis of the assets held by Santa Fe and KMEP (prior to the Transaction); (b) any gain recognized by Santa Fe Common Unit holders who receive Fractional Unit Payments; and (c) the amounts paid to the SF General Partner. The tax bases for the KMEP assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, after adjustment for intervening depreciation or cost recovery deductions, gain or loss on the disposition of such assets.



    KMEP intends to allocate the capital account value among KMEP's assets after the Transaction based upon their relative fair market values established by an independent appraisal. Any amount in excess of the


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
fair market values of specific tangible assets may constitute non-amortizable intangible assets (including goodwill).


    KMEP and the KMEP Operating Partnerships will have tangible assets of substantial value (including the pipelines and related equipment). A significant portion of the assets were placed in service prior to the effective dates of the accelerated cost recovery system and will be depreciated over a 17 1/2 year period on a declining balance method. The KM General Partner will depreciate certain assets using the accelerated methods provided for under Section 168 of the Code. In addition, KMEP will use accelerated methods provided for under
Section 167 of the Code to depreciate certain other assets during the early years of the depreciable lives of those assets, and then elect to use the straight line method in subsequent years. Because of the Section 704(c) allocations, the amount of tax depreciation allocated to a holder of a KMEP Common Unit is dependent, in part, on the fair market value of the partnership's assets subject to Curative Allocations as established by the KM General Partner at the time of the Transaction.



    The tax basis of goodwill and most other intangible assets used in a trade or business acquired after August 10, 1993 (or prior to that time in certain events), may be amortized over 15 years. KMEP will not amortize the goodwill, if any, received in the Transaction for tax capital account or income tax purposes because of the Step-in-the Shoes and Anti-Churning rules. See "--Tax Consequences of the Transaction to Both KMEP and Santa Fe Common Unit Holders--Section 197 Intangibles." However, see "--Section 754 Election" with respect to the amortization of Section 743(b) adjustments allocated to goodwill attributable to periods after the Transaction. The IRS may challenge either the fair market values or the useful lives assigned to such assets. If any such challenge or characterization were successful, the deductions allocated to a holder of KMEP Common Units in respect of such assets would be reduced or eliminated and a KMEP Common Unit holder's share of taxable income from KMEP would be increased accordingly. Any such increase could be material.


    If KMEP disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner that has taken cost recovery or depreciation deductions with respect to property owned by KMEP may be required to recapture such deductions upon a sale of such partner's interest in KMEP. See "--Allocation of KMEP Income, Gain, Loss and Deduction" and "--Disposition of KMEP Common Units--Recognition of Gain or Loss."

    Costs incurred in organizing the KMEP Partnerships may be amortized over any period selected by the KMEP Partnerships not shorter than 60 months. The costs incurred in promoting the issuance of KMEP Common Units must be capitalized and cannot be deducted currently, ratably or upon termination of KMEP. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses which may not be amortized.


    SECTION 754 ELECTION. KMEP has previously made a Section 754 election. After the Transaction it is possible that 50% or more of the capital and profits interests in KMEP will have changed ownership causing a technical termination of the partnership under Section 708. Accordingly, KMEP will again make the election permitted by Section 754 for the taxable year that includes the Transaction. This election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of, or a holder of Santa Fe Common Units exchanging such Santa Fe Common Units for, KMEP Common Units to adjust such purchaser's or such holder's share of the basis in KMEP's properties ("Common Basis") pursuant to Section 743(b) to the basis of such Unit holder's KMEP Common Units, which would generally be the purchase price if such holder purchased such KMEP Common Units for cash. In the case of KMEP Common Units purchased in the market, the Section 743(b) adjustment acts in concert with
Section 704(c) allocations (and Curative Allocations, if respected) in providing the purchaser of such KMEP Common Units with the equivalent of a fair market value Common Basis. See "--Allocation of KMEP Income, Gain, Loss and Deduction." The Section 743(b) adjustment is attributed solely to a purchaser of KMEP

Common Units and is not added to the bases of KMEP's assets associated with all of the holders of KMEP Common Units. (For purposes of this discussion, a KMEP Common Unit holder's inside basis in KMEP's assets will be considered to have two components: (1) the partner's share of KMEP's actual basis in such assets ("Common Basis") and (2) the partner's Section 743(b) adjustment allocated to each such asset.)


    A Section 754 election is advantageous if the transferee's basis in KMEP Common Units is higher than KMEP's aggregate Common Basis allocable to that portion of its assets represented by such units immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in the transferee's share of KMEP's assets for purposes of calculating, among other items, depreciation deductions and the applicable share of any gain or loss on a sale of KMEP's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such KMEP Common Units is lower than KMEP's aggregate Common Basis allocable to that portion of its assets represented by such units immediately prior to the transfer. Thus, the amount that a holder of KMEP Common Units will be able to obtain upon the sale of KMEP Common Units may be affected either favorably or adversely by the election. A constructive termination of KMEP will also cause a Section 708 termination of the Operating Partnerships. Such a termination could also result in penalties or loss of basis adjustments under Section 754, if the KM General Partner were unable to determine that the termination had occurred and, therefore, did not timely file a tax return or make appropriate Section 754 elections for the "new" KMEP.



    There will be no Section 743(b) adjustment attributable solely to the Transaction because the Santa Fe holders of KMEP Common Units are effectively contributing the SF Operating Partnership LP Interest in exchange for KMEP Common Units in a Section 721 transaction without an increase in basis. However, a former Santa Fe Common Unit holder will continue to receive the benefit of any
Section 743(b) adjustment attributable to a prior purchase of such Santa Fe Common Units. However, this benefit will be deferred to an extent because of the constructive termination of Santa Fe and the SF Operating Partnership. In addition, there will be net Curative allocations to some holders of KMEP Common Units. See "--Tax Consequences of Holding KMEP Common Units--Capital Accounts Valuation of Assets, and Curative Allocations under Section 704(c)", "--Section 197 Intangibles" and "--Constructive Termination of Partnership."



    Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the transfer occurs. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although Morrison & Hecker is unable to opine as to the validity of such an approach, KMEP intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of KMEP's property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation derived from the depreciation method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation
Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). If an asset is not subject to depreciation or amortization, no Section 743(b) adjustment would be available to that extent. See "--Tax Consequences of Holding and Disposing of KMEP Common Units--Section 197 Intangibles." If the KM General Partner determines that such position cannot reasonably be taken, KMEP may adopt a depreciation convention under which all purchasers acquiring KMEP Common Units in the same month would receive depreciation, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in KMEP's property. Such an aggregate approach, or any other method required as a result of an IRS examination, may result in lower annual depreciation deductions than would otherwise be allowable to certain holders of KMEP Common Units. See "--Uniformity of KMEP Common Units."

    The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by KMEP to intangible assets that have a 15 year amortization period, which is not eligible for accelerated depreciation methods generally applicable to the assets of KMEP.

    The calculations involved in the Section 754 election are complex and will be made by KMEP on the basis of certain assumptions as to the value of KMEP assets and other matters. There is no assurance that the determinations made by the KM General Partner will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced.


    VALUATION OF PROPERTY OF KMEP. The federal income tax consequences of the acquisition, ownership and disposition of KMEP Common Units will depend in part on estimates by the KM General Partner of the relative fair market values, and determinations of the tax basis, of the assets of KMEP. Although the KM General Partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the KM General Partner. These estimates are subject to challenge and will not be binding on the IRS or the courts. In the event the determinations of fair market value are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by KMEP Common Unit holders might change, and KMEP Common Unit holders might be required to amend their previously filed tax returns or to file claims for refunds.


    MONT BELVIEU FRACTIONATOR. OLP-A owns all of the capital stock of a corporation that owns an indirect interest in the Mont Belvieu Fractionator. As a corporation, it will be subject to entity-level taxation for federal and state income tax purposes. KMEP, as its shareholder, will include in its income any amounts distributed to it by such corporation to the extent of such corporation's current and accumulated earnings and profits. The KM General Partner estimates that a portion of the cash distributions to KMEP by such corporation will be treated as taxable dividends.


    ALTERNATIVE MINIMUM TAX. Each holder of KMEP Common Units will be required to take into account such holder's distributive share of any items of KMEP income, gain or loss for purposes of the alternative minimum tax ("AMT")--currently a tax of 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Alternative minimum taxable income is calculated using the 150% declining balance method of depreciation with respect to personal property and 40-year straight-line depreciation for real property, compared to the alternative straight line and accelerated methods provided for under Section 168, which KMEP will use in computing its income for regular federal income tax purposes. A KMEP Common Unit holder's AMT income derived from KMEP may be higher than such holder's share of KMEP net income, because KMEP may use more accelerated methods of depreciation for purposes of computing regular federal taxable income or loss than are available for AMT income purposes. Prospective holders of KMEP Common Units should consult with their tax advisors as to the impact of an investment in KMEP Common Units on their liability for the alternative minimum tax.


DISPOSITION OF KMEP COMMON UNITS


    RECOGNITION OF GAIN OR LOSS. Gain or loss will be recognized on a sale of KMEP Common Units equal to the difference between the amount realized and a holder's tax basis for the KMEP Common Units sold. A holder's amount realized will be measured by the sum of the cash received or the fair market value of other property received, plus such holder's share of KMEP nonrecourse liabilities. Because the amount realized includes a KMEP Common Unit holder's share of KMEP nonrecourse liabilities, the gain recognized on the sale of KMEP Common Units could result in a tax liability in excess of any cash received from such sale.

    The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of KMEP Common Units, the aggregation of tax bases of a holder of KMEP Common Units effectively prohibits such holder from choosing among KMEP Common Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a holder's KMEP Common Units. It is not clear whether the ruling applies to publicly traded partnerships, such as KMEP, the interests in which are evidenced by separate Common Units and, accordingly, Morrison & Hecker is unable to opine as to the effect such ruling will have on a holder of KMEP Common Units. A holder of KMEP Common Units considering the purchase of additional KMEP Common Units or a sale of KMEP Common Units purchased at differing prices (including a Santa Fe Common Unit holder that acquired KMEP Common Units other than pursuant to the Transaction) should consult a tax advisor as to the possible consequences of such ruling.


    Prior KMEP distributions in excess of cumulative net taxable income in respect of a KMEP Common Unit which decreased a holder's tax basis in such KMEP Common Units will, in effect, become taxable income if the KMEP Common Unit is sold at a price greater than the holder's tax basis in such KMEP Common Unit, even if the price is less than its original cost.


    Should the IRS successfully contest the convention used by KMEP to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable
Section 197 Intangible after a sale of KMEP Common Units, a holder of KMEP Common Units could realize more gain from the sale of its KMEP Common Units than if such convention had been respected. In that case, the holder of KMEP Common Units may have been entitled to additional deductions against income in prior years, but may be unable to claim them, with the result of greater overall taxable income than appropriate. Morrison & Hecker is unable to opine as to the validity of the convention, because of the lack of specific regulatory authority for its use.



    TREATMENT OF SHORT SALES. Under the 1997 Act, a taxpayer is treated as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold), if such taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Holders of KMEP Common Units should consult with their tax advisers in the event they are considering entering into a short sale transaction or any other risk arbitrage transaction involving KMEP Common Units.



    A holder whose KMEP Common Units are loaned to a "short seller" to cover a short sale of KMEP Common Units will be considered as having transferred beneficial ownership of those KMEP Common Units and will, thus, no longer be a partner with respect to those KMEP Common Units during the period of the loan. As a result, during this period, any KMEP income, gain, deductions, losses or credits with respect to those KMEP Common Units would appear not to be reportable by the holders thereof, any cash distributions received by such holders with respect to those KMEP Common Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of KMEP Common Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, a lending holder of KMEP Common Units may be required to recognize gain or loss. HOLDERS OF KMEP COMMON UNITS DESIRING TO ASSURE THEIR STATUS AS PARTNERS SHOULD MODIFY THEIR BROKERAGE ACCOUNT AGREEMENTS, IF ANY, TO PROHIBIT THEIR BROKERS FROM BORROWING THEIR KMEP COMMON UNITS.


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    CHARACTER OF GAIN OR LOSS.  Generally, gain or loss recognized by a holder of KMEP Common Units (other than a "dealer" in KMEP Common Units) on the sale or exchange of a KMEP Common Unit will be taxable as capital gain or loss. For transactions after July 29, 1997, the 1997 Act lengthens the holding period required for long-term capital gain treatment to 18 months in order to qualify a gain for an effective maximum tax rate of 20%. The 1997 Act also creates a mid-term capital gain concept for assets held for more than 12 months, but not more than 18 months, for which the maximum tax rate is 28%. Capital assets sold at a profit within 12 months of purchase would result in short term capital gains taxed at ordinary income tax rates. This holding period will include any pre-Transaction KMEP Common Unit holder's prior holding period. For a discussion of a former Santa Fe Common Unit holder's holding period see "Tax Consequences of the Exchange and Distribution--Basis and Holding Period of KMEP Common Units." However, as to Santa Fe Common Unit holders the portion of such KMEP Common Units, or a portion of each KMEP Common Unit, attributable to assets that were neither capital assets nor Section 1231 assets in the hands of Santa Fe or the SF Operating Partnership, will have a holding period commencing on the day following the Closing Date. See "--Tax Consequences of the Exchange and Distributions." Any gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory" owned by KMEP. The term "unrealized receivables" also includes potential recapture items other than depreciation recapture. Ordinary income attributable to unrealized receivables, inventory and depreciation recapture may exceed net taxable gain realized upon the sale of a KMEP Common Unit and may be recognized even if there is a net taxable loss realized on the sale of a KMEP Common Unit. Any loss recognized on the sale of units will generally be a capital loss. Thus, a holder of KMEP Common Units may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.



    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, KMEP's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the holders in proportion to the number of KMEP Common Units owned by them as of the opening of the first business day of the month to which the income and losses relate even though KMEP Common Unit holders may dispose of their units during the month in question. Gain or loss realized on a sale or other disposition of partnership assets other than in the ordinary course of business shall be allocated among the KMEP Common Unit holders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a holder of KMEP Common Units transferring units in the open market may be allocated income, gain, loss, deduction, and credit accrued after the transfer.


    The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, Morrison & Hecker is unable to opine on the validity of the method of allocating income and deductions between the transferors and the transferees of KMEP Common Units. If a monthly convention is not allowed by the Treasury Regulation (or only applies to transfers of less than all of the holder's KMEP Common Units), taxable income or losses of KMEP might be reallocated among the holders of KMEP Common Units. The KM General Partner is authorized to review KMEP's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.


    A holder who owns KMEP Common Units at any time during a quarter and who disposes of such KMEP Common Units prior to the record date set for a distribution with respect to such quarter will be allocated items of KMEP income and gain attributable to such quarter for the months during which such KMEP Common Units were owned but will not be entitled to receive such cash distribution.


    NOTIFICATION REQUIREMENTS. A holder of KMEP Common Units who sells or exchanges KMEP Common Units is required to notify KMEP in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the

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sale or exchange occurred. KMEP is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a KMEP Common Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for such KMEP Common Unit that is allocated to goodwill or going concern value of KMEP. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.


    CONSTRUCTIVE TERMINATION. KMEP and the Operating Partnerships will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in partnership capital and profits within a 12-month period. A constructive termination results in the closing of a partnership's taxable year for all partners and the "old" KMEP (before termination) is deemed to have contributed its assets to "new" KMEP and distributed interests in "new" KMEP to the holders of KMEP Common Units. "New" KMEP is then treated as a new partnership. A constructive termination of KMEP will also cause a Section 708 termination of the Operating Partnerships. Such a termination could also result in penalties or loss of basis adjustments under Section 754, if KMEP were unable to determine that the termination had occurred and, therefore, did not timely file a tax return and make the appropriate Section 754 elections for the "new" KMEP.


    In the case of a holder of KMEP Common Units reporting on a fiscal year other than a calendar year, the closing of a tax year of KMEP may result in more than 12 months' taxable income or loss of KMEP being includable in its taxable income for the year of termination. New tax elections required to be made by KMEP, including a new election under Section 754, must be made subsequent to the constructive termination. A constructive termination would also result in a deferral of KMEP deductions for depreciation and amortization. In addition, a termination might either accelerate the application of or subject KMEP to any tax legislation enacted with effective dates after the closing of the Transaction.

    ENTITY-LEVEL COLLECTIONS. If KMEP is required under applicable law to pay any federal, state or local income tax on behalf of any holder of KMEP Common Units or the KM General Partner or former holders of KMEP Common Units, the KM General Partner is authorized to pay such taxes from KMEP funds. Such payments, if made, will be deemed current distributions of cash to such KMEP Common Unit holder or the KM General Partner as the case may be. The KM General Partner is authorized to amend the KMEP Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of KMEP Common Units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the KMEP Partnership Agreement is maintained as nearly as is practicable. Payments by KMEP as described above could give rise to an overpayment of tax on behalf of an individual partner in which event, the partner could file a claim for credit or refund.

UNIFORMITY OF KMEP COMMON UNITS


    Since KMEP cannot trace the chain of ownership of any particular KMEP Common Unit, it is unable to track the economic and tax characteristics related to partciular KMEP Common Units from owner to owner. Consequently, uniformity of the economic and tax characteristics of the KMEP Common Units to a holder of former Santa Fe Common Units or a purchaser of KMEP Common Units must be maintained. In order to achieve uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. For example, a lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) and from the effect of the Ceiling Rule on KMEP's ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and partnership property that has been revalued and reflected in the partners' capital accounts. If the IRS were to challenge such conventions intended to achieve uniformity and such challenge were successful, the tax consequences of holding


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

particular KMEP Common Units could differ. Any such non-uniformity could have a negative impact on the value of KMEP Common Units.



    KMEP intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation derived from the depreciation method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(a) and Treasury Regulation Section 1.167(c)-1(a)(6). See "--Tax Treatment of Operations--Section 754 Election" and "--Tax Consequences of Holding and Disposing of Common Units--Section 197 Intangibles." If KMEP determines that such a position cannot reasonably be taken, KMEP may adopt a depreciation convention under which all purchasers acquiring KMEP Common Units in the same month would receive depreciation, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in KMEP's property. If such an aggregate approach is adopted, it may result in lower annual depreciation deductions than would otherwise be allowable to certain holders of KMEP Common Units and risk the loss of depreciation deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if KMEP determines that the loss of depreciation deductions would have a material adverse effect on a holder of KMEP Common Units. If KMEP chooses not to utilize this aggregate method, KMEP may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of KMEP Common Units that would not have a material adverse effect on the holders of KMEP Common Units. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of KMEP Common Units might be affected.



    Items of income and deduction, including the effects of any unamortizable intangibles under the Proposed Treasury Regulation Section 197-2(g)(1), will be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all KMEP Common Units, despite the application of the Ceiling Rule to Contributed Properties and Adjusted Properties. Such special allocations will be made solely for federal income tax purposes. See "--Tax Consequences of Ownership of KMEP Common Units" and "--Allocations of KMEP Income, Gain, Loss and Deduction."


TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

    Ownership of KMEP Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

    Employee benefit plans and most other organizations exempt from federal income tax (including IRAs and other retirement plans) are subject to federal income tax on unrelated business taxable income in excess of $1,000, and each such entity must file a tax return for each year in which it has more than $1,000 of gross income included in computing unrelated business taxable income. Substantially all of the taxable income derived by such an organization from the ownership of a KMEP Common Unit will be unrelated business taxable income and thus will be taxable to such a holder of KMEP Common Units at the maximum corporate tax rate. Also, to the extent that KMEP holds debt financed property, the disposition of a KMEP Common Unit could result in unrelated business taxable income.

    Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of KMEP's gross income will qualify as such income.

    Non-resident aliens and foreign corporations, trusts or estates which acquire KMEP Common Units will be considered to be engaged in business in the United States on account of ownership of KMEP Common Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of KMEP income, gain, loss, deduction or credit and pay federal income tax at regulate

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rates on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under procedural guidelines applicable to publicly traded partnerships, KMEP has elected instead to withhold (or a broker holding KMEP Common Units in street name will withhold) at the rate of 39.6% on actual cash distributions made quarterly to foreign holders of KMEP Common Units. Each foreign holder of KMEP Common Units must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require KMEP to change these procedures.

    Because a foreign corporation which owns KMEP Common Units will be treated as engaged in a United States trade or business, such a holder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of KMEP's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate holder of KMEP Common Units is a "qualified resident."


    An interest in KMEP may also constitute a "United States Real Property Interest" ("USRPI") under Section 897(c) of the Code. For this purpose, Treasury Regulation Section 1.897-1(c)(2)(iv) treats a publicly traded partnership the same as a corporation. Assuming that the KMEP Common Units continue to be regularly traded on an established securities market, a foreign holder of KMEP Common Units who sells or otherwise disposes of a KMEP Common Unit and who has not held more than 5% in value of the KMEP Common Units, including KMEP Common Units held by certain related individuals and entities, at any time during the five-year period ending on the date of the disposition will qualify for an exclusion from USRPI treatment and will not be subject to federal income tax on gain realized on the disposition that is attributable to real property held by KMEP. However, such holder may be subject to federal income tax on any gain realized on the disposition that is treated as effectively connected with a United States trade or business of the foreign holder of KMEP Common Units (regardless of a foreign KMEP Common Unit holder's percentage interest in KMEP or whether KMEP Common Units are regularly traded). A foreign holder of KMEP Common Units will be subject to federal income tax on gain attributable to real property held by KMEP if the holder held more than 5% in value of the KMEP Common Units, including KMEP Common Units held by certain related individuals and entities, during the five-year period ending on the date of the disposition or if the KMEP Common Units were not regularly traded on an established securities market at the time of the disposition. It is unclear whether a similar rule applies to a former Santa Fe Common Unit holder that receives KMEP Common Units in the Transaction and who held more than 5% in value of the Santa Fe Common Units during the five-year period ending on the date of the disposition. A foreign holder of KMEP Common Units will also be subject to withholding under Section 1445 of the Code if such holder owns, including KMEP Common Units held by certain related individuals and entities, more than a 5% interest in KMEP. Under Section 1445 a transferee of a USRPI is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition of a USRPI if the transferor is a foreign person.


ADMINISTRATIVE MATTERS

    KMEP INFORMATION RETURNS AND AUDIT PROCEDURES. KMEP intends to furnish to each holder of KMEP Common Units within 90 days after the close of each KMEP taxable year, certain tax information, including a Schedule K-1, which sets forth each holder's allocable share of KMEP's income, gain, loss, deduction and credit. However, the Schedule K-1 and related information for the short tax period ending on the date of the Transaction will be provided as soon as practicable, but in all likelihood not within 90 days after the Transaction. The KM General Partner will seek a closing agreement with the IRS to permit

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such a delay; however, there is no assurance that an agreement will be reached which would avoid any penalties for the delay in providing such filing information. In preparing this information, which will generally not be reviewed by counsel, the KM General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective KMEP Common Unit holder's allocable share of income, gain, loss, deduction and credits. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, the Regulations or administrative interpretations of the IRS. The KM General Partner cannot assure a current or prospective holder of KMEP Common Units that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

    No assurance can be given that KMEP will not be audited by the IRS or that tax adjustments will not be made. The rights of a holder of KMEP Common Units owning less than a 1% profits interest in KMEP to participate in the income tax audit process have been substantially reduced. Further, any adjustments in KMEP's returns will lead to adjustments in KMEP Common Unit holder's returns and may lead to audits of their returns and adjustments of items unrelated to KMEP. Each KMEP Common Unit holder would bear the cost of any expenses incurred in connection with an examination of such holder's personal tax return.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. Under the 1997 Act, any penalty relating to an adjustment to a partnership item is determined at the partnership level. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The KMEP Partnership Agreement appoints the KM General Partner as the Tax Matters Partner.

    The Tax Matters Partner will make certain elections on behalf of KMEP and holders of KMEP Common Units and can extend the statute of limitations for assessment of tax deficiencies against holders of KMEP Common Units with respect to KMEP items. The Tax Matters Partner may bind a holder of KMEP Common Units with less than a 1% profits interest in KMEP to a settlement with the IRS, unless such holder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the holders of KMEP Common Units are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any holder having at least a 1% interest in the profits of KMEP or by holders of KMEP Common Units having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each holder of KMEP Common Units with an interest in the outcome may participate.

    A holder of KMEP Common Units must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on KMEP's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a holder of KMEP Common Units to substantial penalties.

    ELECTING LARGE PARTNERSHIPS. The 1997 Act provides that certain partnerships with at least 100 partners may elect to be treated as an electing large partnership ("ELP") for tax years ending after December 31, 1997. If further revisions are made to the law, it is possible that at some future date KMEP will make this election to be taxed as an electing large partnership, however, based on current law it is not contemplated that such an election will be made for 1998 or any subsequent date.

    Under the reporting provisions of the 1997 Act, each partner of an ELP will take into account separately such partner's share of several designated items, determined at the partnership level. The ELP procedures provide that any tax adjustments generally would flow through to the holders of KMEP Common Units for the year in which the adjustment takes effect, and the adjustments would not affect

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prior-year returns of any holder, except in the case of changes to any holder's distributive share. In lieu of passing through an adjustment to the holders of KMEP Common Units, KMEP may elect to pay an imputed underpayment. KMEP, and not the holders of KMEP Common Units, would be liable for any interest and penalties resulting from a tax adjustment.

    NOMINEE REPORTING. Persons who hold an interest in KMEP as a nominee for another person are required to furnish to KMEP (a) the name, address and taxpayer identification number of the beneficial owners and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of KMEP Common Units held, acquired or transferred for the beneficial owners; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on KMEP Common Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to KMEP. The nominee is required to supply the beneficial owner of the KMEP Common Units with the information furnished to KMEP.

    REGISTRATION AS A TAX SHELTER. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that KMEP is not subject to the registration requirement on the basis that (i) it does not constitute a tax shelter, or (ii) it constitutes a projected income investment exempt from registration. However, the KM General Partner registered KMEP as a tax shelter with the IRS when it was originally formed in the absence of assurance that KMEP would not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration was required and not undertaken. KMEP's tax shelter registration number with the IRS is 9228900496. This number will be provided to every KMEP Common Unit holder with year-end tax information. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN KMEP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. KMEP must furnish the registration number to the holder of KMEP Common Units, and a holder of KMEP Common Units who sells or otherwise transfers a KMEP Common Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a KMEP Common Unit to furnish such registration number to the transferee is $100 for each such failure. The holder of KMEP Common Units must disclose the tax shelter registration number of KMEP on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by KMEP is claimed or income of KMEP is included. A holder of KMEP Common Units who fails to disclose the tax shelter registration number on such holder's tax return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

    ACCURACY--RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion (i) is attributable to an item with respect to which there is, or was, "substantial

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authority" for the position taken on the return or (ii) is attributable to an item for which there was a reasonable basis for the tax treatment of the items and as to which the pertinent facts are disclosed on the return. Certain more stringent rules apply to "tax shelters", which term includes a partnership if a significant purpose of such entity is the avoidance or evasion of income tax. This term that does not appear to include KMEP. If any partnership item of income, gain, loss, deduction or credit included in the distributive shares of KMEP Common Unit holders might result in such an "understatement" of income for which no "substantial authority" exists, KMEP must disclose the pertinent facts on its return. In addition, KMEP will make a reasonable effort to furnish sufficient information for holders of KMEP Common Units to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement is in excess of $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAXES

    Holders of KMEP Common Units may be subject to other taxes, such as state and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which KMEP does business or owns property. Santa Fe Common Unit holders should consider state and local tax consequences of an investment in KMEP. Following the Closing, KMEP and the Operating Partnerships will own property or conduct business in Arizona, California, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Missouri, Nebraska, Nevada, New Mexico, Oregon, Texas and Wyoming. A holder of KMEP Common Units will likely be required to file state income tax returns and/or to pay such taxes in most of such states and may be subject to penalties for failure to file tax returns and/or to pay such taxes in most of such states and may be subject to penalties for failure to comply with such requirements. Some of the states may require that a partnership withhold a percentage of income from amounts that are to be distributed to a holder of KMEP Common Units that is not a resident of the state. Such amounts withheld, if any, which may be greater or less than a particular holder's income tax liability to the state, generally do not relieve the non-resident Unit holder from the obligation to file a state income tax return. Amounts withheld, if any, will be treated as if distributed to holders of KMEP Common Units for purposes of determining the amounts distributed by KMEP. Based on current law and its estimate of future partnership operations, the KM General Partner anticipates that any amounts required to be withheld will not be material. In addition, an obligation to file tax returns or to pay taxes may arise in other states.

    It is the responsibility of each prospective holder of KMEP Common Units to investigate the legal and tax consequences, under the laws of pertinent states or localities, of such investment in KMEP. Further, it is the responsibility of each holder of KMEP Common Units to file all state and local, as well as federal tax returns that may be required of such holder. Morrison & Hecker has not rendered an opinion on the state and local tax consequences of an investment in KMEP.


    EACH HOLDER OF SANTA FE COMMON UNITS OR KMEP COMMON UNITS SHOULD CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the KMEP Common Units and certain federal income tax considerations are being passed upon by Morrison & Hecker L.L.P., Kansas City, Missouri, as securities and tax counsel for KMEP. Bracewell & Patterson, L.L.P., Houston, Texas, is acting as corporate counsel to KMEP in connection with certain legal matters relating to the Transaction. Mayer, Brown & Platt, Chicago, Illinois, is acting as counsel to Santa Fe in connection with the Transaction and certain legal matters relating to certain federal income tax considerations are being passed upon by Mayer, Brown & Platt. Gibson, Dunn & Crutcher, Irvine, California is acting as counsel to the Special Committee in connection with certain legal matters relating to the Transaction.

                                    EXPERTS


    The consolidated financial statements of KMEP and subsidiaries and the financial statements of Mont Belvieu Associates included in KMEP's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.


    The consolidated financial statements of Santa Fe and its subsidiaries incorporated in this Joint Proxy Statement/Prospectus by reference to Santa Fe's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Price Waterhouse LLP, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The balance sheet of the KM General Partner as of February 14, 1997, incorporated by reference in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, has been incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    One or more representatives of Price Waterhouse LLP, independent public accountants for KMEP, are expected to be present at the KMEP Special Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. One or more representatives of Price Waterhouse LLP, independent public accountants for Santa Fe, are expected to be present at the Santa Fe Special Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 INDEX OF TERMS


1997 Act..........................        121
Adjusted Property.................        142
affiliates........................         80
Aggregate Consideration...........         84
Alternate Economic Effect Rule....        140
AMT...............................        145
Amortizable Section 197
  Intangibles.....................        131
ARCO..............................         41
Available Cash....................        118
Average Fair Market Price.........        111
BNSF..............................          3
Book-Tax Disparity................        123
Book-Up...........................    29, 129
Call Notice.......................         84
Cash from Interim Capital
  Transactions....................        118
Cash from Operations..............        118
Cautionary Disclosures............         iv
Ceiling Rule......................        130
Certificates......................         82
Check-the-Box Regulations.........        134
Chevron...........................         41
Closing...........................         10
Closing Date......................         10
CO(2).............................          1
Coal Terminals....................      1, 36
Code..............................         14
Collar............................         53
Commission........................         ii
Common Basis......................        143
Conflicts and Audit Committee.....        114
Contributed Property..............        140
CPUC..............................          7
Curative Allocations..............        130
Debt Indemnity....................          7
Delaware Act......................         10
Departing Partner.................        108
Disguised Sale Rules..............        126
Distributions.....................        122
EBITDA............................     66, 70
El Paso...........................         41
ELP...............................        151
End of Day Price..................        111
Engagement Letter.................         68
EPA...............................         44
EPACT.............................         21
Escrow Units......................         76
Exchange..........................        122
Exchange Act......................         ii
Exchange Agent....................         82
Exchange Fund.....................         82
Exchange Notice...................         76
Exchange Period...................         76
Exchange Ratio....................      i, 68
FERC..............................         21
First Target Distribution.........        119
First TPC Proposal................         55
Fractional Unit Payment...........         82
fractional unit interest..........         82
FTC...............................         79
Gibson, Dunn......................         52
Goldman Sachs.....................          5
Growth MLPs.......................         69
GRT...............................         90
Holdings..........................         58
HSR Act...........................         79
ICP Plan..........................         74
Implied Trading Value.............         70
Incentive Compensation Value......         75
Indemnified Debt..................         77
Indemnitees.......................        114
Initial Decision..................         41
Initial KMEP Common Unit Price....        119
Inside Basis......................        130
Interim Capital Transactions......        100
IRAs..............................         14
IRS...............................         12
KM General Partner................          i
KMEP..............................          i
KMEP Common Units.................          i
KMEP First Mortgage Notes.........         26
KMEP Loan Facility................     10, 65
KMEP Operating Partnerships.......          2
KMEP Partnership Agreement........    23, 106
KMEP Partnerships.................     2, 106
KMEP Pipeline System..............      1, 36
KMEP Plan.........................         75
KMEP Proposal.....................          3
KMEP Special Meeting..............          i
KMI...............................         35
Letter of Transmittal.............         82
Liquidation Distribution..........         81
Liquidator........................        120
Liquids Pipelines.................          2
LTIP..............................         74
LTM...............................         66
Mayer, Brown & Platt..............         11
MLP Plan..........................         74

Morrison & Hecker.................         11
Natural Resources Exception.......    30, 134
NGLs..............................          1
Non-citizen Assignee..............        111
NYSE..............................      i, 35
OLP-A.............................          2
OLP-B.............................          2
OLP-C.............................          2
OLP-D.............................      vi, 2
Omnibus Agreement.................        106
Operating Partnership.............    58, 107
Opinion...........................         68
P/E...............................         65
Payback of Initial KMEP Common
  Unit Price......................        120
Pipeline and Transportation
  MLPs............................         69
Possible Alternatives.............         86
Pro-forma Case....................         65
Purchase Agreement................      i, 58
Put/Call Consideration............         84
Put/Call Units....................         84
Put Notice........................         84
qualifying income.................         30
Refinanced Indebtedness...........     10, 78
Registration Statement............         ii
REIT..............................        126
RIC...............................        126
Santa Fe..........................          i
Santa Fe Common Units.............          i
Santa Fe First Mortgage Notes.....         26
Santa Fe Partnership Agreement....          3
Santa Fe Partnership Agreement
  Amendments......................          3
Santa Fe Partnerships.............          3
Santa Fe Proposal.................          3
Second Target Distribution........        119
Second TPC Proposal...............         57
Section 704(c) Gain...............        132
Section 751 Assets................        137
Securities Act....................         ii
Selected Companies................     65, 69
Selected Transactions.............         53
Sepulveda Lines...................         42
Severance Program.................         74
SF Board..........................         51
SF Executive Officers.............     15, 73
SF General Partner................      i, 58
SF General Partner
  Consideration...................         81
SF Holdings.......................          i
SF Operating Partnership..........          i
SF Operating Partnership
  Agreement.......................         83
SF Operating Partnership LP
  Interest........................        122
SF Pipeline System................      2, 38
SFC...............................          2
Shell CO(2) Company...............          1
Shell Western.....................          1
Smith Barney......................          6
Special Committee.................          5
Special Distribution..............   i, 7, 84
Special LP Interest...............          i
Special Meetings..................          i
SPTC..............................         24
Standalone Case...................         65
Superior Transaction..............         86
Terminating Capital Event.........         62
Texaco............................         41
Third Target Distribution.........        119
TPC...............................         50
Trading Partnership...............         58
Transaction.......................          i
Transfer Agent....................        109
Unit Consideration................         81
Unit Transaction Day..............        111
Unrecovered Initial KMEP Common
  Unit Price......................        120
USRPI.............................        150
VREDs.............................          i
VRED Exchange Date................         76
VRED Exchange Offer...............      9, 76
VRED Indenture....................          9

                                  ANNEX VOLUME
                                       TO
                      KINDER MORGAN ENERGY PARTNERS, L.P.
                                      AND
                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                             JOINT PROXY STATEMENT
                                      AND
                 KINDER MORGAN ENERGY PARTNERS, L.P. PROSPECTUS
                             DATED JANUARY  , 1998

                                    ANNEX A
                               PURCHASE AGREEMENT

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                    KINDER MORGAN ENERGY PARTNERS, L.P. AND

                            KINDER MORGAN G.P., INC.

                                      AND

                   SANTA FE PACIFIC PIPELINE PARTNERS, L.P.,

                      SANTA FE PACIFIC PIPELINES, INC. AND

                          SFP PIPELINE HOLDINGS, INC.

                                OCTOBER 18, 1997

                               TABLE OF CONTENTS


ARTICLE I--PURCHASE AND SALE.....................................................................        A-1
                1.1   Purchase of Acquired Interests.............................................        A-1
                         (a)     TRADING PARTNERSHIP GP INTEREST.................................        A-1
                         (b)     OPERATING PARTNERSHIP LP INTEREST...............................        A-1
                1.2   Liquidation of Trading Partnership.........................................        A-1
                         (a)     AMENDMENT OF TRADING PARTNERSHIP AGREEMENT......................        A-1
                         (b)     LIQUIDATION.....................................................        A-2
                         (c)     FRACTIONAL UNITS................................................        A-2
                         (d)     EXCHANGE AGENT..................................................        A-2
                         (e)     EXCHANGE PROCEDURES.............................................        A-2
                         (f)     DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED UNITS.................        A-3
                                 NO FURTHER OWNERSHIP RIGHTS IN TRADING PARTNERSHIP COMMON
                         (g)       UNITS.........................................................        A-3
                         (h)     TERMINATION OF EXCHANGE FUND....................................        A-3
                         (i)     NO LIABILITY....................................................        A-4
                1.3   Transactions Involving Operating Partnership...............................        A-4
                         (a)     AMENDMENT OF AGREEMENT..........................................        A-4
                         (b)     SPECIAL DISTRIBUTION............................................        A-4
                         (c)     PUT RIGHT.......................................................        A-4
                         (d)     CALL RIGHT......................................................        A-5
                         (e)     REGISTRATION....................................................        A-5
                1.4   Certain Agreements with Respect to VREDs...................................        A-5
                         (a)     ASSIGNMENT OF COMMON UNITS......................................        A-5
                         (b)     NEGOTIATIONS WITH VREDS AND ASSUMPTION OF OBLIGATIONS...........        A-6
                         (c)     BENEFIT OF NEGOTIATIONS.........................................        A-6

ARTICLE II--CLOSING..............................................................................        A-6
                2.1   Closing....................................................................        A-6

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE SF PARTIES....................................        A-7
                3.1   Organization and Existence.................................................        A-7
                3.2   Authority; Binding Effect..................................................        A-7
                3.3   SEC Filings................................................................        A-7
                3.4   Information Supplied.......................................................        A-7
                3.5   No Material Adverse Change.................................................        A-8
                3.6   Ownership..................................................................        A-8
                3.7   No Conflict................................................................        A-8
                3.8   No Default.................................................................        A-9
                3.9   Financial Statements.......................................................        A-9
                3.10  Copies Complete............................................................        A-9
                3.11  Recommendation of Special Committee........................................        A-9
                3.12  Brokerage Arrangements.....................................................        A-9

ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE KM PARTIES.....................................       A-10
                4.1   Organization and Existence.................................................       A-10
                4.2   Authority; Binding Effect..................................................       A-10
                4.3   SEC Filings................................................................       A-10
                4.4   Financial Statements.......................................................       A-10
                4.5   Information Supplied.......................................................       A-11
                4.6   No Material Adverse Change.................................................       A-11
                4.7   No Conflict................................................................       A-11
                4.8   No Default.................................................................       A-11
                4.9   Copies Complete............................................................       A-11

                4.10  Brokerage Arrangements.....................................................       A-12
                4.11  Opinion of Financial Advisor...............................................       A-12
                4.12  Purchaser Common Units.....................................................       A-12

ARTICLE V--ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS..............................
                                                                                                        A-12
                5.1   Access to Information......................................................       A-12
                5.2   Conduct of Business........................................................       A-12
                         (a)     ORDINARY COURSE.................................................       A-12
                         (b)     RESTRICTIONS ON TRADING PARTNERSHIP AND OPERATING PARTNERSHIP...       A-12
                         (c)     GENERAL BUSINESS................................................       A-14
                         (d)     EMPLOYEES OF SF GENERAL PARTNER.................................       A-14
                         (e)     RESTRICTIONS ON PURCHASER.......................................       A-14
                5.3   Certain Filings............................................................       A-15
                5.4   SF Unit Holders' Meeting...................................................       A-15
                5.5   KM Unit Holders' Meeting...................................................       A-15
                5.6   Affiliates.................................................................       A-16
                5.7   First Mortgage Notes; Credit Agreement.....................................       A-16
                5.8   Other Consents.............................................................       A-16
                5.9   No Solicitation............................................................       A-16
                5.10  Permitted Actions..........................................................       A-17
                5.11  Indemnified Debt...........................................................       A-17
                5.12  Transfer...................................................................       A-18
                5.13  Further Action; Reasonable Best Efforts....................................       A-18
                5.14  Notification of Certain Matters............................................       A-19
                5.15  Certain Indebtedness.......................................................       A-19
                5.16  Financial Statements.......................................................       A-19
                5.17  Merger of New LP...........................................................       A-19
                5.18  No Public Announcement.....................................................       A-19
                5.19  Expenses...................................................................       A-19
                5.20  NYSE Listing...............................................................       A-20
                5.21  Consistent Tax Reporting...................................................       A-20

ARTICLE VI--CONDITIONS TO CLOSING................................................................       A-20
                6.1   Conditions to Each Party's Obligations.....................................       A-20
                         (a)     PURCHASER'S UNIT HOLDERS........................................       A-20
                         (b)     TRADING PARTNERSHIP'S UNIT HOLDERS..............................       A-20
                         (c)     FIRST MORTGAGE NOTES; CREDIT AGREEMENT..........................       A-20
                         (d)     KINDER MORGAN CREDIT AGREEMENT..................................       A-21
                         (e)     CALIFORNIA PUC APPROVAL.........................................       A-21
                         (f)     HSR ACT.........................................................       A-21
                         (g)     ESCROW AGREEMENT................................................       A-21
                         (h)     OPERATING PARTNERSHIP AGREEMENT.................................       A-21
                         (i)     REGISTRATION STATEMENT..........................................       A-21
                         (j)     GOVERNMENTAL APPROVALS..........................................       A-21
                         (k)     NO GOVERNMENTAL RESTRAINT.......................................       A-21
                         (l)     VREDS...........................................................       A-21
                6.2   Conditions to the KM Parties' Obligations..................................       A-21
                         (a)     NO MATERIAL ADVERSE CHANGE......................................       A-21
                         (b)     REPRESENTATIONS AND WARRANTIES; PERFORMANCE.....................       A-21
                         (c)     FIRPTA CERTIFICATE..............................................       A-22
                         (d)     AUTHORITY ON BANK ACCOUNTS......................................       A-22
                         (e)     TAX OPINION.....................................................       A-22
                         (f)     FAIRNESS OPINION................................................       A-22
                         (g)     TAX OPINION.....................................................       A-22

                6.3   Conditions to the SF Parties' Obligations..................................       A-23
                         (a)     NO MATERIAL ADVERSE CHANGE......................................       A-23
                         (b)     REPRESENTATIONS AND WARRANTIES; PERFORMANCE.....................       A-23
                         (c)     TAX OPINION.....................................................       A-23
                         (d)     TAX OPINION.....................................................       A-23
                         (e)     LIQUIDATION DISTRIBUTION........................................       A-24
                         (f)     FAIRNESS OPINION................................................       A-24
                         (g)     PENDING CLAIMS..................................................       A-24
                         (h)     INCREASED DISTRIBUTION..........................................       A-24

ARTICLE VII--EMPLOYEES AND EMPLOYEE BENEFITS.....................................................       A-24
                7.1   Severance Obligations......................................................       A-24
                7.2   Severance Process..........................................................       A-25
                7.3   Increased Severance Costs..................................................       A-25
                7.4   Employment by SF General Partner...........................................       A-25
                7.5   Employee Benefit Plans.....................................................       A-25

ARTICLE VIII--TERMINATION........................................................................       A-25
                8.1   Events of Termination......................................................       A-25
                         (a)     CONSENT.........................................................       A-25
                         (b)     FAILURE OF KM PARTIES...........................................       A-25
                         (c)     FAILURE OF SF PARTIES...........................................       A-26
                         (d)     ORDERS..........................................................       A-26
                         (e)     OUTSIDE DATE....................................................       A-26
                         (f)     FAILURE OF UNIT HOLDERS TO APPROVE..............................       A-26
                         (g)     MAE OF SF PARTIES...............................................       A-26
                         (h)     MAE OF KM PARTIES...............................................       A-26
                         (i)     SUPERIOR TRANSACTION............................................       A-26
                         (j)     SF RECOMMENDATION...............................................       A-26
                         (k)     KM RECOMMENDATION...............................................       A-26
                         (l)     PURCHASER AVERAGE PRICE.........................................       A-27
                8.2   Effect of Termination......................................................       A-27
                         (a)     NO LIABILITY....................................................       A-27
                         (b)     EXPENSE REIMBURSEMENT...........................................       A-27
                         (c)     SPECIFIC PERFORMANCE............................................       A-27
                         (d)     OTHER REMEDIES..................................................       A-27

ARTICLE IX--INDEMNIFICATION......................................................................       A-27
                9.1   Indemnification of Certain SF Parties......................................       A-27
                9.2   Indemnification of the KM Parties..........................................       A-28
                         (a)     DEBT INDEMNITY..................................................       A-28
                         (b)     SPECIAL INDEMNITY...............................................       A-28
                         (c)     OTHER INDEMNITY.................................................       A-28
                9.3   Termination................................................................       A-28
                9.4   Demands....................................................................       A-29
                9.5   Right to Contest and Defend................................................       A-29
                9.6   Cooperation................................................................       A-29
                9.7   Right to Participate.......................................................       A-30
                9.8   Payment of Damages.........................................................       A-30

ARTICLE X--MISCELLANEOUS.........................................................................       A-30
               10.1   Nonsurvival of Representations and Warranties..............................       A-30
               10.2   Notices....................................................................       A-30
               10.3   Governing Law..............................................................       A-31
               10.4   Entire Agreement; Amendments and Waivers...................................       A-32
               10.5   Binding Effect and Assignment..............................................       A-32

               10.6   Severability...............................................................       A-32
               10.7   Headings...................................................................       A-32
               10.8   Execution..................................................................       A-32


                             Exhibits

                      Exhibit 5.6         Affiliates Letter
                      Exhibit 7.3         Amendment to Severance Program

                            Schedules

                      Schedule 3.1        Foreign Qualifications
                      Schedule 3.9        SF Financials
                      Schedule 4.4        KM Financials
                      Schedule
                      5.2(b)(ii)
                      Schedule
                      5.2(b)(vi)
                      Schedule
                      5.2(b)(viii)
                      Schedule
                      5.2(b)(xi)
                      Schedule 5.2(d)
                      Schedule 7.1(c)

                                 DEFINED TERMS



Acquired Interests...................................................................        A-1
Acquiring Person.....................................................................       A-15
affiliate............................................................................        A-4
Agreement............................................................................        A-1
Amended and Restated Operating Partnership Agreement.................................        A-4
BNSF Change of Control...............................................................       A-24
Call Notice..........................................................................        A-5
Certificates.........................................................................        A-2
Change of Control....................................................................       A-24
Claim................................................................................       A-29
Closing..............................................................................        A-6
Closing Balance Sheet Date...........................................................       A-19
Closing Date.........................................................................        A-6
Closing Financial Statements.........................................................       A-19
Code.................................................................................       A-17
Common Unit Operating Partnership LP Interest........................................        A-1
Confidentiality Agreements...........................................................       A-12
control group........................................................................       A-25
Credit Agreement.....................................................................       A-16
Debt Indemnity.......................................................................       A-28
electing 1987 partnership............................................................       A-22
Delaware Court.......................................................................       A-31
Employees............................................................................       A-24
Employment Agreements................................................................       A-24
Environmental Permits................................................................       A-18
Escrow Agreement.....................................................................        A-5
Exchange Act.........................................................................        A-7
Exchange Agent.......................................................................        A-2
Exchange Fund........................................................................        A-2
Financial Statements.................................................................        A-9
finder's fee.........................................................................        A-9
First Mortgage Notes.................................................................       A-13
Foreign person.......................................................................       A-22
Fractional Unit Payment..............................................................        A-2
Goldman Opinion......................................................................       A-12
Holdings.............................................................................        A-1
HSR Act..............................................................................        A-8
Indemnified Debt.....................................................................       A-28
Joint Proxy Statement/Prospectus.....................................................       A-15
KM Financial Statements..............................................................       A-10
KM General Partner...................................................................        A-1
KM Parties...........................................................................        A-7
KM Unit Holders' Meeting.............................................................       A-15
Letter of Transmittal................................................................        A-2
Liquidation Distribution.............................................................        A-1
Losses...............................................................................       A-27
Material Adverse Effect..............................................................        A-8
New LP...............................................................................        A-1
Notice...............................................................................       A-30
Operating Partnership................................................................        A-1
Other Indemnity......................................................................       A-28

Other Permits........................................................................       A-18
Possible Alternatives................................................................       A-16
Purchaser............................................................................        A-1
Purchaser Average Price..............................................................       A-27
Purchaser Common Units...............................................................        A-1
Put Notice...........................................................................        A-4
Put/Call Units.......................................................................        A-5
Registration Statement...............................................................       A-15
Remaining Operating Partnership LP Interest..........................................        A-2
Required Consents....................................................................        A-8
SEC..................................................................................       A-15
Securities Act.......................................................................        A-5
Severance Program....................................................................       A-24
SF General Partner...................................................................        A-1
SF Parties...........................................................................        A-7
SF Unit Holders' Meeting.............................................................       A-15
Smith Barney Opinion.................................................................        A-9
Special Committee....................................................................        A-9
Special Distribution.................................................................        A-4
Special Limited Partnership Interest.................................................        A-4
Superior Transaction.................................................................       A-17
Tax Gross-Up Payment.................................................................       A-24
Trading Partnership..................................................................        A-1
Trading Partnership Agreement........................................................        A-1
Trading Partnership Agreement Amendment..............................................        A-8
Trading Partnership Common Units.....................................................        A-1
Trading Partnership GP Interest......................................................        A-1
VREDs................................................................................        A-5

                               PURCHASE AGREEMENT

    This Purchase Agreement ("Agreement") is made and entered into as of the 18th day of October, 1997, by and among Kinder Morgan Energy Partners, L.P., a Delaware master limited partnership (the "Purchaser"), Kinder Morgan G.P., Inc., a Delaware corporation and general partner of the Purchaser ("KM General Partner"), Santa Fe Pacific Pipeline Partners, L.P., a Delaware master limited partnership (the "Trading Partnership"), Santa Fe Pacific Pipelines, Inc., a Delaware corporation and general partner of the Trading Partnership ("SF General Partner") and SFP Pipeline Holdings, Inc., a Delaware corporation and the parent corporation of the SF General Partner ("Holdings").

                              W I T N E S S E T H:

    WHEREAS, the Trading Partnership is the sole limited partner of SFPP, L.P., a Delaware limited partnership (the "Operating Partnership") of which the SF General Partner is the sole general partner;

    WHEREAS, the Purchaser, directly or indirectly, desires to acquire the interest of the Common Unit holders of the Trading Partnership in the Trading Partnership's 98.9899% limited partnership interest in the Operating Partnership (the "Common Unit Operating Partnership LP Interest") and the SF General Partner's entire general partnership interest in the Trading Partnership (the "Trading Partnership GP Interest") (together, the "Acquired Interests"); and the Trading Partnership and the SF General Partner have agreed to sell the Acquired Interests on the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

    1.1  PURCHASE OF ACQUIRED INTERESTS.

    (a) TRADING PARTNERSHIP GP INTEREST. Prior to the Closing, as defined below, Purchaser and KM General Partner shall form a new Delaware limited partnership ("New LP"). At closing, New LP shall purchase the Trading Partnership GP Interest from the SF General Partner in consideration of $90.2 million (less the amount of the Special Distribution, as defined below) in cash, payable at the Closing by wire transfer of immediately available funds.

    (b) OPERATING PARTNERSHIP LP INTEREST. At the Closing, the Purchaser shall purchase from the Trading Partnership the Common Unit Operating Partnership LP Interest in consideration of a number of Common Units of Purchaser ("Purchaser Common Units") such that, upon the liquidation of the Trading Partnership as contemplated by Section 1.2 below, each holder of the 19,148,148 Common Units in the Trading Partnership ("Trading Partnership Common Units") shall be distributed a right to receive 1.39 Purchaser Common Units in respect of each Common Unit in the Trading Partnership ("Liquidation Distribution"), and New LP shall establish the Exchange Fund as described in Section 1.2(d). Upon acquisition of the Common Unit Operating Partnership LP Interest, Purchaser shall contribute such interest to New LP.

    1.2  LIQUIDATION OF TRADING PARTNERSHIP.

    (a) AMENDMENT OF TRADING PARTNERSHIP AGREEMENT. If necessary in, connection with the proposed liquidation of the Trading Partnership set forth below, the Amended and Restated Agreement of Limited Partnership of the Trading Partnership ("Trading Partnership Agreement") shall be amended in a manner reasonably satisfactory to the KM General Partner and SF General Partner to (i) admit New LP as the general partner of the Trading Partnership, (ii) provide that the distribution upon liquidation of the

Trading Partnership shall be made such that the partners of the Trading Partnership receive the distributions set forth in Section 1.2(b) below, and
(iii) as required to implement the other transactions contemplated by this Agreement.

    (b) LIQUIDATION. At the Closing, immediately following the completion of the transactions described in Section 1.1, New LP (as general partner of the Trading Partnership) shall cause the Trading Partnership to be liquidated, and shall distribute, in accordance with the Trading Partnership Agreement, as amended (i) to the holders of the Trading Partnership Common Units, the Liquidation Distribution, and (ii) to New LP, the Trading Partnership's remaining limited partnership interest in the Operating Partnership ("Remaining Operating Partnership LP Interest") and any remaining assets of the Trading Partnership. New LP shall cause the liquidation of the Trading Partnership and the distribution of its assets to be effected in full compliance with all applicable laws.

    (c) FRACTIONAL UNITS. Notwithstanding any other provision of this Agreement (i) no certificates or scrip representing fractional Purchaser Common Units shall be issued upon the surrender for exchange of certificates representing Trading Partnership Common Units, and such fractional unit interests will not entitle the owner thereof to vote or to any rights as a limited partner of the Purchaser, and (ii) each holder of Trading Partnership Common Units exchanged pursuant to the liquidation of the Trading Partnership who would otherwise have been entitled to receive a fractional Purchaser Common Unit (after taking into account all Purchaser Common Units held by such holder at the Closing Date) shall receive, in lieu thereof, from Purchaser in exchange for such fractional unit upon delivery of the Certificates to the Exchange Agent (each as defined below), an amount in cash ("Fractional Unit Payment") (payable in dollars, without interest) equal to the product obtained by multiplying (A) the fractional unit interest to which such holder (after taking into account all Purchaser Common Units held by such holder at the Closing Date) would otherwise be entitled by (B) the average of the high and low trading prices of Purchaser Common Units on the New York Stock Exchange on the last trading day prior to the Closing Date.

    (d) EXCHANGE AGENT. Prior to the mailing of the Joint Proxy Statement/Prospectus, as defined below, Purchaser shall cause New LP to appoint First Chicago Trust Company of New York to act as exchange agent (the "Exchange Agent") for the payment of the Liquidation Distribution and any Fractional Unit Payment. At or prior to the Closing Date, Purchaser shall cause New LP to deposit with the Exchange Agent, for the benefit of the holders of the Trading Partnership Common Units, the estimated aggregate Fractional Unit Payment (the "Exchange Fund") and Purchaser will authorize the Exchange Agent to issue Purchaser Common Units constituting the Liquidation Distribution, for exchange in accordance with this Section 1.2. Purchaser shall cause New LP to deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment required to be paid under this Agreement. Purchaser shall cause New LP to pay all costs and fees of the Exchange Agent and for all expenses associated with the Liquidation Distribution and the exchange process. Any Purchaser Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of the Certificates or to the Exchange Agent or (ii) the expiration of the period specified in Section 1.2(h) below, shall be returned to Purchaser or New LP, as applicable.

    (e) EXCHANGE PROCEDURES. Promptly after the Closing Date, Purchaser shall cause New LP to cause the Exchange Agent to mail to each record holder, as of the Closing Date, of an outstanding certificate or certificates that immediately prior to the Closing Date represented Trading Partnership Common Units (the "Certificates"), a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as New LP and the SF General Partner may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Purchaser Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Purchaser Common Unit otherwise issuable. The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing Purchaser Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Purchaser and New LP, signed exactly as the name or names of the registered holder or holders appeared on the books of the Trading Partnership immediately prior to the Effective Time, together with a customary bond and such other documents as Purchaser or New LP may reasonably require in connection therewith. After the Closing Date, there shall be no further transfer on the records of the Trading Partnership or its transfer agent of certificates representing Trading Partnership Common Units and if such certificates are presented to the Trading Partnership for transfer, they shall be canceled against delivery of the certificate or certificates for Purchaser Common Units and Fractional Unit Payment as hereinabove provided. If any certificate for such Purchaser Common Units is to be issued to a person or entity other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to New LP or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Purchaser Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of New LP or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.2(e), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Liquidation Distribution and Fractional Unit Payment, if any, as contemplated by Section 1.2. No interest will be paid or will accrue on any Fractional Unit Payment.

    (f) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED UNITS. No dividends or other distributions with respect to Purchaser Common Units with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Purchaser Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 1.2. Subject to the effect of applicable laws, there shall be paid to the holder of the Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to such whole Purchaser Common Units with a record date after the Closing Date and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Purchaser Common Units with a record date after the Closing Date and prior to such surrender and a payment date subsequent to such surrender.

    (g) NO FURTHER OWNERSHIP RIGHTS IN TRADING PARTNERSHIP COMMON UNITS. All Purchaser Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 1.2 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Trading Partnership Common Units heretofore represented by such Certificates, subject, however, to the Purchaser's obligation, with respect to Trading Partnership Common Units outstanding immediately prior to the Closing Date, to pay any dividends or make any other distributions with a record date prior to the Closing Date which may have been declared or made by the Trading Partnership on such Trading Partnership Common Units in accordance with the terms of this Agreement on or prior to the Closing Date and which remain unpaid at the Closing Date.

    (h) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Purchaser, upon demand, and any holders of Trading Partnership Common Units who have not theretofore complied with this Section 1.2 shall thereafter look only to Purchaser and only as general creditors thereof for payment of their claim for Purchaser Common Units, any Fractional Unit Payment and any dividends or distributions with respect to Purchaser Common Units to which such holders may be entitled.

    (i) NO LIABILITY. None of Purchaser, New LP, the Trading Partnership or the Exchange Agent shall be liable to any person in respect of any Purchaser Common Units (or dividends or distributions with respect thereto) or Fractional Unit Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to such date on which any Purchaser Common Units, any Fractional Unit Payment or any dividends or distributions with respect to Purchaser Common Units in respect of such Certificate would escheat to or become the property of any governmental entity or authority, any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of New LP, free and clear of all claims or interest of any person or entity previously entitled thereto other than the holder of such Certificate as specified in Section 1.2(h).

    1.3  TRANSACTIONS INVOLVING OPERATING PARTNERSHIP.

    (a) AMENDMENT OF AGREEMENT. At the Closing Date, immediately following the completion of the transactions described in Sections 1.1, 1.2(a) and 1.2(b), Purchaser (through New LP) and the SF General Partner will cause the Agreement of Limited Partnership of the Operating Partnership to be amended and restated in such form as the KM General Partner and the SF General Partner shall reasonably agree prior to the date of the Joint Proxy Statement/Prospectus (the "Amended and Restated Operating Partnership Agreement") (i) to provide for a 98.9899% general partnership interest for which the prior limited partnership interest owned by New LP pursuant to the operation of Sections 1.1 and 1.2 shall be exchanged, (ii) to provide for a 1.0101% special limited partnership interest for which the prior general partnership interest of the SF General Partner shall be exchanged, and (iii) to provide that New LP, as general partner of the Operating Partnership, and the KM General Partner, as general partner of New LP, shall be subrogated to the rights of any holder of Indemnified Debt, as defined below, to the extent that New LP, as general partner of the Operating Partnership, and the KM General Partner, as general partner of New LP, have made any payment in respect of such Indemnified Debt. Upon the execution of the Amended and Restated Operating Partnership Agreement, New LP and the SF General Partner shall exchange their prior interests in the Operating Partnership for those interests described above. The special limited partnership interest to be obtained by the SF General Partner shall be nontransferable (except to an affiliate (as defined below) of the SF General Partner) other than as described below and shall have no voting rights except with respect to mergers, consolidations or dissolution and liquidation. As used herein, the term "affiliate" shall have the meaning assigned to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Any cash contributed to New LP shall not be contributed, directly or indirectly, to the Operating Partnership.

    (b) SPECIAL DISTRIBUTION. Immediately following the transactions described in Section 1.3(a), New LP shall cause the Operating Partnership to redeem that portion of the SF General Partner's special limited partnership interest in the Operating Partnership equal to a 0.5101% interest in the Operating Partnership, in consideration of the amount of $5.8 million (which the parties agree represents the fair market value of a 0.5101% interest in the Operating Partnership) by wire transfer of immediately available funds (the "Special Distribution"). Upon payment of the Special Distribution and the redemption of such interest, the special limited partnership interest of the SF General Partner in the Operating Partnership shall be reduced to 0.50% (the "Special Limited Partnership Interest"), and the general partnership interest of New LP in the Operating Partnership shall be increased to 99.50%. The Special Distribution shall be paid solely from funds of the Operating Partnership, and shall not be paid, directly or indirectly (including by way of post-payment reimbursement) by Purchaser or its affiliates.

    (c) PUT RIGHT. At any time on or after January 1, 1999, the SF General Partner may require, upon 30 days prior written notice to the KM General Partner and the Operating Partnership (the "Put Notice"), that the Operating Partnership purchase all (but not less than all) of the Special Limited Partnership Interest. The Operating Partnership may elect to have an affiliate make such purchase. The purchase price shall consist of (i) cash in an amount equal to the fair market value on the date of the Put Notice of a number of Purchaser Common Units equal to $4.5 million divided by the average closing price of the Purchaser Common Units on the New York Stock Exchange for the date of this Agreement, the three trading days immediately prior to such date and the three trading days immediately after such date; provided, that the Operating Partnership may, in its sole discretion, elect to deliver such number of Purchaser Common Units ("Put/Call Units") in lieu of making such cash payment. The KM General Partner shall notify the SF General Partner within ten business days of the Put Notice if the Operating Partnership or an affiliate thereof chooses to deliver the Put/Call Units and if no such notification is made, the Operating Partnership or an affiliate thereof shall be required to pay, and Purchaser will cause the Operating Partnership or an affiliate thereof to pay, the cash amount described in this Section 1.3(c). Any payment pursuant to this paragraph shall be made by wire transfer of immediately available funds or by delivery of fully paid and non-assessable Put/Call Units no later than 30 days after the date of such Put Notice.

    (d) CALL RIGHT. At any time New LP may require, upon 30 days prior written notice to the SF General Partner (the "Call Notice"), that the SF General Partner sell to the Operating Partnership or an affiliate thereof all (but not less than all) of the Special Limited Partnership Interest in consideration of
(i) the payment of the cash price or issuance of the Put/Call Units as provided in Section 1.3(c), and (ii) an additional amount in cash sufficient to result in the SF General Partner receiving on an after-tax basis (using the rates and methodology described in clause (B) below) under this clause (ii) an additional amount in cash equal to (A) any incremental gain realized by the SF General Partner resulting from a decrease in its share of partnership debt, multiplied by (B) the maximum net marginal statutory federal and state income tax rates applicable to the SF General Partner (taking into account the deductibility of state income tax in determining the liability for federal income tax). Such purchase shall be effected no later than 30 days after the date of the Call Notice. New LP shall notify the SF General Partner in the Call Notice if the Put/Call Units shall be delivered in lieu of the cash payment under clause (i) hereof and if no such notification is made, the Operating Partnership or an affiliate thereof shall be required to pay the cash amount described in clauses
(i) and (ii) in this Section 1.3(d).

    (e) REGISTRATION. Purchaser and the KM General Partner shall cause all Put/Call Units to be duly authorized and issued, and, as promptly as practicable, but in no event more than 90 days after the issuance thereof, the KM General Partner and Purchaser shall (i) cause the resale of the Put/Call Units by the SF General Partner to be registered under the Securities Act of 1933, as amended ("Securities Act") and any applicable state securities laws and cause the Put/Call Units to be approved for issuance on the New York Stock Exchange, (ii) deliver to the SF General Partner an opinion of securities law counsel, which counsel shall be reasonably satisfactory to the SF General Partner, to the effect that such registration is not necessary to allow the SF General Partner to freely transfer the Put/Call Units under applicable law or
(iii) cause the Operating Partnership or an affiliate thereof to pay the cash amount determined above in immediately available funds in lieu of such Put/Call Units. The KM General Partner and Purchaser shall cause such registration to remain effective until the earlier of (i) such time as the SF General Partner shall have disposed of all of the Put/Call Units held by it or (ii) twelve months after the effective date thereof.

    1.4  CERTAIN AGREEMENTS WITH RESPECT TO VREDS.

    (a) ASSIGNMENT OF COMMON UNITS. At the Closing, the SF General Partner shall place the Trading Partnership Common Units for which Holdings' Variable Rate Exchangeable Debentures Due 2010 (the "VREDs") are exchangeable and the right to receive any Purchaser Common Units distributed by the Trading Partnership with respect thereto in escrow with a third-party escrow agent agreed to by the parties hereto. Such units shall be released in accordance with the terms of an escrow agreement (in form and substance reasonably acceptable to Purchaser and the SF General Partner to be entered into prior to the date of the Joint Proxy Statement/Prospectus) (the "Escrow Agreement") upon satisfaction and discharge of the VREDs or as part of the satisfaction and discharge of the VREDs. During the term of the Escrow Agreement, the SF General Partner shall be the owner of the Purchaser Common Units for all purposes including without limitation for tax and allocation purposes, and Holdings shall continue to be the principal obligor on the VREDs.

    (b) NEGOTIATIONS WITH VREDS AND ASSUMPTION OF OBLIGATIONS. Prior to the Closing Date, the Purchaser shall use its reasonable best efforts to negotiate agreements with the holders of the VREDs such that, at the Closing, all of the VREDs will be satisfied and discharged (by the payment of cash, the delivery of securities of Purchaser, exchange for Trading Partnership Common Units or Purchaser Common Units, or otherwise) at no cost or expense to the SF General Partner, Holdings or any of their affiliates except as otherwise provided in the next sentence. From and after the Closing, New LP shall pay and perform, as and when due and for the account of Holdings, all obligations of Holdings under or with respect to the VREDs; provided, however, that any taxable gain related to the satisfaction and discharge of the VREDs shall be for the account of the SF General Partner or Holdings, as applicable. In addition, New LP shall have the right to make all elections or decisions pursuant to the terms of the VREDs or the indenture and the agreements related thereto. At Closing, Holdings shall enter into a supplemental indenture with respect to the VREDs, in form and substance satisfactory to New LP, to provide for the substitution of the Purchaser Common Units for the Trading Partnership Common Units subject to the VREDs that remain outstanding.

    (c) BENEFIT OF NEGOTIATIONS. To the extent the Purchaser negotiates an agreement with the holders of the VREDs that results in a reduction in any amount that otherwise would have been payable to such holders, such benefit shall be for the account of Purchaser and its affiliates and not for the SF General Partner or its affiliates; provided, however, that no adjustment shall be made to any consideration specifically to be paid to the SF General Partner or the Trading Partnership pursuant to the terms of this Agreement except for any adjustment to the number of Purchaser Common Units after those units have been placed in escrow in accordance herewith due to any agreement between the Purchaser and the holders of the VREDs.

                                   ARTICLE II
                                    CLOSING

    2.1 CLOSING. Subject to the satisfaction of the conditions to closing set forth in Article VI, the closing (the "Closing") of the acquisition of the Acquired Interests and the transactions contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P. at 711 Louisiana, Suite 2900, Houston, Texas 77002 on or before the third business day following the satisfaction of all of the conditions set forth in Article VI commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The "Closing Date," as referred to herein, shall mean the date of the Closing.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE SF PARTIES

    The Trading Partnership, the SF General Partner and Holdings (the "SF Parties") hereby represent and warrant, jointly and severally, to the Purchaser and the KM General Partner (the "KM Parties") that as of the date hereof and as of the Closing Date:

    3.1 ORGANIZATION AND EXISTENCE. Each of the SF Parties and the Operating Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the SF Parties and the Operating Partnership has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each of the SF Parties and the Operating Partnership are duly licensed or qualified to do business as a foreign corporation or limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify might reasonably be expected to have a Material Adverse Effect, as defined below. Schedule 3.1 contains a list of each jurisdiction in which the Trading Partnership, the Operating Partnership or the SF General Partner are duly licensed or qualified to do business as a foreign limited partnership or corporation. Except as set forth on Schedule 3.1, the Trading Partnership and the Operating Partnership have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

    3.2 AUTHORITY; BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by each of the SF Parties, subject only to the receipt of the unit holder approvals described in Section 6.1(b), and is the legal, valid and binding obligation of each of the SF Parties, enforceable against each of the SF Parties in accordance with its terms. The SF General Partner, through its Board of Directors, has approved this Agreement and the transactions contemplated hereby and determined that it will, subject to the fiduciary duties of the SF General Partner, its Board of Directors and the Special Committee (as defined in Section 3.11) under applicable law, recommend to the unit holders of the Trading Partnership approval of the matters listed in Section 5.4.

    3.3 SEC FILINGS. Since January 1, 1993 (a) Holdings and the Trading Partnership have each made all filings required to be made by the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), (b) all filings by Holdings and the Trading Partnership with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented the financial condition and results of operations of Holdings or the Trading Partnership, as applicable, at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year- end audit adjustments).

    3.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by any of the SF Parties in writing or otherwise approved in writing by any of the SF Parties for inclusion in (a) the Registration Statement, as defined below, will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint

Proxy Statement/Prospectus, as defined below, will not, at the date it is first mailed to the Trading Partnership's and the Purchaser's unit holders or at the time of the SF Unit Holders' Meeting or the KM Unit Holders' Meeting, both as defined below, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SF Unit Holders' Meeting or the KM Unit Holders' Meeting or any amendment or supplement thereto. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the SF Parties with respect to statements made or incorporated by reference therein based on information supplied by any of the KM Parties for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

    3.5 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent filing with the SEC of Holdings or the Trading Partnership, as applicable, there has not occurred any event that (singly or together with any other such events) would reasonably be expected to have a material adverse effect on the assets, properties, business, operations, earnings or financial condition of such party or on the ability of such party to effect the transactions contemplated hereby (a "Material Adverse Effect"); provided, however, that when used herein respecting any SF Party, a Material Adverse Effect shall not include any matters arising out of the matters currently pending before the Federal Energy Regulatory Commission or the California Public Utilities Commission.

    3.6 OWNERSHIP. The Trading Partnership is the owner of good and valid title to the Common Unit Operating Partnership LP Interest and the Remaining Operating Partnership LP Interest (which are the only limited partnership interests in the Operating Partnership) and the SF General Partner is the owner of good and valid title to the Trading Partnership GP Interest (which is the only general partnership interest in the Trading Partnership), in each case, free and clear of any material lien, claim or encumbrance other than encumbrances arising under the Trading Partnership Agreement. There are 19,148,148 Trading Partnership Common Units issued and outstanding, fully paid and nonassessable. The SF General Partner's 1.0101% general partnership interest in the Operating Partnership is the only general partnership interest in the Operating Partnership. Other than the VREDs, there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Trading Partnership or the Operating Partnership) to purchase or otherwise acquire any security of or equity interest in the Trading Partnership of the Operating Partnership.

    3.7 NO CONFLICT. Except for the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any required approval by the California Public Utilities Commission, other state utilities regulators, any required approvals or authorizations of the Federal Communications Commission regarding the licensing of radio frequencies, the adoption, if necessary, of the amendments to the Trading Partnership Agreement contemplated by Section 1.2 (the "Trading Partnership Agreement Amendment") any required filings with the SEC and the obtaining from the SEC of such orders as may be required in connection therewith and assuming receipt of the approvals described in Sections 6.1(a), (b), (c), (d), (e) and
(f) (the "Required Consents"), the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of the SF Parties or the Operating Partnership, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the SF Parties or the Operating Partnership, (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or any agreement, contract, commitment or instrument (other than Section 6.06 of the indenture relating to the VREDs) to which any of the SF Parties or the Operating Partnership, as applicable, is a party or by which any of the SF Parties or the Operating Partnership is bound or to which any asset of any of the SF Parties or the Operating Partnership is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of any of the SF Parties or the Operating Partnership under any such indenture, mortgage, lien, agreement, contract or instrument (other than the indenture relating to the VREDs).

    3.8 NO DEFAULT. Assuming receipt of the Required Consents and adoption of the Trading Partnership Agreement Amendment, each of the SF Parties and the Operating Partnership is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound (other than Section 6.06 of the indenture relating to the VREDs), (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other agreement, except for such defaults and conditions that, individually or in the aggregate, would not have a Material Adverse Effect on any of the SF Parties or the Operating Partnership.

    3.9 FINANCIAL STATEMENTS. Attached as Schedule 3.9 are copies of the Trading Partnership's and the Operating Partnership's (i) unaudited consolidated and consolidating balance sheet as at September 30, 1997 and the related consolidated and consolidating statement of income, cash flows and unit holders' equity for the interim periods then ended for the nine months ended September 30, 1997, and (ii) audited consolidated balance sheet as at December 31, 1996, and the related audited consolidated statement of income, cash flows and unit holders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnotes, and fairly present the consolidated financial position of the Trading Partnership and the Operating Partnership as of the respective dates set forth therein and the results of operations and cash flows for the Trading Partnership and the Operating Partnership for the respective fiscal periods set forth therein.

    3.10 COPIES COMPLETE. Copies of the charter documents, bylaws and other governing documents, each as amended to date, and the copies of all leases, contracts, instruments, agreements, licenses, permits, certificates or other documents delivered to any of the KM Parties in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

    3.11 RECOMMENDATION OF SPECIAL COMMITTEE. The Trading Partnership has received the opinion of Smith Barney Inc., the financial advisor to the special committee of the SF General Partner's Board of Directors ("Special Committee"), that the Liquidation Distribution contemplated by this Agreement is fair to the limited partners of the Trading Partnership from a financial point of view (the "Smith Barney Opinion"). The Special Committee has recommended the transactions contemplated by this Agreement, specifically the items listed in Section 5.4 to be approved at the SF Unit Holders Meeting, for approval by the requisite vote of the holders of the limited partnership interests of the Trading Partnership.

    3.12 BROKERAGE ARRANGEMENTS. None of the SF Parties or the Operating Partnership has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the KM Parties to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

                                   ARTICLE IV
                              REPRESENTATIONS AND
                          WARRANTIES OF THE KM PARTIES

    The KM Parties hereby represent and warrant, jointly and severally, to the SF Parties that as of the date hereof and as of the Closing Date:

    4.1 ORGANIZATION AND EXISTENCE. Each of the KM Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the KM Parties has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each of the KM Parties are duly licensed or qualified to do business as a foreign corporation or limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify might reasonably be expected to have a Material Adverse Effect.

    4.2 AUTHORITY; BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by each of the KM Parties, subject only to the receipt of the unit holder approvals described in Section 6.1(a), and is the legal, valid and binding obligation of each of the KM Parties, enforceable against each of the KM Parties in accordance with its terms. The KM General Partner, through its Board of Directors, has approved this Agreement and the transactions contemplated hereby and determined that it will, subject to the fiduciary duties of the KM General Partner and its Board of Directors under applicable law, recommend to the unit holders of Purchaser approval of the matters listed in
Section 5.5.

    4.3 SEC FILINGS. Since February 14, 1997 (a) Purchaser has made all filings required to be made by the Securities Act and the Exchange Act, (b) all filings by Purchaser with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented the financial condition and results of operations of Purchaser at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

    4.4 FINANCIAL STATEMENTS. Attached as Schedule 4.4 are copies of the Purchaser's (i) unaudited consolidated and consolidating balance sheet as at September 30, 1997 and the related consolidated and consolidating statement of income, cash flows and unit holders' equity for the interim periods then ended for the nine months ended September 30, 1997, and (ii) audited consolidated balance sheet as at December 31, 1996, and the related audited consolidated statement of income, cash flows and unitholders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "KM Financial Statements"). The KM Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnotes, and fairly present the consolidated financial position of the Purchaser as of the respective dates set forth therein and the results of operations and cash flows for the Purchaser for the respective fiscal periods set forth therein.

    4.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by any of the KM Parties in writing or otherwise approved in writing by any of the KM Parties for inclusion in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement/ Prospectus will not, at the date it is first mailed to the Purchaser's and the Trading Partnership's unit holders or at the time of the KM Unit Holders' Meeting or the SF Unit Holders' Meeting, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the KM Unit Holders' Meeting or the SF Unit Holders' Meeting or any amendment or supplement thereto. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the KM Parties with respect to statements made or incorporated by reference therein based on information supplied by any of the SF Parties for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

    4.6 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent filing with the SEC of the Purchaser, there has not occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser.

    4.7 NO CONFLICT. Except for the required filings under the HSR Act, any required approval by the California Public Utilities Commission, other state utilities regulators, any required approvals or authorizations of the Federal Communications Commission regarding the licensing of radio frequencies, any required filings with the SEC and the obtaining from the SEC of such orders as may be required in connection therewith, any required filings with the New York Stock Exchange and assuming receipt of the Required Consents, the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of the KM Parties, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the KM Parties, (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or any agreement, contract, commitment or instrument (other than Section 6.06 of the indenture relating to the VREDs) to which any of the KM Parties, as applicable, is a party or by which any of the KM Parties is bound or to which any asset of any of the KM Parties is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of any of the KM Parties under any such indenture, mortgage, lien, agreement, contract or instrument (other than the indenture relating to the VREDs).

    4.8 NO DEFAULT. Assuming receipt of the Required Consents, each of the KM Parties is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound (other than Section 6.06 of the indenture relating to the VREDs), (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other agreement, except for such defaults and conditions that, individually or in the aggregate, would not have a Material Adverse Effect on any of the KM Parties.

    4.9 COPIES COMPLETE. Copies of the charter documents, bylaws and other governing documents, each as amended to date, and the copies of all leases, contracts, instruments, agreements, licenses, permits, certificates or other documents delivered to any of the SF Parties in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

    4.10 BROKERAGE ARRANGEMENTS. None of the KM Parties has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the SF Parties to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

    4.11 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the KM General Partner has received the opinion of Goldman, Sachs & Co. to the effect that the aggregate consideration to be paid by Purchaser pursuant to this Agreement is fair from financial point of view to the Purchaser (the "Goldman Opinion").

    4.12 PURCHASER COMMON UNITS. The Purchaser Common Units to be issued in the Liquidation Distribution, when issued in accordance with the Letter of Transmittal, will be fully paid, non-assessable and freely transferable (except with respect to persons deemed to be underwriters pursuant to Rule 145(c) under the Securities Act) Purchaser Common Units which are listed on the New York Stock Exchange.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS,
                       COVENANTS, RIGHTS AND OBLIGATIONS

    5.1 ACCESS TO INFORMATION. From the date of this Agreement to the Closing, each of the Purchaser, the KM General Partner, Holdings, the SF General Partner and the Trading Partnership shall provide, the Purchaser shall cause each of its subsidiaries to provide, and the SF General Partner shall cause the Operating Partnership to provide to each of the parties hereto reasonable access to all of its books, records, assets, properties and employees, and shall furnish or cause to be furnished, as applicable, to each of the parties hereto such information as any such party may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which any such party is bound or any applicable law or regulation. Each of the above-named parties will use its reasonable business efforts to secure all requisite consents for the examination by the other parties and their representatives of all information covered by confidentiality agreements. Each of the above- named parties will allow the other parties access to and consultation with the lawyers, accountants, and other professionals employed by or used by such parties for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by each of the above-named parties and their representatives pursuant to the terms of those certain Confidentiality Agreements executed by the parties on or about June 27, 1997, July 1, 1997 and September 16, 1997 (the "Confidentiality Agreements"), which each of the above-named parties hereby acknowledges is binding on it.

    5.2  CONDUCT OF BUSINESS.

    (a) ORDINARY COURSE. From the date of this Agreement to the Closing, each of the Purchaser, the KM General Partner, the SF General Partner and the Trading Partnership shall continue, the Purchaser and Holdings shall each cause each of their respective subsidiaries to continue and the SF General Partners shall cause the Operating Partnership to continue to maintain its respective assets and properties and operate its respective business in the ordinary course as was being conducted prior to such execution of this Agreement.

    (b) RESTRICTIONS ON TRADING PARTNERSHIP AND OPERATING PARTNERSHIP. Without first obtaining the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing, except as otherwise contemplated by this Agreement, the Trading Partnership will not (and SF General Partner covenants that it will not cause either the Trading Partnership or the Operating Partnership to):

        (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

        (ii) except as set forth on Schedule 5.2(b)(ii) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

       (iii) except dividends or distributions from the Operating Partnership to its partners consistent, in amount and timing, with past practice, declare, set aside or pay any dividends or make any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities, other than the payment of cash distributions to the partners in the Trading Partnership consistent, in amount and timing, with past practice;

        (iv) merge into or with or consolidate with any other corporation or other entity or acquire all or substantially all of the business or assets of any corporation, person or other entity;

        (v) make any change in its agreement of limited partnership;

        (vi) except in accordance with Schedule 5.2(b)(vi) or Schedule 5.2(b)(viii), (A) make any purchase of any securities of any corporation, person or entity, or (B) make any investment in any corporation, partnership, joint venture or other business enterprise;

       (vii) except as set forth on Schedule 5.2(b)(ii), incur or increase any material amount of indebtedness for borrowed money or guarantee any such indebtedness or issue, sell or guarantee any debt securities, other than in the ordinary course of business consistent with past practice (provided, that the Operating Partnership may refinance the principal of any of the of the First Mortgage Notes of the Operating Partnership ("First Mortgage Notes") at the maturity thereof, substantially in accordance with past practice);

      (viii) except as set forth on Schedule 5.2(b)(viii), sell, lease or otherwise dispose of any material portion of its assets other than in the ordinary course of business consistent with past practice;

        (ix) other than in connection with the exercise of any conversion right respecting the VREDs and other than in connection with the Trading Partnership's Cash Distribution Reinvestment Plan, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

        (x) settle or implement (other than ministerial actions) any settlement in excess of $1.0 million (individually or in the aggregate) of any claim, demand, lawsuit or state or federal regulatory proceeding (including any such related to, directly or indirectly, any rates to be charged for service) unless prior to such settlement Purchaser shall have been given a reasonable opportunity to consult with the SF General Partner, including but not limited to the ability to make a presentation to the Board of Directors of the SF General Partner if requested, regarding such settlement;

        (xi) except as set forth on Schedule 5.2(b)(viii), Schedule 5.2(b)(xi), or as required on an emergency basis, purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business or make any capital expenditure in excess of $1.0 million;

       (xii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms) except any insurance policy which is terminated or canceled in connection with the Sparks, Nevada environmental matters, provided that the SF General Partner shall notify the KM General Partner if any such insurance coverage will not be replaced;

      (xiii) implement or adopt any material change in its tax methods, principles or elections; or

       (xiv) commit to do any of the foregoing.

    (c) GENERAL BUSINESS. From the date hereof until the Closing, the Trading Partnership covenants that it will (and the SF General Partner covenants that it will cause both the Trading Partnership and the Operating Partnership to) and the Purchaser covenants that it and each of its subsidiaries will (and the KM General Partner covenants that it will cause the Purchaser and each of its subsidiaries to):

        (i) maintain its assets and properties in good working order and condition as of the date hereof, ordinary wear and tear and casualty excepted;

        (ii) use its reasonable business efforts to maintain and preserve in all material respects its business organization intact and maintain in all material respects its relationship with suppliers, customers, lessors and others having business relations with it;

       (iii) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

        (iv) file on a timely basis all applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental authority necessary or required for the continuing operation of its business, whether or not such approval would expire before or after the Closing Date.

    (d) EMPLOYEES OF SF GENERAL PARTNER. From the date hereof until the Closing, the SF General Partner covenants that (i) it will use its reasonable business efforts to retain its employees related to the operation of the Trading Partnership and the Operating Partnership, (ii) it will not hire any employee except in the ordinary course of business consistent with past practice or as set forth on Schedule 5.2(d) and (iii) it will not hire any management personnel with salary grade 14 or above without first giving the KM General Partner a reasonable opportunity to consult with the SF General Partner regarding such prospective hire.

    (e) RESTRICTIONS ON PURCHASER. Without first obtaining the written consent of the SF General Partner, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing, except as otherwise contemplated by this Agreement, the Purchaser will not (and the KM General Partner covenants that it will not cause the Purchaser to):

        (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

        (ii) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

       (iii) declare, set aside or pay any dividends or make any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities, other than the payment of cash distributions consistent, in amount and timing, with past practice;

        (iv) merge into or with or consolidate with any other corporation or other entity, acquire all or substantially all of the business or assets of any corporation, person or other entity or form, acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

        (v) make any change in its agreement of limited partnership;

        (vi) issue any partnership interests or securities convertible or exercisable into such interests other than an issuance of such interests or securities at or in excess of the fair market value thereof;

       (vii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms);

      (viii) implement or adopt any material change in its tax methods, principles or elections; or

        (ix) commit to do any of the foregoing.

    5.3 CERTAIN FILINGS. As promptly as practicable following the execution of this Agreement (a) the parties shall prepare and file with the Federal Trade Commission and the Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Purchaser is the primary "Acquiring Person" for purposes of the HSR Act and shall pay the required filing fee, (b) the parties shall prepare and file with the Securities and Exchange Commission (the "SEC") a joint proxy statement/prospectus to be distributed to the unit holders of Purchaser and the Trading Partnership in connection with the SF Unit Holders' Meeting and the KM Unit Holders' Meeting (the "Joint Proxy Statement/Prospectus") and to be part of the Registration Statement described below, (c) Purchaser shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") with respect to the issuance of the Purchaser Common Units to the Trading Partnership and the distribution by the Trading Partnership of such Purchaser Common Units to its partners, (d) Purchaser shall cause the Purchaser Common Units to be issued in the Liquidation Distribution to be listed on the New York Stock Exchange, and
(e) the parties hereto shall make all required filings under applicable state securities and blue sky laws, and under all federal and state laws relating to the pipelines operated by Purchaser and the Operating Partnership (including, without limitation, an application for approval by the California Public Utilities Commission). Each party hereto shall use its reasonable best efforts (other than qualifying to do business in any jurisdiction in which it is not now so qualified) to cause each filing made by it with any governmental body to become effective as promptly as possible. The Trading Partnership and Purchaser each agree to correct any information provided by it for use in the Registration Statement which shall have become false or misleading.

    5.4 SF UNIT HOLDERS' MEETING. The Trading Partnership will take all action necessary in accordance with and subject to applicable law and the Agreement of Limited Partnership of the Trading Partnership to convene a meeting of the holders of Trading Partnership Common Units (the "SF Unit Holders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon
(a) the adoption and approval of this Agreement, (b) the sale of substantially all of the assets of the Trading Partnership pursuant to this Agreement and (c) the dissolution of the Trading Partnership immediately upon the Closing Date pursuant to the terms of this Agreement and (d) if necessary, adoption of the Trading Partnership Agreement Amendment. Subject to the fiduciary duties of the Board of Directors of the SF General Partner and the Special Committee under applicable law, the recommendation of the Board of Directors of the SF General Partner that holders of Trading Partnership Common Units approve the items listed in this Section 5.4, together with a copy of the opinion referred to in
Section 3.11, shall be included in the Joint Proxy Statement/Prospectus.

    5.5 KM UNIT HOLDERS' MEETING. Purchaser will take all action necessary in accordance with and subject to applicable law and the Agreement of Limited Partnership of Purchaser to convene a meeting of the holders of Purchaser Common Units (the "KM Unit Holders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon the issuance of the Purchaser Common Units pursuant to this Agreement. Subject to the fiduciary duties of the Board of Directors of the KM General Partner under applicable law, the recommendation of the Board of Directors of the KM General Partner that holders of Purchaser Common Units approve the items listed in this Section 5.5 shall be included in the Joint Proxy Statement/Prospectus.

    5.6 AFFILIATES. Prior to the Closing Date, the Trading Partnership shall deliver to Purchaser a letter identifying all persons or entities who are, on the record date established for the SF Unit Holders' Meeting, "affiliates" of the Trading Partnership for purposes of Rule 145 under the Securities Act. The Trading Partnership shall use its reasonable best efforts to cause each such person or entity to deliver to Purchaser on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 5.6 hereto.

    5.7 FIRST MORTGAGE NOTES; CREDIT AGREEMENT. Commencing upon the execution of this Agreement, the Purchaser shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement of, and any actions required by, the requisite percentage of the holders of the First Mortgage Notes and the requisite banks under the Operating Partnership's Amended and Restated Credit Agreement dated as of August 11, 1997 ("Credit Agreement") and Purchaser's subsidiaries' bank credit agreements. The other parties hereto shall cooperate with the Purchaser as the Purchaser may reasonably request; provided, that all costs and expenses of obtaining such consents shall be borne solely by the Purchaser, regardless of whether the transactions contemplated by this Agreement are consummated.

    5.8 OTHER CONSENTS. Commencing upon the execution of this Agreement, (a) Purchaser and the SF General Partner shall seek to obtain any consents necessary to transfer title to, and thereafter shall use their respective reasonable best efforts to transfer title to, any assets used primarily in the business of the Operating Partnership from the SF General Partner to the Operating Partnership,
(b) if such consents are not obtained, the SF General Partner shall use its reasonable best efforts to take such other action as may be necessary to provide Purchaser with rights to such assets substantially equivalent to those held by the SF General Partner and (c) Purchaser and the SF General Partner shall seek to obtain the discharge of the SF General Partner from any liabilities or obligations arising out of or related to the Operating Partnership; provided, that all costs and expenses of obtaining such consents shall be borne solely by the Purchaser, if the transactions contemplated by this Agreement are consummated.

    5.9 NO SOLICITATION. Subject to Section 5.10 below, the SF General Partner (on behalf of itself, the Trading Partnership and the Operating Partnership) and the Trading Partnership agree that upon execution of this Agreement, they shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (a) the Acquired Interests, (b) the assets, business or securities of the Trading Partnership or the Operating Partnership, or (c) any other transaction similar to the transactions contemplated by this Agreement (collectively, the "Possible Alternatives"), and thereafter will not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by them, so long as this Agreement remains in effect, (i) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions with or engage in negotiations with or take any other action to facilitate, any inquiries, or the making of any proposal which constitutes or may reasonably be expected to lead to a Possible Alternative, (ii) to enter into an agreement with any person or entity, other than Purchaser or its affiliates, providing for a Possible Alternative, (iii) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person or entity, other than by Purchaser or its affiliates, or (iv) subject to the fiduciary duties of the SF General Partner, its Board of Directors and the Special Committee under applicable law, to withdraw or qualify the recommendation of the transactions contemplated by this Agreement by the Board of Directors of the SF General Partner.

    5.10 PERMITTED ACTIONS. Notwithstanding, the provisions of Section 5.9 above, the SF General Partner, the Trading Partnership and the Operating Partnership shall be entitled to take any action otherwise prohibited by Section
5.9 in response to any third party inquiry, contact or proposal received by them if (a) the initial inquiry, contact or proposal from any third party was not received in violation of Section 5.9 above, (b) the Special Committee shall have determined, in its good faith judgment, that any such otherwise prohibited action may lead to the negotiation and consummation of a Possible Alternative that in the opinion of the Special Committee may be more beneficial than the transactions contemplated by this Agreement, taken as a whole, to the holders of limited partnership interests in the Trading Partnership other than the SF General Partner and its affiliates (a "Superior Transaction") and (c) the Special Committee shall have determined, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with the SF General Partner's or its Board of Directors' fiduciary duties to holders of Trading Partnership Common Units under applicable law; provided, that none of the SF General Partner, the Trading Partnership or the Operating Partnership may execute a binding agreement to effect a Superior Transaction unless this Agreement has first been terminated as provided in
Section 8.1. The SF General Partner, the Trading Partnership and the Operating Partnership agree that each of them will notify Purchaser immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter shall keep Purchaser informed, on a current basis, on the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

    5.11 INDEMNIFIED DEBT. Following the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3, the Operating Partnership shall not
(a) prepay, defease, purchase or otherwise retire any of the Indemnified Debt (unless such Indemnified Debt is simultaneously replaced with an equivalent amount of new Indemnified Debt providing for no greater amortization), (b) modify any of the Indemnified Debt so as to eliminate or limit the recourse liability of the Operating Partnership or the general partner of the Operating Partnership with respect thereto, (c) merge or consolidate with or otherwise become a corporation for federal income tax purposes or limited liability company, (d) cause or permit any other person or entity (other than the Operating Partnership, the KM General Partner and New LP) to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Indemnified Debt, or (e) take or fail to take any other action (other than the payment of the Indemnified Debt as originally scheduled) that would result in the share of the Indemnified Debt which is allocated to the SF General Partner for purposes of Section 752 of the Internal Revenue Code of 1986 and Treasury Regulations promulgated thereunder (the "Code") pursuant to the Debt Indemnity to be reduced below $190 million; provided, however, that the Operating Partnership shall not be required to do any of the foregoing with respect to an amount in excess of $190 million and such covenants shall not apply to any indebtedness of Purchaser or any of its other affiliates. Following the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3, the Purchaser shall cause the Operating Partnership or its successor to continue in existence and to remain subject to at least $190 million of Indemnified Debt. In addition, the Operating Partnership shall use its reasonable best efforts to refinance scheduled principal payments on the Indemnified Debt with sufficient recourse debt so that at all times until the termination of the Debt Indemnity pursuant to Section 9.3 hereof, the amount of Indemnified Debt which is allocable to the SF General Partner for purposes of Section 752 of the Code shall not be less than $190 million. Following the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3 (i) the Operating Partnership shall use its reasonable best efforts to not take or omit to take any action, if such action or omission (with the giving of notice or the passing of time, or both) would constitute a breach of, or give rise to a default or event of default under, any Indemnified Debt, and (ii) the SF General Partner shall have the right, but not the obligation, to arrange for the refinancing described above if and only if the Operating Partnership is unable to do so in accordance with this paragraph. From and after the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3, the Operating Partnership shall furnish to the SF General Partner, (A) within 30 days after the end of each fiscal quarter, a certificate of the chief financial officer of Purchaser, stating that (1) at least $190 million of Indemnified Debt is outstanding, and (2) no event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under any Indemnified Debt has occurred, or if any such event has occurred, describing such event and the action the Purchaser intends to take with respect thereto, (B) concurrently with providing them to the lenders, agents or trustees in respect of the Indemnified Debt, copies of any compliance certificates, together with any attachments thereto, required pursuant to any Indemnified Debt, (C) promptly upon obtaining knowledge thereof, a description, in reasonable detail, of any event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under the Indemnified Debt and (D) such other documents or information as the SF General Partner may reasonably request relating specifically and primarily to the Indemnified Debt or the Debt Indemnity. The Operating Partnership shall prepare and file applicable tax returns consistent with the allocation of the Indemnified Debt to the SF General Partner.

    5.12 TRANSFER. The SF General Partner and the KM General Partner shall cooperate in (a) causing the Operating Partnership to take all actions necessary to comply with applicable requirements of environmental laws concerning the transfer of property, assets, stock or a business, including without limitation the filing with appropriate permitting agencies of all notices required in reference to the change in ownership for the purpose of effecting the transfer or issuance of the permits required under environmental laws for the operation and the conduct of the business of the Operating Partnership ("Environmental Permits"), (b) effectuating the issuance or transfer, as promptly as is reasonably possible on or after the Closing Date, of all Environmental Permits and any other licenses or permits ("Other Permits") required as of the Closing Date, and (c) identifying, preparing and filing any notices or reports required from the KM General Partner in connection with the transfer or issuance of the required Environmental Permits and Other Permits. For the interim period from the Closing Date until such time as the required Environmental Permits and the Other Permits in form and substance reasonably satisfactory to the KM General Partner shall be transferred to or issued, and to the extent permitted by law, the SF General Partner, on behalf of the Operating Partnership, authorizes the Operating Partnership after acquisition by the KM Parties to operate under and utilize the Operating Partnership's existing Environmental Permits and Other Permits.

    5.13 FURTHER ACTION; REASONABLE BEST EFFORTS. From the date hereof through the Closing Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperating in the preparation and filing of the Joint Proxy Statement/Prospectus and Registration Statement, and any amendments to any thereof, (ii) using its reasonable best efforts to obtain all Required Consents and (iii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities or authorities and parties to contracts as are necessary for the consummation of the transaction contemplated by this Agreement and to fulfill the conditions to the consummation of this Agreement; provided that the KM General Partner shall be primarily responsible for obtaining or transferring all required licenses, permits and authorizations, and the SF General Partner shall cooperate in such process as reasonably requested by the KM General Partner. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any governmental entity or authority in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each part to this Agreement shall use their reasonable best efforts to take all such necessary action.

    5.14 NOTIFICATION OF CERTAIN MATTERS. The Trading Partnership shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Trading Partnership, of (i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the SF Parties, on one hand, and the KM Parties, on the other, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.15 CERTAIN INDEBTEDNESS. Except as otherwise contemplated herein (including, without limitation, Section 5.19), at or prior to the Closing, the SF General Partner shall cause the Trading Partnership and the Operating Partnership to fully repay or capitalize any indebtedness owed by the Trading Partnership and the Operating Partnership to any of the other SF Parties or their affiliates, and all other intercompany accounts between the Operating Partnership and the Trading Partnership on the one hand and the other SF Parties on the other hand, shall be eliminated by contribution to capital, dividend or payment.

    5.16 FINANCIAL STATEMENTS. At least three days prior to Closing, the SF General Partner shall deliver to the KM General Partner the Trading Partnership's and the Operating Partnership's unaudited consolidated and consolidating balance sheet as at the end of the month immediately prior to Closing or if impracticable, the next prior month ("Closing Balance Sheet Date") and the related consolidated statement of income, cash flows and unit holders' equity for the period ended as of the Closing Balance Sheet Date, each pro forma for the adjustments and eliminations specified in Section 5.15 (collectively, the "Closing Financial Statements"). The Closing Financial Statements shall have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the consolidated financial position of the Trading Partnership and the Operating Partnership as of the respective dates set forth therein and the results of operations and cash flows for the Trading Partnership and the Operating Partnership for the respective fiscal periods set forth therein.

    5.17 MERGER OF NEW LP. From the Closing Date until the second anniversary thereof, Purchaser shall not merge the Operating Partnership with New LP.

    5.18 NO PUBLIC ANNOUNCEMENT. Immediately upon the execution of this Agreement, the parties hereto shall issue a press release with respect to the execution hereof and the transactions contemplated hereby which press release shall be reasonably satisfactory to the KM General Partner and the SF General Partner. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the SF General Partner or the KM General Partner, as applicable (other than as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange, in which event the party making the public announcement or press release shall notify the SF General Partner or the KM General Partner, as applicable, in advance of such public announcement or press release), which approval shall not be unreasonably withheld or delayed except that the KM General Partner and the SF General Partner may respond to telephone inquiries, conduct conversations and otherwise communicate with securities analysts and may respond to inquiries from the news media.

    5.19  EXPENSES.

    (a) If the Closing occurs,

        (i) the SF General Partner will be reimbursed by the Operating Partnership for the fees and expenses of the Special Committee's financial advisors and counsel, all SEC, HSR, California Public Utilities Commission, Federal Communications Commission and other filing fees and expenses related to the transactions contemplated by this Agreement, all fees and expenses associated with the SF Unit Holders' Meeting (including, without limitation, the preparation, printing and mailing of the

    Joint Proxy Statement/Prospectus and the solicitation of proxies for use at the SF Unit Holders' Meeting), in each case, to the extent incurred by the SF General Partner; provided, however, that the SF General Partner will not be reimbursed by the Operating Partnership or the Trading Partnership for any fees and expenses in connection with this Agreement and the transactions contemplated hereby of the SF General Partner's financial advisor, JP Morgan Securities, its counsel, Mayer, Brown & Platt, its independent accountants, Price Waterhouse LLP, or any Losses for which it is obligated to provide an indemnity pursuant to Section 9.2;

        (ii) from time to time after the Closing Date, promptly upon request, Purchaser will (and will cause the Operating Partnership to) reimburse the SF General Partner for all amounts for which the Trading Partnership would have had a reimbursement obligation under Section 6.4(b) of the Trading Partnership Agreement (including without limitation post-retirement life insurance and medical insurance employment benefits for former employees), except where such reimbursement would be inconsistent with (i) above and except that no such reimbursement shall be required with respect to the General Partner's or its affiliates' accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses (including overhead charges), salaries, fees and other compensation and benefit expenses of employees, officers and directors, other administrative or overhead expenses and any related legal expenses (other than post-retirement life insurance and medical insurance employment benefits) after the second anniversary of the Closing Date; and

       (iii) other than as set forth in Section 9.8, none of the KM Parties, New LP, the Trading Partnership, the Operating Partnership or their respective successors or assigns shall seek or otherwise be entitled to any recovery, indemnification or other benefit under any insurance policy owned or maintained by any direct or indirect parent corporation of Holdings.

    (b) If the Closing does not occur, the KM Parties and the SF Parties, respectively, shall bear their own fees and expenses except as otherwise contemplated by Section 8.2(b).


    5.20 NYSE LISTING. Purchaser shall cause the Purchaser Common Units to be issued in the Liquidation Distribution to be approved for listing on the New York Stock Exchange on or prior to the Closing.


    5.21. CONSISTENT TAX REPORTING. For federal income tax purposes, Purchaser shall report the transactions contemplated by this Agreement in a manner consistent with the descriptions of tax opinions set forth in Sections 6.3(d)(i) and (to the extent relevant) 6.3(d)(ii).

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of the parties hereto to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

    (a) PURCHASER'S UNIT HOLDERS. Each of the items described in Section 5.5 to be submitted to the unit holders of Purchaser at the KM Unit Holders' Meeting shall have been approved by a vote of the holders of a majority of the issued and outstanding Purchaser Common Units.

    (b)  TRADING PARTNERSHIP'S UNIT HOLDERS.  Each of the items described in
Section 5.4 to be submitted to the unit holders of the Trading Partnership at the SF Unit Holders' Meeting shall have been approved by the requisite vote of the holders of the issued and outstanding Trading Partnership Common Units.

    (c) FIRST MORTGAGE NOTES; CREDIT AGREEMENT. If required, the parties shall have received the consent to the transactions contemplated pursuant to this Agreement from (i) holders of the requisite percentage of the First Mortgage Notes, and (ii) the requisite lenders under the Credit Agreement of the Operating Partnership.

    (d) KINDER MORGAN CREDIT AGREEMENT. The parties shall have received the consent to the transactions contemplated pursuant to this Agreement from the requisite Lenders pursuant to that certain Credit Agreement dated as of February 14, 1997 among Kinder Morgan Operating L.P. "B", as borrower, and First Union National Bank as Agent for the signatory Lenders (including consent in favor of Purchaser as borrower's guarantor thereunder); and the consent of the requisite Lenders pursuant to that certain Credit Agreement dated as of February 14, 1997 between Kinder Morgan, Inc., as borrower, and First Union National bank, as agent for the signatory Lenders.

    (e) CALIFORNIA PUC APPROVAL. The parties shall have received all required approvals from the California Public Utilities Commission.

    (f) HSR ACT. The applicable waiting periods under the HSR Act shall have expired or been terminated.

    (g) ESCROW AGREEMENT. The Escrow Agreement shall be executed and delivered at or prior to the Closing.

    (h) OPERATING PARTNERSHIP AGREEMENT. The Amended and Restated Operating Partnership Agreement shall be executed and delivered at or prior to the Closing.

    (i) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order and the Purchaser Common Units to be issued in the Liquidation Distribution shall be approved for listing on the New York Stock Exchange.

    (j) GOVERNMENTAL APPROVALS. The parties shall have received all other governmental consents and approvals, the absence of which would be reasonably likely to have a Material Adverse Effect on the Purchaser, the Operating Partnership or the Trading Partnership.

    (k) NO GOVERNMENTAL RESTRAINT. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other order of any court or governmental body prohibiting the Closing of the transactions contemplated by this Agreement.

    (l) VREDS. Prior to the date of the Joint Proxy Statement/Prospectus, the Board of Directors of the SF General Partner, the Special Committee and the KM General Partner shall have agreed on a mutually satisfactory plan for addressing issues associated with the exchangeability of the VREDs, and such arrangement shall have been accepted by holders of a number of VREDs mutually satisfactory to the SF General Partner, the Special Committee and the KM General Partner.

    6.2 CONDITIONS TO THE KM PARTIES' OBLIGATIONS. The obligation of the KM Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

    (a) NO MATERIAL ADVERSE CHANGE. Since the date hereof there shall not have occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Trading Partnership or the Operating Partnership, and the KM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the SF General Partner certifying to the matters set forth in this Section 6.2(a).

    (b) REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the SF Parties set forth herein which are qualified as to materiality shall be true and correct as of the Closing, as if remade on the date thereof and the representations and warranties of the SF Parties set forth herein which are not so qualified shall be true and correct in all material respects as of the Closing, as if remade on the date thereof, and each of the SF Parties shall have performed in all material respects all of the obligations of such party hereunder, and the KM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the SF General Partner certifying to the matters set forth in this Section 6.2(b).

    (c) FIRPTA CERTIFICATE. The Trading Partnership shall have provided the Purchaser with a FIRPTA certificate certifying that such Seller is not a "foreign person" within the meaning of Treasury Regulation 1.1445-2(b).

    (d) AUTHORITY ON BANK ACCOUNTS. The SF General Partner shall have, as of the Closing Date, caused the Trading Partnership and the Operating Partnership to cancel the authority of each person to draw checks on or withdraw funds from any of the bank accounts maintained by the Trading Partnership and the Operating Partnership, except for any person designated by the Purchaser in writing prior to the Closing, and shall provide to the Purchaser evidence of said cancellation.

    (e) TAX OPINION. The Purchaser shall have received an opinion dated as of the Closing Date of Mayer, Brown & Platt, counsel to the Trading Partnership (i) that the transactions contemplated by this Agreement, including but not limited to the acquisition of the Common Unit Operating Partnership LP Interest by Purchaser and the liquidation of the Trading Partnership, will not result in the recognition of income, gain, loss or deduction for federal income tax purposes by the holders of the Common Units in the Trading Partnership (other than the SF General Partner and any income, gain, loss or deduction of such holder with respect to a fractional interest in Purchaser for which the holder receives cash), (ii) that, for federal income tax purposes, the holding period of the Purchaser Common Units received in the Liquidation Distribution by the holders of Common Units in the Trading Partnership either will include the holding period of the Trading Partnership Common Units surrendered in exchange therefor, or will include the period beginning with the date the Trading Partnership acquired the Common Unit Operating Partnership LP Interest (in the latter case, with the exception of any shorter holding period arising as a result of the deemed receipt by the Trading Partnership of a partnership interest in exchange for an asset that is neither a capital asset nor a Section 1231 asset (as such terms are defined in the Code) (or in exchange for a partnership interest deemed to have been acquired in exchange for such an asset) as a result of one or more deemed terminations of the Operating Partnership under Section 708(b)(1)(B) of the Code), (iii) that (based on certain factual representations), immediately prior to the Closing, and for all taxable years of its existence, each of the Trading Partnership and the Operating Partnership (and each other partnership or limited liability company in which the Trading Partnership owns a direct or indirect interest) has been a partnership for federal income tax purposes and the Trading Partnership has qualified for the passive type income exception under Section 7704(c)(1) of the Code, and (iv) that the Joint Proxy Statement/Prospectus accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of the transactions contemplated hereby. Such opinions and representations shall be reasonably satisfactory in form and substance to the Purchaser, and no such opinion shall have been withdrawn or modified in any material respect.

    (f) FAIRNESS OPINION. The Goldman Opinion shall have been reaffirmed in writing as of the date of the Joint Proxy Statement/Prospectus.

    (g) TAX OPINION. The Purchaser shall have received an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that (i) (based on certain factual representations) the Purchaser is, and each partnership and limited liability company in which Purchaser owns a direct or indirect interest (other than Mont Belvieu Associates, the interests in which are held by Purchaser through a corporation) has at all times prior to the Closing been, and after the Closing will continue to be, a partnership for federal income tax purposes, (ii) the Purchaser is not and will not be treated as an "electing 1987 partnership" within the meaning of Section 7704(g) of the Code, and (iii) the description in the Joint Proxy Statement/Prospectus and Registration Statement accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of holding and disposing of Purchaser Common Units subsequent to the Closing of the transactions contemplated hereby (but such opinion may refer to and rely upon the opinion of Mayer, Brown & Platt referred to in Section 6.2(e) hereof as to matters contained therein). Such opinions and representations shall be reasonably satisfactory in form and substance to the Purchaser, and no such opinions shall have been withdrawn or modified in any material respect.

    6.3 CONDITIONS TO THE SF PARTIES' OBLIGATIONS. The obligation of the SF Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

    (a) NO MATERIAL ADVERSE CHANGE. Since the date hereof there shall not have occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser or any of its significant subsidiaries, taken as a whole, and the SF General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the KM General Partner certifying to the matters set forth in this
Section 6.3(a).

    (b) REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the KM Parties set forth herein which are qualified as to materiality shall be true and correct as of the Closing, as if remade on the date thereof and the representations and warranties of the KM Parties set forth herein which are not so qualified shall be true and correct in all material respects as of the Closing, as if remade on the date thereof, and each of the KM Parties shall have performed in all material respects all of the obligations of such party hereunder, and the SF General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the KM General Partner certifying to the matters set forth in this Section 6.3(b).

    (c) TAX OPINION. The Trading Partnership shall have received an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that (i) (based on certain factual representations) the Purchaser is, and each partnership and limited liability company in which Purchaser owns a direct or indirect interest (other than Mont Belvieu Associates, the interests in which are held by Purchaser through a corporation) has at all times prior to the Closing been, and after the Closing will continue to be, a partnership for federal income tax purposes, (ii) the Purchaser is not and will not be treated as an "electing 1987 partnership" within the meaning of
Section 7704(g) of the Code, and (iii) the description in the Joint Proxy Statement/Prospectus and Registration Statement accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of holding and disposing of Purchaser Common Units subsequent to the Closing of the transactions contemplated hereby (but such opinion may refer to and rely upon the opinion of Mayer, Brown & Platt referred to in Section 6.2(e) hereof as to matters contained therein). Such opinions and representations shall be reasonably satisfactory in form and substance to the SF General Partner and the Special Committee, and no such opinions shall have been withdrawn or modified in any material respect.

    (d) TAX OPINION. The Trading Partnership shall have received an opinion dated as of the Closing Date of Mayer, Brown & Platt, counsel to the Trading Partnership (i) that the transactions contemplated by this Agreement, including but not limited to the acquisition of the Common Unit Operating Partnership LP Interest by Purchaser and the liquidation of the Trading Partnership, will not result in the recognition of income, gain, loss or deduction for federal income tax purposes by the holders of the Common Units in the Trading Partnership (other than the SF General Partner and any income, gain, loss or deduction of such holder with respect to a fractional interest in Purchaser for which the holder receives cash), (ii) that, for federal income tax purposes, the holding period of the Purchaser Common Units received in the Liquidation Distribution by the holders of Common Units in the Trading Partnership either will include the holding period of the Trading Partnership Common Units surrendered in exchange therefor, or will include the period beginning with the date the Trading Partnership acquired the Common Unit Operating Partnership LP Interest (in the latter case, with the exception of any shorter holding period arising as a result of the deemed receipt by the Trading Partnership of a partnership interest in exchange for an asset that is neither a capital asset nor a Section 1231 asset (as such terms are defined in the Code) (or in exchange for a partnership interest deemed to have been acquired in exchange for such an asset) as a result of one or more deemed terminations of the Operating Partnership under Section 708(b)(1)(B) of the
Code), (iii) that (based on certain factual representations), immediately prior to the Closing, and for all taxable years of its existence, each of the Trading Partnership and the Operating Partnership (and each other partnership or limited liability company in which the Trading Partnership owns a direct or indirect interest) has been a partnership for federal income tax purposes and the Trading Partnership has qualified for the passive type income exception under Section 7704(c)(1) of the Code, and (iv) that the Joint Proxy Statement/Prospectus accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of the transactions contemplated hereby. Such opinions and representations shall be reasonably satisfactory in form and substance to the SF General Partner and the Special Committee, and no such opinion shall have been withdrawn or modified in any material respect.

    (e) LIQUIDATION DISTRIBUTION. Purchaser shall have delivered to the Trading Partnership, an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that, (i) when issued, the Purchaser Common Units to be issued in the Liquidation Distribution will be
(A) fully paid, non-assessable and freely transferable (except with respect to persons deemed to be underwriters pursuant to Rule 145(c) under the Securities
Act) Purchaser Common Units and (B) approved for listing on the New York Stock Exchange, subject to official notice of issuance, and (ii) the Liquidation Distribution has been validly registered under the Securities Act, and, to such counsel's knowledge, no stop order is in effect with respect thereto.

    (f) FAIRNESS OPINION. The Smith Barney Opinion shall have been reaffirmed in writing as of the date of the Joint Proxy Statement/Prospectus.

    (g) PENDING CLAIMS. On the intended Closing Date, there shall not be pending in any court of competent jurisdiction any claim for money damages for which indemnity may be sought pursuant to Section 9.2(b) unless, the KM General Partner, Purchaser and New LP (i) shall have each waived their right to indemnification pursuant to Section 9.2(b) or (ii) demonstrated to the satisfaction of the SF General Partner that such claim has been settled or compromised on terms acceptable to the SF General Partner.

    (h) INCREASED DISTRIBUTION. Prior to the Closing Date, Purchaser shall have publicly announced that, if the Closing occurs, it intends to increase its regular quarterly distribution to holders of Purchaser Common Units to at least $0.5625 per Purchaser Common Unit.

                                  ARTICLE VII
                        EMPLOYEES AND EMPLOYEE BENEFITS

    7.1 SEVERANCE OBLIGATIONS. All costs of severance (a) under the Santa Fe Pacific Pipelines Inc. Severance Program which became effective on October 30, 1987, as amended ("Severance Program") (including related litigation costs but other than accrued or earned vacation) with respect of the employees employed by SF General Partner in connection with the business of the Trading Partnership and the Operating Partnership (i) not hired by KM General Partner at Closing and not otherwise retained by the SF General Partner or the KM General Partner beyond three months from Closing, or (ii) hired by the KM General Partner at Closing and terminated within one year (collectively, the employees in clauses
(i) and (ii) are referred to herein as, the "Employees"), (b) under Section 7 of those certain Employment Agreements , as amended ("Employment Agreements") by and between the SF General Partner and Messrs. Toole, Cunningham, Boarts, Pearl, Abboud and Edwards on account of a "Change of Control" or "BNSF Change in Control" (both as defined in the Employment Agreements) except for any "Tax Gross-Up Payment" as defined in the Employment Agreements, (c) amounts related to payments under the stock, phantom stock, unit or phantom unit plans maintained by the SF General Partner and identified on Schedule 7.1(c) which would be payable as a result of the transactions contemplated hereby, or (d) arising by operation of law, shall be for the Purchaser's account, and Purchaser shall indemnify, defend and hold harmless the SF General Partner from and against, and shall promptly reimburse the SF General Partner for, all Losses relating thereto; provided, that the SF General Partner shall not be entitled to indemnity for, and shall reimburse the Purchaser for, the first $4.5 million of such costs.

    7.2 SEVERANCE PROCESS. The parties hereto agree that the severance process shall be conducted in good faith in accordance with any applicable benefit plans and agreements of the SF General Partner and shall be controlled by the KM General Partner; provided, that the KM General Partner shall complete all initial notifications to Employees of such severance within thirty days from the Closing.

    7.3 INCREASED SEVERANCE COSTS. Except as otherwise contemplated or permitted by this Agreement (including, without limitation, Section 5.2(a) and(d) hereof), the SF General Partner shall take no action that would reasonably be expected to result in increased severance cost obligations to Purchaser or its affiliates as set forth in Section 7.1 hereof without the prior written consent of the KM General Partner, and the SF General Partner shall take all actions consistent with this Agreement (to the extent permitted by law and the applicable benefit plans and agreements of the SF General Partner) reasonably requested by the KM General Partner in connection with the severance of the Employees. Attached hereto as Exhibit 7.3 is an amendment to the Severance Program which is hereby adopted by the SF General Partner and is hereby approved by Purchaser.

    7.4 EMPLOYMENT BY SF GENERAL PARTNER. The SF General Partner agrees that in the event the SF General Partner or its affiliates at any time during the period beginning three months after the Closing until one year after the Closing employ any Employee, the SF General Partner shall promptly pay to Purchaser an amount equal to the total severance benefit, if any, paid to such Employee by Purchaser pursuant to this Section 7.4 multiplied by a fraction the numerator of which is the number of months remaining in the above-described period after the date of such employment and the denominator of which is 12.

    7.5  EMPLOYEE BENEFIT PLANS.  Except as otherwise provided in Section 7.1 or
Section 5.19(a)(ii), the Purchaser shall have no other liabilities or obligations, contingent or otherwise, under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), any employment agreements (or consulting agreements with natural persons) or any employee compensation plan, including without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus, health, life, disability or fringe benefit plan sponsored or maintained by any of the SF Parties or any other entity in the same "control group" of organizations (as defined in Sections 414(b), (e), (m) or (o) of the Code) of which any of the SF Parties are members.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 EVENTS OF TERMINATION. Notwithstanding any other provision hereof, this Agreement may be terminated as set forth below.

    (a) CONSENT. By the KM General Partner and the SF General Partner upon their mutual written agreement.

    (b) FAILURE OF KM PARTIES. By the SF General Partner in writing if any of the KM Parties shall (i) fail to perform in any material respect their respective agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach, either individually or in the aggregate, would constitute grounds for the SF Parties not to consummate the transactions contemplated hereby pursuant to Section 6.3, if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by the SF General Partner to the KM General Partner, specifying in reasonable detail the nature of such breach.

    (c) FAILURE OF SF PARTIES. By the KM General Partner in writing if any of the SF Parties shall (i) fail to perform in any material respect their respective agreements contained herein required to be performed by then on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach, either individually or in the aggregate, would constitute grounds for the KM Parties not to consummate the transactions contemplated hereby pursuant to Section 6.2, if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by the KM General Partner to the SF General Partner, specifying in reasonable detail the nature of such breach.

    (d) ORDERS. By either the KM General Partner or the SF General Partner in writing if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on any of the SF Parties or the KM Parties, which prohibits or restrains any of such parties from consummating the transactions contemplated hereby, provided that all of such parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such court or governmental or regulatory agency.

    (e) OUTSIDE DATE. By either the KM General Partner or the SF General Partner in writing if the Closing has not occurred by March 16, 1998; provided, that no party whose breach hereof or failure to negotiate in good faith has been the cause of the failure shall have the right to terminate this Agreement under this Section 8.1(e); and provided, further, that if additional time is required to obtain the approval of the California Public Utilities Commission, then such date shall be extended as required to obtain such approval, but in no event beyond June 30, 1998.

    (f) FAILURE OF UNIT HOLDERS TO APPROVE. By either the KM General Partner or the SF General Partner in writing if the approval of the Purchaser's or the Trading Partnership's unit holders required under this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such unit holders or any adjournment thereof.

    (g) MAE OF SF PARTIES. By the KM General Partner upon the occurrence of any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Trading Partnership or the Operating Partnership.

    (h) MAE OF KM PARTIES. By the SF General Partner upon the occurrence of any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser and its significant subsidiaries, taken as a whole.

    (i) SUPERIOR TRANSACTION. By the SF General Partner acting through the Special Committee if the Special Committee determines that a Possible Alternative would constitute a Superior Transaction.

    (j) SF RECOMMENDATION. By the KM General Partner if the SF Board of Directors or the Special Committee withdraws, modifies or changes in a manner adverse to Purchaser its recommendation that the holders of Trading Partnership Common Units approve the transactions contemplated by this Agreement to be approved by them.

    (k) KM RECOMMENDATION. By the SF General Partner if the Board of Directors of the KM General Partner withdraws, modifies or changes in a manner adverse to the SF Parties its recommendation that the holders of Purchaser Common Units approve the transactions contemplated by this Agreement to be approved by them.

    (l) PURCHASER AVERAGE PRICE. By the SF General Partner, the Special Committee or the KM General Partner if the Purchaser Average Price is less than $31.32 or greater than $46.98 on any day after the date of this Agreement up to and including the Closing Date. The term "Purchaser Average Price" means the average of the daily high and low trading prices of Purchaser Common Units on the New York Stock Exchange on each of the 20 trading days ending the third trading day prior to the date as of which the calculation is made.

    8.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

    (a)  NO LIABILITY.  If this Agreement is terminated as permitted under
Section 8.1 (other than as permitted under Section 8.1(i)), no party hereto (or its officers or directors) will have any liability or further obligation to any other party to this Agreement, except for obligations pursuant to the last sentence of Section 5.1 hereof and any liability resulting from the breach hereof.

    (b) EXPENSE REIMBURSEMENT. If this Agreement is terminated as permitted under Section 8.1(i), or, during the pendency of a Superior Transaction, as permitted under Section 8.1(j), then the SF General Partner shall have the obligation to pay or cause to be paid to Purchaser its actual third party expenses arising out of the transactions contemplated hereby up to a maximum of $2.5 million, and upon receipt of such amount the KM Parties shall have no further recourse or claim against any party hereto. No obligations of the SF General Partner, the Trading Partnership or the Operating Partnership under this Agreement shall be terminated until such payment has been made.

    (c) SPECIFIC PERFORMANCE. The parties hereto acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties hereto further agree and stipulate that if the Closing does not occur because of the willful failure of the SF Parties, on the one hand, or the KM Parties, on the other hand, to perform their respective obligations hereunder, (i) monetary damages and any other remedy at law will not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party hereto agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement, and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

    (d) OTHER REMEDIES. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

                                   ARTICLE IX
                                INDEMNIFICATION

    9.1 INDEMNIFICATION OF CERTAIN SF PARTIES. The Purchaser, from and after the Closing, shall (and shall cause the Operating Partnership to) indemnify and hold harmless the SF General Partner, Holdings and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all losses, costs, damages, expenses, liabilities and claims (collectively, "Losses") arising or resulting from, or relating to (a) the Trading Partnership or the Operating Partnership (whether prior to or after the Closing) (including, without limitation, the Sparks, Nevada environmental matters and any obligations pursuant to that certain Promissory Note made October 6, 1997 in the amount of $8 million and payable to Andrew B. Krafsur, in his capacity as Chapter 7 Trustee for the Bankruptcy Estate of El Paso Refinery, L.P. and the settlement agreement to which such note relates, (b) the VREDs, except as set forth in Section 1.4, (c) the severance costs referred to in
Article VII in excess of the $4.5 million referred to in Section 7.1 or any action taken by Purchaser or the KM General Partner in connection therewith, and
(d) the amounts referred to in Section 5.19(a)(ii), except in each case for Losses for which the SF General Partner is indemnifying the Purchaser and it affiliates pursuant to Section 9.2 below. Without limiting the generality of the foregoing, from and after the Closing the Purchaser shall indemnify and hold harmless the SF General Partner, Holdings and their respective stockholders, officers, directors, affiliates, successors and assigns (including any person who has acted in any such capacity at any time prior to Closing), in the manner set forth in Section 6.7 of the Trading Partnership Agreement, from and against all Losses from which such persons, or any of them, would have been entitled to be indemnified pursuant to Section 6.7 of the Trading Partnership Agreement except in each case for Losses for which the SF General Partner is indemnifying the Purchaser and its affiliates pursuant to Section 9.2 below.

    9.2  INDEMNIFICATION OF THE KM PARTIES.

    (a) DEBT INDEMNITY. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner and New LP from and against any and all Losses arising or resulting from, or relating to any payments that New LP, as the general partner of the Operating Partnership, or the KM General Partner, as general partner of New LP, is required to make (and makes) from its own funds (after prior recourse is had to the assets of the Operating Partnership) with respect to the First Mortgage Notes and any refinancing, refunding or replacement thereof ("Indemnified Debt"), due to the inability of the Operating Partnership to pay or refinance any such Indemnified Debt from the assets of the Operating Partnership. The indemnity described in this Section 9.2(a) ("Debt Indemnity") shall be limited to the amount of $190 million. The SF General Partner shall be subrogated to such rights of New LP to the extent that the SF General Partner has made any payment in respect of the Debt Indemnity.

    (b) SPECIAL INDEMNITY. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner, Purchaser, New LP and their respective stockholders, unit holders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to any claim for money damages by any limited partner of the Trading Partnership (other than Purchaser and its affiliates) relating to the fairness of the transactions contemplated by this Agreement to such limited partners; provided, however, that any liability for fees and expenses of attorneys for any such limited partner of the Trading Partnership shall be borne in equal halves by the SF General Partner, on the one hand, and the KM General Partner, Purchaser and New LP, on the other hand.

    (c) OTHER INDEMNITY. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner, Purchaser, New LP, and their respective stockholders, unit holders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to ("Other Indemnity") (i) any material breach of the representation or warranty in Section 3.6 hereof, (ii) any taxes assessed against the Purchaser or KM General Partner due to the liquidation of the Trading Partnership pursuant to the terms of this Agreement, (iii) any claim by any holder of the VREDs or the First Mortgage Notes, or by any lender under the Credit Agreement (other than by Purchaser and its affiliates) with respect to the VREDs, the First Mortgage Notes or the Credit Agreement, to the extent relating to any act or omission of the SF General Partner, Holdings or their affiliates prior to Closing, if such claim has been asserted in writing prior to the Closing and does not arise from or relate to the transactions contemplated by this Agreement or any action or omission otherwise requested by Purchaser,
(iv) the fees and expenses referred to in Section 5.19(b), (v) any of the other liabilities or obligations set forth in Section 7.5 hereof or (vi) matters which are excluded from the reimbursement obligations provided for in Section 5.19(a)(ii).

    9.3 TERMINATION. All obligations of the SF General Partner (other than obligations with respect to payments that may become due as a result of any claims made by any holder of Indemnified Debt prior to date of termination) with respect to the Debt Indemnity shall terminate upon the delivery of a Put Notice or a sale pursuant to the exercise of the call rights described in Section 1.3 by the SF General Partner with respect to the Special Limited Partnership Interest. In addition, all obligations of the SF General Partner with respect to the Other Indemnity shall terminate on the second anniversary of the Closing.

    9.4 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

    9.5 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by counsel selected and employed by the indemnifying party and reasonably acceptable to the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. Provided that the indemnifying party acknowledges in writing that it is unconditionally obligated to provide such indemnification, the indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If such abandonment or compromise contemplates (i) the unconditional release of the indemnified party from all further Claims arising out of the subject matter thereof, (ii) no admission of culpability by the indemnified party and (iii) no restrictions on the future operations of the indemnified party, and the indemnified party nevertheless determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

    9.6 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel at the cost of the indemnifying party in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

    9.7 RIGHT TO PARTICIPATE. The indemnified party and the indemnifying party each agree to afford the other party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

    9.8 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by the amount of all tax benefits and other reimbursements credited to or received by the other party related to the applicable Losses and shall be increased by the amount of all tax liabilities and other disbursements to be paid or incurred by the other party related to the receipt of funds pursuant to the indemnity.

                                   ARTICLE X
                                 MISCELLANEOUS

    10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the Closing except for the representations and warranties contained in Section 3.6 by the SF General Partner, which shall survive, as to the SF General Partner, for a period of 2 years following the Closing Date. All covenants, agreements and indemnities contained herein which, by their terms, are to be performed after the Closing shall survive the Closing.

    10.2 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

          If to any of the SF Parties, addressed to:
           Santa Fe Pacific Pipelines, Inc.
           1100 Town & Country Road
           Orange, California 92868
           Attention: Mr. Irvin Toole, Jr.
           Telecopy: (714) 560-4602
           with a copy to:
           Burlington Northern Santa Fe Corporation
           2650 Lou Menk Drive
           Fort Worth, Texas 76131
           Attention: General Counsel
           Telecopy: (847) 352-7924
           with a copy to:
           Mayer, Brown & Platt
           190 South LaSalle Street
           Chicago, Illinois 60603-3441
           Attention: Mr. Richard S. Millard
           Telecopy: (312) 706-8172
           with a copy to:
           Gibson, Dunn & Crutcher
           333 S. Grand Avenue
           Los Angeles, California 90071
           Attention: Mr. Peter Zeigler
           Telecopy: (213) 229-6595
           If to any of the KM Parties, addressed to:
           Kinder Morgan Energy Partners, L.P.
           1301 McKinney Street, Suite 3450
           Houston, Texas 77010
           Attention: Mr. William V. Morgan
           Telecopy: (713) 844-9570

           with a copy to:
           Bracewell & Patterson, L.L.P.
           711 Louisiana, Suite 2900
           Houston, Texas 77002-2781
           Attention: Mr. David L. Ronn
           Telecopy: (713) 221-1212

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

    10.3 GOVERNING LAW. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (each a "Delaware Court") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that any such action, suit or proceedings may be brought or maintained only in a Delaware Court and in no other forum, (c) agrees that service of any process, summons, notice or document by U.S. Registered or certified mail to such party at the address specified in Section 10.2 shall be effective service of process in any such action, suit or proceeding in any Delaware Court, and (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby in any Delaware Court located in Wilmington, Delaware, and further irrevocably and unconditionally waives and agrees not to plead a claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

    10.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

    10.5 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of either the KM General Partner or the SF General Partner, as applicable, other than as set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

    10.6 SEVERABILITY. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

    10.7 HEADINGS. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.8 EXECUTION. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

    EXECUTED as of the date first set forth above.

                                SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                                BY SANTA FE PACIFIC PIPELINES, INC.,
                                ITS GENERAL PARTNER

                                By:             /s/ IRVIN TOOLE, JR.
                                     -----------------------------------------
                                               Name: Irvin Toole, Jr.
                                              TITLE: PRESIDENT AND CEO

                                SANTA FE PACIFIC PIPELINES, INC.

                                By:             /s/ IRVIN TOOLE, JR.
                                     -----------------------------------------
                                               Name: Irvin Toole, Jr.
                                              TITLE: PRESIDENT AND CEO

                                SFP PIPELINE HOLDINGS, INC.

                                By:             /s/ IRVIN TOOLE, JR.
                                     -----------------------------------------
                                               Name: Irvin Toole, Jr.
                                              TITLE: PRESIDENT AND CEO

                                KINDER MORGAN ENERGY PARTNERS, L.P.
                                BY KINDER MORGAN G.P., INC.
                                ITS GENERAL PARTNER

                                By:              /s/ THOMAS B. KING
                                     -----------------------------------------
                                                Name: Thomas B. King
                                                  TITLE: PRESIDENT

                                KINDER MORGAN G.P., INC.

                                By:              /s/ THOMAS B. KING
                                     -----------------------------------------
                                                Name: Thomas B. King
                                                  TITLE: PRESIDENT

EXHIBIT 5.6

                            Form of Affiliate Letter
                                     [Date]

Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

Ladies and Gentlemen:

    The undersigned, a holder of limited partnership common units ("Common Units") of Santa Fe Pacific Pipeline Partners, L.P., a Delaware master limited partnership, in connection with certain transactions (the "Transactions") may be entitled to receive limited partnership common units ("KM Units") of Kinder Morgan Energy Partners, L.P. (the "Partnership"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Partnership within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer any KM Units received by the undersigned in exchange for any Common Units pursuant to the Transactions may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

    The undersigned hereby represents to and covenants with the Partnership that the undersigned will not sell, assign or transfer any of the KM Units that the undersigned receives in exchange for Common Units pursuant to the Transactions except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145, or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Partnership or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

    In the event of a sale or other disposition by the undersigned of KM Units pursuant to Rule 145, the undersigned will supply the Partnership with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Partnership may instruct its transfer agent to withhold the transfer of any KM Units disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of KM Units sold as indicated in the letter.

    The undersigned acknowledges and agrees that the appropriate legends will be placed on certificates representing KM Units received by the undersigned in the Transactions or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Partnership from independent counsel reasonably satisfactory to the Partnership to the effect that such legends are no longer required for purposes of the Act.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of KM Units and (ii) the receipt by the Partnership of this letter is an inducement to the Partnership's obligations to consummate the Transactions.

                                          Very truly yours,

                                          [Name]

                                                                         ANNEX I
                                                                  TO EXHIBIT 5.6

                                     [Date]

Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

Ladies and Gentlemen:

    On             the undersigned sold the limited partnership common units
("Units") of Kinder Morgan Energy Partners, L.P., a Delaware master limited partnership (the "Partnership"), described below in the space provided for that purpose. The Units were received by the undersigned in connection with the transactions between the Partnership and Santa Fe Pacific Pipeline Partners, L.P.

    Based upon the most recent report or statement filed by the Partnership with the Securities and Exchange Commission, the Units sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The undersigned hereby represents that the Units were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Units, and that the undersigned has not made any payment in connection with the offer or sale of the Units to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

                                          [Name]

[Provide description of Units in space provided below]

                                    ANNEX B
                        OPINION OF GOLDMAN, SACHS & CO.
                           (TO BE FILED BY AMENDMENT)

                                    ANNEX C
                          OPINION OF SMITH BARNEY INC.



                           (TO BE FILED BY AMENDMENT)

                                    ANNEX D
                           KMEP PARTNERSHIP AGREEMENT

                                                                         ANNEX D


                     SECOND AMENDED AND RESTATED AGREEMENT
                                       OF
                              LIMITED PARTNERSHIP
                                       OF
                      KINDER MORGAN ENERGY PARTNERS, L.P.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
ARTICLE I            ORGANIZATIONAL MATTERS................................................................           1
      1.1            Formation and Continuation............................................................           1
      1.2            Name..................................................................................           1
      1.3            Registered Office; Principal Office...................................................           1
      1.4            Power of Attorney.....................................................................           1
      1.5            Term..................................................................................           2
      1.6            Possible Restrictions on Transfer.....................................................           2
ARTICLE II           DEFINITIONS...........................................................................           3
                                                                                                                      3
      "Additional Limited Partner".........................................................................
                                                                                                                      3
      "Adjusted Capital Account"...........................................................................
                                                                                                                      3
      "Adjusted Property"..................................................................................
                                                                                                                      3
      "Affiliate"..........................................................................................
                                                                                                                      3
      "Agreed Allocation"..................................................................................
                                                                                                                      3
      "Agreed Value".......................................................................................
                                                                                                                      4
      "Agreement"..........................................................................................
                                                                                                                      4
      "API"................................................................................................
                                                                                                                      4
      "Arrearage Elimination Date".........................................................................
                                                                                                                      4
      "Assignee"...........................................................................................
                                                                                                                      4
      "Available Cash".....................................................................................
                                                                                                                      5
      "Book-Tax Disparity".................................................................................
                                                                                                                      5
      "Business Day".......................................................................................
                                                                                                                      5
      "Capital Account"....................................................................................
                                                                                                                      5
      "Capital Additions and Improvements".................................................................
                                                                                                                      5
      "Capital Contribution"...............................................................................
                                                                                                                      6
      "Carrying Value".....................................................................................
                                                                                                                      6
      "Cash from Interim Capital Transactions".............................................................
                                                                                                                      6
      "Cash from Operations"...............................................................................
                                                                                                                      6
      "Cause"..............................................................................................
                                                                                                                      6
      "Central Basin Conveyances"..........................................................................
                                                                                                                      7
      "Certificate"........................................................................................
                                                                                                                      7
      "Certificate of Limited Partnership".................................................................
                                                                                                                      7
      "Citizenship Certification"..........................................................................
                                                                                                                      7
      "Closing Date".......................................................................................
                                                                                                                      7
      "Closing Price"......................................................................................
                                                                                                                      7
      "Code"...............................................................................................
                                                                                                                      7
      "Combined Interest"..................................................................................
                                                                                                                      7
      "Common Unit"........................................................................................
                                                                                                                      7
      "Common Unit Arrearage"..............................................................................
                                                                                                                      7
      "Conflicts and Audit Committee"......................................................................
                                                                                                                      7
      "Contributed Property"...............................................................................
                                                                                                                      7
      "Conveyance Agreement"...............................................................................
                                                                                                                      8
      "Cumulative Common Unit Arrearage"...................................................................
                                                                                                                      8
      "Curative Allocation"................................................................................
                                                                                                                      8
      "Current Market Price"...............................................................................
                                                                                                                      8
      "Deferral Period"....................................................................................
                                                                                                                      8
      "Deferred Participation Unit"........................................................................
                                                                                                                      8
      "Delaware Act".......................................................................................
                                                                                                                      8
      "Departing Partner"..................................................................................

                                                                                                                PAGE
                                                                                                                -----
                                                                                                                      8
      "Economic Risk of Loss"..............................................................................
                                                                                                                      8
      "EGPC"...............................................................................................
                                                                                                                      9
      "Eligible Citizen"...................................................................................
                                                                                                                      9
      "Enron"..............................................................................................
                                                                                                                      9
      "Event of Withdrawal"................................................................................
                                                                                                                      9
      "First Liquidation Target Amount"....................................................................
                                                                                                                      9
      "First Target Distribution"..........................................................................
                                                                                                                      9
      "General Partner"....................................................................................
                                                                                                                      9
      "General Partner Equity Value".......................................................................
                                                                                                                      9
      "Group"..............................................................................................
                                                                                                                      9
      "Holder".............................................................................................
                                                                                                                      9
      "Incentive Distribution".............................................................................
                                                                                                                      9
      "Indemnified Persons"................................................................................
                                                                                                                      9
      "Indemnitee".........................................................................................
                                                                                                                      9
      "Initial Limited Partners"...........................................................................
                                                                                                                      9
      "Initial Offering"...................................................................................
                                                                                                                      9
      "Initial Unit Price".................................................................................
                                                                                                                     10
      "Interim Capital Transactions".......................................................................
                                                                                                                     10
      "Issue Price"........................................................................................
                                                                                                                     10
      "KMGP"...............................................................................................
                                                                                                                     10
      "KMNGL"..............................................................................................
                                                                                                                     10
      "Limited Partner"....................................................................................
                                                                                                                     10
      "Limited Partner Equity Value".......................................................................
                                                                                                                     10
      "Liquidation Date"...................................................................................
                                                                                                                     10
      "Liquidator".........................................................................................
                                                                                                                     10
      "Maintenance Capital Expenditures"...................................................................
                                                                                                                     11
      "Merger Agreement"...................................................................................
                                                                                                                     11
      "Minimum Quarterly Distribution".....................................................................
                                                                                                                     11
      "Mont Belvieu Fractionator"..........................................................................
                                                                                                                     11
      "Mortgage"...........................................................................................
                                                                                                                     11
      "National Securities Exchange".......................................................................
                                                                                                                     11
      "Net Agreed Value"...................................................................................
                                                                                                                     11
      "Net Income".........................................................................................
                                                                                                                     11
      "Net Loss"...........................................................................................
                                                                                                                     11
      "Net Termination Gain"...............................................................................
                                                                                                                     12
      "Net Termination Loss"...............................................................................
                                                                                                                     12
      "Non-citizen Assignees"..............................................................................
                                                                                                                     12
      "Nonrecourse Built-in Gain"..........................................................................
                                                                                                                     12
      "Nonrecourse Liability"..............................................................................
                                                                                                                     12
      "Note Agreement".....................................................................................
                                                                                                                     12
      "Notes"..............................................................................................
                                                                                                                     12
      "Notice of Election to Purchase".....................................................................
                                                                                                                     12
      "OLP-A"..............................................................................................
                                                                                                                     12
      "OLP-A Partnership Agreement"........................................................................
                                                                                                                     12
      "Omnibus Agreement"..................................................................................
                                                                                                                     12
      "Operating Partnership"..............................................................................
                                                                                                                     12
      "Operating Partnership Agreement"....................................................................
                                                                                                                     13
      "Opinion of Counsel".................................................................................
                                                                                                                     13
      "Organizational Limited Partner".....................................................................
                                                                                                                     13
      "Outstanding"........................................................................................

                                                                                                                PAGE
                                                                                                                -----
                                                                                                                     13
      "Partners"...........................................................................................
                                                                                                                     13
      "Partner Nonrecourse Debt"...........................................................................
                                                                                                                     13
      "Partner Nonrecourse Debt Minimum Gain"..............................................................
                                                                                                                     13
      "Partner Nonrecourse Deductions".....................................................................
                                                                                                                     13
      "Partnership"........................................................................................
                                                                                                                     13
      "Partnership Interest"...............................................................................
                                                                                                                     13
      "Partnership Minimum Gain"...........................................................................
                                                                                                                     13
      "Partnership Securities".............................................................................
                                                                                                                     13
      "Per Unit Capital Amount"............................................................................
                                                                                                                     13
      "Percentage Interest"................................................................................
                                                                                                                     14
      "Person".............................................................................................
                                                                                                                     14
      "Pipeline System and Other Assets"...................................................................
                                                                                                                     14
      "Purchase Date"......................................................................................
                                                                                                                     14
      "Recapture Income"...................................................................................
                                                                                                                     14
      "Record Date"........................................................................................
                                                                                                                     14
      "Record Holder"......................................................................................
                                                                                                                     14
      "Redeemable Units"...................................................................................
                                                                                                                     14
      "Registration Statement".............................................................................
                                                                                                                     14
      "Required Allocations"...............................................................................
                                                                                                                     14
      "Residual Gain"......................................................................................
                                                                                                                     14
      "Residual Loss"......................................................................................
                                                                                                                     14
      "Second Liquidation Target Amount"...................................................................
                                                                                                                     14
      "Second Target Distribution".........................................................................
                                                                                                                     15
      "Securities Act".....................................................................................
                                                                                                                     15
      "Special Approval"...................................................................................
                                                                                                                     15
      "Special Limited Partner"............................................................................
                                                                                                                     15
      "Special Limited Partner Book Capital"...............................................................
                                                                                                                     15
      "Substituted Limited Partner"........................................................................
                                                                                                                     15
      "Support Period".....................................................................................
                                                                                                                     15
      "Surviving Business Entity"..........................................................................
                                                                                                                     15
      "Termination Capital Transactions"...................................................................
                                                                                                                     15
      "Third Target Distribution"..........................................................................
                                                                                                                     15
      "Trading Day"........................................................................................
                                                                                                                     15
      "Transfer Agent".....................................................................................
                                                                                                                     15
      "Transfer Application"...............................................................................
                                                                                                                     15
      "Underwriter"........................................................................................
                                                                                                                     15
      "Underwriting Agreement".............................................................................
                                                                                                                     15
      "Unit"...............................................................................................
                                                                                                                     16
      "Unpaid MQD".........................................................................................
                                                                                                                     16
      "Unrealized Gain"....................................................................................
                                                                                                                     16
      "Unrealized Loss"....................................................................................
                                                                                                                     16
      "Unrecovered API Capital"............................................................................
                                                                                                                     16
      "Unrecovered Deferred Participation Unit Capital.....................................................
                                                                                                                     16
      "Unrecovered Initial Unit Price".....................................................................

ARTICLE III          PURPOSE...............................................................................          16
      3.1            Purpose and Business..................................................................          16
      3.2            Powers................................................................................          16

ARTICLE IV           CAPITAL CONTRIBUTIONS.................................................................          17
      4.1            Initial Contributions.................................................................          17

                                                                                                                PAGE
                                                                                                                -----
      4.2            Return of Initial Contributions.......................................................          17
      4.3            Contribution by the General Partner and the Underwriters; Contribution by Partnership
                      to Operating Partnership.............................................................          17
      4.4            Issuances of Additional Units, APIs and Other Securities..............................          17
      4.5            Limited Preemptive Rights.............................................................          19
      4.6            Capital Accounts......................................................................          19
      4.7            Interest..............................................................................          21
      4.8            No Withdrawal.........................................................................          21
      4.9            Loans from Partners...................................................................          22
      4.10           No Fractional Units...................................................................          22
      4.11           Splits and Combinations...............................................................          22

ARTICLE V            ALLOCATIONS AND DISTRIBUTIONS.........................................................          22
      5.1            Allocations for Capital Account Purposes..............................................          22
                     (a) Net Income........................................................................          22
                     (b) Net Losses........................................................................          23
                     (c) Net Termination Gains and Losses..................................................          24
                     (d) Special Allocations...............................................................          26
                     (i) Partnership Minimum Gain Chargeback...............................................          26
                     (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain..............................          26
                     (iii) Priority Allocations............................................................          26
                     (iv) Qualified Income Offset..........................................................          26
                     (v) Gross Income Allocations..........................................................          26
                     (vi) Nonrecourse Deductions...........................................................          27
                     (vii) Partner Nonrecourse Deductions..................................................          27
                     (viii) Nonrecourse Liabilities........................................................          27
                     (ix) Code Section 754 Adjustments.....................................................          27
                     (x) Economic Uniformity...............................................................          27
                     (xi) Curative Allocation..............................................................          28
      5.2            Allocations for Tax Purposes..........................................................          28
      5.3            Requirement and Characterization of Distributions; Redemption of APIs.................          30
      5.4            Distributions of Cash from Operations.................................................          31
      5.5            Distributions of Cash from Interim Capital Transactions...............................          31
      5.6            Adjustment of Minimum Quarterly Distribution and Target Distribution Levels...........          32
      5.7            Special Provisions Relating to the Deferred Participation Units.......................          32
      5.8            Special Provisions Relating to Holders of APIs........................................          33

ARTICLE VI           MANAGEMENT AND OPERATION OF BUSINESS..................................................          33
      6.1            Management............................................................................          33
      6.2            Certificate of Limited Partnership....................................................          35
      6.3            Restrictions on General Partner's Authority...........................................          35
      6.4            Reimbursement of the General Partner..................................................          36
      6.5            Outside Activities....................................................................          36
      6.6            Loans to and from the General Partner; Contracts with Affiliates......................          37
      6.7            Indemnification.......................................................................          38
      6.8            Liability of Indemnitees..............................................................          39
      6.9            Resolution of Conflicts of Interest...................................................          40
      6.10           Other Matters Concerning the General Partner..........................................          41
      6.11           Title to Partnership Assets...........................................................          41
      6.12           Purchase or Sale of Units.............................................................          42

                                                                                                                PAGE
                                                                                                                -----
      6.13           Registration Rights of KMGP and its Affiliates........................................          42
      6.14           Reliance by Third Parties.............................................................          44

ARTICLE VII          RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS............................................          44
      7.1            Limitation of Liability...............................................................          44
      7.2            Management of Business................................................................          44
      7.3            Outside Activities....................................................................          44
      7.4            Return of Capital.....................................................................          44
      7.5            Rights of Limited Partners Relating to the Partnership................................          45

ARTICLE VIII         BOOKS, RECORDS, ACCOUNTING AND REPORTS................................................          45
      8.1            Records and Accounting................................................................          45
      8.2            Fiscal Year...........................................................................          45
      8.3            Reports...............................................................................          46

ARTICLE IX           TAX MATTERS...........................................................................          46
      9.1            Preparation of Tax Returns............................................................          46
      9.2            Tax Elections.........................................................................          46
      9.3            Tax Controversies.....................................................................          46
      9.4            Organizational Expenses...............................................................          46
      9.5            Withholding...........................................................................          46
      9.6            Entity-Level Taxation.................................................................          46
      9.7            Entity-Level Arrearage Collections....................................................          47
      9.8            Opinions of Counsel...................................................................          47

ARTICLE X            CERTIFICATES..........................................................................          48
      10.1           Certificates..........................................................................          48
      10.2           Registration, Registration of Transfer and Exchange...................................          48
      10.3           Mutilated, Destroyed, Lost or Stolen Certificates.....................................          48
      10.4           Record Holder.........................................................................          49

ARTICLE XI           TRANSFER OF INTERESTS.................................................................          49
      11.1           Transfer..............................................................................          49
      11.2           Transfer of General Partner's Partnership Interest....................................          49
      11.3           Transfer of Units.....................................................................          50
      11.4           Restrictions on Transfers.............................................................          50
      11.5           Citizenship Certificates; Non-citizen Assignees.......................................          50
      11.6           Redemption of Interests...............................................................          51
      11.7           Transfer of Deferred Participation Units and APIs.....................................          52

ARTICLE XII          ADMISSION OF PARTNERS.................................................................          52
      12.1           Admission of Initial Limited Partners.................................................          52
      12.2           Admission of Substituted Limited Partners.............................................          52
      12.3           Admission of Successor General Partner................................................          53
      12.4           Admission of Additional Limited Partners..............................................          53
      12.5           Amendment of Agreement and Certificate of Limited Partnership.........................          53

ARTICLE XIII         WITHDRAWAL OR REMOVAL OF PARTNERS.....................................................          53
      13.1           Withdrawal of the General Partner.....................................................          53
      13.2           Removal of the General Partner........................................................          55
      13.3           Interest of Departing Partner and Successor General Partner...........................          55
      13.4           Redemption of APIs Upon Removal Without Cause.........................................          56
      13.5           Withdrawal of Limited Partners........................................................          56

                                                                                                                PAGE
                                                                                                                -----
ARTICLE XIV          DISSOLUTION AND LIQUIDATION...........................................................          56
      14.1           Dissolution...........................................................................          56
      14.2           Continuation of the Business of the Partnership after Dissolution.....................          57
      14.3           Liquidation...........................................................................          57
      14.4           Distributions in Kind.................................................................          58
      14.5           Cancellation of Certificate of Limited Partnership....................................          58
      14.6           Reasonable Time for Winding Up........................................................          59
      14.7           Return of Capital.....................................................................          59
      14.8           No Capital Account Restoration........................................................          59
      14.9           Waiver of Partition...................................................................          59

ARTICLE XV           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE.............................          59
      15.1           Amendment to be Adopted Solely by General Partner.....................................          59
      15.2           Amendment Procedures..................................................................          60
      15.3           Amendment Requirements................................................................          60
      15.4           Meetings..............................................................................          61
      15.5           Notice of Meeting.....................................................................          61
      15.6           Record Date...........................................................................          61
      15.7           Adjournment...........................................................................          61
      15.8           Waiver of Notice; Approval of Meeting; Approval of Minutes............................          61
      15.9           Quorum................................................................................          62
      15.10          Conduct of Meeting....................................................................          62
      15.11          Action Without a Meeting..............................................................          62
      15.12          Voting and Other Rights...............................................................          63

ARTICLE XVI          MERGER................................................................................          63
      16.1           Authority.............................................................................          63
      16.2           Procedure for Merger or Consolidation.................................................          63
      16.3           Approval by Limited Partners of Merger or Consolidation...............................          64
      16.4           Certificate of Merger.................................................................          64
      16.5           Effect of Merger......................................................................          64

ARTICLE XVII         RIGHT TO ACQUIRE UNITS................................................................          65
      17.1           Right to Acquire Units................................................................          65

ARTICLE XVIII        GENERAL PROVISIONS....................................................................          66
      18.1           Addresses and Notices.................................................................          66
      18.2           References............................................................................          67
      18.3           Pronouns and Plurals..................................................................          67
      18.4           Further Action........................................................................          67
      18.5           Binding Effect........................................................................          67
      18.6           Integration...........................................................................          67
      18.7           Creditors.............................................................................          67
      18.8           Waiver................................................................................          67
      18.9           Counterparts..........................................................................          67
      18.10          Applicable Law........................................................................          67
      18.11          Invalidity of Provisions..............................................................          67

Exhibit A--Form of Certificate Evidencing Common Units

        SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                      KINDER MORGAN ENERGY PARTNERS, L.P.

    THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P., entered into as of January 14, 1998, but to be effective as of February 14, 1997, is entered into by and among Kinder Morgan G.P., Inc. (formerly known as Enron Liquids Pipeline Company), a Delaware corporation, as the General Partner, and Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                             ORGANIZATIONAL MATTERS

    1.1 FORMATION AND CONTINUATION. On August 6, 1992, the General Partner and the Organizational Limited Partner formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. On February 6, 1992, the General Partner and the Organizational Limited Partner amended and restated the Partnership's original Agreement of Limited Partnership in its entirety (the "First Amended and Restated Agreement of Limited Partnership") and, subject to the provisions of the First Amended and Restated Agreement of Limited Partnership, the General Partner and the Organizational Limited Partner agreed to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby further amend and restate the First Amended and Restated Agreement of Limited Partnership. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Parties and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

    1.2 NAME. The name of the Partnership shall be "Kinder Morgan Energy Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to Limited Partners.

    1.3 REGISTERED OFFICE; PRINCIPAL OFFICE. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Oregon Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership and the address of the General Partner shall be 1301 McKinney Street, Suite 3450, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

    1.4 POWER OF ATTORNEY. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

           (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in,
       Article XI, XII, XIII or XIV or the Capital Contribution of any Partner;
       (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other Partnership Securities issued pursuant to
       Section 4.4; and (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to
       Article XVI; and

           (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; PROVIDED, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

    (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

    1.5 TERM. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2082, or until the earlier termination of the Partnership in accordance with the provisions of
Article XIV.

    1.6 POSSIBLE RESTRICTIONS ON TRANSFER. Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final regulation by the Treasury Department, (c) any ruling by the Internal Revenue Service or (d) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership as an association taxable as a corporation or would otherwise result in the Partnership's being taxed as an entity for federal income tax purposes, then, the General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership for federal income tax purposes from being taxed as an association taxable as a corporation or otherwise as an entity, including, without limitation, making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions, provided, that any such amendment to this Agreement that would result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by at least two-thirds of the Outstanding Units of such class (excluding the vote in respect of Units held by the General Partner and its Affiliates).

                                   ARTICLE II
                                  DEFINITIONS

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

        "ADJUSTED CAPITAL ACCOUNT" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Section 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Common Unit, a Deferred Participation Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, Deferred Participation Unit or other interest in the Partnership was the only interest in the Partnership held by a Limited Partner.

        "ADJUSTED PROPERTY" means any property the Carrying Value of which has been adjusted pursuant to Section 4.6(d)(i) or 4.6(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 4.6(d)(i) or 4.6(d)(ii).

        "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "AGREED ALLOCATION" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "AGREED VALUE" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; PROVIDED, HOWEVER, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.6(c)(i). Subject to Section 4.6(c)(i), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "AGREEMENT" means this Second Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

        "API" means a Partnership Interest issued pursuant to Section 4.4. and in accordance with the Omnibus Agreement, which Partnership Interest shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement and in the Omnibus Agreement with respect to APIs (and no other rights otherwise available to holders of a Partnership Interest).

        "ARREARAGE ELIMINATION DATE" means the date on which both (a) the Deferral Period has ended and (b) the Cumulative Common Unit Arrearage equals zero.

        "ASSIGNEE" means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

        "AVAILABLE CASH" means, with respect to any calendar quarter:

        (a) the sum of:

           (i) all cash receipts of the Partnership during such quarter from all sources (including, without limitation, cash proceeds from the sale of APIs and distributions of cash received from the Operating Partnership and cash proceeds from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions), plus, in the case of the calendar quarter ending September 30, 1992, the cash balance of the Partnership and the Operating Partnership as of the close of business on the Closing Date (and including in such cash balance proceeds from the Initial Offering that are next-day funds); and

           (ii) any reduction in reserves with respect to such quarter from the level at the end of the prior quarter;

        (b) less the sum of:

           (i) all cash disbursements of the Partnership during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), capital expenditures and contributions, if any, to the Operating Partnership (but excluding all cash distributions to Partners and in respect of the redemption of APIs); and

           (ii) any reserves established with respect to such quarter, and any increase in reserves established with respect to prior quarters, in such amounts as the General Partner determines in its reasonable discretion to be necessary or appropriate (x) to provide for the proper conduct of the business of the Partnership or the Operating Partnership (including, without limitation, reserves for future capital expenditures) or (y) to provide funds for distributions with respect to Units in respect of any one or more of the next four calendar quarters or (z) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or the Operating Partnership is a party or by which it is bound or its assets are subject.

       Notwithstanding the foregoing, "Available Cash" with respect to any calendar quarter (A) shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after the Liquidation Date and (B) shall include any distributions of cash (to the extent such distributions are attributable to transactions and operations during such quarter) received by the Partnership from the Operating Partnership after the end of such quarter but on or before the date on which the Partnership makes it distribution of Available Cash in respect of such quarter pursuant to
       Section 5.3(a). Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash disbursements of the Partnership that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

        "BOOK-TAX DISPARITY" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 4.6 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Texas shall not be regarded as a Business Day.

        "CAPITAL ACCOUNT" means the capital account maintained for a Partner or Assignee pursuant to Section 4.6.

        "CAPITAL ADDITIONS AND IMPROVEMENTS" means additions or improvements (whether in the form of the acquisition or construction of additions or improvements) to the Pipeline System and Other Assets or the acquisition of an existing or the construction of a new pipeline system (including, without limitation, related tankage and terminaling facilities) or fractionation facilities that increase the throughput, deliverable capacity, terminaling capacity, fractionation capacity (assuming normal operating conditions, including, without limitation, down-time and maintenance) of the assets of the Operating Partnership from the throughput, deliverable capacity, terminaling capacity, fractionation capacity (assuming normal operating conditions, including, without limitation, down-time and maintenance) immediately prior to the making or acquisition of such additions or improvements, irrespective of whether such additions or improvements serve the same or different geographic markets than are served by the Pipeline System and Other Assets immediately prior to the making or acquisition of such additions or improvements.

        "CAPITAL CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to the Omnibus Agreement, the Conveyance Agreement or
    Section 4.1, 4.3, 4.4, 4.6(c)(i) or 13.3(c).

        "CARRYING VALUE" means (a) with respect to a Contributed property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.6(d)(i) and 4.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "CASH FROM INTERIM CAPITAL TRANSACTIONS" means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital Transactions pursuant to Section 5.3.

        "CASH FROM OPERATIONS" means, at the close of any calendar quarter but prior to the Liquidation Date, on a cumulative basis, all cash receipts of the Partnership and the Operating Partnership (including, without limitation, the cash balance of the Partnership as of the close of business on the Closing Date (and including in such cash balance proceeds from the Initial Offering that are next-day funds), cash proceeds from the sale of APIs and from the exercise of the Underwriters' over-allotment option granted pursuant to the Underwriting Agreement (but excluding any cash proceeds from any Interim Capital Transactions (except to the extent specified in Section 5.3) and Termination Capital Transactions) during the period since the Closing Date through such date, less the sum of (a) all cash operating expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, taxes, if any, (b) all cash debt service payments of the Partnership and the Operating Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness, PROVIDED, that any payment or prepayment of principal, whether or not then due, shall be deemed, at the election and in the discretion of the General Partner to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership or the Operating Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, Maintenance Capital Expenditures, but excluding (i) cash capital expenditures made in respect of Capital Additions and Improvements and (ii) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions, (d) an amount equal to revenues collected as a result of transportation rate increases that are subject to possible refund, (e) any reserves outstanding as of such date that the General Partner deemed in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (a) through (d) of this sentence and (f) any reserves that the General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units in respect of any one or more of the next four calendar quarters, all as determined on a consolidated basis and after taking into account the General Partner's interest therein attributable to its general partner interest in the Operating Partnership. Where cash capital expenditures are made in part in respect of Capital Additions and Improvements and in part for other purposes, the General Partner's good faith allocation thereof between the portion made for Capital Additions and Improvements and the portion made for other purposes shall be conclusive.

        "CAUSE" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or wilful or wanton misconduct in its capacity as general partner of the Partnership.

        "CENTRAL BASIN CONVEYANCES" shall mean the instruments of conveyance or assignment pursuant to which Central Basin Funding, Inc., a Delaware corporation, and certain other entities, conveyed certain properties and assets relating to a carbon dioxide pipeline located in West Texas to the Operating Partnership on the Closing Date.

        "CERTIFICATE" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other forms as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

        "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "CITIZENSHIP CERTIFICATION" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "CLOSING DATE" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "CLOSING PRICE" has the meaning assigned to such term in Section
    17.1(a).

        "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

        "COMBINED INTEREST" has the meaning assigned to such term in Section 13.3(a).

        "COMMON UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

        "COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, and as to any calendar quarter within the Deferral Period, the excess of (a) the Minimum Quarterly Distribution with respect to such Common Unit over (b) the sum of all Available Cash distributed in respect of such quarter pursuant to Section 5.4(a) with respect to such Common Unit.

        "CONFLICTS AND AUDIT COMMITTEE" means a committee of the Board of Directors of the General Partner composed entirely of one or more directors who are neither officers nor employees of Enron or any of its Affiliates.

        "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the code). Once the Carrying Value of a Contributed property is adjusted pursuant to Section 4.6(d), such property shall no longer constitute a Contributed property, but shall be deemed an Adjusted Property.

        "CONVEYANCE AGREEMENT" means the Conveyance, Contribution and Assumption agreement, dated as of the Closing Date, among Enron, KMGP, Enron Pipeline Products, Inc., a Delaware corporation, EGPC, KMNGL, Enron Oil Trading & Transportation Company, a Delaware corporation, Enron Gas Liquids, Inc., a Delaware corporation, Enron Cogeneration Three Company, a Delaware corporation, the Partnership and OLP-A, together with the additional conveyance documents and instruments contemplated thereunder.

        "CUMULATIVE COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, and as of the end of any calendar quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to such Common Unit for each of the quarters within the Deferral Period ending on or after the last day of such quarter over (b) the sum of any distributions theretofore made pursuant in Section 5.4(b) with respect to such Common Unit (including any distributions to be made in respect of the last of such quarters).

        "CURATIVE ALLOCATION" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(xi).

        "CURRENT MARKET PRICE" has the meaning assigned to such term in Section 17.1(a), except that if any Units involved are not listed or admitted to trading on any National Securities Exchange, such price shall be determined by an independent investment banking firm or other independent expert selected by the General Partner.

        "DEFERRAL PERIOD" means the period commencing on the Closing Date and ending on the earliest to occur of (a) the first date on which (i) total Available Cash constituting Cash from Operations generated during the preceding four consecutive calendar quarters was sufficient to distribute not less than an amount equal to the product of (A) 1.0101, (B) the Minimum Quarterly Distribution and (C) the total number of Common Units and Deferred Participation Units (assuming conversion of same into Common Units) Outstanding on the applicable Record Dates for such quarters (such product being referred to in this definition as the "Test Amount") and (ii) the Cumulative Common Unit Arrearage for the most recent calendar quarter equals zero, PROVIDED that such date shall not be prior to September 30, 1994, (b) September 30, 1997, and (c) the last day of the eighth full calendar quarter following the date on which the General Partner ceases to be the general partner of the Partnership (unless such cessation is the result of the removal of the General Partner or a transfer by the General Partner of its Partnership Interest pursuant to Section 11.2, in which case this clause (c) shall be disregarded for purposes of determining the ending date of the Deferral Period); PROVIDED that in determining whether Available Cash constituting Cash from Operations for such four consecutive quarters was sufficient to distribute not less than the Test Amount, the excess working capital balance of the Partnership at the Closing Date, any APIs purchased with respect to any quarter during such four consecutive quarters, any balance in Cash from Operations at the beginning of such four consecutive quarters, and any net increases in working capital borrowings during such four consecutive quarters shall not be included; and PROVIDED, FURTHER, that solely for purposes of this definition any increase in Cash from Operations during such four consecutive quarters that relates to revenues generated during or Available Cash attributable to a period prior to such four consecutive quarters or results from the reversal of a reserve which was established prior to the four consecutive quarters shall be included in calculating Cash from Operations in the quarter in which such revenues were generated or such reserve was originally established, as the case may be.

        "DEFERRED PARTICIPATION UNIT" means a Partnership Interest issued pursuant to Section 4.3(a) that confers upon the holder thereof only the rights and obligations specifically provided for in this Agreement.

        "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 DEL. C. Section 17-101, ET SEQ., as amended, supplemented or restated from time to time, and any successor to such statute.

        "DEPARTING PARTNER" means a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or 13.2.

        "ECONOMIC RISK OF LOSS" has the meaning set forth in Treasury Regulation
    Section 1.752-2(a).

        "EGPC" means Enron Gas Processing Company, a Delaware corporation.

        "ELIGIBLE CITIZEN" means a Person qualified to own interests in real property in jurisdictions in which the Partnership or the Operating Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or the Operating Partnership to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

        "ENRON" means Enron Corp., a Delaware corporation.

        "EVENT OF WITHDRAWAL" has the meaning assigned to such term in Section 13.1(a).

        "FIRST LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(G) .

        "FIRST TARGET DISTRIBUTION" means $0.605 per Unit (or, with respect to the period commencing on the Closing Date and ending on September 30, 1992, the product of $0.605 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 5.6 and 9.6.

        "GENERAL PARTNER" means KMGP and its successors as general partner of the Partnership, unless the context otherwise requires.

        "GENERAL PARTNER EQUITY VALUE" means, as of any date of determination, the fair market value of the General Partner's Partnership Interest, as determined by the General Partner using whatever reasonable method of valuation it may adopt; PROVIDED, HOWEVER, if any such valuation occurs at a time that the General Partner holds Deferred Participation Units, such Deferred Participation Units shall be taken into account in determining the General Partner Equity Value.

        "GROUP" means a "group" of Persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "HOLDER" has the meaning assigned to such term in Section 6.13(a).

        "INCENTIVE DISTRIBUTION" means any amount of cash distributed to the General Partner, in its capacity as general partner of the Partnership, pursuant to Sections 5.4(e), 5.4(f) or 5.4(g) that exceeds that amount equal to 1% of the aggregate amount of cash then being distributed pursuant to such provisions.

        "INDEMNIFIED PERSONS" has the meaning assigned to such term in Section 6.13(c).

        "INDEMNITEE" means the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

        "INITIAL LIMITED PARTNERS" means the Organizational Limited Partner and upon being admitted to the Partnership in accordance with Section 4.3(b), the Underwriters.

        "INITIAL OFFERING" means the initial offering of Common Units to the public, as described in the Registration Statement.

        "INITIAL UNIT PRICE" means the initial price per Common Unit at which the Underwriters will offer the Common Units to the public for sale as set forth on the cover page of the prospectus first issued at or after the time the Registration Statement first became effective and, with respect to any other class or series of Units, the price per unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner.

        "INTERIM CAPITAL TRANSACTIONS" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership or the Operating Partnership, (b) sales of equity interests (other than sales of APIs or sales of Units by the Underwriters pursuant to the exercise of the over-allotment option contained in the Underwriting Agreement) by the Partnership or the Operating Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership or the Operating Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including, without limitation, receivables and accounts and
    (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

        "ISSUE PRICE" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "KMGP" means Kinder Morgan G.P., Inc., a Delaware corporation, formerly known as Enron Liquids Pipeline Company.

        "KMNGL" means Kinder Morgan Natural Gas Liquids Corp., a Delaware corporation, formerly known as Enron Natural Gas Liquids Corporation.

        "LIMITED PARTNER" means, unless the context otherwise requires, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3, subject to the provisions of Sections 5.7 and 5.8.

        "LIMITED PARTNER EQUITY VALUE" means, as of any date of determination, the amount equal to the product obtained by multiplying (a) the total number of Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property), other than Units held by the General Partner and its Affiliates, by (b)(i) in the case of a valuation required by Section 4.6(d)(i) (other than valuations caused by sales of a de minimis quantity of Units) the Issue Price of the additional Units referred to in Section 4.6(d)(i) or (ii) in the case of a valuation required by
    Section 4.6(d)(ii) (or a valuation required by Section 4.6(d)(i) caused by sales of a de minimus quantity of Units) the Closing Price.

        "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in Sections 14.2(a) and
    (b), the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "LIQUIDATOR" means the General Partner or other Person approved pursuant to Section 14.3 who performs the functions described therein.

        "MAINTENANCE CAPITAL EXPENDITURES" means cash capital expenditures made to maintain, up to the level thereof that existed on the Closing Date, the throughput, deliverable capacity, terminaling capacity, or fractionation capacity (assuming normal operating conditions, including, without limitation, down-time and maintenance) of the assets of the Partnership and the Operating Partnership, taken as a whole, as such assets existed on the Closing Date and shall, therefore, not include cash capital expenditures made in respect of Capital Additions and Improvements. Where cash capital expenditures are made in part to effectuate the capacity maintenance level referred to in the immediately preceding sentence and in part for other purposes, the General Partner's good faith allocation thereof between the portion used to maintain such capacity level and the portion used for other purposes shall be conclusive.

        "MERGER AGREEMENT" has the meaning assigned to such term in Section
    16.1.

        "MINIMUM QUARTERLY DISTRIBUTION" means $0.55 per Unit per calendar quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 1992, the product of $0.55 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 9.6.

        "MONT BELVIEU FRACTIONATOR" shall mean the natural gas liquids fractionation facility located at Mont Belvieu, Chambers County, Texas and operated by Enterprise Products Company.

        "MORTGAGE" means the Mortgage, Security Agreement and Fixture Filing, Trust Agreement, Pledge and Security Agreement and similar documents and instruments constituting the "Security Documents" pursuant to the terms of the Note Agreement.

        "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

        "NET AGREED VALUE" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.6(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of the distribution, in either case, as determined under
    Section 752 of the Code.

        "NET INCOME" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.6(b) and shall not include any items specially allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

        "NET LOSS" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.6(b) and shall not include any items specially allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, Net Income, or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

        "NET TERMINATION GAIN" means, for any taxable period, the sum, if positive, of all the items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 4.6(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d). Once an item of income, gain or loss that has been included in the initial computation of Net Termination Gain is subjected to a Required Allocation or a

    Curative Allocation, Net Termination Gain or Net Termination Loss, whichever the case may be, shall be recomputed without regard to such item.

        "NET TERMINATION LOSS" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 4.6(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d). Once an item of gain or loss that has been included in the initial computation of Net Termination Loss is subjected to a Required Allocation or a Curative Allocation, Net Termination Gain or Net Termination Loss, whichever the case may be, shall be recomputed without regard to such item.

        "NON-CITIZEN ASSIGNEES" means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

        "NONRECOURSE BUILT-IN GAIN" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A) , 5.2(b)(ii)(A) or 5.2(b)(iv) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "NONRECOURSE LIABILITY" has the meaning set forth in Treasury Regulation
    Section 1.752-1(a)(2).

        "NOTE AGREEMENT" means that certain Note Agreement among OLP-A and each of the Purchasers identified therein, dated July 30, 1992, relating to the issuance by OLP-A of the Notes.

        "NOTES" means the promissory notes of OLP-A issued pursuant to the Note Agreement.

        "NOTICE OF ELECTION TO PURCHASE" has the meaning assigned to such term in Section 17.1(b).

        "OLP-A" means Kinder Morgan Operating L.P. "A", a Delaware limited partnership continued pursuant to the OLP-A Partnership Agreement and formerly known as Enron Liquids Pipeline Operating Limited Partnership.

        "OLP-A PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of OLP-A, as it may be amended, supplemented or restated from time to time.

        "OMNIBUS AGREEMENT" means the Omnibus Agreement, dated as of the Closing Date, among Enron, the Partnership, OLP-A and KMGP.

        "OPERATING PARTNERSHIP" means OLP-A provided, however, that unless the context otherwise requires, any references herein to the term "Operating Partnership" shall also be deemed to include, to the extent of the Partnership's ownership interest therein, any partnerships, joint ventures or other entities formed or acquired by the Partnership in connection with the conduct by the Partnership of activities permitted by the terms of
    Section 3.1.

        "OPERATING PARTNERSHIP AGREEMENT" means the OLP-A Partnership Agreement; provided, however, that unless the context otherwise requires, any references to the term "Operating Partnership Agreement" shall also be deemed to include the partnership or other governing charter agreement for any partnership, joint venture or other entity formed or acquired by the Partnership in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1.

        "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to Enron, any Affiliate of Enron, the Partnership or the General Partner) acceptable to the General Partner.

        "ORGANIZATIONAL LIMITED PARTNER" means Enron Gas Production Company, a Texas corporation, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "OUTSTANDING" means, with respect to the Units or other Partnership Securities, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; PROVIDED THAT, if at any time any Person or Group (other than the General Partner and its Affiliates) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners, calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that such Common Units shall be considered to be Outstanding for purposes of Section 13.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

        "PARTNERS" means the General Partner; the Limited Partners; solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, the Assignees; and unless the context otherwise requires, Special Limited Partners and the holders of Deferred Participation Units.

        "PARTNER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Treasury Regulation Section 1.704-2(f)(2).

        "PARTNER NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "PARTNERSHIP" means the limited partnership heretofore formed and continued pursuant to this Agreement.

        "PARTNERSHIP INTEREST" means an interest in the Partnership, which shall include general partner interests, Common Units, Deferred Participation Units, APIs or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

        "PARTNERSHIP MINIMUM GAIN" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "PARTNERSHIP SECURITIES" has the meaning assigned to such term in
    Section 4.4(a).

        "PER UNIT CAPITAL AMOUNT" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "PERCENTAGE INTEREST" means as of the date of such determination (a) as to the General Partner, 1%, (b) as to any Limited Partner or Assignee holding Common Units, the product of (i) 99% multiplied by (ii) the quotient of the number of Common Units held by such Limited Partner or Assignee divided by the total number of all Common Units then Outstanding, PROVIDED, HOWEVER, that following any issuance of additional Partnership Securities by the Partnership in accordance with Section 4.4, proper adjustment shall be made to the Percentage Interest represented by each Common Unit to reflect such issuance, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.4, the percentage established as a part of such issuance.

        "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

        "PIPELINE SYSTEM AND OTHER ASSETS" means the natural gas liquid pipeline assets and related terminating facilities, the CO2 pipeline assets, the stock of KMNGL and other facilities and assets, all as more fully described in the Conveyance Agreement and the Central Basin Conveyances, that on the Closing Date are conveyed and contributed or sold to OLP-A or owned by KMNGL.

        "PURCHASE DATE" means the date determined by the General Partner as the date for purchase of all Outstanding Unites (other than Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

        "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "RECORD DATE" means the date established by the General Partner for determining (a) the identity of the Record Holder entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or
    (b) the identity of Record Holders entitled to receive any report or distribution.

        "RECORD HOLDER" means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day.

        "REDEEMABLE UNITS" means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

        "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 (Registration No. 33-48142), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Securities and Exchange Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "REQUIRED ALLOCATIONS" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to
    (a) the PROVISO-CLAUSES of Sections 5.1(b)(ii) and 5.1(b)(iii) and (iv) or
    (b) Sections 5.1(d)(i), 5.1(d)(ii), 5.1(d)(iv), 5.1(d)(v), 5.1(d)(vi),
    5.1(d)(vii) and 5.1(d)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under Section 704(b) of the Code.

        "RESIDUAL GAIN" OR "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A) , respectively, to eliminate Book-Tax Disparities.

        "SECOND LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(G) .

        "SECOND TARGET DISTRIBUTION" means $0.715 per Unit (or, with respect to the period commencing on the Closing Date and ending on September 30, 1992, the product of $0.715 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is
    92), subject to adjustment in accordance with Sections 5.6 and 9.6.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "SPECIAL APPROVAL" means approval by a majority of the members of the Conflicts and Audit Committee.

        "SPECIAL LIMITED PARTNER" means each holder of an Outstanding API.

        "SPECIAL LIMITED PARTNER BOOK CAPITAL" means, as of any date of determination, the amount equal to the sum of the balances of the Capital Accounts of all Special Limited Partners, determined pursuant to Section 4.6 (prior to any adjustment pursuant to Section 4.6(d) arising upon the present event requiring a valuation of the Partnership's assets.)

        "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "SUPPORT PERIOD" means the period commencing upon the Closing Date and ending upon the earliest to occur of (a) the Liquidation Date, (b) September 30, 1997, and (c) the removal of KMGP (or other Affiliate of Enron) as general partner of the Partnership pursuant to Section 13.2 under circumstances where Cause does not exist.

        "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in
    Section 16.2(b).

        "TERMINATION CAPITAL TRANSACTIONS" means any sale, transfer or other disposition of property of the Partnership or the Operating Partnership occurring upon or incident to the liquidation and winding up of the Partnership and the Operating Partnership pursuant to Article XIV.

        "THIRD TARGET DISTRIBUTION" means $0.935 per Unit (or, with respect to the period commencing on the Closing Date and ending on September 30, 1992, the product of $0.935 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is
    92), subject to adjustment in accordance with Sections 5.6 and 9.6.

        "TRADING DAY" has the meaning assigned to such term in Section 17.1(a).

        "TRANSFER AGENT" means such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

        "TRANSFER APPLICATION" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "UNDERWRITER" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Units pursuant thereto.

        "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated July 30, 1992, among the Underwriters, the Partnership, the General Partner, OLP-A and Enron providing for the purchase of Common Units by such Underwriters.

        "UNIT" means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include, without limitation, Common Units (but shall exclude APIs); PROVIDED, that each Common Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Common Units as each other Common Unit.

        "UNPAID MQD" has the meaning assigned to such term in Section 5.1(c)(i)(C) .

        "UNREALIZED GAIN" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.6(d) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date).

        "UNREALIZED LOSS" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.6(d)).

        "UNRECOVERED API CAPITAL" means, at any time, with respect to an API, the excess, if any, of (a) the cash amount of the Capital Contribution made pursuant to Section 4.4 in exchange for such API over (b) any amount previously distributed pursuant to Section 5.4(c) or 13.4 towards the redemption of such API.

        "UNRECOVERED DEFERRED PARTICIPATION UNIT CAPITAL" means, at any time, with respect to a Deferred Participation Unit, prior to its conversion into a Common Unit pursuant to Section 5.7(b), the excess, if any, of (a) the Net Agreed Value (at the time of conveyance) of the undivided interest in the Contributed Property conveyed to the Partnership pursuant to Section 4.3(a) in exchange for such Deferred Participation Unit, over (b) any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with dissolution and liquidation of the Partnership.

        "UNRECOVERED INITIAL UNIT PRICE" means, at any time, with respect to a class or series of Units, the price per Unit at which such class or series of Units was initially offered to the public for sale by the underwriters in respect of such offering, as determined by the General Partner, LESS the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Cash from Interim Capital Transactions and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series.

                                  ARTICLE III
                                    PURPOSE

    3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership shall be (a) to serve as a limited partner in OLP-A and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a limited partner in the OLP-A pursuant to the OLP-A Partnership Agreement or otherwise, (b) to engage directly in, or to enter into any partnership, joint venture or similar arrangement to engage in, any business activity or project that may lawfully be conducted or engaged in by a limited partnership organized pursuant to the Delaware Act and (c) to do anything necessary or appropriate to the foregoing, including, without limitation, the making of capital contributions or loans to the Operating Partnership or in connection with its involvement in the activities referred to in clause (b) of this sentence. Subject to the other provisions of this Agreement, the Partnership may engage in any business activity The General Partner has no obligation or duty to the Partnership, the Limited Partners, the Special Limited Partners or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

    3.2 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 3.1 and for the protection and benefit of the Partnership.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

    4.1 INITIAL CONTRIBUTIONS. To form the Partnership under the Delaware, Act, the General Partner has made an initial Capital Contribution to the Partnership in the amount of $10 for an interest in the Partnership and has been admitted as the general partner of the Partnership, and the Organizational Limited Partner has made a Capital Contribution to the Partnership in the amount of $990 for an interest in the Partnership and has been admitted as a limited partner of the Partnership.

    4.2 RETURN OF INITIAL CONTRIBUTIONS. As of the Closing Date, after giving effect to (a) the transactions contemplated by Section 4.3 and (b) the admission to the Partnership of the Underwriters as Initial Limited Partners in accordance with this Agreement, the interest in the Partnership of the Organizational Limited Partner shall be terminated, the $10 Capital Contribution by the General Partner and the $990 Capital Contribution by the Organizational Limited Partner as initial Capital Contributions shall be refunded and the Organizational Limited Partner shall withdraw as a limited partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

    4.3 CONTRIBUTION BY THE GENERAL PARTNER AND THE UNDERWRITERS; CONTRIBUTION BY PARTNERSHIP TO OPERATING PARTNERSHIP. (a) On the Closing Date, the General Partner shall contribute and deliver to the Partnership, in cash, as a Capital Contribution, $1,396,256, in exchange for the continuation of its Partnership Interest as a general partner in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement. In addition, on the Closing Date and as provided in the Conveyance Agreement, KMGP shall contribute and deliver to the Partnership the right to designate the recipient of an undivided interest in certain of its assets in exchange for 860,000 Deferred Participation Units.

    (b) Subject to completion of the Capital Contribution referred to in Section 4.3(a), and provided that the transactions contemplated by the Conveyance Agreement shall have been consummated, on the Closing Date each Underwriter shall contribute and deliver to the Partnership in cash as a Capital Contribution, an amount equal to the Issue Price per Unit (as provided in the Underwriting Agreement) multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the "First Time of Delivery" as such term is used in the Underwriting Agreement. In exchange for such Capital Contribution by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributed to the Partnership by or on behalf of such Underwriter by
(ii) the Issue Price per Unit. Subject to the requirements of Section 12.1, upon receipt of such Capital Contributions each Underwriter shall be admitted to the Partnership as an Initial Limited Partner in respect of the Common Units so issued to it.

    4.4 ISSUANCES OF ADDITIONAL UNITS, APIS AND OTHER SECURITIES. (a) Subject to Section 4.4(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Partnership Interests and Units issued pursuant to Section 4.3, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or APIs or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, "PARTNERSHIP SECURITIES"), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the guidelines set forth in this
Section 4.4. and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities. The additional Common Units to be issued pursuant to this Section 4.4(a) may include Common Units issuable pursuant to the Underwriters' over-allotment option granted in the Underwriting Agreement.

    (b) Additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.4. shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities (except as provided in Section 4.4(c)), all as shall be fixed by the General Partner in the exercise of its sole discretion, subject to Delaware law and Section 4.4.(c), including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities or other property; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

    (c) Notwithstanding the terms of Sections 4.4(a) and 4.4(b), the issuance by the Partnership of any Partnership Securities pursuant to this Section 4.4. shall be subject to the following restrictions and limitations:

        (i) During the Support Period, the Partnership shall not issue (A) an aggregate of more than 3,000,000 additional Common Units (excluding for purposes of such determination Common Units issued pursuant to the over-allotment option accorded the Underwriters pursuant to the Underwriting Agreement and Common Units issued upon conversion of Deferred Participation Units) or an equivalent amount of other Units having rights to distributions or in liquidation ranking on a parity with the Common Units or (B) other Partnership Securities (other than APIs) having rights to distributions or in liquidation ranking senior to the Common Units, without (in the case of either (A) or (B) ) the prior approval of a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates); and

        (ii) Upon the issuance of any Partnership Interests by the Partnership (except upon the conversion of Deferred Participation Units into Common Units pursuant to Section 5.7) or the making of any other Capital Contributions to the Partnership, the General Partner shall be required to make additional Capital Contributions to the Partnership such that the General Partner shall at all times have a balance in its Capital Account with respect to its general partner interest equal to 1% of the total positive Capital Account balances of all Partners.

    (d) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units, Deferred Participation Units, APIs or other Partnership Securities pursuant to Section 4.4(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units, Deferred Participation Units, APIs or other Partnership Securities being so issued.

    (e) Subject to the terms of Sections 4.4(c) and 6.4(c), the General Partner is authorized to cause the issuance of Partnership Securities pursuant to any employee benefit plan for the benefit of employees responsible for the operations of the Partnership or the Operating Partnership maintained or sponsored by the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them.

    (f) The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

    4.5 LIMITED PREEMPTIVE RIGHTS. Except as provided in this Section 4.5, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units, Deferred Participation Units, APIs or other Partnership Securities whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units, Deferred Participation Units, APIs or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units, Deferred Participation Units, APIs or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Units, Deferred Participation Units, APIs or other Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Units, Deferred Participation Units, APIs or other Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Units, Deferred Participation Units, APIs or other Partnership Securities.

    4.6 CAPITAL ACCOUNTS. (a) The Partnership shall maintain for each Partner (or a beneficial owner of Units or Deferred Participation Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be INCREASED by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.6(b) and allocated with respect to such Partnership Interest pursuant to Sections 4.2 and 5.1, and DECREASED by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.6(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

    (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), PROVIDED, that:

        (i) Solely for purposes of this Section 4.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

        (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

        (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

        (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

        (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; PROVIDED, HOWEVER, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

        (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
    Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
    5.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) (i) Except as otherwise provided in Section 4.6(c)(ii), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred, provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Section 14.3 and 14.4 and recontributed by such Partners in reconstitution of the Partnership. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section 4.6. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.6(d)(ii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 4.6.

        (ii) Immediately prior to the conversion of a Deferred Participation Unit into a Common Unit pursuant to Section 5.7(c) or the sale, exchange or other disposition of a Deferred Participation Unit by a holder thereof, the Capital Account maintained for such Person with respect to its Deferred Participation Units will (A) first, be allocated to the Deferred Participation Units to be transferred in an amount equal to the product of
    (x) the number of such Deferred Participation Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Deferred Participation Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Deferred Participation Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Deferred Participation Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(d) (i) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner's Partnership Interest to Common Units pursuant to Section 13.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the Limited Partner Equity Value, the General Partner Equity Value, and the Special Limited Partner Book Capital, at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

        (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(F), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of such Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1. Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as Net Termination Gain or Net Termination Loss pursuant to Section 5.1(c); PROVIDED, HOWEVER, that, in making any such allocation, Net Termination Gain or Net Termination Loss actually realized shall be allocated first. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 4.6(d)(i) or (B) in the case of the liquidating distribution pursuant to Section 14.3 or 14.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

    4.7 INTEREST. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

    4.8 NO WITHDRAWAL. No Partner shall be entitled to withdraw any part of his Capital Contributions (including, without limitation, with respect to APIs) or its Capital Account or to receive any distribution from the Partnership, except as provided in Section 4.2, Articles V, XIII and XIV and the Omnibus Agreement.

    4.9 LOANS FROM PARTNERS. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

    4.10 NO FRACTIONAL UNITS. No fractional Units shall be issued by the Partnership.

    4.11 SPLITS AND COMBINATIONS. (a) Subject to Section 4.11(d), the General Partner may make a pro rata distribution of Units or other Partnership Securities to all Record Holders or may effect a subdivision or combination of Units or other Partnership Securities; PROVIDED, HOWEVER, that after any such distribution, subdivision or combination, each Partner shall have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination.

    (b) Whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

    (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

    (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 4.10 and this Section 4.11(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

    5.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.6(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (A) NET INCOME. After giving effect to the allocations in Section 4.2 and the special allocations set forth in Section 5.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

           (i) FIRST, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to section 5.1(b)(v) for all previous taxable years;

           (ii) SECOND, 100% to Partners holding Deferred Participation Units, in the proportion of the number of Deferred Participation Units held by each such Partners to the total number of Deferred Participation Units then outstanding, until the aggregate Net Income allocated to such Partners pursuant to this Section 5.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 5.1(b)(iv) for all previous taxable years;

           (iii) THIRD, 100% to the Special Limited Partners, each in the proportion that the respective number of APIs held by such Special Limited Partner bears to the total number of APIs then Outstanding, until the aggregate Net Income allocated to the Special Limited Partners pursuant to this Section 5.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the Special Limited Partners in respect of their then Outstanding APIs pursuant to Section 5.1(b)(iii) for all previous taxable years;

           (iv) FOURTH, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 5.1(a)(iv) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to
       Section 5.1(b)(ii) for all previous taxable years; and

           (v) FIFTH, the balance, if any, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

        (B) NET LOSSES. After giving effect to the special allocations set forth in Section 5.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

           (i) FIRST, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 5.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 5.1(a)(v) for all previous taxable years;

           (ii) SECOND, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests; PROVIDED, that the Net Losses shall not be allocated pursuant to this Section 5.1(b)(ii) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (iii) THIRD, 100% to the Special Limited Partners, each in the proportion that the respective number of APIs held by such Special Limited Partner bears to the total number of APIs then Outstanding, PROVIDED, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(iii) to the extent that such allocation would cause any Special Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (iv) FOURTH, if such taxable period ends prior to the conversion of the last outstanding Deferred Participation Unit, pursuant to Section 5.7(b) hereof, 100% to the Partners holding Deferred Participation Units, in the proportion of the number of Deferred Participation Units held by each such Partner to the total number of Deferred Participation Units then outstanding; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(iv) to the extent that such allocation would cause any Partner holding such Deferred Participation Units to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

           (v) FIFTH, the balance, if any, 100% to the General Partner.

        (C) NET TERMINATION GAINS AND LOSSES. After giving effect to the allocations in Section 4.2 and the special allocations set forth in Section 5.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this
    Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.4 have been made with respect to the taxable period ending on the date of the Partnership's liquidation pursuant to Section 14.3.

           (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.6(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated between the General Partner and the Limited Partners in the following manner (and the Adjusted Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause);

               (A) FIRST, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

               (B) SECOND, 99% to all Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to its Unrecovered Initial Unit Price;

               (C) THIRD, 99% to the Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price PLUS (2) the Minimum Quarterly Distribution for the quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a) with respect to such Common Unit for such quarter (the amount determined pursuant to this clause
           (2) is hereinafter defined as the "UNPAID MQD");

               (D) FOURTH, 99% to the Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, PLUS (2) its Unpaid MQD, if any, PLUS, (3) its Cumulative Common Unit Arrearage, if any;

               (E) FIFTH, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last Outstanding Deferred Participation Unit, pursuant to Section 5.7(b), 100% to the Partners holding such Deferred Participation Units, in the ratio of the number of Deferred Participation Units held by each such Partner to the total number of Deferred Participation Units then outstanding, in the amount which will increase the Adjusted Capital Account of each such Partner maintained with respect to such Deferred Participation Units to that amount which equals the Unrecovered Deferred Participation Unit Capital attributable to such Deferred Participation Units, determined for the taxable year (or portion thereof) to which this allocation of gain relates and taking into account any allocations made pursuant to subparagraphs (A) , (B) and
           (C) of this Section 5.1(c)(i);

               (F) SIXTH, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the redemption of all APIs then Outstanding, 100% to the Special Limited Partners holding such APIs, each in the proportion that the respective number of APIs held by such Special Limited Partner bears to the total number of APIs then Outstanding, in the amount which will increase each Special Limited Partner's Adjusted Capital Account in respect of its APIs to that amount which equals the Unrecovered API Capital balance attributable to such APIs;

               (G) SEVENTH, 99% to all Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) its Unrecovered Initial Unit Price, PLUS (bb) its Unpaid MQD, PLUS (cc) its Cumulative Common Unit Arrearage, if any, PLUS (dd) the excess of (i) the First Target Distribution LESS the Minimum Quarterly Distribution for each quarter of the Partnership's existence over (ii) the amount of any distribution of Cash from Operations that was distributed pursuant to
           Section 5.4(d) (the sum of (aa) PLUS (bb) PLUS (cc) PLUS (dd) is hereinafter defined as the "FIRST LIQUIDATION TARGET AMOUNT");

               (H) EIGHTH, 85.8673% to all Limited Partners, in accordance with their respective Percentage Interests, and 14.1327% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the First Liquidation Target Amount, PLUS (bb) the excess of (i) the Second Target Distribution LESS the First Target Distribution for each quarter of the Partnership's existence over (ii) the amount of any distributions of Cash from Operations that was distributed pursuant to Section 5.4(e) (the sum of (aa) PLUS (bb) is hereinafter defined as the "SECOND LIQUIDATION TARGET AMOUNT");

               (I) NINTH, 75.7653% to all Limited Partners, in accordance with their respective Percentage Interests, and 24.2347% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the Second Liquidation Target Amount, PLUS (bb) the excess of (i) the Third Target Distribution LESS the Second Target Distribution for each quarter of the Partnership's existence over (ii) the amount of any distributions of Cash from Operations that was distributed pursuant to Section 5.4(f); and

               (J) FINALLY, any remaining amount 50.5102% to all Limited Partners, in accordance with their respective Percentage Interests, and 49.4898% to the General Partner.

           (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 4.6(d)) from Termination Capital Transactions, such Net Termination Loss shall be allocated to the Partners in the following manner:

               (A) FIRST, 100% to the General Partner and the Limited Partners in proportion to, and to the extent of, the positive balances in their respective Adjusted Capital Accounts;

               (B) SECOND, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the redemption of all APIs then Outstanding, 100% to the Special Limited Partners, each in the proportion that the respective number of APIs held by such Special Limited Partner bears to the total number of APIs then Outstanding, to the extent of the positive balance in each such Special Limited Partner's respective Adjusted Capital Account maintained with respect to its APIs;

               (C) THIRD, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Deferred Participation Unit, pursuant to Section 5.7(b) hereof, 100% to the Partners holding Deferred Participation Units each in the proportion that the respective number of Deferred Participation Units held by such Partner bears to the total number of Deferred Participation Units then outstanding, to the extent of the positive balances in their respective Adjusted Capital Accounts maintained with respect to such Deferred Participation Units; and

               (D) FOURTH, the balance, if any, 100% to the General Partner.

        (D)  SPECIAL ALLOCATIONS.  Notwithstanding any other provision of this
    Section 5.1, the following special allocations shall be made for such taxable period:

           (I) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this
       Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii)). This Section 5.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (II)  CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM
       GAIN. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), except as provided in Treasury Regulation
       Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
       Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d), other than Section 5.1(d)(i) and other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii), with respect to such taxable period. This Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(f)(4) and shall be interpreted consistently therewith.

           (III) PRIORITY ALLOCATIONS. All or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the General Partner until the aggregate amount of such items allocated to the General Partner under this paragraph (iii) for the current taxable period and all previous taxable periods is equal to the cumulative amount of cash distributed to the General Partner (or its assignee) as an Incentive Distribution from the Closing Date to a date 45 days after the end of the current taxable period.

           (IV) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(D)(4), 1.704-1(b)(2)(ii)(D)(5), or 1.704-1(b)(2)(ii)(D)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d)(i) or (ii).

           (V) GROSS INCOME ALLOCATIONS. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; PROVIDED, that an allocation pursuant to this Section 5.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(d)(v) were not in this Agreement.

           (VI) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

           (VII) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

           (VIII)  NONRECOURSE LIABILITIES.  For purposes of Treasury Regulation
       Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

           (IX) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
       Section 1.704-1(b)(2)(iv)(M), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

           (X) ECONOMIC UNIFORMITY. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Deferral Period or the removal of the General Partner under circumstances where Cause does not exist, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, if any, shall be allocated 100% to each Partner holding Deferred Participation Units in the proportion of the number of Deferred Participation Units held by such Partner to the total number of Deferred Participation Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Deferred Participation Units to an amount equal to the product of (A) the number of Deferred Participation Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Deferred Participation Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Deferred Participation Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Deferred Participation Units between the transferred and retained Deferred Participation Units pursuant to Section 4.6(c)(ii) does not otherwise provide such economic uniformity to the Deferred Participation Units.

           (XI)  CURATIVE ALLOCATION.

               (A) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations, pursuant to this Section 5.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

               (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of
           Section 5.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to
           Section 5.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

    5.2 ALLOCATIONS FOR TAX PURPOSES. (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

    (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

        (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
    Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iv), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

        (ii) (A) In the case of an Adjusted Property, such items shall (1) FIRST, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.6(d)(i) or (ii), and (2) SECOND, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A) ; and (B) except as otherwise provided in Section 5.2(b)(iv), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

        (iii) Except as otherwise provided in Section 5.2(b)(iv), all other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

        (iv) Any items of income, gain, loss or deduction otherwise allocable under Section 5.2(b)(i)(B) , 5.2(b)(ii)(B) or 5.2(b)(iii) shall be subject to allocation by the General Partner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the "ceiling" limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under Section 5.2(b)(i)(A) or 5.2(b)(ii)(A) .

    (c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or
Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

    (d) The General Partner in its sole discretion may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt a depreciation convention under which all purchasers acquiring Units in the same month would receive depreciation, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

    (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

    (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; PROVIDED, HOWEVER, that such allocations, once made shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

    (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of the General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; PROVIDED, HOWEVER, that (i) if the Underwriter's over-allotment option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the Underwriter's over-allotment option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Second Time of Delivery (as defined in the Underwriting Agreement) occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and PROVIDED, FURTHER, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

    (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identify of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

    5.3  REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS; REDEMPTION OF
APIS. (a) Within 45 days following the end of each calendar quarter (or following the period from the Closing Date to September 30, 1992) an amount equal to 100% of Available Cash with respect to such quarter (or period) shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date selected by the General Partner in its reasonable discretion. The immediately preceding sentence shall not modify in any respect the provisions of Section 4.2 regarding the distribution of any interest or other profit on the initial contributions referred to therein. All amounts of Available Cash distributed by the Partnership on any date from any source (other than amounts paid or distributed pursuant to Section 4.2) shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to Partners pursuant to Section 5.4 and in respect of the redemption of APIs equals the aggregate amount of all Cash from Operations generated by the Partnership since the Closing Date through the close of the immediately preceding calendar quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date (other than amounts paid or distributed pursuant to Section 4.2) shall, except as otherwise provided in Section 5.5, be deemed to be Cash from Interim Capital Transactions; PROVIDED, that if (i) all or any portion of Available Cash with respect to any calendar quarter distributed by the Partnership would otherwise be deemed to be Cash from Interim Capital Transactions and (ii) APIs were purchased in respect of such quarter or any previous quarter under the Omnibus Agreement and the proceeds therefrom were distributed to the Limited Partners holding Common Units, then the Available Cash so distributed that would otherwise be deemed to be Cash from Interim Capital Transactions shall be deemed to be Cash from Operations to the extent of the proceeds from the purchase of APIs so distributed.

    (b) Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, (i) cash receipts of the Partnership from the issuance of APIs shall be deemed to be received, for purposes of determining Available Cash and Cash from Operations, during the quarter in respect of which such APIs are issued, even if such APIs are actually issued and cash is received by the Partnership after the last day of such quarter; and (ii) disbursements (including, without limitation, contributions to the Operating Partnership or disbursements on behalf of the Operating Partnership) made or reserves established after the end of any quarter shall be deemed to have been made or established, for purposes of determining Available Cash and Cash from Operations, within such quarter if the General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of such Sections 14.3 and 14.4.

    (c) At such time as the balance of Unrecovered API Capital in respect of any Outstanding API is reduced to zero, such API shall be deemed to be redeemed and shall thereupon cease to be Outstanding.

    5.4 DISTRIBUTIONS OF CASH FROM OPERATIONS. Available Cash with respect to any calendar quarter that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by the Omnibus Agreement, Section 13.4 in respect of the redemption of APIs or Section 4.4(b):

        (a) FIRST, 99% to the Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit Outstanding as of the last day of such quarter an amount equal to the Minimum Quarterly Distribution;

        (b) SECOND, 99% to the Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit Outstanding as of the last day of such quarter an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such quarter;

        (c) THIRD, 100% to the Special Limited Partners, in proportion to the Unrecovered API Capital balance attributable to the respective APIs held by them, to the extent necessary to reduce to zero the Unrecovered API Capital balance, if any, of any and all APIs Outstanding as of the last day of such quarter;

        (d) FOURTH, 99% to all Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit Outstanding as of the last day of such quarter an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

        (e) FIFTH, 85.8673% to all Limited Partners, in accordance with their respective Percentage Interests, and 14.1327% to the General Partner until there has been distributed in respect of each Common Unit Outstanding as of the last day of such quarter an amount equal to the excess of the Second Target Distribution over the First Target Distribution:

        (f) SIXTH, 75.7653% to all Limited Partners, in accordance with their respective Percentage Interests, and 24.2347% to the General Partner until there has been distributed in respect of each Common Unit Outstanding as of the last day of such quarter an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

        (g) THEREAFTER, 50.5102% to all Limited Partners, in accordance with their respective Percentage Interests, and 49.4898% to the General Partner;

PROVIDED, HOWEVER, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations with respect to any quarter will be made 99% to the Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount of Available Cash constituting Cash from Operations equal to the Cumulative Common Unit Arrearage, if any, as of the last day of the most recently completed quarter, and thereafter in accordance with Section 5.4(g).

    5.5 DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Available Cash that constitutes Cash from Interim Capital Transactions shall be distributed, unless the provisions of Section 5.3 require otherwise, 99% to all Limited Partners, in accordance with their respective Percentage Interests, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Cash from Operations and shall be distributed in accordance with Section 5.4.

    5.6 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS. (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.11. In the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

    (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 9.6.

    5.7 SPECIAL PROVISIONS RELATING TO THE DEFERRED PARTICIPATION UNITS. (a) Except as otherwise provided in this Section 5.7, notwithstanding anything to the contrary set forth in this Agreement, the holder of a Deferred Participation Unit shall have the following rights and obligations:

        (i) prior to the end of the Deferral Period, the holder of a Deferred Participation Unit shall not be entitled to any distributions (other than distributions to Partners pursuant to Sections 14.3 and 14.4), shall not be allocated items of income, gain, loss or deduction other than allocations of such items to Partners holding Deferred Participation Units as specified in this Article V, shall not be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units and shall possess the rights and obligations provided in this Agreement with respect to both (A) a Partner holding a Deferred Participation Unit and (B) a Limited Partner pursuant to Articles VI and VII (and, except as set forth in clauses (A) and (B) preceding, no other rights otherwise available to a holder of a Partnership Interest); and

        (ii) after the end of the Deferral Period, but prior to the conversion of Deferred Participation Units into Common Units pursuant to Section 5.7(c) (but in no event before the first day following the end of the Deferral Period), the holder of a Deferred Participation Unit will possess all of the rights and obligations of a Limited Partner, shall be entitled to participate in all allocations of income or loss and distributions made with respect to Common Units pursuant to this Agreement (except for Sections 5.1(c)(i)(D) and 5.4(b) and the proviso at the end of Section 5.4 (other than the phrase "thereafter in accordance with Section 5.4(g)")) and all references to Common Units throughout this Agreement (excluding Article V) shall be interpreted to include Deferred Participation Units; PROVIDED, HOWEVER, such Deferred Participation Units shall (i) remain subject to the provisions of Section 4.6(c)(ii), 5.1(a)(ii), 5.1(d)(x) and 11.7 and (ii) not, until the Arrearage Elimination Date, be entitled to receive distributions pursuant to Section 5.4 in respect of any calendar quarter in excess of an amount per Deferred Participation Unit equal to the Minimum Quarterly Distribution.

    (b) Notwithstanding any other provision of this Agreement, if KMGP (or any Affiliate of KMGP that is a successor to KMGP) is removed as general partner of the Partnership under circumstances where Cause does not exist, the holder of a Deferred Participation Unit will possess all of the rights and obligations of a Limited Partner, shall be entitled to participate in all allocations of income or loss and distributions of cash made with respect to Common Units pursuant to this Article V and all references to

Units and Common Units throughout this Agreement shall be interpreted to include Deferred Participation Units; PROVIDED, HOWEVER, such Deferred Participation Units shall remain subject to the provisions of Sections 4.6(c)(ii), 5.1(a)(ii), 5.1(d)(x) and 11.7.

    (c) After the first to occur of the Arrearage Elimination Date or removal as described in Section 5.7(b), once the General Partner determines, based on advice of counsel, that a Deferred Participation Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit then Outstanding,then the Deferred Participation Unit shall be converted to a Common Unit (on a one-for-one basis) and from that time forward (which time shall in no event commence before the first day following the end of the Deferral Period if the Arrearage Elimination Date is the said first to occur) shall constitute a Common Unit for all purposes under this Agreement. In connection with the condition set forth above, it is understood that the General Partner may take whatever reasonable steps are required to provide economic uniformity to the Deferred Participation Units in preparation for a conversion into Common Units, including the application of Sections 4.6(c) and 5.1(d)(x); PROVIDED, HOWEVER, that no such steps may be taken that would have a material adverse effect on the Limited Partners or the Record Holders of any class of Units.

    5.8 SPECIAL PROVISIONS RELATING TO HOLDERS OF APIS. Notwithstanding anything to the contrary set forth in this Agreement, the holder of an API (a) shall (i) posses the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles VI and VII and (ii) have a Capital Account as a Partner pursuant to Section 4.6 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than to Partners pursuant to Sections 14.3 and 14.4 or in redemption of such APIs in accordance with the terms set forth in this Agreement or in Article II of Part B of the Omnibus Agreement or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article V.

                                   ARTICLE VI
                      MANAGEMENT AND OPERATION OF BUSINESS

    6.1 MANAGEMENT. (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any provision of this Agreement, the General Partner, subject to Section 6.3 shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in
Section 3.1, including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to government or other agencies having jurisdiction over the business or assets of the Partnership; (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 6.3); (iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons

(including, without limitation, the Operating Partnership) and the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case); (vi) the distribution of Partnership cash; (vii) the selection and dismissal of employees and agents (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of such insurance for the benefit of the Partnership, the Operating Partnership and the Partners (including, without limitation, the assets of the Operating Partnership and the Partnership) as it deems necessary or appropriate; (ix) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures, corporations or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time); (x) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law; (xii) the entering into of listing agreements with the New York Stock Exchange and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6); (xiii) the purchase, sale or other acquisition or disposition of Units; and (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner (including, without limitation, contributions or loans of funds by the Partnership to the Operating Partnership).

    (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Note Agreement, the Notes, the Mortgage, the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance Agreement, the Central Basin Conveyances, the Omnibus Agreement, the Fractionation Agreement between KMNGL and the Enron Gas Liquids, Inc., a Delaware corporation ("EGLI"), dated January 1, 1992, the Storage Agreement dated February 18, 1987 between EGPC and KMGP, together with Amendment No. 1 thereto dated October 19, 1988, Amendment No. 2 dated May 22, 1992 and Amendment No. 3 dated May 29, 1992, the Transportation Agreement between KMGP and EGLI dated August 1, 1989, together with Amendment No. 1 thereto dated August 6, 1992, and the other agreements described in or filed as a part of the Registration Statement; (ii) agrees that the General Partner is authorized to execute, deliver and perform the agreements referred to in clause
(i) of this sentence and the other agreements, acts, transactions and matters described in the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that none of the execution, delivery or performance by the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII) shall constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement or of any duty stated or implied by law or equity.

    6.2 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

    6.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY. (a) The General Partner may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

    (b) Except as provided in Article XIV and XVI, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of OLP-A, without the approval of at least two-thirds of the Outstanding Units during the Support Period and thereafter without the approval of at least a majority of the Outstanding Units; PROVIDED, HOWEVER, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of at least two-thirds of the Outstanding Units, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the OLP-A Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of OLP-A, in either case, that would adversely affect the Partnership as a partner of OLP-A or (ii) except as permitted under Section 11.2 and 13.1, elect or cause the Partnership to elect a successor general partner of OLP-A.

    (c) Unless approved by the affirmative vote of at least a majority of each class of Outstanding Units, including a majority of Common Units (excluding for purposes of such determination Common Units owned by the General Partner and its Affiliates), the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; provided that this Section 6.3(c) shall not be construed to apply to amendments to this Agreement (which are governed by Article XV) or mergers or consolidations of the Partnership with any Person (which are governed by Article XVI).

    (d) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such dividend, distribution, repurchase or other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes.

    6.4  REIMBURSEMENT OF THE GENERAL PARTNER.  (a) Except as provided in this
Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership or the Operating Partnership.

    (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including, without limitation, amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including, without limitation, expenses allocated to the General Partner by its Affiliates); PROVIDED, HOWEVER, that the General Partner shall not perform or be reimbursed for the "Services" to be performed on behalf of the Partnership by Enron and its Affiliates pursuant to the Omnibus Agreement. The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to
Section 6.7.

    (c) Subject to Section 4.4(c), the General Partner in its sole discretion and without the approval of the Limited Partners may propose and adopt on behalf of the Partnership employee benefit plans (including, without limitation, plans involving the issuance of Units), for the benefit of employees of the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or the Operating Partnership.

    6.5 OUTSIDE ACTIVITIES. (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership, (i) agrees that its sole business will be to act as the general partner of the Partnership and the Operating Partnership and to undertake activities that are ancillary or related thereto, and (ii) shall not enter into or conduct any business or incur any debts or liabilities except in connection with or incidental to (A) its performance of the activities required or authorized by the Operating Partnership Agreement, this Agreement or the Omnibus Agreement or described in or contemplated by the Registration Statement and (B) the acquisition, ownership or disposition of partnership interests in the Partnership and the Operating Partnership, except that, notwithstanding the foregoing, the General Partner may also operate a natural gas liquids pipeline owned by Enron or any Affiliate thereof and undertake activities that are ancillary or related thereto, and employees of the General Partner may perform services for Enron and its Affiliates.

    (b) Except as described in the Registration Statement, the Omnibus Agreement or Section 6.5(a), no Indemnitee shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby from engaging in other activities for profit, whether in the businesses engaged in by the Partnership or the Operating Partnership or anticipated to be engaged in by the Partnership, the Operating Partnership or otherwise, including, without limitation, those businesses described in or contemplated by the Registration Statement. Without limitation of and subject to the foregoing (but subject to the limitations set forth in the Omnibus Agreement), each Indemnitee shall have the right to engage in the transportation of natural gas liquids and in other businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including, without limitation, business interests and activities in direct competition with the Partnership or the Operating Partnership, and none of the same shall breach any duty to the Partnership, the Operating Partnership or any Partners. Neither the Partnership, the Operating Partnership, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee and, except as set forth in the Omnibus Agreement, such Indemnitees shall have no obligation to offer any interest in any such business ventures to the Partnership, the Operating Partnership, any Limited Partner or any other Person. The General Partner and any other Persons affiliated with the General Partner may acquire Units or other Partnership Securities, in addition to those acquired by any of such Persons on the Closing Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

    (c) Without limitation of Section 6.5(a) and 6.5(b), and notwithstanding anything to the contrary in this Agreement, the competitive activities of certain Indemnitees and the restrictions on the Partnership's activities described in the Registration Statement and in the Omnibus Agreement are hereby approved by all Partners, and it shall not be deemed to be a breach of the General Partner's fiduciary duty for the General Partner to permit an Indemnitee to engage in a business opportunity in preference to or to the exclusion of the Partnership, if such activities are permitted by this Agreement, the Operating Partnership Agreement or the Omnibus Agreement.

    6.6  LOANS TO AND FROM THE GENERAL PARTNER; CONTRACTS WITH
AFFILIATES. (a)(i) The General Partner of any Affiliate thereof may lend to the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may borrow, funds needed or desired by the Partnership and the Operating Partnership for such periods of time as the General Partner may determine and (ii) the General Partner or any Affiliate thereof may borrow from the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may lend to the General Partner or such Affiliate, excess funds of the Partnership and the Operating Partnership for such periods of time and in such amounts as the General Partner may determine; PROVIDED, HOWEVER, that in either such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party (without reference to the leading party's financial abilities or guarantees), by unrelated lenders on comparable loans. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Partnership" shall include any Affiliate of the Partnership that is controlled by the Partnership and the term "Operating Partnership" shall include any Affiliate of the Operating Partnership that is controlled by the Operating Partnership.

    (b) The Partnership may lend or contribute to the Operating Partnership, and the Operating Partnership may borrow, funds on terms and conditions established in the sole discretion of the General Partner; PROVIDED, HOWEVER, that the Partnership may not charge the Operating Partnership interest at a rate greater than the rate that would be charged to the Operating Partnership (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of the Operating Partnership or any other Persons.

    (c) The General Partner may itself, or may enter into an agreement, in addition to the Omnibus Agreement, with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any service rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; PROVIDED, HOWEVER, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

    (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

    (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; PROVIDED, HOWEVER, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.2 and 4.3, the Conveyance Agreement, the Mortgage and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership.

    (f) The General Partner and its Affiliates will have no obligation to permit the Partnership or the Operating Partnership to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the General Partner or its Affiliates to enter into such contracts.

    (g) Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement and in the Omnibus Agreement are hereby approved by all Partners.

    6.7 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner shall be indemnified and held harmless by the Partnership, and all other Indemnitees may be indemnified and held harmless by the Partnership, to the extent deemed advisable by the General Partner, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, a Departing Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, PROVIDED, that in each case the Indemnitee acted in good faith and in the manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; PROVIDED, FURTHER, no indemnification pursuant to this
Section 6.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

    (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

    (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

    (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

    (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

    (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or the Omnibus Agreement.

    (h) The provisions of this Section 6.7 are for the benefit of the Indemnities, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

    (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    6.8 LIABILITY OF INDEMNITEES. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

    (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

    (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    6.9 RESOLUTION OF CONFLICTS OF INTEREST. (a) Unless otherwise expressly provided in this Agreement, the Operating Partnership Agreement or the Omnibus Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, and Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts and Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the General Partner (including such Conflicts and Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including such Conflicts and Audit Committee) to consider the interest of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other law, rule or regulation.

    (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee,
(ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or
(iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Operating Partnership or of the Partnership, other than in the ordinary course of business. No borrowing by the Partnership or the Operating Partnership or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable the General Partner to receive or increase the amount of Incentive Distributions, (B) reduce or eliminate the obligation of Enron or any of its Affiliates to purchase APIs under the Omnibus Agreement, (C) permit redemption of APIs, (D) shorten the Deferral Period or (E) reduce the Cumulative Common Unit Arrearage in order to hasten the conversion of the Deferred Participation Units into Common Units.

    (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

    (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of the Operating Partnership, to approve of actions by the general partner of the Operating Partnership similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

    6.10 OTHER MATTERS CONCERNING THE GENERAL PARTNER. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

    (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

    (d) Any standard of care any duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

    6.11 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no

Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

    6.12 PURCHASE OR SALE OF UNITS. The General Partner may cause the Partnership to purchase or otherwise acquire Units; provided that the General Partner may not cause the Partnership to purchase Deferred Participation Units during the Deferral Period. As long as Units are held by the Partnership or the Operating Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Articles XI and XII.

    6.13 REGISTRATION RIGHTS OF KMGP AND ITS AFFILIATES. (a) If (i) KMGP or any Affiliate (including, without limitation, for purposes of this Section 6.13, any Person that is an Affiliate at the date hereof notwithstanding that it may later cease to be an Affiliate) holds Units or other Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Units (the "HOLDER") to dispose of the number of Units or other securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of KMGP or any of its Affiliates, the Partnership shall file with the Securities and Exchange Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not more than six months following its effective date, a registration statement under the Securities Act registering the offering and sale of the number of Units or other securities specified by the Holder; PROVIDED, HOWEVER, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a); and PROVIDED FURTHER, that if the General Partner or, if at the time a request pursuant to this
Section 6.13 is submitted to the Partnership, KMGP or its Affiliate requesting registration is an Affiliate of the General Partner, the Conflicts and Audit Committee in connection with Special Approval determines in good faith judgment that a postponement of the requested registration for up to six months would be in the best interest of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; PROVIDED, HOWEVER, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Units in such states. Except as set forth in

Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

    (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some of the Holder's securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

    (c) If underwriters are engaged in connection with any registration referred to in this Section 6.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligations under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "INDEMNIFIED PERSONS") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "CLAIM" and in the plural as "CLAIMS"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereof (if used during the period the Partnership is required to keep the registration current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, PROVIDED, HOWEVER, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

    (d) The provisions of Sections 6.13(a) and 6.13(b) shall continue to be applicable with respect to KMGP (and any of KMGP's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Units or other securities of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; PROVIDED, HOWEVER, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

    (e) Any request to register Partnership Securities pursuant to this Section
6.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and material and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

    6.14 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VII
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

    7.1 LIMITATION OF LIABILITY. The Limited Partners, the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

    7.2 MANAGEMENT OF BUSINESS. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

    7.3 OUTSIDE ACTIVITIES. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or the Operating Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

    7.4 RETURN OF CAPITAL. No Limited Partner or Assignee shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement or in the Omnibus Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

    7.5 RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

        (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

        (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

        (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

        (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement, the Omnibus Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

        (v) to obtain true and full information regarding the amount of cash and description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

        (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

    (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Operating Partnership or could damage the Partnership or the Operating Partnership or that the Partnership or the Operating Partnership is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this
Section 7.5).

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

    8.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, PROVIDED, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

    8.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

    8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

    (b) As soon as practicable, but in no event later than 90 days after the close of each calendar quarter except the last calendar quarter of each year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX
                                  TAX MATTERS

    9.1 PREPARATION OF TAX RETURNS. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year of the Partnership, the tax information reasonably required by holders of Outstanding Units for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be the calendar year.

    9.2 TAX ELECTIONS. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code; PROVIDED, HOWEVER, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees. For purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted trading price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

    9.3 TAX CONTROVERSIES. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

    9.4 ORGANIZATIONAL EXPENSES. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

    9.5 WITHHOLDING. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash pursuant to Section 5.3 in the amount of such withholding from such Partner.

    9.6 ENTITY-LEVEL TAXATION. If legislation is enacted that causes the Partnership to become treated as an association taxable as a corporation or otherwise subjects the Partnership to entity-level taxation for federal income tax purposes, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution, as the case may be, shall be equal to the product obtained by multiplying (a) the amount thereof by
(b) 1 minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate for the fiscal year of the Partnership in which such quarter occurs (expressed as a percentage) PLUS (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation. Such effective overall state and local income tax rate shall be determined for the calendar year next preceding the first calendar year during which the Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership had been subject to such sate and local taxes during such preceding calendar year.

    9.7 ENTITY-LEVEL ARREARAGE COLLECTIONS. If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of, or withheld with respect to, any Partner or Assignee shall constitute a distribution out of Available Cash to such Partner or Assignee pursuant to
Section 5.3; and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement and funds in the amount of such distribution are not supplied through the purchase of APIs (which, except as required under the Omnibus Agreement, the General Partner has no duty to seek), the General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement. If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or former Partner or Assignee, the General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.7. The General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

    9.8 OPINIONS OF COUNSEL. Notwithstanding any other provision of this Agreement, if the Partnership is treated as an association taxable as a corporation at any time or is otherwise taxable for federal income tax purposes as an entity at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership to become so treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, such requirement for an Opinion of Counsel shall be deemed automatically waived.

                                   ARTICLE X
                                  CERTIFICATES

    10.1 CERTIFICATES. Upon the Partnership's issuance of Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent.

    10.2 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 102(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

    (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, PROVIDED, that, as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

    10.3 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

    (b) The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the
Certificate:

        (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

        (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

        (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

        (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the

Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

    (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) reasonably connected therewith.


    10.4 RECORD HOLDER. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.


                                   ARTICLE XI
                             TRANSFER OF INTERESTS

    11.1 TRANSFER. (a) The term "TRANSFER," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to an appropriate transaction by which the General Partner assigns its Partnership Interest as General Partner to another Person, by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee or by which a Partner holding a Deferred Participation Unit or an API assigns such Deferred Participation Unit or API to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

    (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

    (c) Nothing contained in this Article XI shall be construed to prevent a disposition by the parent entity of the General Partner of all of the issued and outstanding capital stock of the General Partner.

    11.2 TRANSFER OF GENERAL PARTNER'S PARTNERSHIP INTEREST. (a) The General Partner may transfer all, but not less than all, of its Partnership Interest as the General Partner to a single transferee if, but only if, (i) a majority of the Outstanding Units (excluding any Units owned by the General Partner and its Affiliates) approve of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume and be bound by the provisions of this Agreement and Operating Partnership Agreement and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

    (b) Neither Section 11.2(a) nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) (i) the transfer by the General Partner of all of its Partnership Interest to an Affiliate or
(ii) the transfer by the General Partner of all of its Partnership Interest upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest so transferred are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement and the Operating Partnership Agreement; PROVIDED, in either such case, that such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise be taxed as an entity for federal income tax purposes. In the case of a transfer pursuant to this Section 11.2(b), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

    11.3 TRANSFER OF UNITS. (a) Units may be transferred only in the manner described in Section 10.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

    (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

    (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

    (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) made the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

    11.4 RESTRICTIONS ON TRANSFERS. Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) result in the taxation of the Partnership as an association taxable as a corporation or otherwise subject the Partnership to entity-level taxation for federal income tax purposes or (c) affect the Partnership's existence or qualification as a limited partnership under the Delaware Act.

    11.5 CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES. (a) If the Partnership or the Operating Partnership is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, provides for the cancellation or forfeiture of any property in which the Partnership or the Operating Partnership has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a

Limited Partner or Assignee fails to furnish the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

    (b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

    (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

    (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

    11.6 REDEMPTION OF INTERESTS. (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

        (i) The General Partner shall not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

        (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

        (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

        (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

    (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

    (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such transfer, the General Partner shall withdraw the notice of redemption, PROVIDED, the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

    11.7 TRANSFER OF DEFERRED PARTICIPATION UNITS AND APIS. (a) A Partner holding Deferred Participation Units or APIs may transfer all, but not less than all, of the Deferred Participation Units or APIs, as the case may be, held by the transferor (i) to an Affiliate of such transferor, (ii) upon such Partner's merger, consolidation or other combination into any other Person or (iii) in connection with the transfer by such Partner of all or substantially all of its assets to another Person.

    (b) The Partners holding Deferred Participation Units may receive Certificates evidencing same. Subject to Section 11.7(a), such Certificates may be exchanged by the holders for Certificates evidencing Common Units on or after the date on which such Deferred Participation Units are converted into Common Units pursuant to the terms of Section 5.7(c).

                                  ARTICLE XII
                             ADMISSION OF PARTNERS

    12.1 ADMISSION OF INITIAL LIMITED PARTNERS. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 4.3(b) and the execution by each such party of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units issued to them.

    12.2 ADMISSION OF SUBSTITUTED LIMITED PARTNERS. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership.

With respect to voting rights attributable to Units that are held by Assignees, the General Partnership shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

    12.3 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or 13.2 or the transfer of the General Partner's Partnership Interest pursuant to Section 11.2; PROVIDED, HOWEVER, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 11.2 has occurred. Any such successor shall carry on the business of the Partnership and Operating Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

    12.4 ADMISSION OF ADDITIONAL LIMITED PARTNERS. (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement (other than by virtue of the purchase of APIs) shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents or instructions as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

    (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

    12.5 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 1.4.

                                  ARTICLE XIII
                       WITHDRAWAL OR REMOVAL OF PARTNERS

    13.1 WITHDRAWAL OF THE GENERAL PARTNER. (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "EVENT OF WITHDRAWAL":

        (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.1(a)(i) if the General Partner voluntarily withdraws as general partner of OLP-A;

        (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

        (iii) the General Partner is removed pursuant to Section 13.2;

        (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this
    Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

        (v) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

        (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

    (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period prior to January 1, 2003 the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, PROVIDED, that prior to the effective date of such withdrawal the withdrawal is approved by Limited Partners holding at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("WITHDRAWAL OPINION OF COUNSEL") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time on or after January 1, 2003, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the Operating Partnership. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the Operating Partnership, as provided in Operating Partnership Agreement. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 14.1. Any such successor General Partner shall be subject to the provisions of Section 12.3.

    13.2 REMOVAL OF THE GENERAL PARTNER. The General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates). Any such action by such Limited Partners for removal of the General Partner must also provide for the election and succession of a new General Partner. Such removal shall be effective immediately following the admission of the successor General Partner pursuant to
Article XII. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The Person so elected as successor General Partner shall automatically become the successor general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The right of the Limited Partners holding Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any such successor General Partner shall be subject to the provisions of Section 12.3.

    13.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER. (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, the Departing Partner shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as General Partner an amount in cash equal to the fair market value of the Departing Partner's Partnership Interest as General Partner, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Partnership Agreement, its successor shall have the option described in the immediately preceding sentence, and the Departing Partner shall not have such option. In either case, if the successor acquires the Departing Partner's Partnership Interest as the general partner, such successor General Partner must also acquire at such time the general partner interest of such Departing Partner as general partner of the Operating Partnership, for an amount in cash equal to the fair market value of such interest, determined as of the effective date of its departure. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the Operating Partnership. Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as the General Partner and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 5.2(g).

    For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Partnership Interest as the general partner of the Partnership herein and the partnership interest of such Departing Partner as the general partner of the Operating Partnership (collectively, the "COMBINED INTEREST") shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any

National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

    (b) If the Combined Interest is not acquired in the manner set forth in
Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Partnership Interest to Common Units will be characterized as if the General Partner contributed its Partnership Interest to the Partnership in exchange for the newly-issued Common Units.

    (c) If the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to Section 4.6(d)(i), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner. In such event, each successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%, and that of the holders of Outstanding Units shall be 99%.

    13.4 REDEMPTION OF APIS UPON REMOVAL WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, if KMGP (or any Affiliate of Enron that is a successor to KMGP as General Partner of the Partnership) is removed as general partner of the Partnership by the Limited Partners under circumstances where Cause does not exist, the Special Limited Partner shall have the right to require the Partnership to redeem immediately any APIs that are then Outstanding at a price equal to the Unrecovered API Capital attributable thereto.

    13.5 WITHDRAWAL OF LIMITED PARTNERS. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

                                  ARTICLE XIV
                          DISSOLUTION AND LIQUIDATION

    14.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs should be wound up, upon:

    (a) the expiration of its term as provided in Section 1.5;

    (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to Section 12.3;

    (c) an election to dissolve the Partnership by the General Partner that is approved by at least two-thirds of the Outstanding Units during the Support Period and at least a majority of the Outstanding Units thereafter (and all Limited Partners hereby expressly consent that such approval may be effected upon written consent of said applicable percentage of the Outstanding Units);

    (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (e) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership.

    14.2  CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER
DISSOLUTION. Upon (a) dissolution of the Partnership caused by the withdrawal or removal of the General Partner and following a failure of all Partners, within 90 days after the withdrawal or removal of the General Partner, to agree to continue the business of the Partnership and appoint a successor General Partner as provided in Section 13.1 or 13.2, then within an additional 90 days or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or (vi), then within 180 days thereafter, a majority of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by a majority of the Outstanding Units. Upon any such election by a majority of the Outstanding Units, all Partners shall be bound thereby and shall be deemed to have approved same. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

        (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

        (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Common Units in the manner provided in Section 13.3(b); and

        (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; PROVIDED, that the right of a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

    14.3 LIQUIDATION. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the General Partner has been dissolved or removed, become bankrupt as set forth in
Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by a majority of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the Outstanding Units. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a majority of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a majority of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in
Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

    (a) the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

    (b) to all Partners in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of this clause) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with the date of such occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

    14.4 DISTRIBUTIONS IN KIND. (a) Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) and/or distribute to the Partners or to specific classes of Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

    (b) In accordance with Section 704(c)(1)(B) of the Code, in the case of any deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, to the maximum extent possible consistent with the priorities of Section 14.3, the General Partner shall have sole discretion to treat the deemed distributions of Partnership assets to Partners as occurring in a manner that will not cause a shift of the Book-Tax Disparity attributable to a Partnership asset existing immediately prior to the deemed distribution to another asset upon the deemed contribution of assets to the reconstituted Partnership, including, without limitation, deeming the distribution of any Partnership assets to be made either to the Partner who contributed such assets or to the transferee of such Partner.

    14.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

    14.6 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

    14.7 RETURN OF CAPITAL. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

    14.8 NO CAPITAL ACCOUNT RESTORATION. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

    14.9 WAIVER OF PARTITION. Each Partner hereby waives any right to partition of the Partnership property.

                                   ARTICLE XV
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

    15.1 AMENDMENT TO BE ADOPTED SOLELY BY GENERAL PARTNER. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

    (d) a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or desirable to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (iii) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (f) subject to the terms of Section 4.4, an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.4;

    (g) an amendment made after the Deferral Period, the effect of which is to separate into a separate security (which may be evidenced by a certificate(s) if determined by the General Partner to be appropriate), separate and apart from the Common Units, the right of holders of Common Units then Outstanding to receive any then Cumulative Common Unit Arrearage;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3; or

    (j) any other amendments substantially similar to the foregoing.

    15.2 AMENDMENT PROCEDURES. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. Each such proposal shall contain the text of the proposed amendment. If an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by at least two-thirds of the Outstanding Units unless a greater or different percentage is required under this Agreement. The General Partner shall notify all Record Holders upon final adoption of any proposed amendment.

    15.3 AMENDMENT REQUIREMENTS. (a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

    (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, (ii) enlarge the obligations of the General Partner without its consent, which may be given or withheld in its sole discretion, (iii) modify the amounts distributable, reimbursable or otherwise payable to the General Partner by the Partnership or the Operating Partnership, (iv) change Section 14.1(a) or
(c), (v) restrict in any way any action by or rights of the General Partner as set forth in this Agreement or (vi) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

    (c) Except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in
Section 15.1, the General Partner may amend the Partnership Agreement without the approval of holders of Outstanding Units, except that any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than two-thirds of the Outstanding Units of the class affected.

    (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1, no amendments shall become effective without the approval of at least 95% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that (a) such amendment will not cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes and (b) such amendment will not affect the limited liability of any Limited Partner or any limited partner of the Operating Partnership under applicable law.

    (e) This Section 15.3 shall only be amended with the approval of not less than 95% of the Outstanding Units.

    15.4 MEETINGS. All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

    15.5  NOTICE OF MEETING.  Notice of a meeting called pursuant to Section
15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 17.1 The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

    15.6 RECORD DATE. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

    15.7 ADJOURNMENT. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

    15.8 WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, present in person or by proxy, signs a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

    15.9 QUORUM. Two-thirds of the Outstanding Units of the class for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority (excluding, in either case, if such are to be excluded from the vote, Outstanding Units owned by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

    15.10 CONDUCT OF MEETING. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

    15.11 ACTION WITHOUT A MEETING. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, (ii) will not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

    15.12 VOTING AND OTHER RIGHTS. (a) Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

    (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI
                                     MERGER

    16.1 AUTHORITY. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article.

    16.2 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Partnership pursuant to this Article requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity; and (1) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the

Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partnership interest are to receive in exchange for, or upon conversion of, their securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, it shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

    16.3 APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION. (a) The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

    (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of at least two-thirds of the Outstanding Units during the Support Period and at least a majority of the Outstanding Units thereafter unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

    (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

    16.4 CERTIFICATE OF MERGER. Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

    16.5 EFFECT OF MERGER. (a) Upon the effective date of the certificate of merger:

        (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity.

        (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

        (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

        (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

    (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                  ARTICLE XVII
                             RIGHT TO ACQUIRE UNITS

    17.1 RIGHT TO ACQUIRE UNITS. (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Units of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date five days prior to the date that the notice described in Section 17.1(b) is mailed, and (y) the highest cash price paid by the General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17.1(b) is mailed. As used in this Agreement, (i) "CURRENT MARKET PRICE" as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "CLOSING PRICE" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Units of such class are listed or admitted to trading or if the Units of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) "TRADING DAY" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

    (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to
Section 17.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "NOTICE OF ELECTION TO PURCHASE") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60 days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a) at which Units will be purchased and state that the General Partner, its Affiliate or the

Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least ten days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, without limitation, all rights as owner of such Units pursuant to Articles IV, V and XIV).

    (c) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate, as the case may be, evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

                                 ARTICLE XVIII
                               GENERAL PROVISIONS

    18.1 ADDRESSES AND NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the

Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

    18.2 REFERENCES. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

    18.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

    18.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

    18.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

    18.6 INTEGRATION. This Agreement constitutes the entire agreement among parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

    18.7 CREDITORS. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

    18.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

    18.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

    18.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

    18.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of February 14, 1997.

                                GENERAL PARTNER:
                                KINDER MORGAN G.P., INC.

                                By:              /s/ THOMAS B. KING
                                     -----------------------------------------
                                                   Thomas B. King
                                                     PRESIDENT

                                LIMITED PARTNERS:

                                All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

                                By:          Kinder Morgan G.P., Inc.,
                                      General Partner, as attorney-in-fact for
                                     all Limited Partners pursuant to the Power
                                      of Attorney granted pursuant to Section
                                                        1.4.

                                By:              /s/ THOMAS B. KING
                                     -----------------------------------------
                                                   Thomas B. King
                                                     PRESIDENT

                                   EXHIBIT A
                TO THE SECOND AMENDED AND RESTATED AGREEMENT OF
                             LIMITED PARTNERSHIP OF
                      KINDER MORGAN ENERGY PARTNERS, L.P.

                      CERTIFICATE EVIDENCING COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                      KINDER MORGAN ENERGY PARTNERS, L.P.

No.                                                                 Common Units

    KINDER MORGAN G.P., INC., a Delaware corporation, as the General Partner of KINDER MORGAN ENERGY PARTNERS, L.P., a Delaware limited partnership (the
"PARTNERSHIP"), hereby certifies that             (the "HOLDER") is the
registered owner of     Common Units representing limited partner interests in
the Partnership (the "COMMON UNITS") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of KINDER MORGAN ENERGY PARTNERS, L.P., as amended, supplemented or restated from time to time (the "PARTNERSHIP AGREEMENT"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1301 McKinney Street, Suite 3450, Houston, Texas 77010. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

    The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner or a Substituted Limited Partner, as applicable, and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) appointed the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Holder's attorney to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Holder's admission as a Limited Partner or a Substituted Limited Partner, as applicable, in the Partnership and as a party to the Partnership Agreement, (iv) given the powers of attorney provided for in the Partnership Agreement and (v) made the waivers and given the consents and approvals contained in the Partnership Agreement.

    This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

    Dated:

                                               KINDER MORGAN G.P., INC.,
                                               as General Partner

                                               By:  ---------------------------------
Countersigned and Registered by:               President

                                               By:  ---------------------------------
---------------------------------,
as Transfer Agent and Registrar                Secretary

By:  ---------------------------------
        Authorized Signature

                            [Reverse of Certificate]
                                 ABBREVIATIONS

    The following abbreviations,when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM--          as tenants in common         UNIF GIFT MIN ACT--.........................
                   as tenants by the
TEN ENT--           entireties                                   (Cust)              (Minor)
                   as joint tenants with right
JT TEN --           of                                       under Uniform Gifts to Act. . .
                   survivorship and not as                                           (State)
                   tenants in common

    Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                      KINDER MORGAN ENERGY PARTNERS, L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
        DUE TO TAX SHELTER STATUS OF KINDER MORGAN ENERGY PARTNERS, L.P.

    You have acquired an interest in Kinder Morgan Energy Partners, L.P., 1301 McKinney Street, Suite 3450, Houston, Texas 77010, whose taxpayer identification number is 76-0380342. The Internal Revenue Service has issued Kinder Morgan Energy Partners, L.P. the following tax shelter registration number: 9228900496.

    YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN KINDER MORGAN ENERGY PARTNERS, L.P.

    You must report the registration number as well as the name and taxpayer identification number of Kinder Morgan Energy Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN KINDER MORGAN ENERGY PARTNERS, L.P.

    If you transfer your interest in Kinder Morgan Energy Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Kinder Morgan Energy Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the General Partner, who will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

    ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

    FOR VALUE RECEIVED,                         hereby assigns, conveys, sells
and transfers unto

------------------------------------                    ------------------------------------
(Please print or typewrite name                (Please insert Social Security or
and address of Assignee)                       other identifying number of Assignee)

                Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby
irrevocably constitute and appoint             as its attorney-in-fact with full
power of substitution to transfer the same on the books of Kinder Morgan Energy Partners, L.P.

Date:                         NOTE:  The signature to any endorsement hereon
                                     must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED
BY A MEMBER FIRM OF THE NATIONAL
                                               ---------------------------------
ASSOCIATION OF SECURITIES DEALERS,                              (Signature)
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY
                                               ---------------------------------
                                                                (Signature)
SIGNATURE(S) GUARANTEED

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                            ------------------------

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("ASSIGNEE") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

    The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (the "PARTNERSHIP"), as amended, supplemented or restated to the date hereof (the "PARTNERSHIP AGREEMENT"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:  ----------------------------
                                               ---------------------------------
                                               Signature of Assignee
----------------------------                   ---------------------------------
Social Security or other                       Name and Address of Assignee
identifying number of Assignee

----------------------------
Purchase Price
including commissions, if any

Type of Entity (Check One):

------------------- Individual
------------------- Partnership
------------------- Corporation

---------------------  Trust
---------------------  Other (specify)
---------------------

Nationality (Check One):

------------  U.S. citizen, Resident or Domestic Entity

------------  Foreign Corporation, or
------------  Non-resident alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest-holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interest-holder).

Complete either A or B:

A. Individual Interest-Holder

    1.  I am not a non-resident alien for purposes of U.S. income taxation.

    2.  My U.S. taxpayer identifying number (Social Security Number) is        .

    3.  My home address is                                                     .

B.  Partnership, Corporate or Other Interest-Holder

    1.
    ----------------------------------------------------is not a foreign corporation, foreign

                (Name of Interest-Holder)

        partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

    2.  The interest-holder's U.S. employer identification number is
                   .

    3.  The interest-holder's office address and place of incorporation (if
       applicable) is                 .

    The interest-holder agrees to notify the Partnership within sixty (60) days of the date the interest-holder becomes a foreign person.

    The interest-holder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

--------------------------------------------------------------------------------

                           (Name of Interest-Holder)

--------------------------------------------------------------------------------

                               Signature and Date

--------------------------------------------------------------------------------

                             Title (if applicable)

    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any Person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                    ANNEX E
                   SANTA FE PARTNERSHIP AGREEMENT AMENDMENTS

                                                                         ANNEX E



                    AMENDMENT NO.   TO AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.



    This Amendment No. 1 to Amended and Restated Agreement of Limited
Partnership (this "Amendment") is made as of the     day of               , 1998
by Kinder Morgan Operating L.P. "D", a Delaware limited partnership (the "General Partner"), in its individual capacity and as attorney-in fact for the Limited Partners of the Partnership, in accordance with Article XV of the Partnership Agreement (as such capitalized terms are defined below).



                                    RECITALS



    A. The General Partner is the general partner of Santa Fe Pacific Partners, L.P., a Delaware limited partnership (the "Partnership") organized under an Amended and Restated Agreement of Limited Partnership dated as of December 19, 1988 (as amended to date, the "Partnership Agreement").



    B. The General Partner is the successor to Santa Fe Pacific Pipelines, Inc. (the "Former General Partner"), which has transferred and conveyed the general partnership interest in the Partnership to the General Partner pursuant to a Purchase Agreement dated as of October 18, 1997 (the "Purchase Agreement") by and among the Former General Partner, the Partnership, SFP Pipeline Holdings, Inc. ("Holdings"), Kinder Morgan Energy Partners, L.P. ("KMEP") and Kinder Morgan G.P., Inc.



    C. The Purchase Agreement contemplates, among other things (i) the sale by the Former General Partner to the General Partner of the general partnership interest in the Partnership, (ii) the sale by the Partnership to KMEP of substantially all of the Partnership's interest in SFPP, L.P. (the "Operating Partnership") in exchange for common units in KMEP ("KMEP Common Units"), and
(iii) the liquidation and winding up of the Partnership and the distribution of its assets in a manner such that upon such liquidation and distribution (A) each limited partner in the Partnership (collectively the "Limited Partners" and each a "Limited Partner") will receive 1.39 KMEP Common Units for each Common Unit in the Partnership, and (B) the then current holder of the general partnership interest in the Partnership will receive all other assets of the Partnership (including, without limitation, the Partnership's remaining interest in the Operating Partnership).



    D. In order to effect the transactions contemplated by the Purchase Agreement, it is necessary to amend the Partnership Agreement as provided herein.



    E. The Purchase Agreement and the transactions contemplated thereby (including, without limitation, the form of this Amendment) have been submitted to, and approved by the requisite vote of, the Limited Partners.



    F. The General Partner is authorized to execute and deliver this amendment on behalf of the Limited Partners pursuant to Article XV of the Partnership Agreement.



                                   AGREEMENT



    NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:



    1. SECTION 5.2(L). A new Section 5.2(l) is hereby added to the Partnership Agreement, to follow Section 5.2(k) and to read in full as follows:



        "(l) Notwithstanding Section 5.2(f), upon the occurrence of the liquidation of the Partnership (the "Special Liquidation") as contemplated by the Purchase Agreement dated October 18, 1997 among the Partnership, Santa Fe Pacific Pipelines, Inc., SFP Pipeline Holdings, Inc., Kinder Morgan Energy Partners, L.P. and Kinder Morgan G.P., Inc. (the "Purchase Agreement"), the Special Liquidation Gain (as defined below) shall be allocated:

           (i) FIRST, to the Common Unit holders (other than the General Partner, but including the Former General Partner), until the Capital Account of each such holder is equal to the value of the rights to receive common units of Kinder Morgan Energy Partners, L.P. to which that holder is entitled pursuant to the Special Liquidation; and



               (ii) FINALLY, the remainder to the General Partner.



    For purposes of this Section 5.2(l), the term "Special Liquidation Gain' shall mean the gain realized by the Partnership on the hypothetical sale of all of the assets of the Partnership immediately prior to the Special Liquidation at their fair market value.'



    2. SECTION 14.10. A new Section 14.10 is hereby added to the Partnership Agreement, to follow Section 14.9 and to read in full as follows:



       '14.10 SPECIAL LIQUIDATION DISTRIBUTIONS. Notwithstanding Section 14.3 and Section 14.4, upon dissolution of the Partnership as contemplated by the Purchase Agreement, the Liquidator shall distribute the assets of the Partnership as follows:



           (a) FIRST, cash payment to creditors of the Partnership, including Partners who are creditors, in order of priority provided by law;



           (b) SECOND, the rights to receive Common Units of Kinder Morgan Energy Partners, L.P. to the holders of the Common Units (other than the General Partner, but including the Former General Partner), in accordance with their respective Partnership Interests;



           (c) FINALLY, the limited partnership interests in the Operating Partnership and any other remaining assets to the General Partner.



    3. RATIFICATION. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.



    IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment, in its individual capacity and as attorney-in fact for the Limited Partners of the Partnership, in accordance with Article XV of the Partnership Agreement, as of the date first above written.



                                               Kinder Morgan Operating L.P. "D",
                                               as General Partner
                                               By: Kinder Morgan G.P., Inc., its general
                                               partner
                                               BY:
                                               --------------------------------------------
                                               Name: Printed:
                                               --------------------------------------------
                                               Title:
                                               --------------------------------------------
                                               Kinder Morgan Operating L.P. "D",
                                               as Attorney-in-Fact for the Limited Partners
                                               By: Kinder Morgan G.P., Inc., its general
                                               partner
                                               BY:
                                               --------------------------------------------
                                               Name: Printed:
                                               --------------------------------------------
                                               Title:
                                               --------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The KMEP Partnership Agreement provides that KMEP will indemnify any person who is or was an officer or director of the KM General Partner or any departing partner, to the fullest extent permitted by law. In addition, KMEP may indemnify, to the extent deemed advisable by the KM General Partner and to the fullest extent permitted by law, any person who is or was serving at the request of the KM General Partner or any affiliate of the KM General Partner or any departing partner as an officer or director of the KM General Partner, a departing partner or any of their Affiliates (as defined in KMEP Partnership Agreement) ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer or director or a person serving at the request of KMEP in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interests of KMEP and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of KMEP and the KM General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to KMEP to enable it to effectuate, such indemnification. KMEP is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such person to indemnify such person against such liabilities under the provisions described above.

    Article XII(c) of the Certificate of Incorporation of the KM General Partner (the "Corporation" therein) contains the following provisions relating to indemnification of directors and officers:

       (c) Each director and each officer of the corporation (and such holder's heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of such holder being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to adjudication by payment of all or a substantial portion of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of such holder's duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

    Richard D. Kinder, the Chairman of the Board of Directors and Chief Executive Officer of the KM General Partner, and William V. Morgan, a Director and Vice Chairman of the KM General Partner, are also officers and directors of KMI and are entitled to similar indemnification from KMI pursuant to KMI's certificate of incorporation and bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBITS
  NUMBER
-----------
        2.1  Purchase Agreement dated October 18, 1997 among KMEP, the KM General Partner, Santa Fe, SF General
               Partner and SF Holdings (attached as Annex A to Joint Proxy Statement/Prospectus).

        3.1  Second Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P.
               (attached as Annex D to Joint Proxy Statement/Prospectus).

        4.1  Form of Certificate representing a KMEP Common Unit (included as Exhibit A to Annex D to Joint Proxy
               Statement/Prospectus).

        5.1  Opinion of Morrison & Hecker L.L.P. as to the legality of the securities registered hereby.

        8.1  Opinion of Morrison & Hecker L.L.P. as to certain tax matters.

        8.2  Opinion of Mayer, Brown & Platt as to certain tax matters.

       24.1  Consent of Morrison & Hecker L.L.P. (included in Exhibits 5 and 8.1).

       24.2  Consent of Mayer, Brown & Platt (included in Exhibit 8.2).

       24.3  Consent of Arthur Andersen LLP.

       24.4  Consent of Price Waterhouse LLP.

       24.5  Consent of Price Waterhouse LLP.

     **24.6  Consent of Goldman, Sachs & Co.

     **24.7  Consent of Smith Barney Inc.

       24.8  Consent of Corporate Valuation Advisors, Inc.

       25.1  Power of Attorney (included on signature page).

       99.1  Kinder Morgan Energy Partners, L.P. Proxy Card.

       99.2  Santa Fe Pacific Pipeline Partners, L.P. Proxy Card.

      *99.3  Balance Sheet of Kinder Morgan G.P., Inc. dated February 14, 1997.

       99.4  Appraisal of Kinder Morgan Energy Partners, L.P. and Santa Fe Pacific Pipeline Partners, L.P.

------------------------

 * Incorporated by reference from Kinder Morgan Energy Partners, L.P.'s registration statement on Form S-3 filed April 28, 1997 (file no. 333-25997).

**  To be filed by amendment.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 20, 1998.

                                KINDER MORGAN ENERGY PARTNERS, L.P.
                                (A Delaware Limited Partnership)
                                By: KINDER MORGAN G.P., INC.,
                                   as General Partner

                                By:              /s/ THOMAS B. KING
                                     -----------------------------------------
                                                   Thomas B. King
                                                     PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Richard D. Kinder, Thomas B. King and William V. Morgan his true and lawful attorney-in-fact and agent, with full power or substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
    /s/ RICHARD D. KINDER         Chief Executive Officer
------------------------------    of Kinder Morgan G.P.,     January 20, 1998
      Richard D. Kinder           Inc.

    /s/ WILLIAM V. MORGAN       Director and Vice Chairman
------------------------------    of Kinder Morgan G.P.,     January 20, 1998
      William V. Morgan           Inc.

    /s/ ALAN L. ATTERBURY
------------------------------  Director of Kinder Morgan    January 20, 1998
      Alan L. Atterbury           G.P., Inc.

    /s/ EDWARD O. GAYLORD
------------------------------  Director of Kinder Morgan    January 20, 1998
      Edward O. Gaylord           G.P., Inc.

                                Director, President and
      /s/ THOMAS B. KING          Chief Operating Officer
------------------------------    of Kinder Morgan G.P.,     January 20, 1998
        Thomas B. King            Inc.

                                Vice President of Kinder
    /s/ DAVID G. DEHAEMERS        Morgan G.P., Inc. (Chief
------------------------------    Financial Officer and      January 20, 1998
      David G. Dehaemers          Chief Accounting
                                  Officer)

                               TABLE TO EXHIBITS

 EXHIBITS
  NUMBER
-----------
        2.1  Purchase Agreement dated October 18, 1997 among KMEP, the KM General Partner, Santa Fe, SF General
               Partner and SF Holdings (attached as Annex A to Joint Proxy Statement/Prospectus).

        3.1  Second Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P.
               (attached as Annex D to Joint Proxy Statement/Prospectus).

        4.1  Form of Certificate representing the Partnership's Common Units (included as Exhibit A to Annex D to
               Joint Proxy Statement/Prospectus).

        5.1  Opinion of Morrison & Hecker L.L.P. as to the legality of the securities registered hereby.

        8.1  Opinion of Morrison & Hecker L.L.P. as to certain tax matters.

        8.2  Opinion of Mayer, Brown & Platt as to certain tax matters.

       24.1  Consent of Morrison & Hecker L.L.P. (included in Exhibits 5 and 8.1).

       24.2  Consent of Mayer, Brown & Platt (included in Exhibit 8.2).

       24.3  Consent of Arthur Andersen LLP.

       24.4  Consent of Price Waterhouse LLP.

       24.5  Consent of Price Waterhouse LLP.

     **24.6  Consent of Goldman, Sachs & Co.

     **24.7  Consent of Smith Barney Inc.

       24.8  Consent of Corporate Valuation Advisors, Inc.

       25.1  Power of Attorney (included on signature page).

       99.1  Kinder Morgan Energy Partners, L.P. Proxy Card.

       99.2  Santa Fe Pacific Pipeline Partners, L.P. Proxy Card.

      *99.3  Balance Sheet of Kinder Morgan G.P., Inc. dated February 14, 1997.

       99.4  Appraisal of Kinder Morgan Energy Partners, L.P. and Santa Fe Pacific Pipelines, L.P.

------------------------

 * Incorporated by reference from Kinder Morgan Energy Partners, L.P.'s registration statement filed April 28, 1997 (file no. 333-25997).

**  To be filed by amendment.